                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         YONKERS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         YONKERS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
             Common Stock
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
             2,398,363
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             The fee of $13,911 is calculated by multiplying 1/50th of 1% by $69,552,527 which is the maximum aggregate value of the transaction.
        The maximum aggregate value of the transaction is based on: (i) the payment of $29.00 in cash for each of the 2,212,402 shares of Yonkers Financial Common Stock outstanding and (ii) the payment of $14.97 on 144,094 options to purchase Yonkers Financial Common Stock to reflect the difference between the $29.00 cash out price and the $14.03 weighted average exercise price.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
             $69,552,527
        ------------------------------------------------------------------------
    (5) Total fee paid:
             $13,911
        ------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          YONKERS FINANCIAL CORPORATION
                                6 Executive Plaza
                             Yonkers, New York 10701
                                 (914) 965-2500

                                February 15, 2002




Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of Yonkers Financial Corporation, I cordially invite you to attend Yonkers Financial's Annual Meeting of Stockholders. The meeting will be held at 6:00 p.m., New York time, on March 19, 2002 at a branch office of The Yonkers Savings and Loan Association, FA, located at 2320 Central Park Avenue, Yonkers, New York 10710.

         At the annual meeting, we will ask you to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated as of November 13, 2001, by and between Yonkers Financial and Atlantic Bank of New York, pursuant to which Yonkers Financial will be acquired by Atlantic Bank of New York. If the acquisition is completed, each share of Yonkers Financial common stock outstanding immediately prior to the completion of the acquisition will be converted into the right to receive $29.00 in cash, without interest. After the completion of the acquisition, you will no longer have an equity interest in Yonkers Financial. Immediately following the acquisition, The Yonkers Savings and Loan Association, FA will be merged into Atlantic Bank. The attached proxy statement gives you detailed information about the acquisition and a copy of the Agreement and Plan of Merger is attached to the proxy statement as Appendix A. Accompanying these materials are our Annual Report on Form 10-K for the year ended September 30, 2001, our Annual Report to Stockholders for the year ended September 30, 2001 and a Quarterly Report on Form 10-Q for the quarter ended December 31, 2001. We encourage you to read these materials, including their Appendices, carefully.

         The proposed acquisition has been unanimously approved by the Board of Directors of Yonkers Financial. The investment banking firm of Sandler O'Neill & Partners, L.P., has issued a written opinion to Yonkers Financial's Board of Directors that the merger consideration is fair, from a financial point of view, to Yonkers Financial's stockholders as of the date of this proxy statement. Completion of the acquisition is subject to certain conditions, including the approval of the Agreement and Plan of Merger by Yonkers Financial's stockholders and the approval of the acquisition by various bank regulatory agencies.

         Stockholders are also being asked to consider and vote upon the election of three directors for a term of three years or until completion of the acquisition, the ratification of the appointment of KPMG LLP as independent auditor of Yonkers Financial for the fiscal year ending September 30, 2002 or until completion of the acquisition and the grant to the Board of Directors, as proxy, of the authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the Agreement and Plan of Merger.

         THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THESE MATTERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE THREE NOMINEES NOMINATED BY THE BOARD, "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR AND "FOR" THE ADJOURNMENT OF THE MEETING IF NECESSARY TO PROVIDE ADDITIONAL TIME TO SOLICIT PROXIES TO APPROVE THE AGREEMENT AND PLAN OF MERGER.

         I encourage you to attend the meeting in person. The affirmative vote of a majority of the issued and outstanding shares of Yonkers Financial common stock entitled to vote on the Agreement and Plan of Merger is required for approval of the Agreement and Plan of Merger. Accordingly, a failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Agreement and Plan of Merger. Your vote is important, regardless of the number of shares you own. WHETHER OR NOT YOU ATTEND THE MEETING, HOWEVER, PLEASE READ THE

ATTACHED PROXY STATEMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE. This will save Yonkers Financial additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned your proxy.

         Thank you for your attention to this important matter.

                                   Sincerely,



                                   /s/ Richard F. Komosinski
                                   -------------------------

                                   Richard F. Komosinski
                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER


  This proxy statement is dated February 15, 2002 and is first being mailed to stockholders on February 21, 2002.

                          YONKERS FINANCIAL CORPORATION
                                6 Executive Plaza
                             Yonkers, New York 10701
                                 (914) 965-2500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on March 19, 2002

         Notice is hereby given that the annual meeting of stockholders of Yonkers Financial Corporation will be held at a branch office of The Yonkers Savings and Loan Association, FA, located at 2320 Central Park Avenue, Yonkers, New York 10710, at 6:00 p.m., New York time, on March 19, 2002.

         The meeting is for the purpose of considering and acting upon:

         1. The approval and adoption of the Agreement and Plan of Merger, dated as of November 13, 2001, by and between Atlantic Bank of New York and Yonkers Financial, a copy of which is attached as Appendix A to the attached proxy statement, pursuant to which Yonkers Financial will merge with a newly organized subsidiary of Atlantic Bank and each share of common stock of Yonkers Financial outstanding at the effective time of the merger (other than certain shares held as treasury stock by Yonkers Financial, shares held directly or indirectly by Atlantic, unallocated shares held in Yonkers Financial's 1996 Management Recognition Plan and shares as to which dissenters' rights may be exercised under applicable law) will be converted into the right to receive $29.00 in cash, without interest, subject to possible adjustment under certain circumstances more fully described elsewhere in the proxy statement, all on and subject to the terms and conditions contained therein;

         2. The election of three directors of Yonkers Financial for terms of three years each or until completion of the merger;

         3. The ratification of the appointment of KPMG LLP as the independent auditor of Yonkers Financial for the fiscal year ending September 30, 2002 or until completion of the merger;

         4. The grant to the Board of Directors, as proxy, of the authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the Agreement and Plan of Merger;

and such other matters as may properly come before the meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the meeting.

         Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on February 4, 2002 are the stockholders entitled to vote at the meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders at Yonkers Financial's main office, located at 6 Executive Plaza, Yonkers, New York, during the ten days prior to the meeting, and also will be available for inspection at the meeting.

         You are cordially invited to attend the annual meeting. It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting you are requested to complete, sign and date the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed postage-paid envelope. The proxy will not be used if you attend and vote at the meeting in person.

         Yonkers Financial's Board of Directors has unanimously adopted the Agreement and Plan of Merger and recommends that you vote FOR approval and adoption of the Agreement and Plan of Merger. Yonkers Financial's Board of Directors also unanimously recommends that you vote FOR the election to the Board of Directors of each of the three nominees nominated by the Board of Directors, FOR the ratification of the appointment of KPMG LLP as independent auditor and FOR the grant to the Board of Directors, as proxy, of the authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the Agreement and Plan of Merger.


                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            /s/ William G. Bachop
                                            ---------------------


                                            William G. Bachop
                                            CHAIRMAN OF THE BOARD

Yonkers, New York
February 15, 2002

                                TABLE OF CONTENTS

                                                                                                 PAGE
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE MEETING.......................................1

PROXY STATEMENT.....................................................................................8
         Vote Required and Proxy Information........................................................8
         Voting Securities and Certain Holders Thereof.............................................10

PROPOSAL I - THE MERGER............................................................................13
         The Parties to The Merger.................................................................13
         Transaction Structure.....................................................................13
         Background of The Merger .................................................................13
         Recommendation of the Yonkers Financial Board of Directors And Reasons For The Merger.....16
         Opinion of the Financial Advisor to Yonkers Financial.....................................17
         You Will Receive Cash for Your Shares of Yonkers Financial Common Stock...................24
         Treatment of Options......................................................................24
         Procedures For Exchanging Your Stock Certificates.........................................24
         Effective Time............................................................................25
         Conditions to the Completion of the Merger................................................25
         Representations and Warranties............................................................26
         Conduct of Yonkers Financial's Business Pending The Merger................................28
         Conduct of Atlantic Bank's Business Prior to the Merger...................................30
         No Solicitation by Yonkers Financial......................................................30
         Regulatory Approvals and Notices Required for the Merger..................................31
         Material Federal Income Tax Consequences..................................................33
         Termination of The Merger Agreement ......................................................33
         Waiver and Amendment of the Merger Agreement .............................................34
         Expenses .................................................................................34
         Accounting Treatment......................................................................34
         Appraisal Rights..........................................................................34
         Interests of Certain Persons in the Merger................................................35
         Employee Matters .........................................................................37
         Agreement to Vote in Favor of the Merger..................................................38
         Management and Operations Following the Merger............................................38
         Termination Fees and Stock Option Agreement...............................................38

PROPOSAL II - ELECTION OF DIRECTORS................................................................41
         Board of Directors' Meetings and Committees...............................................43
         Audit Committee Matters...................................................................45
         Director Compensation.....................................................................45
         Agreement with Mr. Gould and Gould Investors LP...........................................46
         Executive Compensation....................................................................47
         Employment Agreement......................................................................49
         Change in Control Severance Agreements....................................................49
         Defined Benefit Pension Plan..............................................................49
         Supplemental Retirement Agreement.........................................................50
         ESOP Equalization Executive Retirement Plan...............................................50
         Compensation Committee Report on Executive Compensation...................................51
         Stockholder Return Performance Presentation...............................................52
         Transactions with Management and Indebtedness of Management...............................52
         Section 16(a) Beneficial Ownership Reporting Compliance...................................53

PROPOSAL III - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR..................................53

PROPOSAL IV - AUTHORITY TO ADJOURN THE MEETING TO SOLICIT PROXIES..................................54

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING..................................................54


OTHER MATTERS......................................................................................55

WHERE YOU CAN FIND MORE INFORMATION................................................................55

FORWARD LOOKING STATEMENTS.........................................................................55

APPENDIX A -- AGREEMENT AND PLAN OF MERGER

APPENDIX B -- STOCK OPTION AGREEMENT

APPENDIX C -- OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

APPENDIX D -- SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

          QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE MEETING

Q.  WHAT DO I NEED TO DO NOW?

A. First, carefully read this proxy statement in its entirety. You may also want to refer to the other information accompanying this proxy statement. Then, vote your shares of Yonkers Financial common stock by one of the following methods:

o marking, signing, dating and returning your proxy card in the enclosed postage prepaid envelope; or

o attending the meeting and submitting a properly executed proxy or ballot. If a broker holds your shares in "street name," you will need to get a proxy from your broker to vote your shares in person.

Q.  WHY IS MY VOTE IMPORTANT?

A. The merger agreement must be approved by a majority of the outstanding shares of Yonkers Financial common stock entitled to vote. Accordingly, your failure to vote will have the same effect as a vote against the merger agreement.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME ON THE MERGER AGREEMENT?

A. No. If you do not provide your broker with instructions on how to vote your shares that are held in street name your broker will not be permitted to vote them on the merger agreement. Therefore, you should be sure to provide your broker with instructions on how to vote these shares. Your broker may be permitted to vote your shares without your instructions with respect to the election of directors, the ratification of auditors and the proposal to grant to the Board of Directors, as proxy, of the authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement. Please check the voting form used by your broker to see if your broke offers telephone or internet voting.

IF YOU DO NOT GIVE VOTING INSTRUCTIONS TO YOUR BROKER, YOU WILL, IN EFFECT, BE VOTING AGAINST THE MERGER.

Q.  CAN I CHANGE MY VOTE?

A. Yes. If you have not voted through your broker, there are several ways you can change your vote after you have submitted a proxy.

o First, you may send a written notice to Yonkers Financial's Corporate Secretary stating that you would like to revoke your proxy;

o Second, you may complete and submit a new proxy card. Any earlier proxy will be revoked automatically; or

o Third, you may attend the meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your earlier proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change your vote.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. As we get closer to the anticipated closing date of the merger, Atlantic Bank will send to you a letter of transmittal containing written instructions for surrendering your Yonkers Financial stock certificates in exchange for $29.00 per share in cash. Please do not send any Yonkers Financial stock certificates to us or Atlantic until you have received these written instructions. However, if you are not sure where your stock certificates are located, now would be a good time to find them so you don't encounter any delays in processing your exchange at closing. Likewise, if your stock certificates are lost, please contact Yonkers Financial's Corporate Counsel at 914-965-2500, ext. 105, to find out how to get a replacement certificate.

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We currently expect to complete the merger in the second quarter of 2002, assuming all the conditions to completion of the merger have been fulfilled, including obtaining the approval of Yonkers Financial stockholders at the meeting and the receipt of all required regulatory approvals. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. If all the conditions to completion of the merger have not been fulfilled by that time, we expect to complete the merger as quickly as practicable once the conditions are fulfilled.

Q.  WHOM DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETING OR MERGER?

A. You should direct any questions regarding the meeting of stockholders or the merger to our proxy solicitor, Regan & Associates, Inc. at 1-800-737-3426.

                               SUMMARY TERM SHEET

         This summary term sheet highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the other documents to which this proxy statement refers, including the Agreement and Plan of Merger between Yonkers Financial and Atlantic Bank, to understand fully the transactions contemplated by the Agreement and Plan of Merger, which transactions are referred to in this proxy statement as the merger. The Agreement and Plan of Merger, which we refer to as the merger agreement, is attached to this proxy statement as Appendix A. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

EACH SHARE OF YONKERS FINANCIAL COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE A CASH PAYMENT OF $29.00 (PAGE 24)

         When we complete the merger, each share of Yonkers Financial common stock outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive a cash payment of $29.00, without interest, from Atlantic Bank. For example, if you own 100 shares of Yonkers Financial common stock, you will be entitled to receive $2,900 upon the surrender of your stock certificate representing those shares.

OUR REASONS FOR THE MERGER (PAGE 16)

         The Yonkers Financial Board of Director believes that the merger is in the best interests of Yonkers Financial and its stockholders and recommends that stockholders vote "FOR" the approval and adoption of the merger agreement. The merger will enable the stockholders of Yonkers Financial to realize significant value on their investment in Yonkers Financial. In reaching its decision to approve the merger agreement, Yonkers Financial Board of Directors considered various factors which are discussed in detail in this proxy statement.

OTHER TERMS OF THE MERGER AGREEMENT

o As currently structured, Yonkers Financial will first merge with a newly formed, wholly-owned subsidiary of Atlantic Bank, ABNY Acquisition Sub I, Inc., and for a brief moment in time will become a subsidiary of Atlantic Bank. Immediately following the merger, Yonkers Financial will be liquidated and dissolved by transferring all of its assets and liabilities to Atlantic Bank (see page 13).

o The Yonkers Savings and Loan Association, FA, which we refer to as the Association, will merge into Atlantic Bank immediately after the dissolution of Yonkers Financial (see page 13).

o The merger cannot occur unless our stockholders adopt the merger agreement by the affirmative vote of a majority of the outstanding shares of Yonkers Financial common stock entitled to vote on the merger agreement (see page 8) and we receive approvals from appropriate banking regulators (see page 31).

o We have agreed that we will not declare any dividends on our common stock other than the regular quarterly dividends in the amount of $.10 per share declared on October 30, 2001 and January 22, 2002 (see page
         28).

o If the merger is not completed on or before August 31, 2002, the merger may be terminated by either Yonkers Financial or Atlantic Bank, unless the failure to complete the merger is due to a breach by the party seeking to terminate. The merger agreement may also be terminated at any time by mutual consent, generally if the stockholders of Yonkers Financial do not approve the merger agreement or in the event of a final denial of a required approval or certain breaches of the representations, warranties, covenants and conditions contained in the merger agreement (see page 33).

o We have agreed that we will not initiate, solicit or encourage any proposal from a third party regarding acquiring, consolidating or merging with us or our subsidiaries, which we refer to as an acquisition proposal. In addition, we have agreed that we will not engage in negotiations or provide confidential information to a third party regarding an acquisition proposal. However, if we receive an acquisition proposal from a third party, we may participate in negotiations with such party if, among other steps, the Board of Directors determines in good faith that such action is legally necessary for the proper discharge of its fiduciary duties and that the acquisition proposal, if consummated, will result in more favorable transaction than the merger (see page 30).

o We have agreed to pay Atlantic Bank a termination fee of up to $4.0 million in the event the merger agreement is terminated in certain circumstances involving a third party offer or agreement to acquire us (see page 38).

o We have agreed to conduct our business prior to completion of the merger only in the ordinary course of business and subject to certain restrictions (see page 28).

o The completion of the merger depends on a number of conditions being satisfied or waived including the accuracy at closing of customary representations and warranties regarding our financial and operational position (see page 26).

o We and Atlantic Bank may jointly amend the terms of the merger agreement, and each of us may waive our right to require the other party to adhere to any of those terms, to the extent legally permissible (see page 34).

FEDERAL INCOME TAX CONSEQUENCES (PAGE 33)

         The merger will be a taxable transaction to you for U.S. federal income tax purposes and may be a taxable transaction under applicable state, local, foreign and other tax laws. In general, you will recognize gain or loss in the merger in an amount determined by the difference between the payment received ($29.00 per share) and your tax basis in the Yonkers Financial common stock you exchange for that payment. However, your individual tax consequences will depend on your personal situation. Please consult with your own tax advisor to determine the particular tax consequences of the merger to you.

WE HAVE RECEIVED AN OPINION OF OUR FINANCIAL ADVISOR THAT THE MERGER CONSIDERATION IS FAIR TO YOU FROM A FINANCIAL POINT OF VIEW (PAGE 17)

         In deciding to approve the merger, Yonkers Financial Board of Directors considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., which we refer to as Sandler O'Neill, that, as of November 10, 2001, the merger consideration of $29.00 per share was fair to the holders of Yonkers Financial common stock from a financial point of view. That opinion has been updated and confirmed as of the date of this proxy statement and is attached as Appendix C. You should read the opinion completely to understand the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in providing its opinion.

         Yonkers Financial has agreed to pay a fee of $1.04 million to Sandler O'Neill for its services, $261,000 of which was paid in December, 2001 and $783,000 of which will be paid upon completion of the merger. Yonkers Financial also paid Sandler O'Neill a fee of $50,000 for its opinion.

WE UNANIMOUSLY RECOMMEND THAT STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND OTHER PROPOSALS

         Yonkers Financial's Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote

o        "FOR" the proposal to approve and adopt the merger agreement (see page
         13);

o "FOR" the election to the Board of Directors of each of the three persons nominated by the Board of Directors (see page 41);

o "FOR" the ratification of the appointment of KPMG LLP as the independent auditors of Yonkers Financial for the fiscal year ending September 30, 2001 (see page 53); and

o "FOR" the grant to the Board of Directors, as proxy, of the authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement (see page 54).

YONKERS FINANCIAL HAS GRANTED ATLANTIC BANK AN OPTION TO PURCHASE SHARES OF YONKERS FINANCIAL COMMON STOCK AS WELL AS THE RIGHT TO A TERMINATION FEE (PAGE
38)

         As an inducement for and a condition to Atlantic Bank entering into the merger agreement and in order to increase the likelihood that the merger will be completed in accordance with the merger agreement, Yonkers Financial granted to Atlantic Bank an option to purchase up to 443,519 shares of Yonkers Financial common stock (approximately 19.9% of Yonkers Financial's outstanding common stock) at a price of $24.45 per share pursuant to a stock option agreement, dated as of November 13, 2001, by and between Atlantic Bank and Yonkers Financial, which is referred to as the stock option agreement. For the same reasons, Yonkers Financial also agreed in the merger agreement to pay Atlantic Bank a termination fee of up to $4 million. Both the termination fee and the stock option are exercisable upon the occurrence of certain events generally involving the acquisition of Yonkers Financial or a significant amount of its stock or assets by a third party or an offer to do the same. As of the date of this proxy statement, we know of no such event that has occurred.

         The stock option agreement limits the aggregate profit Atlantic Bank is permitted to receive as a result of the exercise of any rights under the stock option agreement and termination fee to $4.0 million. The option and the termination fee could have the effect of discouraging other companies from offering to acquire Yonkers Financial. A copy of the stock option agreement is attached as Appendix B to this proxy statement.

YONKERS FINANCIAL OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTERESTS AS STOCKHOLDERS GENERALLY (PAGE
35)

         At February 4, 2002, the directors and executive officers of Yonkers Financial as a group beneficially owned 746,174 shares or 31.09% of the outstanding shares of Yonkers Financial common stock, including options to purchase 89,265 shares which are currently exercisable and options to purchase 13,825 shares which will vest as a result of stockholder approval of the merger (whether or not the merger is completed).

         Yonkers Financial's directors and officers also have other interests in the merger that are in addition to their interests as stockholders of Yonkers Financial generally, including benefits under employment and severance contracts, interests under stock and non-stock based benefit plans, a consulting contract and advisory board positions, indemnification and insurance coverage, and other benefits.

o Mr. Komosinski has an employment agreement with Yonkers Financial under which he is entitled to a cash severance if he is involuntarily terminated without cause in connection with a change in control. Mr. Komosinski has entered into a settlement agreement with Atlantic Bank and Yonkers Financial under which he will waive his rights to a termination payment under this employment agreement as well as his supplemental retirement agreement and ESOP Equalization Plan in exchange for a payment of $3,956,636. Mr. Komosinski has also entered into a one year consulting agreement with Atlantic Bank (see page 36).

o Joseph Macchia, Joseph Roberto and Philip Guarnieri, Yonkers Financial's Chief Operating Officer, Chief Financial Officer and Chief Lending Officer, respectively, have change in control severance agreements with Yonkers Financial pursuant to which they are entitled to a payment of a severance benefit if they are involuntarily terminated in connection with a change in control. In addition, Messrs. Macchia, Roberto and Guarnieri have unvested stock options on 2,400, 2,400 and 7,226 shares which will vest upon the completion of the merger. Each of these individuals has entered into a settlement agreement with Atlantic Bank and Yonkers Financial pursuant to which they agreed to waive their rights under their severance agreements as well as the unvested stock options and restricted shares in exchange for payments of $829,529, $824,233 and $853,698 respectively (see page
         37). In addition, Mr. Guarnieri has 2,000 shares of restricted stock the vesting of which will accelerate as a result of stockholder approval of the merger (whether or not the merger is completed).

o Four other officers of Yonkers Financial have change in control severance agreements similar to those described above. In each case, they waived their rights under such agreements as well as with respect to certain unexercised stock options and restricted shares in exchange for settlement payments aggregating approximately $535,347 (see page
         37).

o Yonkers Financial's outside directors have been invited to join an advisory board of Atlantic Bank for a period of one year.

o Following the merger, Atlantic Bank will indemnify and provide directors' and officers' liability insurance to the officers and directors of Yonkers Financial for events occurring before the merger, including events that are related to the merger.

Yonkers Financial Board of Directors knew about these additional interests, and considered them, when it approved the merger agreement.

VOTE REQUIRED FOR APPROVAL OF THE MERGER (PAGE 8)

         In order to approve and adopt the merger agreement, the holders of a majority of the outstanding shares of Yonkers Financial common stock entitled to vote on the merger agreement must vote in favor of doing so. Thus, a failure to vote or an abstention has the same effect as voting against the merger agreement. On February 4, 2002, the record date established for the annual meeting, there were 2,362,133 shares of Yonkers Financial common stock outstanding and entitled to vote. In connection with the merger agreement, Gould Investors, LP, which owns 15.11% of Yonkers Financial's stock and is affiliated with Yonkers Financial Director Fredric H. Gould, agreed, subject to certain conditions, to vote in favor of the transaction. However, as a result of a voting limitation contained in Yonkers Financial's certificate of incorporation, it is anticipated that Gould Investors, LP will be able to cast votes with respect to only 236,213 of such shares. Including the shares that Gould Investors, LP is expected to be able to vote, Yonkers Financial's directors and executive officers are expected to have the power to vote 620,087 shares at the annual meeting.

         Whether or not you plan to attend the annual meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the annual meeting.

CONVERSION OF YONKERS FINANCIAL STOCK OPTIONS (PAGE 24)

         In general, as of the effective time of the merger, each option to buy Yonkers Financial common stock directly from Yonkers Financial that is outstanding and not yet exercised will be canceled. Each holder of an unexercised stock option will be entitled to receive a payment equal to the product of the number of shares subject to the stock option and the excess, if any, of $29.00 per share over the exercise price per share of the Yonkers Financial common stock subject to the option, less any required withholding taxes.

MARKET PRICE INFORMATION

         Yonkers Financial common stock is listed and traded on the Nasdaq National Market under the symbol "YFCB." On November 13, 2001, the last trading day prior to our announcement of the merger, the closing sale price per share of Yonkers Financial common stock on Nasdaq was $26.83. On February 14, 2002, the closing sale price of Yonkers Financial common stock was $28.80.

YONKERS FINANCIAL'S STOCKHOLDERS ARE ENTITLED TO APPRAISAL RIGHTS AS A RESULT OF THE MERGER (PAGE 34)

         Under Delaware law you have dissenters' appraisal rights with respect to your Yonkers Financial shares. If you do not wish to accept the $29.00 per share merger consideration, you can dissent from the merger and instead choose to have the fair value of your shares judicially determined and paid to you in cash. However, in order to exercise your right, you must follow specific procedures. You should carefully read Section 262 of the Delaware General Corporate Law which is attached as Appendix D to this proxy statement.

THE ANNUAL MEETING

The meeting is for the purpose of considering and acting upon:

o The approval and adoption of the Agreement and Plan of Merger between Atlantic Bank of New York and Yonkers Financial;

o The election of three directors of Yonkers Financial for terms of three years each or until completion of the merger;

o The ratification of the appointment of KPMG LLP as the independent auditor of Yonkers Financial for the fiscal year ending September 30, 2002 or until completion of the merger; and

o The grant to the Board of Directors, as proxy, of the authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement;

and such other matters as may properly come before the meeting.

INFORMATION ABOUT THE PARTIES

Yonkers Financial Corporation
6 Executive Plaza
Yonkers, New York 10701
(914) 965-2500

         Yonkers Financial is a savings and loan association holding company incorporated in Delaware. Yonkers Financial's wholly owned subsidiary, The Yonkers Savings and Loan Association, FA, a federally chartered, FDIC-insured savings and loan association, operates through four full-service banking offices in Yonkers, New York. In addition, business is conducted through five in-store branches located in Wappinger Falls, Yorktown Heights, Mt. Vernon, Poughkeepsie and Cortlandt Manor, New York. At September 30, 2001, Yonkers Financial had total assets of $571.1 million, deposits of $389.5 million and stockholders' equity of $42.6 million. Additional financial information regarding Yonkers Financial is contained in Yonkers Financial's Annual Report on Form 10-K for the year ended September 30, 2001, its Annual Report to Shareholders for the year ended September 30, 2001 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, which accompany this proxy statement.

Atlantic Bank of New York
960 Avenue of the Americas
New York, New York 10001
(212) 967-7425

         Atlantic Bank is a New York State chartered commercial bank. Atlantic Bank operates through banking offices in Manhattan, Queens, Brooklyn and Long Island, New York, and in Boston, Massachusetts. Atlantic Bank is a wholly-owned subsidiary of the National Bank of Greece, SA. At September 30, 2001, Atlantic Bank had total assets of $2.0 billion, deposits of $1.3 billion and stockholders' equity of $171 million.

         ABNY Acquisition Sub I, Inc. is a Delaware corporation that has been organized as a wholly-owned subsidiary of Atlantic Bank solely for the purpose of effecting the merger and will be merged with and into Yonkers Financial in the merger. ABNY Acquisition Sub I, Inc. will not conduct any business or have significant assets prior to the merger.

                                 PROXY STATEMENT

                          YONKERS FINANCIAL CORPORATION
                                6 Executive Plaza
                             Yonkers, New York 10701
                                 (914) 965-2500

                         ANNUAL MEETING OF STOCKHOLDERS
                                 March 19, 2002


         This proxy statement is furnished in connection with the solicitation by the Board of Directors of Yonkers Financial Corporation, the parent company of The Yonkers Savings and Loan Association, FA, its wholly owned subsidiary, of proxies to be used at the Annual Meeting of Stockholders of Yonkers Financial which will be held at a branch office of the Association located at 2320 Central Park Avenue, Yonkers, New York, on March 19, 2002 at 6:00 p.m., New York time, and all adjournments and postponements of the meeting. The accompanying Notice of Annual Meeting, form of proxy and this proxy statement are dated February 15, 2002 and are first being mailed to stockholders on or about February 21, 2002.

         At the meeting, stockholders of Yonkers Financial are being asked to consider and vote upon the following matters:

         1. The approval and adoption of the Agreement and Plan of Merger, dated as of November 13, 2001, by and between Atlantic Bank of New York and Yonkers Financial, a copy of which is attached as Appendix A, pursuant to which Yonkers Financial will merge with a newly organized subsidiary of Atlantic Bank and each share of common stock of Yonkers Financial outstanding at the effective time of the merger (other than certain shares held as treasury stock by Yonkers Financial, shares held directly or indirectly by Atlantic, unallocated shares held in Yonkers Financial's 1996 Management Recognition Plan and shares as to which dissenters' rights may be exercised under applicable law) will be converted into the right to receive $29.00 in cash, without interest, subject to possible adjustment under certain circumstances more fully described elsewhere in this proxy statement, all on and subject to the terms and conditions contained therein;

         2. The election of three directors for terms of three years each or until completion of the merger;

         3. The ratification of the appointment of KPMG LLP as the independent auditor for Yonkers Financial for the fiscal year ending September 30, 2002 or until completion of the merger;

         4. The grant to the Board of Directors, as proxy, of the authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement;

and such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors is not aware of any other business to come before the meeting.

VOTE REQUIRED AND PROXY INFORMATION

         Any proxy given pursuant to this solicitation and received prior to or at the meeting, and not revoked, will be voted as specified in such proxy. If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, it will be voted FOR the approval and adoption of the merger agreement, FOR the election of the nominees nominated by the Board of Directors listed in the table below under the caption "Proposal II - Election of Directors", FOR the ratification of the appointment of KPMG LLP, and FOR the grant of authority to the Board of Directors, as proxy, to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement. Yonkers Financial does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the Board of Directors, as proxy for the stockholder returning the enclosed proxy card, will have the discretion to vote on such matters in accordance with its best judgment.

         Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Yonkers Financial Common Stock entitled to vote at the meeting. Accordingly, a failure to vote on the merger agreement will have the same effect as a vote against the merger agreement. Therefore, we urge you to complete, date and sign the accompanying proxy card and return it in the enclosed, postage-paid envelope. Directors will be elected by a plurality of the votes cast. The ratification of the appointment of KPMG LLP as Yonkers Financial's independent auditor and the grant of authority to the Board of Directors, as proxy, to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement each require the affirmative vote of a majority of the votes cast on the matter.

         With respect to the approval and adoption of the merger agreement, the ratification of the appointment of the independent auditor and the grant of authority to the Board of Directors, as proxy, to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement, the enclosed proxy card enables stockholders to vote "FOR," "AGAINST" or "ABSTAIN" with respect to such proposals. In the election of directors, the enclosed proxy card enables stockholders to vote "FOR" any or all of the nominees for election named in this proxy statement or withhold their votes from any or all of such nominees.

         Shares that are not voted in person or by proxy and shares held by a broker, as nominee, that are not voted (so-called "broker non-votes") for the election of directors and the other proposals will not be included in determining the number of votes cast and will have no effect on the election of directors, the ratification of the independent auditor and the grant of authority to the Board of Directors, as proxy, to adjourn the meeting if necessary to approve the merger agreement; however, since the approval of the holders of a majority of the outstanding shares entitled to vote on the merger agreement is required for approval of the merger agreement, shares that are not voted in person or by proxy and broker non-votes will have the same effect as a vote against the approval and adoption of the merger agreement. Proxies marked to ABSTAIN will be counted as votes cast and will have the same effect as votes against approval of the merger agreement, the ratification of the independent auditor and the grant of authority to the Board of Directors, as proxy, to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement and will have no effect on the election of directors.

         The holders of at least one-third of the outstanding shares of Yonkers Financial's common stock, present in person or represented by proxy, will constitute a quorum for purposes of the meeting. Proxies marked to abstain and broker non-votes will be counted for purposes of determining a quorum.

         Any stockholder of Yonkers Financial has the right to dissent from approval and adoption of the merger agreement and, subject to strict compliance with certain requirements and procedures set forth in Section 262 of the Delaware General Corporation Law, to receive a cash payment of the "fair value" as defined in the Delaware General Corporation Law of his or her shares of Yonkers Financial's stock. See "Proposal I -- The Merger -- Appraisal Rights" on page 34.

         Yonkers Financial's Board of Directors has unanimously adopted the merger agreement and recommends that Yonkers Financial stockholders vote FOR approval and adoption of the merger agreement. Yonkers Financial's Board of Directors also unanimously recommends that you vote FOR the election to the Board of Directors of each of the three nominees nominated by the Board of Directors, as proxy, FOR the ratification of the appointment of KPMG LLP as independent auditor and FOR the grant of authority to the Board of Directors, as proxy, to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement.

         A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of Yonkers Financial at or before the meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Yonkers Financial at or before the meeting, or (iii) attending the meeting in person and voting by written ballot (although attendance at the meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Joseph L. Macchia, Secretary, Yonkers Financial Corporation, 6 Executive Plaza, Yonkers, New York 10701.

         The cost of solicitation of proxies will be borne by Yonkers Financial. Yonkers Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers and regular employees of Yonkers Financial and/or the Association may solicit proxies personally or by telephone or other means without additional compensation. Yonkers Financial has retained Regan & Associates, Inc., a professional proxy solicitor, to aid in the solicitation of proxies for a fee of approximately $5,000 plus reimbursement of certain out-of-pocket expenses.

VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

         Stockholders of record as of the close of business on February 4, 2002 will be entitled to one vote for each share of common stock then held, provided that under Section Four of Yonkers Financial's Certificate of Incorporation, with limited exceptions, a stockholder who beneficially owns more than 10% of the outstanding shares of Yonkers Financial common stock may not vote the shares in excess of 10%. Gould Investors LP, a company affiliated with director Fredric
H. Gould, beneficially owns approximately 15.11% of Yonkers Financial stock and has entered into an agreement to vote in favor of the merger. The voting limitation in Section Four of Yonkers Financial's Certificate of Incorporation applies to shares beneficially owned by Gould Investors LP but does not apply to the shares held in Yonkers Financial's Employee Stock Ownership Plan.

         As of February 4, 2002 Yonkers Financial had 2,398,363 shares of common stock issued and outstanding. As of the record date, neither Atlantic Bank nor any of its directors owned shares of Yonkers Financial's common stock. The following table sets forth, as of February 4, 2002 information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the common stock of Yonkers Financial; (ii) the Chief Executive Officer of Yonkers Financial and the Association and each of the executive officers of Yonkers Financial and the Association whose salary and bonus for fiscal 2001 exceeded $100,000, who we refer to as the named officers; and (iii) all directors and executive officers of Yonkers Financial and the Association as a group. For information regarding the beneficial ownership of common stock for each director of Yonkers Financial, see "Proposal II -- "Election of Directors" on page 41.

                                                                                 Shares                Percent of
                           Beneficial Owner                                 Beneficially Owned            Class
-----------------------------------------------------------------------  ------------------------  --------------------
Five Percent Beneficial Owners
------------------------------

Gould Investors, L.P.(1)                                                               362,300             15.11%
Fredric H. Gould
60 Cutter Mill Road, Suite 303
Great Neck, New York  11021-3190

Seidman and Associates, L.L.C.,(2)                                                     201,800              8.41%
Seidman and Associates II, L.L.C.,
Seidman Investment Partnership, LP,
Seidman Investment Partnership II, LP, Federal Holdings, L.L.C.,
Kerrimatt, LP, Lawrence B. Seidman and Dennis Pollack
c/o Lawrence B. Seidman
100 Misty Lane
Parsippany, New Jersey  07054

Yonkers Financial Corporation Employee Stock Ownership Plan(3)                         273,704             11.41%
6 Executive Plaza
Yonkers, New York  10701

Named Officers(4)
--------------

Richard F. Komosinski                                                                  105,866              4.41%
President and Chief Executive Officer

Joseph L. Macchia                                                                       42,231              1.76%
Senior Vice President and Secretary

Joseph D. Roberto                                                                       41,534              1.73%
Senior Vice President, Treasurer and Chief Financial Officer

Philip A. Guarnieri                                                                     45,294              1.89%
Senior Vice President

Directors and executive officers of Yonkers Financial                                  746,174             31.09%
and the Association, as a group (11 persons)(5)

----------------
(1) As reported by Gould Investors and Fredric H. Gould, a director of Yonkers Financial, in their most recent filings with the Securities and Exchange Commission, which we refer to as the SEC. Gould Investors reports that it has sole voting and dispositive power over the shares listed above. Mr. Gould, as a general partner of Gould Investors and Chairman and the sole stockholder of the corporate general partner of Gould Investors, is in a position to direct the voting and disposition of the shares listed above. As noted in the section entitled "Voting Securities and Certain Holders Thereof" immediately preceding the table above, however, the amount of these shares representing in excess of 10% of Yonkers Financial's outstanding shares may not be voted at the meeting.
(2) As reported by the above persons in the most recent filings with the SEC with respect to their beneficial ownership of Yonkers Financial's common stock. According to such filings, the above persons beneficially own in the aggregate 201,800 shares of common stock. The beneficial ownership of each of the above persons was reported as follows: Seidman and Associates L.L.C. - sole voting and dispositive powers as to 58,000 shares; Seidman Investment Partnership, LP - sole voting and dispositive powers as to 26,900 shares; Seidman Investment Partnership II, LP - sole voting and dispositive powers as to 45,400 shares; Kerrimatt, LP - sole voting and dispositive powers as to 33,200 shares; Federal Holdings, L.L.C. - sole voting and dispositive powers as to 31,700 shares; Lawrence B. Seidman - sole voting and dispositive powers as to 1,000 shares; and Dennis Pollack - sole voting and dispositive powers as to 2,600 shares.
(3) The amount reported represents shares held by the Yonkers Financial Corporation Employee Stock Ownership Plan, which we refer to as the ESOP, 174,801 of which had been allocated to accounts of the ESOP participants as of September 30, 2001, the end of the plan year. Community Bank, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to participant accounts. Participants in the ESOP are entitled to instruct the ESOP trustee as to the voting of shares allocated to their ESOP accounts. For each issue voted upon by Yonkers Financial's stockholders, the unallocated shares held by the ESOP are voted by the ESOP trustee in the same manner that the trustee is directed to vote on the issue by a majority of the plan participants who directed the trustee as to the manner of voting the shares allocated to their plan accounts. Allocated shares as to which the ESOP trustee receives no voting instructions are voted by the trustee in its discretion.
(4) Includes shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain members of the named officers' families, by trusts of which the named officer is a trustee or substantial beneficiary, with respect to which the named officer may be deemed to have sole or shared voting and/or dispositive powers. Also includes 600 shares, 600 shares and 600 shares which Messrs. Macchia, Roberto and Guarnieri, respectively, have the right to acquire pursuant to stock options that are exercisable within 60 days of February 4, 2002, 1,000 restricted shares which vest to Mr. Guarnieri within 60 days of February 4, 2002, 15,900 shares, 13,563 shares, 13,012 shares and 8,587 shares allocated to the ESOP accounts of Messrs. Komosinski, Macchia, Roberto and Guarnieri as of September 30, 2001, and 5,875 shares, 2,861 shares, 2,685 shares and 844 shares held in the 401(k) plan accounts of Messrs. Komosinski, Macchia, Roberto and Guarnieri as of February 4, 2002.
(5) Includes shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain of the group members' families, by certain related entities or by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or dispositive powers. This amount also includes 362,300 shares beneficially owned by Gould Investors and Mr. Gould, approximately 126,087 of which may not be voted at the meeting. In addition, the 746,174 shares beneficially owned by directors and executive officers as a group includes an aggregate of 91,065 shares which directors and executive officers as a group have the right to acquire pursuant to stock options that are exercisable within 60 days, an aggregate of 51,064 shares allocated to the ESOP accounts of the named officers as of September 30, 2001, the end of the plan year, 1,000 restricted shares which vest to Mr. Guarnieri within 60 days of February 4, 2002 and an aggregate of 12,438 shares held in the 401(k) plan accounts of the named officers as of February 4, 2002.

                             PROPOSAL I - THE MERGER

         The following description of the material information pertaining to the merger, including the material terms and provisions of the merger agreement and the related stock option agreement, is qualified in its entirety by reference to the more detailed appendices to this proxy statement, including the merger agreement in Appendix A and the stock option agreement in Appendix B. We urge you to read the appendices in their entirety.

THE PARTIES TO THE MERGER

         YONKERS FINANCIAL. Yonkers Financial is a savings and loan association holding company registered under the Home Owners' Loan Act, as amended, and incorporated in Delaware. Yonkers Financial's wholly owned subsidiary, The Yonkers Savings and Loan Association, FA, a federally chartered, FDIC-insured savings and loan association, operates four full-service banking offices in Yonkers, New York. In addition, business is conducted through five in-store branches located in Wappinger Falls, Yorktown Heights, Mt. Vernon, Poughkeepsie, and Cortlandt Manor, New York. At December 31, 2001, Yonkers Financial had total assets of $578.6 million, deposits of $402.8 million and stockholders' equity of $41.7 million. Additional financial information regarding Yonkers Financial is contained in Yonkers Financial's Annual Report on Form 10-K for the year ended September 30, 2001, its Annual Report to Shareholders for the year ended September 30, 2001 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2001 which are accompanying this proxy statement.

         ATLANTIC BANK. Atlantic Bank is a New York State chartered commercial bank, and operates through banking offices in Manhattan, Queens, Brooklyn, and Long Island, New York and in Cambridge and Boston, Massachusetts. Atlantic Bank also offers commercial lending services on a nationwide basis through two wholly owned subsidiaries, Gramercy Leasing Services, Inc. and Standard Funding Corporation. In addition, Atlantic Bank is a wholly-owned subsidiary of the National Bank of Greece, S.A.. At September 30, 2001, Atlantic Bank had total assets of $1.986 billion, deposits of $1.372 billion and stockholders' equity of $171 million.

         MERGER SUBSIDIARY. ABNY Acquisition Sub I, Inc., which is referred to in this proxy statement as the merger subsidiary, is a Delaware corporation formed by Atlantic Bank for the sole purpose of effecting the merger. The merger subsidiary is a wholly owned subsidiary of Atlantic Bank. The merger subsidiary will not engage in any business activity other than in connection with the transactions contemplated by the merger agreement.

TRANSACTION STRUCTURE

         The merger agreement provides for the acquisition of Yonkers Financial by Atlantic Bank, pursuant to the merger of the merger subsidiary with and into Yonkers Financial. Yonkers Financial will be the surviving corporation of the merger and will become a subsidiary of Atlantic Bank. Immediately following the merger, Yonkers Financial will be liquidated and dissolved by filing a certificate of dissolution with the Secretary of State of the State of Delaware. Upon the effectiveness of the certificate of dissolution, Yonkers Financial's wholly owned subsidiary, the Association, will merge into Atlantic Bank. Upon completion of the merger, with certain limited exceptions described below, each share of Yonkers Financial common stock issued and outstanding at the effective time will be converted into the right to receive a cash payment of $29.00, without interest.

BACKGROUND OF THE MERGER

         Since Yonkers Financial's initial public offering on April 2, 1996, the Board of Directors and senior management have regularly reviewed the various strategic options available to Yonkers Financial including, among other things, continued independence, acquisitions of other institutions and mergers with and acquisitions by larger institutions. The Board and management also prepared and updated a business plan and budget on an annual basis. On a periodic basis, the Board and management (usually, but not always, with Yonkers Financial's investment banker) reviewed the pro forma effect of various future strategies on earnings per share, book value per share, return on equity and other pertinent financial ratios. The Board then reviewed Yonkers Financial's projected future stock prices at different points in time based on such financial projections and the present value of such future stock prices. The Board also compared quantitative measures of Yonkers Financial's performance with those of other financial institutions. Finally, together with its investment banker, the Board analyzed the price Yonkers Financial would likely receive in a current merger or acquisition transaction and compares such price to the present value of the future returns to stockholders of alternative strategies.

         In connection with Yonkers Financial's January 27, 2000 Annual Meeting of Stockholders, a third party investor nominated two persons for election to the Board of Directors in opposition to the nominees of Yonkers Financial's Board and solicited proxies in favor of these two nominees. On January 14, 2000, Yonkers Financial entered into a standstill agreement with Gould Investors, LP and Fredric H. Gould with a term until March 31, 2002 under which Yonkers Financial generally agreed to elect Mr. Gould to the Board and Gould Investors, LP and Mr. Gould generally agreed to vote their shares in accordance with the recommendations of the Board of Directors. See "Proposal II -- Election of Directors -- Agreement with Mr. Gould and Gould Investors, LP" on page 46. Although the Board of Directors' nominees won the election contest at the January 27, 2000 Annual Meeting of Stockholders, the Board of Directors considered these matters in its strategic planning process.

         On May 29, 2001, the Board held an extensive strategic planning meeting with its financial advisor, Sandler O'Neill, and special counsel, Jenkens & Gilchrist, and reviewed Yonkers Financial's strategic alternatives and its business plan. At that meeting the Board also reviewed not only Yonkers Financial's business plan but also a detailed analysis prepared by management of
(i) the value of Yonkers Financial in a merger transaction based on current valuation multiples, (ii) the value of Yonkers Financial in a merger transaction based on the capacity to pay of certain likely merger partners, (iii) the present value of Yonkers Financial's shares in the future if it remained independent and (iv) the present value of Yonkers Financial's stock if Yonkers Financial merged or sold in an acquisition transaction two to five years in the future. The Board also considered the current mergers and acquisitions market based on its own observations and as described to management by Yonkers Financial's financial advisor. Finally, the Board discussed its fiduciary duties with its special counsel. At the meeting, management reported that it had recently received several informal inquiries from other financial institutions as to whether Yonkers Financial would be interested in holding merger discussions. After discussion, the Board authorized and instructed management to meet with any parties that expressed interest in acquiring Yonkers Financial.

         On June 14, 2001, Yonkers Financial received a letter from a larger financial institution expressing an interest in discussing a merger of the two institutions at a price of $25-27 per share payable 40% in cash and 60% in stock. The letter expressly indicated that it was non-binding and subject to due diligence and negotiation but provided no other details regarding how such a transaction might be structured.

         This letter was reviewed by the Board at its June 19, 2001 meeting. As a result, the Board appointed a special committee to meet with Yonkers Financial's financial advisor, Sandler O'Neill Partners, L.P., and review the letter of interest and make a recommendation regarding Yonkers Financial's future strategic options.

         The special committee consisting of two independent Board members and the Chairman, President and Chief Executive Officer, met with management and representatives of Yonkers Financial's financial advisor on July 13, 2001 and performed an extensive review of Yonkers Financial's financial prospects, the current economic and market environment, the inquiries from other financial institutions and other relevant factors. While the special committee noted that Yonkers Financial continued to meet the objectives set out in its business plan, the special committee expressed concern regarding the possible impact on Yonkers Financial of the slowdown in the regional and national economy. The special committee also expressed the belief that there may be a short term increase in merger activity in reaction to the recent announcement of a merger agreement between Dime Bancorp and Washington Mutual Corporation. Based on the above, the special committee voted to recommend to the Board that Yonkers Financial's financial advisor solicit from a limited number of institutions expressions of interest in entering into a business combination with Yonkers Financial.

         The special committee made its recommendation to the Board of Directors at a meeting held on July 24, 2001 which included representatives from Sandler O'Neill, management and Jenkens & Gilchrist. At the meeting the Board reviewed in detail Yonkers Financial's business plan and the special committee's recommendations. The Board also reviewed the current local and national economic environment and Yonkers Financial's challenges in maintaining its growth. Representatives of Sandler O'Neill then presented to the Board a list of financial institutions that they believed might be interested in entering into a transaction with Yonkers Financial.

         After a presentation by representatives of Sandler O'Neill and Jenkens & Gilchrist and lengthy discussions, the Board concluded that Sandler O'Neill should prepare an offering memorandum describing Yonkers Financial with the purpose of distributing the offering memorandum to a group of selected companies and inviting them to make a written nonbinding expression of interest to enter into a business combination with Yonkers Financial. Only institutions which executed a non-disclosure agreement would be permitted to review the offering memorandum. After extensive analysis, the Board instructed management, Sandler O'Neill and counsel to prepare an offering memorandum for review by the Board at its next meeting. The Board determined that the purpose of this process was not to place Yonkers Financial up for sale but to ascertain the potential value of Yonkers Financial in a merger or acquisition transaction.

         The August 21, 2001 Board meeting began with an extensive analysis of Yonkers Financial's business plan and future strategic options in the current market environment. The Board then discussed the contents of the draft offering memorandum and reviewed a list of 31 institutions developed by Sandler O'Neill and management that might have the interest and ability to engage in a business combination with Yonkers Financial. After extensive review and discussion of each institution on the list and an evaluation of which institutions could make the most attractive merger as acquisition partners, the Board selected 12 institutions to be contacted, including Atlantic Bank and the institution that provided on June 14, 2001 a written indication of interest in pursuing a business combination. The Board also authorized management in its discretion to authorize Sandler O'Neill to provide appropriate information to any additional parties that may approach Yonkers Financial or Sandler O'Neill on an unsolicited basis. The Board instructed Sandler O'Neill that, to the extent possible, all parties should be contacted on the same day and provided with the same information. In addition, the Board set September 21, 2001 as the deadline for the submission of all proposals. This deadline was later extended to September 28, 2001 as a result of the September 11, 2001 terrorist attack on New York City.

         During early September, two financial institutions approached Sandler O'Neill and indicated an interest in exploring a transaction with Yonkers Financial. After consideration, management authorized Sandler O'Neill to provide such institutions with the same information as had been provided to the other parties with which non-disclosure agreements had been executed.

         At Yonkers Financial's October 3, 2001 board meeting, Sandler O'Neill reported that, of the 14 institutions which had been contacted, five financial institutions had indicated an interest in pursuing a transaction. Of these, two institutions expressed an interest in exploring a transaction priced in the "mid $20s" on a per share basis. In addition, one institution proposed a one half cash, one half stock transaction (a "blended" transaction) at $28 per share, Atlantic Bank proposed an all cash transaction at a price range of $28 to $30.50 per share and a third institution proposed a blended transaction with a blended per share value of $31.36 per share based on such candidate's then current stock price.

         The Board with its financial and legal advisors then performed an extensive analysis of the three proposals and, after extensive review, rejected the "mid $20's" proposals based on price and the $28 per share proposal due in part to concerns about the value of the stock component of the proposed consideration. The Board then compared the Atlantic Bank proposal, which included a draft merger agreement, and the other blended proposal. While the blended proposal had a somewhat higher nominal value than the Atlantic Bank proposal, in view of the volatility of the stock market, the Board and Sandler O'Neill believed that the two proposals were in fact fairly close on the merits. After extensive discussion, the Board indicated a slight preference for the blended proposal based on a current higher nominal value, the opportunity for Yonkers Financial's stockholders to receive deferred tax treatment on the stock component of the proposed consideration and the opportunity for Yonkers Financial's stockholders to benefit from possible price appreciation after completion of the transaction to the extent they receive the stock component of the consideration. However, because the blended proposal contemplated a fixed exchange ratio, the Board was quite concerned about the absence of protection in the event of a stock price decline. Accordingly, the Board instructed management and Sandler O'Neill to attempt to negotiate a minimum on the value of the stock portion of the proposed merger consideration in the blended proposal.

         During the next 10 days, Yonkers Financial and the proponent of the blended proposal performed due diligence on each other and management attempted to negotiate a floor on the value of the stock portion of the proposed merger consideration. After extensive negotiation, this party restructured its proposal to include a floor on the value of the stock portion of the merger consideration in exchange for a reduction in the exchange ratio, which together with a decline in such party's stock price, caused the blended per share value of the proposal to decline to $30.48. In addition, the party insisted that it have a termination right if the price per share of Yonkers Financial's stock fell below a specified amount. At its October 16, 2001 meeting, the Board reviewed the revised blended proposal and concluded that, in light of the uncertainty in the stock market at that time, it was not in the best interests of stockholders to enter into an agreement allowing a partner to walk away in the event of a stock price decline. The Board then reviewed the Atlantic Bank proposal, taking particular note of
(i) the cash nature of the transaction which the Board concluded would be advisable to Yonkers Financial's stockholders in the uncertain economic environment, (ii) that the Atlantic Bank proposal was currently the highest nominal proposal and (iii) that Atlantic Bank appeared capable of effecting the transaction very quickly. Accordingly, the Board voted to contact Atlantic Bank and open negotiations.

         On October 19, 2001, Atlantic Bank commenced its on site due diligence review of Yonkers Financial and the two parties began negotiation of the various merger documents. Based on its due diligence review, on October 26, 2001, Atlantic Bank proposed a price of $29 per share with a prohibition on the further payment of Yonkers Financial's quarterly dividend. After consideration on the same day, the Board briefly adjourned to allow Sandler O'Neill and management to contact both Atlantic Bank and the institution which had proposed the blended transaction to ask them to improve their proposals. Later that day, Atlantic Bank agreed to allow a limited amount of dividends while the other potential merger candidate agreed to improve the per share value of its blended proposal to almost $31 with no termination right in the event of a decline in its stock price. The Board reconvened that day and, after extensive analysis, noted that the revised blended proposal had a higher value in most future economic scenarios, except when the market price of such company's shares decreased by a very significant amount. The Board then instructed management to request that the party making the revised blended proposal provide it with a definitive agreement by Tuesday, October 30, 2001.

         On October 28, 2001, the proponent of the blended proposal supplied a draft definitive agreement to Yonkers Financial which it then orally revised the next day to include a new termination right which was based on a tax problem which it believed could occur if the price of its shares fell below a specified level. Despite intense negotiations over the next 24 hours, the potential merger candidate was unwilling to go forward with a transaction without either a termination right or a reduction in price to a blended per share value of $27.72. On October 30 and 31, 2001, the Yonkers Financial Board reviewed the situation at length and ultimately determined that it would not be in the best interests of Yonkers Financial and its stockholders to go forward with such revised proposal. Accordingly, on October 31, 2001, negotiations were reopened with Atlantic Bank.

         The merger agreement was negotiated over the next several weeks and, after careful review, was approved by the Board of Directors, subject to the resolution of several final issues, on November 10, 2001. The merger agreement was executed on November 13, 2001 after resolution of these final issues.

RECOMMENDATION OF THE YONKERS FINANCIAL BOARD OF DIRECTORS AND REASONS FOR THE MERGER

         YONKERS FINANCIAL'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF YONKERS FINANCIAL AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT, INCLUDING THE MERGER.

         In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by that agreement, the Yonkers Financial Board of Directors consulted with Yonkers Financial's management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

         o the review conducted by the Yonkers Financial Board of Directors of the strategic options available to Yonkers Financial, including remaining independent;

         o the extensive and systematic procedures utilized to establish Yonkers Financial's market value, including the negotiations with the other parties expressing interest in acquiring Yonkers Financial;

         o the number of financial institutions afforded an opportunity to provide an expression of interest in pursuing a merger transaction with Yonkers Financial and the proposed terms set forth in the expressions of interest made by such financial institutions;

         o the Yonkers Financial Board of Directors' knowledge and analysis of the current banking industry environment, characterized by rapid consolidation, evolving trends in technology and increasing nationwide and regional competition;

         o the current and prospective environment in the banking market in which Yonkers Financial primarily operates;

         o the financial terms of the merger, including the amount of the merger consideration and the relevant financial ratios;

         o the fact that the merger consideration to be paid by Atlantic Bank would be paid in cash, which eliminated the possibility that the economic benefit to be received by Yonkers Financial stockholders would be subject to market fluctuation;

         o the opinion of Sandler O'Neill to the Yonkers Financial Board of Directors that the merger consideration of $29.00 per share was fair, from a financial point of view, to the holders of the common stock of Yonkers Financial;

         o the absence of a financing contingency to the payment of the merger consideration;

         o the terms of the merger agreement and the stock option agreement;

         o the Yonkers Financial Board of Directors' belief that, while no assurances could be given, the level of execution risk in connection with the merger was relatively low and that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame;

         o the financial resources of Atlantic Bank and likelihood of the merger being approved by the appropriate bank regulatory authorities in a timely manner; and

         o the impact of the merger on Yonkers Financial's constituencies other than its stockholders, including the customers and communities served by Yonkers Financial and its employees.

         The foregoing discussion of the information and factors considered by the Yonkers Financial Board of Directors is not intended to be exhaustive, but includes all material factors, both positive and negative, considered by the Yonkers Financial Board of Directors. In reaching its determination to approve and recommend the merger, the Yonkers Financial Board of Directors did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors.

OPINION OF THE FINANCIAL ADVISOR TO YONKERS FINANCIAL

         By letter agreement dated as of September 11, 1997, Yonkers Financial retained Sandler O'Neill as an independent financial advisor in connection with Yonkers Financial's general strategic planning and its consideration of a possible business combination involving Yonkers Financial and a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler O'Neill acted as financial advisor to Yonkers Financial in connection with the proposed merger with Atlantic Bank and participated in certain of the negotiations leading to the merger agreement. At the request of the Yonkers Financial Board, representatives of Sandler O'Neill participated in the November 10, 2001 meeting at which the Board considered and approved the merger agreement. At that meeting, Sandler O'Neill delivered to the Yonkers Financial Board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair, from a financial point of view, to Yonkers Financial stockholders. Sandler O'Neill has also delivered to the Yonkers Financial Board a written opinion dated the date of this proxy statement which is substantially identical to the November 10, 2001 opinion. THE FULL TEXT OF SANDLER O'NEILL'S OPINION, AS UPDATED TO THE DATE OF THE PROXY STATEMENT, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING THE OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. YONKERS FINANCIAL STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

         SANDLER O'NEILL'S OPINION WAS DIRECTED TO THE YONKERS FINANCIAL BOARD AND WAS PROVIDED TO THE BOARD FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO YONKERS FINANCIAL STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF YONKERS FINANCIAL TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY YONKERS FINANCIAL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER.

         In connection with rendering its November 10, 2001 opinion, Sandler O'Neill reviewed and considered, among other things:

         (1) the merger agreement and certain of the schedules thereto;

         (2) the stock option agreement entered into by and between Yonkers Financial and Atlantic Bank in connection with the merger agreement;

         (3) certain publicly available financial statements and other historical financial information of Yonkers Financial that they deemed relevant;

         (4) certain publicly available financial statements and other historical financial information of Atlantic Bank that they deemed relevant;

         (5) financial projections for Yonkers Financial for the years ending September 30, 2002 through 2005 reviewed with management of Yonkers Financial and the views of senior management of Yonkers Financial, based on limited discussions with members of senior management regarding Yonkers Financial's business, financial condition, results of operations and future prospects;

         (6) certain pro forma analyses of the impact of the merger on Atlantic Bank's capital position prepared by and reviewed with management of Atlantic Bank and the views of the President and Chief Executive Officer of Atlantic Bank, based on limited discussions with him, regarding Atlantic Bank's business and financial condition;

         (7) the publicly reported historical price and trading activity for Yonkers Financial's common stock, including a comparison of certain financial and stock market information for Yonkers Financial with similar publicly available information for certain other companies the securities of which are publicly traded;

         (8) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

         (9) the current market environment generally and the banking environment in particular; and

         (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

         In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Yonkers Financial and Atlantic

Bank that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Yonkers Financial or Atlantic Bank or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Yonkers Financial or Atlantic Bank, nor has it reviewed any individual credit files relating to Yonkers Financial or Atlantic Bank. With Yonkers Financial's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Yonkers Financial and Atlantic Bank are adequate to cover such losses. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Yonkers Financial or Atlantic Bank. Sandler O'Neill is not an accounting firm and they relied, with Yonkers Financial's consent, on the reports of the independent accountants of Yonkers Financial and Atlantic Bank for the accuracy and completeness of the audited financial statements furnished to them. As to all legal or regulatory matters affecting Yonkers Financial, Sandler O'Neill relied, with Yonkers Financial's consent, on the advice of Yonkers Financial's counsel.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Yonkers Financial's consent, that there has been no material change in Yonkers Financial's and Atlantic Bank's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Yonkers Financial and Atlantic Bank will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction and will not be a taxable transaction at the corporate level for federal income tax purposes.

         In rendering its November 10, 2001 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Yonkers Financial and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Yonkers Financial or the companies to which it is being compared.

         The earnings projections for Yonkers Financial relied upon by Sandler O'Neill in its analyses were based upon internal projections provided by Yonkers Financial's management for the years ended September 30, 2002 through September 30, 2005. With respect to such financial projections, Yonkers Financial's management confirmed to Sandler O'Neill that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management of the future financial performance of Yonkers Financial and Sandler O'Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O'Neill by Yonkers Financial were prepared for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

         In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Yonkers Financial, Atlantic Bank and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Yonkers Financial Board at the November 10th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Yonkers Financial's common stock or the prices at which Yonkers Financial's common stock may be sold at any time.

         SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the per share consideration of $29.00 and Yonkers Financial's September 30, 2001 financial information, Sandler O'Neill calculated the following ratios:


                     Transaction value/ LTM EPS(1)                   16.20x(2)

                     Transaction value/book value                   151.79%

                     Transaction value/tangible book value          151.79%

                     Tangible book premium/core deposits(3)           6.93%

                     Premium to trading market(4)                    25.81%

                  ---------------------------------------------------
                  (1) Refers to long term earnings per share
                  (2) Based on $1.79 LTM EPS from continuing operations.
                  (3) Assumes Yonkers Financial's total deposits minus $200k jumbo certificates of deposit are core deposits.
                  (4) Based on Yonkers Financial's closing stock price of $23.05 on September 10, 2001.

         The aggregate transaction value was approximately $69.55 million, based upon 2.39 million fully diluted shares of Yonkers Financial common stock outstanding, which was determined using the treasury stock method at the per share transaction value. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share.

         STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Yonkers Financial's common stock and the relationship between the movements in the prices of Yonkers Financial's common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one year period ended November 8, 2001, Yonkers Financial's common stock outperformed the indices to which it was compared.


                            BEGINNING INDEX VALUE           ENDING INDEX VALUE
                               NOVEMBER 7, 2000              NOVEMBER 8, 2001
                              ------------------            -----------------
Yonkers Financial                   100.00%                       171.71%

Regional Group(1)                   100.00                        135.68

Nasdaq Bank Index                   100.00                        116.37

S&P 500 Index                       100.00                         78.12

---------------------------------------------------
(1) Consists of the institutions identified under the caption "Comparable Company Analysis" below.

During the three year period ended November 8, 2001, Yonkers Financial's common stock outperformed the indices to which it was compared.

                            BEGINNING INDEX VALUE           ENDING INDEX VALUE
                               NOVEMBER 6, 1998              NOVEMBER 8, 2001
                              ------------------            -----------------
Yonkers Financial                    100.00%                       188.57%
Regional Group(1)                    100.00                        108.60
Nasdaq Bank Index                    100.00                        109.52
S&P 500 Index                        100.00                         98.03

---------------------------------------------------
(1) Consists of the institutions identified under the caption "Comparable Company Analysis" below.

         COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Yonkers Financial and two groups of selected financial institutions. The first group consisted of Yonkers Financial and the following twelve publicly traded regional savings institutions, which we refer to as the regional group:

Warwick Community Bancorp               Northeast PA Financial Corp.            Thistle Group Holdings
TF Financial Corp.                      Fidelity Bancorp Inc.                   Harleysville Savings Financial
Pamrapo Bancorp Inc.                    First Keystone Financial                Equitable Bank
Carver Bancorp Inc.                     WVS Financial Corp.                     Washington Savings Bank

         Sandler O'Neill also compared Yonkers Financial to a group of eleven publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 13% and a price-to-tangible book value of greater than 110%. This group was comprised of the following eleven institutions, which we refer to as the high performing group:

Quaker City Bancorp, Inc.               NASB Financial Inc.                     Abington Bancorp Inc.
Coastal Financial Corp.                 First Mutual Bancshares Inc.            Warren Bancorp Inc.
WVS Financial Corp.                     Alliance Banc of New England            Hingham Institute for Savings
Ipswich Bancshares Inc.                 Laurel Capital Group Inc.

         The analysis compared publicly available financial information for Yonkers Financial as of and for each of the years ended September 30, 1996 through September 30, 2001 and the median data for each of the regional group and high performing group referred to above as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended September 30, 2001.

The table below sets forth the comparative data as of and for the twelve months ended September 30, 2001, with pricing data as of November 8, 2001.

                                                           REGIONAL       HIGH PERFORMING
                                           YONKERS           GROUP             GROUP
                                       --------------   --------------    ---------------
Total assets (in millions)                   $571             $543              $483
Tangible equity/total assets                7.46%            7.84%             8.07%
Intangible assets/total equity              0.00%            0.00%             0.00%
Net loans/total assets                     68.79%           57.34%            69.41%
Gross loans/total deposits                101.36%           93.61%           102.05%
Total borrowings/total assets              22.69%           25.66%            22.08%
Non-performing assets/total assets          0.10%            0.51%             0.19%
Loan loss reserve/gross loans               0.51%            0.79%             1.08%
Net interest margin                         2.68%            2.86%             3.45%
Non-interest income/average assets          0.51%            0.36%             0.48%
Non-interest expense/average assets         2.09%            2.08%             2.12%
Efficiency ratio                           66.11%           65.56%            53.35%
Return on average assets                    0.70%            0.69%             1.24%
Return on average equity                   10.12%            9.41%            16.70%
Price/tangible book value per share       138.70%          111.88%           139.37%
Price/earnings per share                   14.80x           14.06x             9.51x
Dividend yield                              1.43%            2.60%             3.17%
Dividend payout ratio                      21.23%           31.19%            29.94%


         ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed 28 other transactions announced nationwide from January 1, 2001 to November 9, 2001 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed the multiples of transaction value at announcement to last twelve months' earnings, transaction value to projected earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and computed high, low and median multiples and premiums for these transactions. These multiples were applied to Yonkers Financial's financial information as of and for the last twelve months ended September 30, 2001. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Yonkers Financial's common stock of $15.20 to $23.58 based upon the low multiples, $27.83 to $33.59 based upon the median multiples and $43.03 to $104.40 based upon the high multiples.

                                 Low          Implied          Median          Implied           High          Implied
                              Multiple          Value          Multiple          Value         Multiple          Value
                             ----------         ------        ----------        -------       ----------        ------
Deal price/LTM EPS(1)            8.49x         $15.20           18.45x          $33.02           58.33x        $104.40
Deal price/Book value          103.56%         $19.79          145.67%          $27.83          300.77%         $57.46
Deal price/Tang. book value    103.56%         $19.79          145.72%          $27.84          428.45%         $81.86
Tang. book prem/Core             0.85%         $20.59            8.29%          $33.59           33.54%         $77.69
deposits(2)
Premium to market(3)             2.28%         $23.58           39.06%          $32.05           86.66%         $43.03

---------------------------------------------------
(1) Based on $1.79 LTM EPS from continuing operations. The implied value based on deal price/projected EPS ranged from $21.10 to $53.45 with a median implied value of $32.01.
(2) Assumes Yonkers Financial total deposits minus $200k jumbo certificates of deposit are core deposits.
(3) Based on Yonkers Financial stock price of $23.05 as of market close on September 10, 2001.

         DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Yonkers Financial through September 30, 2004 under various circumstances, assuming Yonkers Financial's current dividend payout ratio and that Yonkers Financial performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Yonkers Financial common stock at September 30, 2004, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 100% to 225%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Yonkers Financial common stock. This analysis indicated an imputed range of values per share of Yonkers Financial common stock of $17.00 to $44.45.

         In connection with its analyses, Sandler O'Neill considered and discussed with the Board of Directors of Yonkers Financial how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         In connection with rendering the opinion included as an exhibit to this proxy statement, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its November 10, 2001 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

         Yonkers Financial has agreed to pay Sandler O'Neill a transaction fee of approximately $1.04 million in connection with the merger, of which approximately $261,000 has been paid with the balance payable upon closing of the merger. Sandler O'Neill has also received a fee of $50,000 for rendering its opinion. Yonkers Financial has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Sandler O'Neill has in the past provided investment banking services to Yonkers Financial, for which it received compensation for such services. Sandler O'Neill has in the past provided, and from time to time in the future may provide, including during the pendency of the merger, investment banking services to Atlantic Bank, for which it received, or will receive, its customary compensation. In addition, in the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Yonkers Financial and Atlantic Bank and may actively trade the debt and/or equity securities of Yonkers Financial and Atlantic Bank and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

YOU WILL RECEIVE CASH FOR YOUR SHARES OF YONKERS FINANCIAL COMMON STOCK

         Upon completion of the merger, each share of Yonkers Financial common stock outstanding, other than shares described in the following sentence, will be converted into the right to receive $29.00 per share, without interest. The following shares of Yonkers Financial common stock will not be converted into the right to receive the merger consideration:

         o shares held by Atlantic Bank or Yonkers Financial or any subsidiary of either company, except in both cases, for shares held in a fiduciary capacity for the benefit of third parties or shares held in respect of a debt previously contracted;

         o unallocated shares held in the Yonkers Financial 1996 Management Recognition Plan; and

         o shares of Yonkers Financial common stock outstanding immediately prior to the effective time of the merger, the holders of which have properly exercised their appraisal rights in the manner provided in Section 262 of the Delaware General Corporation Law.

TREATMENT OF OPTIONS

         Under Yonkers Financial's stock option plans, the vesting of each outstanding unvested stock option will accelerate in connection with the merger. In addition, under the merger agreement, each option to purchase Yonkers Financial common stock under its stock option plan outstanding and unexercised at the effective time of the merger will be canceled. The holder of the option will be entitled to receive, and immediately prior to the effective time will be paid, a cash payment equal to the product of (x) the number of shares of Yonkers Financial common stock subject to the option and (y) the excess, if any, of (i) the $29.00 per share merger consideration over (ii) the exercise price per share of the Yonkers Financial common stock subject to the option, less any required withholding taxes, in exchange for his or her written agreement to accept such payment in full settlement of the rights under the option. Eight of Yonkers Financial's officers have entered into settlement agreements with Atlantic Bank, Yonkers Financial and the Association under which they have agreed to waive their rights under their remaining stock options in exchange for a cash payment. See "Interests of Certain Persons in the Merger -- Settlement Agreements" on page 37.

PROCEDURES FOR EXCHANGING YOUR STOCK CERTIFICATES

         At the effective time of the merger, Atlantic Bank will deposit, or cause to be deposited, with a bank or trust company selected by Atlantic Bank that will act as paying agent for the benefit of the holders of shares of Yonkers Financial common stock, an amount of cash equal to the product of the $29.00 per share merger consideration and the number of shares of Yonkers Financial common stock entitled to receive the merger consideration.

         As soon as practicable after the effective time of the merger, but no later than ten days after the effective time of the merger, a form of transmittal letter will be mailed by the paying agent to Yonkers Financial stockholders. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing Yonkers Financial common stock. Each holder of a Yonkers Financial common stock certificate (other than holders who perfect their dissenters' rights) who surrenders such certificate to the paying agent will, upon acceptance thereof by the paying agent, be entitled to receive the merger consideration within five business days of acceptance by the paying agent, if all required documentation is received by the paying agent no later than one hundred twenty days after the effective time of the merger. However, if the required documentation is not received by the paying agent within one hundred twenty days after the effective time of the merger, the paying agent will disburse the merger consideration within twenty business days after receipt of such documentation.

         You should not return your Yonkers Financial common stock certificates with the enclosed proxy and should not forward them to the paying agent until you receive the letter of transmittal following the effective time of the merger. After the effective time of the merger, there will be no transfers on the stock transfer books of Yonkers Financial of shares of Yonkers Financial common stock issued and outstanding immediately prior to the effective time of the merger. If certificates representing shares of Yonkers Financial common stock are presented after the effective time of the merger, they will be canceled and exchanged for the merger consideration.

         If a certificate for Yonkers Financial common stock has been lost, stolen or destroyed, the paying agent will issue the consideration properly payable under the merger agreement on receipt of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the paying agent, the posting by such person of a bond in such amount as the paying agent may require as indemnity against any claim that may be made against it.

         After twelve months following the effective time, the paying agent will return to Atlantic Bank any funds which have not been disbursed to holders of shares of Yonkers Financial common stock. After the paying agent returns the funds to Atlantic Bank, the payment obligation with respect to any certificate representing Yonkers Financial common stock which has not been satisfied by the paying agent will become the responsibility of Atlantic Bank.

         If certificates for Yonkers Financial common stock are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental agency, the unclaimed amounts will become the property of Atlantic Bank to the extent permitted by applicable law, free and clear of all claims or interest of any person previously entitled to such property. Atlantic Bank, Yonkers Financial, the paying agent or any other person will not be liable to any former holder of Yonkers Financial common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

EFFECTIVE TIME

         The effective time of the merger will be the time and date set forth in the certificate of merger which will be filed with the Secretary of State of the State of Delaware by Yonkers Financial and Atlantic Bank on the closing date of the merger. The closing shall take place on such date as Atlantic Bank reasonably selects within ten business days after the date on which all conditions to the completion of the merger have been satisfied or waived, or on such earlier or later date as may be agreed to by the parties.

         Atlantic Bank and Yonkers Financial each anticipate that the merger will be completed during the second quarter of 2002. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, those approvals will be obtained or that the merger will be consummated. In the event that the merger is not consummated before August 31, 2002, either Atlantic Bank or Yonkers Financial may terminate the agreement, unless the failure to consummate the merger by that date is due to the breach of any representation, warranty or covenant of the party seeking to terminate the agreement. See " -- Conditions to the Completion of the Merger" below and " -- Regulatory Approvals Required for the Merger" on page 31.

CONDITIONS TO THE COMPLETION OF THE MERGER

         The respective obligations of Atlantic Bank and Yonkers Financial to complete the merger are subject to the following conditions:

         o approval of the merger agreement by Yonkers Financial stockholders;

         o receipt of all required regulatory approvals, consents or waivers and the expiration of all related statutory waiting periods and that none of such approvals, consents or waivers contains any term or condition which would have a material adverse effect on either Atlantic Bank or Yonkers Financial and the Association taken as a whole;

         o absence of any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the completion of the merger, the transactions contemplated by the merger agreement or the bank merger;

         o absence of any statute, rule, regulation order, injunction or decree which prohibits, restricts or makes illegal the completion of the merger, the transactions contemplated by the merger agreement or the bank merger;

         o accuracy of the other party's representations and warranties in all material respects as of the date of the merger agreement and, except to the extent such representations and warranties relate to an earlier date, as of the closing date;

         o performance by the other party of its obligations contained in the merger agreement in all material respects; and

         o receipt of certificates from the appropriate authorities as to the corporate existence of the other party and receipt of such other documents and certificates from the other party as to the fulfillment of the conditions contained in the merger agreement.

Atlantic Bank's obligation to effect the merger is also subject to the following additional conditions:

         o receipt by Atlantic of all third party approvals and consents that are necessary to be obtained in connection with the merger, except for those the failure of which to obtain would not result in a material adverse effect on Atlantic Bank or upon the completion of the transactions contemplated by the merger agreement;

         o receipt by Atlantic Bank of an opinion by its counsel to the effect that:

                  (i) the purchase of shares of Yonkers Financial common stock by Atlantic Bank will be treated as a "qualified stock purchase" within the meaning of
                           Section 338(d)(3) of the Internal Revenue Code of 1986, as amended;

                  (ii) none of Atlantic, the merger subsidiary, Yonkers Financial nor the Association will recognize gain or loss as a result of Atlantic Bank's purchase of shares of Yonkers Financial common stock from the stockholders of Yonkers Financial;

                  (iii) neither the Association nor Yonkers Financial will recognize gain or loss as a result of the bank merger; and

                  (iv) neither the merger nor the bank merger shall cause the Association to restore to gross income any of its bad debt reserves previously deducted pursuant to
                           Section 593 of the Internal Revenue Code of 1986, as amended.

         o receipt by Atlantic Bank of a cold comfort letter or letters of procedures from Yonkers Financial's independent certified accountants dated (i) the date this proxy statement is first mailed to Yonkers Financial stockholders and (ii) a date not earlier than five business days preceding the closing date, concerning such matters as are customarily covered in transactions of this type.

         o receipt by Atlantic Bank of an opinion by counsel to Yonkers Financial with respect to certain legal matters.

         While it is anticipated that all such conditions will be satisfied, there can be no assurance as to whether or when all of such conditions will be satisfied or, where permissible, waived.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains reciprocal representations and warranties of Atlantic Bank and Yonkers Financial regarding, among other things:

         o corporate existence, good standing and qualification to conduct business;

         o due authorization, execution, delivery and enforceability of the merger agreement;

         o governmental and third party consents necessary to complete the merger;

         o the absence of conflicts among the merger agreement with their governing documents, applicable law, and certain material agreements;

         o absence of undisclosed material or pending legal proceedings and regulatory actions; and

         o        financial statements.

         Yonkers Financial has also made certain other additional representations and warranties regarding, among other things:

         o the organization and capitalization of Yonkers Financial and its subsidiaries;

         o        the required stockholder approval for the merger;

         o receipt of a written fairness opinion with respect to the merger consideration;

         o        SEC and regulatory filings and financial statements;

         o        absence of certain events or changes since September 30, 2000;

         o the filing of tax returns, payment of taxes and other tax matters;

         o        material agreements of Yonkers Financial and its subsidiaries;

         o labor and employee benefit matters and severance payments in connection with the merger;

         o title to assets and the absence of material environmental violations, actions or liabilities;

         o        compliance with applicable laws;

         o fees payable to its financial advisor in connection with the merger;

         o loan portfolio and allowance for possible loan losses and asset quality;

         o        deposits and investment securities;

         o        anti-takeover provisions;

         o        material interests of officers, directors or associates;

         o        the maintenance of adequate insurance;

         o        registration obligations;

         o        indemnification obligations;

         o        books and records; and

         o        corporate documents.

         Atlantic Bank has also made representations and warranties as to, among other matters, its ability to finance the merger.

         The representations and warranties of the parties will be deemed to be true and correct unless the existence of any fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any such representation or warranty, has had or would be reasonable likely to have a material adverse effect on the business, financial condition or results of operations of the party making such representation or warranty and its subsidiaries taken as a whole. Any effects resulting from any changes in banking or similar laws, rules or regulations or generally accepted accounting principals, which is referred to as GAAP, or regulatory accounting principles or interpretations thereof or any changes or interest rates generally will not be considered in determining if a material adverse effect has occurred.

CONDUCT OF YONKERS FINANCIAL'S BUSINESS PENDING THE MERGER

         Pursuant to the merger agreement, Yonkers Financial has agreed that, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement), it will:

         o conduct its business in the usual, regular and ordinary course consistent with prudent banking practice;


         o maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees,

         o take no action which would adversely affect or delay the ability of Yonkers Financial, the Association or Atlantic Bank to perform their covenants and agreements on a timely basis under the merger agreement,

         o take no action which would adversely affect or delay the ability of Yonkers Financial, the Association or Atlantic Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and

         o take no action that results in or is reasonably likely to have a material adverse effect on Yonkers Financial.

         Yonkers Financial will use reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Atlantic Bank with respect to asset liability management.

         Furthermore, Yonkers Financial has agreed that during the period from the date of the merger agreement to the completion of the merger, that it will not, and will not permit any of its subsidiaries, without the prior written consent of Atlantic Bank to engage in certain activities, listed below. The Board believes that these limitations could have an adverse effect in the Yonkers Financial's operating results in future periods:

         (i) change any provisions of the corporate governance documents of Yonkers Financial, the Association or any of the subsidiaries of Yonkers Financial;

         (ii) issue any shares of capital stock except pursuant to (i) the exercise of stock options; (ii) the Stockholder Agreements among Yonkers REIT, Inc. and its stockholders or (iii) the stock option agreement; adjust, split, or reclassify any capital stock; make, declare or pay any dividend or redeem, or otherwise acquire, any shares of its capital stock except that Yonkers Financial may pay the regular quarterly dividend in the amount of $.10 per share declared on October 30, 2001 and paid on November 26, 2001 and the next regular quarterly dividend of $.10 per share which was declared on January 22, 2002 and will be paid on February 22, 2002;

         (iii) other than in the ordinary course of business, sell, mortgage, or otherwise dispose of any of its material properties, leases or assets;

         (iv) increase the compensation or benefits of any of its employees or directors, or pay any pension or retirement allowance not required or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any employee benefit plan; voluntarily accelerate the vesting of any stock options or other benefit; terminate or increase the costs to Yonkers Financial or any subsidiary of any employee benefit plan; hire any employee with an annual compensation in excess of $25,000 or enter into or amend any employment, commission or bonus contract; except as otherwise specifically contemplated by the merger agreement, amend any compensation, arrangements, practices or policies; or make any discretionary contributions to any employee benefit plan;

         (v) except as contemplated by the merger agreement, change its method of accounting as in effect at September 30, 2000, except as required by changes in GAAP;

         (vi) except as permitted by the merger agreement, make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value;

         (vii) other than investments for Yonkers Financial's portfolio made in accordance with the merger agreement, make any investment, or purchase of any property or assets of any other individual, corporation or other entity other than FHLB common stock and pursuant to existing commitments;

         (viii) enter into any contract that is not terminable without liability within 30 days, other than with respect to those involving aggregate payments of less than $15,000 per annum, and other than as specifically provided for in the merger agreement;

         (ix) settle any claim or proceeding involving any liability of Yonkers Financial or any of its subsidiaries for money damages in excess of $25,000;

         (x) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

         (xi) except pursuant to commitments existing at the date of the merger agreement, make, renegotiate, or purchase any loan, or other extension of credit of the foregoing, except in conformity with existing lending practices in amounts not to exceed $275,000 to any individual borrower; PROVIDED, HOWEVER, that Yonkers Financial may not make, renegotiate or purchase any (a) loan that is underwritten based on no verification of income or loans commonly known as no documentation loans, (b) construction loan, (c) loan secured by underdeveloped land,
                  (d) loan secured by real estate located outside the State of New York and (e) loan secured by nonresidential real estate; PROVIDED FURTHER, HOWEVER, that Yonkers Financial and its subsidiaries may make (i) loans secured entirely by multifamily residential properties in conformity with existing lending practices in amounts not to exceed $500,000, (ii) loans secured entirely by mixed use properties, which include only properties on which at least 75% of the income derives from residential use of such properties, in conformity with existing lending practices in amounts not to exceed $500,000 and (iii) one-to- four family residential loans for sale without recourse in conformity with existing lending practices in amounts not to exceed $500,000;

         (xii) adopt or implement any new lending policy or practice or procedure;

         (xiii) acquire or agree to acquire a substantial equity interest in or a substantial portion of the assets of any business or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Yonkers Financial;

         (xiv) purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $1,000,000;

         (xv) incur any additional borrowings other than non-callable short-term FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings in existence at the time the merger agreement was signed;

         (xvi)    make any capital expenditures in excess of $25,000;

         (xvii) fail to maintain all its properties in repair, order and condition no worse than on the date of the merger agreement or fail to maintain insurance until the effective date of the merger upon all its properties and with respect to the conduct of its business in amount and kind as now in existence;

         (xviii) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of Yonkers Financial prior to the date of the merger agreement;

         (xix) establish or make any commitment relating to the establishment of any new branch or other office facilities;

         (xx) organize, capitalize, lend to or otherwise invest in any subsidiary, or invest in or acquire any equity or voting interest in any firm, corporation or business enterprise;

         (xxi) elect to the Board of Directors of Yonkers Financial any person who is not a member of the Board of Directors of Yonkers Financial as of the date of the merger agreement; or

         (xxii) agree or make any commitment to take any action that is prohibited by the foregoing.

CONDUCT OF ATLANTIC BANK'S BUSINESS PRIOR TO THE MERGER

         Pursuant to the merger agreement, Atlantic Bank has agreed that, during the period from the date of the merger agreement to the completion of the merger, it will not, and will cause its other subsidiaries not to:

         o take any action that would materially affect the ability of Atlantic Bank to perform its covenants and agreements under the merger agreement or to complete the transactions contemplated by the merger agreement; and

         o knowingly take any action, other than action consistent with acting in the ordinary course of business consistent with prudent banking practice, which would materially adversely affect or delay the ability of Yonkers Financial, the Association or Atlantic Bank to obtain any necessary stockholder approvals or approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement.

         Furthermore, except as expressly provided in the merger agreement, the merger subsidiary will not conduct any business prior to the completion of the merger.

NO SOLICITATION BY YONKERS FINANCIAL

         As an inducement and a condition to Atlantic Bank entering into the merger agreement, Yonkers Financial has agreed that, except as provided below, it shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to:

         o initiate, solicit or encourage, directly or indirectly, any acquisition proposal;

         o engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with, any person relating to an acquisition proposal; or

         o otherwise facilitate any effort or attempt to make or implement an acquisition proposal;

         An "acquisition proposal" includes any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Yonkers Financial) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Yonkers Financial or any of its subsidiaries.

         Nothing contained in the merger agreement will prevent Yonkers Financial or its Board of Directors from:

         (i) complying with Rule 14e-2 promulgated under the Securities Exchange Act if 1934, as amended, with regard to an acquisition proposal, or

         (ii)     (A)      providing information in response to a request
                           therefor by a person who has made an unsolicited BONA
                           FIDE written acquisition proposal if the board of directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between Atlantic Bank or Yonkers Financial, or

                  (B) engaging in any negotiations or discussions with any person who has made an unsolicited BONA FIDE written acquisition proposal,

         if and only to the extent that, in each such case referred to in clause
(A) or (B) above:

                           (i) the board of directors of Yonkers Financial, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law, and

                           (ii) the board of directors of Yonkers Financial determines in good faith (after consultation with its financial advisor) that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the merger agreement.

         Yonkers Financial will notify Atlantic Bank promptly if any such inquiries, proposals or offers are received by, any information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Yonkers Financial after the date of the merger agreement, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Atlantic Bank informed of any developments with respect thereto immediately upon occurrence thereof.

         Although permitted in the limited circumstances described above, the taking of these actions by Yonkers Financial may entitle Atlantic Bank to terminate the merger agreement and/or exercise certain of its rights under the stock option agreement. See " -- Termination of the Merger Agreement" and " -- Termination Fees and Stock Option Agreement" on pages 33 and 38, respectively.

REGULATORY APPROVALS AND NOTICES REQUIRED FOR THE MERGER

         Completion of the merger and the bank merger is subject to certain regulatory approvals and consents. The bank merger is subject to the prior approval of the Federal Deposit Insurance Corporation, which we refer to as the FDIC, under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. The FDIC will also consider the institutions' compliance with anti-money laundering laws and regulations. In addition, the FDIC may not approve a transaction:

         o that would tend to create or result in a monopoly or be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

         o if its effect in any section of the country may be to lessen competition substantially or which in any other manner would be restraint on trade;

unless the FDIC finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to no less than 15 days.

         In addition, the bank merger is subject to the prior approval of the Superintendent of Banks of the State of New York under certain provisions of the New York Banking Law. The application to the New York State Banking Department is substantially similar to the application to the FDIC. In determining whether to approve merger applications under the Banking Law, the Superintendent considers, among other factors:

         o whether the merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition;

         o whether the merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly;

         o        the public interest and the needs and convenience thereof; and

         o the general policy of the State of New York to ensure the safe and sound conduct of banking organizations; conserve assets of banking organizations; prevent hoarding of money; eliminate unsound and destructive competition among banking organizations; and maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders.

         In addition, the National Bank of Greece SA, the parent of Atlantic Bank, filed a waiver with the Board of Governors of the Federal Reserve System, which is referred to as the Federal Reserve, of the requirement under Section 4(c)(8) of the Bank Holding Company Act of 1958, as amended, that the National Bank of Greece, S.A., file an application with the Federal Reserve in connection with the brief moment in time in which Atlantic Bank will own all of the stock of The Yonkers Savings & Loan Association, FA, a savings and loan association. In the absence of such waiver, the National Bank of Greece, S.A. would be required to file an application with the Federal Reserve for the acquisition of such shares.

         Also, the Association filed with the Office of Thrift Supervision a Notification of Intention to Convert or Combine with a Bank pursuant to 12 C.F.R. Section 563.22(b)(1)(i).

         Atlantic Bank and Yonkers Financial filed the required regulatory applications and notices on February 11 and 12, 2002. As of the date of this proxy statement, we have not received all required approvals. We are not aware of any regulatory approvals that would be required for completion of the merger or the bank merger, other than those described above. If any other approvals are required, it is likely that we would seek to obtain them. There can be no assurance, however, that any other approvals, if required, will be obtained.

         We cannot complete the merger in the absence of the receipt of all requisite regulatory approvals and the expiration of all related waiting periods. See " -- Conditions to the Completion of the Merger" on page 25 and "-- Termination of the Merger Agreement" on page 33. There can be no assurance that the Department of Justice or the New York State Attorney General will not challenge the merger or the bank merger or, if such a challenge is made, as to the result thereof.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the United States federal income tax consequences of the merger to Yonkers Financial stockholders. This discussion is for general information only and does not purport to address all aspects of federal income taxation of the transaction that may be relevant to a particular Yonkers Financial stockholder, including without limitation, the treatment of certain categories of Yonkers Financial stockholders, some of which may be subject to special rules (E.G., dealers in securities, banks, insurance companies, entities a significant trade or business of which is the lending of money, tax-exempt organizations, foreign persons, persons holding Yonkers Financial common stock as part of a hedging or conversion transaction, straddle or other risk reduction transaction and persons who hold Yonkers Financial common stock through a partnership or other pass-through entity) or that may be relevant to a Yonkers Financial stockholder in light of the Yonkers Financial stockholder's particular tax circumstances. In addition, this discussion assumes that each Yonkers Financial stockholder holds the Yonkers Financial common stock for federal income tax purposes, as capital assets. The discussion does not discuss any aspect of state, local or foreign tax law or U.S. tax law other than certain federal income tax consequences.

         The receipt of cash in exchange for Yonkers Financial common stock in the merger will be a taxable transaction for federal income tax purposes. A Yonkers Financial stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between that Yonkers Financial stockholder's adjusted tax basis in the Yonkers Financial common stock and the amount of cash received in exchange for the Yonkers Financial common stock in the merger. Any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if, at the effective time of the merger, that Yonkers Financial common stock was held for more than one year.

         YONKERS FINANCIAL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated, and the merger abandoned, prior to completion of the merger:

         o by the mutual consent of Yonkers Financial and Atlantic Bank, if the board of directors of each so determines by vote of a majority of the members of its entire board;

         o by Yonkers Financial or Atlantic Bank, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the stockholders of Yonkers Financial to approve the merger agreement at its meeting called to consider such approval; PROVIDED, HOWEVER, that Yonkers Financial shall only be entitled to terminate the merger agreement pursuant to this clause if it has complied with its obligations with respect to its stockholders meeting and this proxy statement as set forth in the merger agreement, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein or occurrence of any event which causes a representation or warranty to become untrue which is not cured or not curable within 20 business days after written notice of such breach is given to the party committing such breach by the other party;

         o by Atlantic Bank or Yonkers Financial by written notice to the other party if either: (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied and such denial is final and non-appealable, or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting completion of the merger agreement; or

         o by Atlantic Bank or Yonkers Financial, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the merger is not consummated by August 31, 2002, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the merger agreement by the party seeking to terminate.

         In the event that it is terminated, the merger agreement will become void and have no effect, except for

         o        provisions relating to confidential information; and

         o provisions relating to the termination fee, as described below.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

         At any time prior to the effective time of the merger, any provision of the merger agreement may be (i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties and approved by their respective boards of directors, except that, after the vote of Yonkers Financial stockholders, no amendment may be made that would contravene any provision of the Delaware General Corporation Law or the applicable federal and state banking laws, rules and regulations.

EXPENSES

         The merger agreement provides that Atlantic Bank and Yonkers Financial will pay their own expenses in connection with the merger and the transactions contemplated by the merger agreement.

ACCOUNTING TREATMENT

         Atlantic Bank will account for the merger using the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair values.

APPRAISAL RIGHTS

         Any Yonkers Financial stockholder who strictly complies the procedures specified in Section 262 of the Delaware General Corporation Law is entitled to have such stockholder's shares of Yonkers Financial common stock appraised by the Delaware Court of Chancery and to receive the "fair value" of such shares as of the effective time of the merger, as determined by the Chancery Court, in lieu of the merger consideration. The following is a summary of Section 262 of the Delaware General Corporation Law and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix D. Stockholders should carefully review
Section 262 of the Delaware General Corporation Law as well as information discussed below to determine their rights to appraisal.

         If a Yonkers Financial stockholder elects to exercise the right to an appraisal under Section 262 of the Delaware General Corporation Law, such stockholder must do ALL of the following:

         o the stockholder must file with Yonkers Financial at its main office in Yonkers, New York, a written demand for appraisal of the Yonkers Financial common stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the merger agreement at the annual meeting (this written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement; neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law);

         o the stockholder must not vote in favor of the merger agreement (a failure to vote or abstaining from voting will satisfy this requirement): a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval and adoption of the merger agreement, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal; and

         o the stockholder must continuously hold such shares of Yonkers Financial common stock through the effective time of the merger.

         All written demands for appraisal should be addressed to: Joseph L. Macchia, Corporate Secretary, Yonkers Financial Corporation, 6 Executive Plaza, Yonkers, New York, 10701, before the vote is taken on the merger agreement at the annual meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform Yonkers Financial of the identity of the stockholder and that such stockholder is thereby demanding appraisal within the meaning of Section 262 of the Delaware General Corporation Law.

         Within 10 days after the effective time of the merger, Atlantic Bank will give written notice that the merger has become effective to each stockholder of Yonkers Financial who has satisfied the requirements of Section 262 of the Delaware General Corporation Law and has not voted for, or consented to, the proposal to approve and adopt the merger agreement. Within 120 days after the effective time, Atlantic Bank or any such dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Yonkers Financial common stock of all dissenting stockholders entitled to appraisal. Any dissenting stockholder desiring the filing of such petition is advised to file such petition on a timely basis unless such dissenting stockholder receives notice that such a petition has been filed by Atlantic Bank or another dissenting stockholder.

         If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the Yonkers Financial common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery shall take into account all relevant factors. Such fair value may be determined by the Delaware Court of Chancery to be more than, less than or equal to the merger consideration that such dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement (a cash payment in the amount of $29.00 per share, without interest).

         If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon the application of any stockholder, the Delaware Court of Chancery may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

         After the effective time of the merger, no dissenting stockholder shall have any rights of a Yonkers Financial stockholder with respect to such holder's Yonkers Financial common stock for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's Yonkers Financial common stock, if any, payable to Yonkers Financial stockholders of record as of a date prior to the effective time. If a dissenting stockholder delivers to Yonkers Financial a written withdrawal of the demand for an appraisal within 60 days after the effective time or thereafter with the written approval of Atlantic Bank, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting stockholder to an appraisal will cease and such dissenting stockholder will be entitled to receive only the merger consideration.

         A STOCKHOLDER OF YONKERS FINANCIAL WHO FAILS TO COMPLY WITH SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IS BOUND BY THE TERMS OF THE MERGER AGREEMENT. ACCORDINGLY, YONKERS FINANCIAL STOCKHOLDERS WHO WISH TO DISSENT SHOULD CONSULT THEIR LEGAL ADVISORS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Directors and executive officers of Yonkers Financial have certain interests in the merger that are different from and in addition to their interests as Yonkers Financial stockholders generally. The Yonkers Financial Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

         STOCK OPTIONS. Under the terms of the merger agreement, upon the completion of the transaction, each option to purchase shares of Yonkers Financial stock under its stock option plan will be canceled and the holders thereof will receive a cash payment in lieu thereof. As of February 4, 2002, there were outstanding options to purchase 125,240 shares of which 89,265 were held by Yonkers Financial's non-employee directors (other than directors Gould and Friend, who have no options) and 13,825 by its executive officers. See "Proposal II -- Election of Directors" on page 41.

         Under the terms of the Yonkers Financial stock option plan, stock options vest over a period of five years but become immediately exercisable upon a change in control. The completion of the merger will be considered a change in control for the purpose of the stock option plan. Yonkers Financial believes that options on 35,975 shares will accelerate if the stockholders of Yonkers Financial approve the merger whether or not the merger is completed. The aggregate value of these options based on the $29.00 merger price is approximately $420,909. Of this amount, options on 3,000, 3,000, and 7,825 shares are held by Messrs. Macchia, Roberto and Guarnieri, respectively. No other director or executive officer holds any options which will accelerate in the event of a change in control.

         Yonkers Financial's four executive officers as well as four other officers have entered into settlement agreements with Atlantic Bank, Yonkers Financial and the Association under which such persons agreed to waive their rights under their stock options in exchange for a cash payment upon the completion of the merger. See " --Settlement Agreements" on page 37.

         MANAGEMENT RECOGNITION PLAN. Yonkers Financial maintains a Management Recognition Plan under which shares of restricted stock have been granted to directors and officers of Yonkers Financial and the Association. These awards vest over five years but immediately vest upon a change in control, such as the merger. Yonkers Financial believes that awards on 2,000 shares (valued at $58,000 based on the $29.00 merger price), all of which are held by Mr. Guarnieri, will accelerate if the stockholders of Yonkers Financial approve the merger whether or not the merger is completed.

         Mr. Guarnieri has entered into a settlement agreement with Atlantic Bank, Yonkers Financial and the Association under which he agrees to waive his rights under these restricted shares in exchange for a cash payment upon the completion of the merger. See " - Settlement Agreements" on page 37.

         EMPLOYMENT AGREEMENT. Effective as of June 30, 1999, Yonkers Financial entered into an employment agreement with Mr. Komosinski which replaced an earlier employment agreement with the Association. See "Proposal II -- Election of Directors -- Employment Agreement" on page 49. The merger will be considered a change in control of Yonkers Financial for purposes of the employment agreement and Mr. Komosinski will be deemed to be terminated without good reason in connection with the merger, entitling him to a significant termination payment. Mr. Komosinski has entered into a Settlement Agreement with Yonkers Financial, Atlantic Bank and the Association which specifies a dollar amount he will receive upon the completion of the merger in settlement of his rights under several benefit plans and agreements of Yonkers Financial, including the employment agreement. See " -- Settlement Agreements" on page 37.

         CONSULTING AGREEMENT. The merger agreement provides that, at the effective time of the merger, Mr. Komosinski will enter into a consulting agreement with Atlantic Bank. The consulting agreement will have a term of one year and will require the consultant to perform consulting services assigned by Atlantic Bank. Such services may include identifying and assisting in retaining key personnel, identifying, understanding and assisting in retaining key deposit and lending relationships, and securing public and customer recognition and acceptance of Atlantic Bank as Yonkers Financial's successor in relevant markets. As compensation for these consulting services, Mr. Komosinski will be paid $100,000 payable in twelve monthly installments of $8,333.33.

         The consulting agreement requires Mr. Komosinski to maintain the confidentiality of information obtained in the course of performing the consulting services. The consulting agreement also precludes Mr. Komosinski, for a period of six months following the merger, from soliciting or hiring any employee or officer of Atlantic Bank, causing any customer to terminate an existing business or commercial relationship with Atlantic Bank or taking any action intended to impair any relations between Atlantic Bank and its customers.

         CHANGE IN CONTROL AGREEMENTS. Effective as of June 30, 1999, Yonkers Financial, entered into three-year change in control agreements with three executive officers which replaced previous change in control severance agreements with the Association. See "Proposal II - Election of Directors -- Change in Control Severance Agreements" on page 49. The merger will be considered a change in control of Yonkers Financial for purposes of the agreements and these officers will be deemed to be terminated without good reason in connection with the merger, entitling them to significant termination payments. Each of these officers have entered into settlement agreements with Yonkers Financial, the Association and Atlantic Bank which specify the dollar amount each will receive upon the completion of the merger in settlement of their rights under several benefit plans and agreements of Yonkers Financial, including their change in control agreements. See "-- Settlement Agreements" immediately following.

         SETTLEMENT AGREEMENTS. Under the merger agreement, Yonkers Financial, the Association and Atlantic Bank were required to enter into settlement agreements with eight of its officers, including Mr. Komosinski and its three other executive officers. These settlement agreements establish the amounts payable to each officer when the merger is completed in lieu of any payments under the employment contract, the change in control agreements, the ESOP Equalization Plan and Mr. Komosinski's Supplemental Retirement Agreement and with respect to unvested stock options and restricted shares. The amounts payable under the settlement agreements were based on an estimate of the amounts that would actually be payable under such plans and agreements. The settlement agreements shall be void and of no effect if the merger agreement is terminated. The aggregate amount payable under the settlement agreements is $7.2 million, including $3,956,636, $829,529, $824,233, and $853,698 payable to Messrs.
Komosinski, Macchia, Roberto and Guarnieri, respectively. Yonkers Financial, with the approval of Atlantic Bank, has prepaid to certain officers a portion of the amounts due under the settlement agreements.

         ADVISORY BOARD. Upon the completion of the merger, Atlantic Bank will cause the current members of Yonkers Financial's Board of Directors, if they are willing to serve, to be elected as members of a newly formed Advisory Board, the function of which shall be to advise Atlantic Bank on deposit and lending activities in Yonkers Financial's market area. The advisory board shall meet once every quarter and terminate on the first anniversary of the closing date unless reappointed by Atlantic Bank's Board of Directors. The members of the advisory board shall receive a fee of $1,000 per meeting attended.

         INDEMNIFICATION AND INSURANCE. Atlantic Bank has agreed in the merger agreement that, from and after the effective date of the merger through the sixth anniversary of such date, Atlantic Bank will indemnify and hold harmless each present and former director and officer of Yonkers Financial and the Association and each officer or employee of Yonkers Financial and the Association that is serving or has served as a director or trustee of another entity expressly at Yonkers Financial's request or direction against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement and the stock option agreement), whether asserted or claimed prior to, at or after the effective time to the fullest extent permitted by applicable law. Atlantic Bank has also agreed to advance any such costs to each indemnified party as they are from time to time incurred. Atlantic Bank has also agreed in the merger agreement that, for a period of at least three years after the effective date of the merger, it will cause the former directors and officers of Yonkers Financial to be covered by the policy of directors' and officers' liability insurance currently maintained by Yonkers Financial or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than Yonkers Financial's policies, subject to certain maximum cost limits.

EMPLOYEE MATTERS

         The merger agreement provides that, at the effective time of the merger, each Yonkers Financial employee whose employment is not terminated when the merger closes will become an employee of Atlantic Bank. If it is not practical to enroll these employees in a particular employee benefit plan or program maintained by Atlantic Bank, Atlantic Bank will continue any comparable employee plan or program maintained by Yonkers Financial for a transition period. At the end of the transition period, these employees will be eligible to participate in Atlantic Bank's benefit plans and programs. Thereafter, Atlantic Bank will implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis. Each constituent part of the new compensation and benefits program will recognize all service provided by employees of Atlantic Bank, Yonkers Financial and the Association for eligibility and vesting purposes. With respect to any health or long-term disability insurance plan, such plan will not apply any pre- existing condition limitations to employees who were participating in corresponding plans prior to the effective time of the merger for conditions covered under the applicable plans as of the effective time.

         Under the terms of Yonkers Financial's ESOP, in the event of a change in control, the ESOP will be terminated, the loan repaid, and all remaining proceeds will be distributed to the persons having accounts in the plan. The completion of the merger will constitute a change in control for purposes of the ESOP.

         Yonkers Financial also maintains an ESOP Equalization Plan for Mr. Komosinski which provides him with an additional benefit equal to what he would have received under the Association's ESOP and 401(k) but for certain limitations contained in the Internal Revenue Code of 1986, as amended. Unless paid under his settlement agreement in connection with the merger, this benefit will be provided when Mr. Komosinski retires. See "Proposal II -- Election of Directors" on page 41.

         At the effective time of the merger, Atlantic Bank will assume all employment severance and other compensation agreements, plans and arrangements that existed prior to the execution of the merger agreement. Certain employees of Yonkers Financial have entered into agreements in full settlement of their rights under these programs, contingent upon the completion of the merger.

AGREEMENT TO VOTE IN FAVOR OF THE MERGER

         In connection with the execution of the merger agreement, Atlantic Bank entered into a voting agreement dated as of November 13, 2001 with Gould Investors LP, an entity affiliated with Yonkers Financial director Fredric Gould, which owns approximately 15.11% of Yonkers Financial's common stock. The voting agreement provides that, among other things, Gould Investors will vote its shares of Yonkers Financial common stock in favor of the merger. Yonkers Financial has also entered into a Limited Waiver Agreement with Gould Investors pursuant to which it waived certain rights under a standstill agreement with Gould Investors to the extent necessary to enable Gould Investors to perform its obligations under the voting agreement.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         At the effective time of the merger, the directors and officers of the surviving corporation will be the directors and officers of the merger subsidiary immediately prior to the effective time. The directors and officers of Atlantic Bank following the merger of Atlantic Bank and the Association will consist of the directors and officers of Atlantic Bank immediately prior to the effective time.

TERMINATION FEES AND STOCK OPTION AGREEMENT

         TERMINATION FEES - GENERAL. As an inducement and a condition to entering into the merger agreement and in recognition of the efforts and expenses of and the opportunities foregone by Atlantic Bank while structuring the merger, Atlantic Bank required that Yonkers Financial pay it a termination fee under certain circumstances involving a third party offer or merger or acquisition agreement with Yonkers Financial.

         ONE MILLION DOLLAR FEE. Yonkers Financial must pay on demand a fee of up to $1.0 million to Atlantic Bank if, after a BONA FIDE acquisition transaction offer is made, (i) Yonkers Financial breaches any covenant in the merger agreement that would entitle Atlantic Bank to terminate the merger agreement, (ii) Yonkers Financial's stockholders fail to approve the merger agreement at its annual meeting of stockholders or such meeting has not been held by March 31, 2002, or (iii) Yonkers Financial's Board of Directors withdraws or modifies its recommendation with respect to the merger agreement.

         FOUR MILLION DOLLAR FEE. If Yonkers Financial authorizes, recommends, publicly proposes or publicly announces an intention to authorize, recommend or propose a merger, consolidation or similar transaction, a sale, lease or other disposition of 25% or more of the consolidated assets or deposits of Yonkers Financials and its subsidiaries, the issuance, sale or other disposition of securities representing 25% or more of the total voting power of Yonkers Financial or any its subsidiaries or a third party has acquired 25% or more of the voting power of Yonkers Financial, Yonkers Financial shall pay on demand to Atlantic Bank a termination fee of up to $4.0 million.

         LIMITATION ON TERMINATION FEES. Under the terms of the merger agreement, the total amount of termination fees to be paid by Yonkers Financial is limited to $4.0 million and, upon full payment of such fees, Yonkers Financial shall have no further liability to Atlantic Bank.

         STOCK OPTION AGREEMENT - GENERAL. As an inducement and condition to entering into the merger agreement, Atlantic Bank required that Yonkers Financial enter into the stock option agreement, which allows Atlantic Bank, under certain circumstances, to purchase up to 443,519 shares of Yonkers Financial common stock (representing approximately 19.9% of Yonkers Financial's issued and outstanding common stock), subject to adjustment so that in no event may Atlantic Bank acquire shares of Yonkers Financial common stock representing more than 19.9% of the issued and outstanding shares of such stock, at an exercise price of $24.45 per share (subject to adjustment). The option may only be exercised upon the occurrence of certain events which are described below.

         TERMS OF THE STOCK OPTION AGREEMENT. The following is a brief summary of the material provisions of the stock option agreement, which is attached hereto as Appendix B. The summary is not intended to be complete and is qualified by reference to the complete text of the agreement. If Atlantic Bank is not in material breach of the stock option agreement or the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, Atlantic Bank may exercise the option, in whole or in part, at any time and from time to time, upon the occurrence any of the following events, which are referred to each individually as a purchase event:

         o without Atlantic Bank's prior written consent, Yonkers Financial takes certain actions, including authorizing, recommending or proposing, or entering into an agreement with any third party to effect any of the following acquisition transactions: (i) a merger, consolidation or similar transaction involving Yonkers Financial or any of its significant subsidiaries, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Yonkers Financial or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Yonkers Financial and its subsidiaries or (iii) the issuance, sale or other disposition by Yonkers Financial of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Yonkers Financial or any of its significant subsidiaries; or

         o any third party acquires or obtains the right to acquire 25% or more of the voting power of Yonkers Financial or any of its significant subsidiaries.

The option will terminate upon the earliest to occur of:

         o        the completion of the merger;

         o termination of the merger agreement in accordance with its terms prior to the occurrence of a purchase event or a "preliminary purchase event" (as defined below) other than a termination by Atlantic Bank as a result of a material breach of the merger agreement by Yonkers Financial (with such termination referred to as a default termination);

         o        15 months after a default termination; or

         o 15 months after termination of the merger agreement following the occurrence of a purchase event or a preliminary purchase event.

The term preliminary purchase event means any of the following events:

         o commencement by any third party of a tender offer or exchange offer to purchase 20% or more of the then outstanding shares of Yonkers Financial common stock;

         o failure of the Yonkers Financial stockholders to approve the merger agreement, failure of Yonkers Financial to hold the annual meeting, or withdrawal or modification by the Yonkers Financial Board of Directors of its recommendation that Yonkers Financial stockholders approve the merger agreement, in each case after public announcement that a third party (i) proposed to engage in an acquisition transaction with Yonkers Financial, (ii) commenced a tender offer or filed a registration statement under the Securities Act of 1933, as amended, with respect to an exchange offer or (iii) filed an application with any regulatory authority to engage in an acquisition transaction;

         o a proposal is made by a third party to Yonkers Financial or its stockholders, publicly or in any writing that becomes disclosed publicly, to engage in an acquisition transaction; or

         o after a proposal is made by a third party to Yonkers Financial or its stockholders to engage in an acquisition transaction, Yonkers Financial breaches any representation, warranty, covenant or agreement in the merger agreement and such breach would entitle Atlantic Bank to terminate the merger agreement.

         In the event that Yonkers Financial enters into an agreement:

         (i) to consolidate with or merge into any person, other than Atlantic Bank or one of its subsidiaries, and Yonkers Financial will not be the continuing or surviving corporation of such consolidation or merger;

         (ii) to permit any person, other than Atlantic Bank or one of its subsidiaries, to merge into Yonkers Financial and Yonkers Financial shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Yonkers Financial common stock shall be changed into or exchanged for stock or other securities of Yonkers Financial or any other person or cash or any other property, or the outstanding shares of Yonkers Financial common stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or

         (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Atlantic Bank or one of its subsidiaries,

then, and in each such case, the agreement governing such transaction must provide that the option will, upon the completion of any such transaction, be converted into or exchanged for a substitute option, at the election of Atlantic Bank, to purchase shares of either (a) the corporation acquiring Yonkers Financial, (b) any person that controls the corporation acquiring Yonkers Financial or (c) in the case of a merger described in clause (ii), Yonkers Financial.

         REPURCHASE OF THE OPTION. Atlantic Bank may require that Yonkers Financial, subject to certain provisions of its Certificate of Incorporation, repurchase the option and any shares issued under the option, for an aggregate price computed in accordance with a formula set forth in the stock option agreement, if:

         o any person or group shall have acquired beneficial ownership of more than 50% of the outstanding shares of Yonkers Financial common stock;

         o Yonkers Financial completes a merger, consolidation or similar transaction or any sale of substantially all of its assets; or

         o any third party acquires beneficial ownership of 50% or more of the outstanding Yonkers Financial common stock.

         PROFIT LIMITATION ON TERMINATION FEES WITH STOCK OPTION. The stock option agreement contains a provision that limits the aggregate realizable profit to Atlantic Bank from the termination fees discussed above and the option to $4.0 million.

         ADJUSTMENT. The stock option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of Yonkers Financial or certain other events or transactions.

         TRANSFER OF OPTION. Atlantic Bank may not sell or transfer the option unless a purchase event occurs. If a purchase event occurs and Atlantic Bank wants to sell the option, Atlantic Bank must notify Yonkers Financial of its intention to do so, specifying what portion of the option it intends to sell and the purchase price thereof. Yonkers Financial has the right to cancel the portion of the option Atlantic Bank proposes to sell if Yonkers Financial pays Atlantic Bank a fee equal to the proposed purchase price.

         EFFECT OF TERMINATION FEES AND STOCK OPTION AGREEMENT. Publicly traded companies, particularly companies in the banking industry, often issue stock options or agree to termination fees when they announce mergers. They do so to increase the likelihood that their transaction will be completed and to compensate the party receiving the option for its efforts and its expenses and losses if the transaction is not completed. The stock option agreement and the termination fee are a condition to Atlantic Bank's willingness to enter into the merger agreement. Atlantic Bank and Yonkers Financial agreed to the termination fees described above and entered into the stock option agreement to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. The termination fees and stock option agreement may have the effect of discouraging persons who might otherwise be interested in acquiring all of or a significant interest in Yonkers Financial, even if such persons were prepared to pay a higher price per share for the Yonkers Financial common stock than the value per share contemplated by the merger agreement. The acquisition by a third party of Yonkers Financial or a significant interest in Yonkers Financial or a significant portion of its consolidated assets or deposits, or an agreement to do so, could cause the terminations fees to become applicable and the option to become exercisable and significantly increase the cost of the acquisition to a potential acquirer. Such increased costs might discourage a potential acquirer from considering or proposing an acquisition or might result in a potential acquirer proposing to pay a lower per share price to acquire Yonkers Financial than it might otherwise have proposed to pay.

         The options and termination fees that publicly traded companies issue or agree to in mergers often differ from each other in important respects, although they are all designed to increase the likelihood that an agreed-upon merger will be completed. For example, the combination of the option and termination fee that we and Atlantic Bank agreed to limits the maximum total profit that Atlantic Bank can receive to $4 million. In contrast, in some other bank merger transactions the options did not have a profit limit or, in those situations where both an option and a termination fee were granted, the two were not treated together for purposes of applying a profit limit. In addition, our Certificate of Incorporation contains provisions which have limited the terms under which Atlantic Bank can require us to repurchase the option. These limitations are not included in the corporate governance documents of many other companies in the banking industry.

                       PROPOSAL II - ELECTION OF DIRECTORS

         Yonkers Financial's Board of Directors is presently comprised of eight members, each of whom is also a director of the Association. Directors of Yonkers Financial are generally elected to serve for three-year terms or until their respective successors have been elected and qualified. The terms of three directors expire at the annual meeting. Each of the three incumbent directors, Richard F. Komosinski, Michael J. Martin and Fredric H. Gould has been nominated by the Board of Directors to be re-elected at the annual meeting, each to serve a term of three years, until his successor is appointed or completion of the merger. Each nominee has consented to being named in this proxy statement. Approximately one-third of Yonkers Financial's directors are elected annually.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE THREE NOMINEES NOMINATED BY THE BOARD.

         The following table sets forth certain information regarding Yonkers Financial's Board of Directors, including each director's term of office, and the Board's nominees for election. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the meeting for the election of the nominees identified in the following table. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees listed in the table below might be unable to serve, if elected. Except as described below under "Agreement with Mr. Gould and Gould Investors LP" there are no arrangements or understandings between any director or nominee listed in the table below and any other person pursuant to which such director or nominee was selected.


                                                                                             Shares of       Percent
                                                                                           Common-Stock         of
                                                                                           Beneficially       Class
                                                                                             Owned at        Percent
                                                                   Director    Term to      February 4,         of
             Name              Age(1)      Position(s) Held        Since(2)    Expire         2002(3)         Class
--------------------------  ----------- ------------------------  ----------   ---------   --------------  ------------
                                        NOMINEES
Richard F. Komosinski             59    Director, President and       1977       2005           105,866        4.41%
                                        Chief Executive Officer
Michael J. Martin                 47    Director                      1992       2005            21,709        0.91%
Fredric H. Gould                  66    Director                      2000       2005           362,300(4)    15.11%

                                        DIRECTORS CONTINUING IN OFFICE

William G. Bachop                 72    Chairman of the Board         1982       2003            24,523        1.02%
Donald R. Angelilli               63    Director                      1982       2003            33,566        1.40%
Eben T. Walker                    53    Director                      1994       2003            31,527        1.31%
Susan Friend                      41    Director                      2001       2003                 0        0.00%
Charles D. Lohrfink               73    Director                      1985       2004            37,624        1.57%

-------------------------------
(1)      As of September 30, 2001.
(2)      Includes service as a director of the Association.
(3) Includes shares held directly, as well as shares held in retirement accounts, shares held by certain members of the named individuals' families, or shares held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or dispositive power. Amounts also include 17,853 shares, 17,853 shares, 17,853 shares, 17,853 shares and 17,853 shares which Messrs. Lohrfink, Martin, Bachop, Angelilli, and Walker, respectively, have the right to acquire pursuant to stock options that are currently exercisable. In addition, the amount for Mr. Komosinski includes 15,900 shares allocated to his ESOP account as of September 30, 2001, the end of the year plan, and 5,840 shares held in his 401(k) plan account as of February 4, 2002.
(4) Shares held by Gould Investors. Because Mr. Gould is a general partner of Gould Investors and Chairman and the sole stockholder of the corporate general partner of Gould Investors, he is in a position to direct the voting and disposition of the shares beneficially owned by Gould Investors. See footnote 1 to the table under the heading "Voting Securities and Certain Holders Thereof"on page 10. See also "Agreement with Mr. Gould and Gould Investors LP" on page 46.

         The business experience of each director and director nominated for re-election by the Board is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         RICHARD F. KOMOSINSKI. Mr. Komosinski is President and Chief Executive Officer of Yonkers Financial and the Association, positions he has held since 1995 and 1977, respectively. Mr. Komosinski has been employed by the Association since 1960 and held a variety of positions prior to becoming President and Chief Executive Officer. As Chief Executive Officer of Yonkers Financial and the Association, Mr. Komosinski is responsible for all aspects of Yonkers Financial's and the Association's operations. Mr. Komosinski is a member and past director of the Community Bankers Association of New York State. He is currently a trustee of the New York State Bankers Retirement System, a member and past President of the Yonkers Lions Club, a director and Treasurer of the Yonkers Chamber of Commerce, and Trustee and Treasurer of St. John's Riverside Hospital, located in Yonkers, New York. He is also Treasurer and a member of the Advisory Council of the Yonkers Citadel branch of the Salvation Army, and a trustee of the Yonkers YMCA.

         MICHAEL J. MARTIN. Mr. Martin is Vice President of Herbert G. Martin, Inc., an electrical contracting company located in Yonkers, New York. He has been employed by that company since 1981 and was promoted to his present position in 1986. Mr. Martin is a member of the National Electrical Contractors Association.

         FREDRIC H. GOULD. Mr. Gould has served as Chairman of the Board of One Liberty Properties since June 1989 and Chief Executive Officer of that company since December 1999. Mr. Gould is also the general partner of Gould Investors, a limited partnership primarily engaged in real estate ownership; Chairman of Georgetown Partners, Inc., the managing general partner of Gould Investors; Chairman of the Board and Chief Executive Officer of, and an advisor to, BRT Realty Trust; President of REIT Management Corp.; and a director of East Group Properties, Inc.

         WILLIAM G. BACHOP. Prior to his retirement in May 1992, Mr. Bachop was a professional engineer and President of Herbert G. Martin, Inc., an electrical contracting company located in Yonkers, New York, for 43 years. Mr. Bachop has served as a member, officer and director of various organizations located in Yonkers, including the Yonkers YMCA and the East Yonkers Kiwanis Club, as well as serving as a trustee of IBEW Local 501 Pension and Welfare Funds.

         DONALD R. ANGELILLI. Mr. Angelilli has been a real estate broker since 1992. He is currently employed by Weichert Realtors, located in Toms River, New Jersey. Prior to 1992, he was employed as a building contractor and served as Vice President of Frank Angelilli Construction Company. Mr. Angelilli has served as a trustee of the Laborers' Pension Fund of Westchester County, and as a board member and Chair of the Building Trades Employer Association.

         EBEN T. WALKER. Mr. Walker is President of Graphite Metallizing Corporation, a manufacturing company based in Yonkers, New York. Mr. Walker has been employed by that company since 1979 and was promoted to his present position in 1985. Mr. Walker was employed in various capacities at Citibank, N.A. from 1974 to 1979, including as a Vice President from 1978 to 1979. Mr. Walker currently serves on the Executive Committee of the Yonkers Chamber of Commerce.

         SUSAN FRIEND. Ms. Friend is a CPA and an Audit Partner since 1994 at the White Plains, New York firm of Bennett Kielson Storch DeSantis and Company LLP. Her professional affiliations include the New York State Society of Certified Public Accountants, American Institute of Certified Public Accountants, Government Finance Offices Association (New York State and National) and the New York State Association of School Business Officials. She was appointed to the Board effective September 2001. Ms. Friend graduated from Fairleigh Dickinson University Magna Cum Laude with a B.S. in Accounting.

         CHARLES D. LOHRFINK. Prior to his retirement in 1990, Mr. Lohrfink was Public Affairs Director and General Manager of Administration for Consolidated Edison. He was employed by Consolidated Edison for 43 years. Mr. Lohrfink is a member of the Executive Committee of the Westchester County Salvation Army Advisory Board, a founder and director of the Westchester Sports Hall of Fame, a former chapter chairman of the Westchester County American Red Cross, and Vice President of Yonkers Historical Society. He is a commissioner and past Chairman of the New York State Harness Racing Commission and a trustee of the New York State Agriculture and Horse Breeding Development Fund. He also served as Chairman of the Capital Improvements Committee, a committee charged by the State of New York to examine the financing of capital improvements for the racing industry. In addition, he is a member and past Commander of American Legion Post # 299.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

         BOARD AND COMMITTEE MEETINGS OF YONKERS FINANCIAL. Meetings of Yonkers Financial's Board of Directors are generally held on a quarterly basis. The Board of Directors of Yonkers Financial held 12 meetings during fiscal 2001. During fiscal 2001, no director of Yonkers Financial attended fewer than 75% of the aggregate number of board meetings and the meetings of the committees of the Board of Directors on which he or she served, except as indicated below.

         The Board of Directors of Yonkers Financial has standing Audit, Compensation, Executive, Investment and Nominating committees.

         The Audit Committee reviews audit reports and related matters to ensure compliance with regulations and internal policies and procedures. This committee also acts as a liaison between Yonkers Financial's internal and external auditors and the Board. Directors Angelilli (Chairman), Lohrfink, Martin and Walker are the current members of this committee. The Audit Committee met five times during fiscal 2001. For additional information regarding the Audit Committee, see "Audit Committee Matters" below.

         The Compensation Committee reviews and approves all executive officer compensation plans. The current members of this committee are Directors Bachop (Chairman) and Lohrfink. The Compensation Committee met three times during fiscal 2001.

         The Executive Committee has the power to act on most matters in lieu of the full Board of Directors between Board meetings. The members of this committee are Directors Bachop, Komosinski and Lohrfink. Alternate members of this committee are Directors Martin and Walker. The Executive Committee did not meet during fiscal 2001.

         The Investment Committee, comprised of Directors Walker (Chairman), Bachop, Komosinski, Lohrfink and Martin, reviews, formulates and establishes investment policies, sets appropriate goals and limitations, and makes recommendations to the Board with respect to investments. The Investment Committee did not meet during fiscal 2001.

         The Nominating Committee meets annually in order to recommend to the Board of Directors nominees for election to the Board. This committee is comprised of Directors Komosinski (Chairman), Bachop, Martin and Walker, though the full Board may, as it did for the meeting, act as the Nominating Committee. While the Board of Directors will consider nominees recommended by stockholders, the Nominating Committee has not actively solicited such nominations. The Nominating Committee did not meet during fiscal 2001.

         Pursuant to Yonkers Financial's bylaws, nominations for election as directors by stockholders must be made in writing and delivered to the Secretary of Yonkers Financial at least 70 days prior to the annual meeting date. If, however, the date of the meeting is first publicly disclosed less than 80 days prior to the date of the meeting, nominations must be received by Yonkers Financial not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to stockholders or the day on which public disclosure of the date of the meeting is first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Yonkers Financial's bylaws. Under the merger agreement, Yonkers Financial is prohibited from electing to the Board of Directors any person who was not a director on the date of the merger agreement.

         BOARD AND COMMITTEE MEETINGS OF THE ASSOCIATION. The Association's Board of Directors meets monthly and may have additional special meetings upon the request of the Chairman or at least two directors. The Association's Board of Directors met 14 times during the fiscal year ended September 30, 2001. During fiscal 2001, no director of the Association attended fewer than 75% of the aggregate of the aggregate number of board meetings, and meetings of committees of the Board of Directors on which he or she served, except as indicated below.

         The Association has standing Audit, Business Development and Building, Compensation, Executive, Investment and Loan Committees.

         The Audit Committee, comprised of Directors Angelilli (Chairman), Lohrfink, Martin and Walker, meets quarterly with the Association's internal auditor to oversee and monitor the Association's internal auditing function. This committee also meets periodically with the Association's external auditor. The Audit Committee met six times during fiscal 2001.

         The Business Development and Building Committee meets as needed to review the Association's business strategies and strategic planning alternatives and makes recommendations to the full Board. The members of this committee are Directors Angelilli, Komosinski and Martin. The Business Development and Building Committee did not meet during fiscal 2001.

         The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all benefits, personnel policies and compensation matters. The current members of the Compensation Committee are Directors Bachop (Chairman) and Lohrfink. The Compensation Committee met five times during fiscal 2001.

         The Executive Committee is comprised of Directors Bachop, Komosinski and Lohrfink. Alternative members are Directors Martin and Walker. The Executive Committee meets on an as-needed basis between Board meetings and generally has the authority of the full Board. The Executive Committee did not meet during fiscal 2001.

         The Investment Committee, comprised of Directors Walker (Chairman), Bachop, Komosinski, Lohrfink and Martin, reviews, formulates and establishes investment policies, sets appropriate goals and limitations, and makes recommendations to the Board with respect to investments. The Investment Committee met four times during fiscal 2001.

         The Loan Committee generally meets monthly to review the Association's lending activities. The committee also reviews and formulates lending policies for recommendation to the Board. The members of this committee are Directors Martin (Chairman), Angelilli, Gould, Komosinski and Walker. Under the terms of the merger agreement, Atlantic Bank is entitled to send a representative to Loan Committee meetings. The Loan Committee met 18 times during fiscal 2001; Director Gould did not attend six of these meetings.

AUDIT COMMITTEE MATTERS

         AUDIT COMMITTEE REPORT. The Audit Committee of Yonkers Financial's Board of Directors has issued the following report with respect to the audited financial statements of Yonkers Financial for the fiscal year ended September 30, 2001:

         o The Audit Committee has reviewed and discussed with management Yonkers Financial's fiscal 2001 audited financial statements;

         o The Audit Committee has discussed with Yonkers Financial's independent auditor (KPMG LLP) the matters required to be discussed by Statement on Auditing Standards No. 61;

         o The Audit Committee has received the written disclosures and letter from the independent auditor required by Independence Standards Board No. 1 (which relates to the auditor's independence from Yonkers Financial and its related entities) and has discussed with the auditor its independence from Yonkers Financial; and

         o Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Yonkers Financial's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

         Submitted by the Audit Committee of Yonkers Financial's Board of
Directors:

         DONALD R. ANGELILLI    CHARLES D. LOHRFINK    MICHAEL J. MARTIN
                                  EBEN T. WALKER

         AUDIT COMMITTEE CHARTER. Each member of the Audit Committee is "independent" under the definition of independence contained in the National Association of Securities Dealers' listing standards for the Nasdaq Stock Market. Yonkers Financial has adopted a written audit committee charter.

DIRECTOR COMPENSATION

         Set forth below is a description of compensation paid to directors for their service on the Boards of Directors of Yonkers Financial and the Association.

         BOARD OF DIRECTORS OF YONKERS FINANCIAL. Until July 1, 2001, each director, other than the Chairman and the Vice Chairman of the Board and the President (whose Board fees ceased, effective January 2001), received a fee of $750 per meeting of Yonkers Financial's Board attended as compensation for service on Yonkers Financial's Board of Directors. The Chairman and the Vice Chairman received $800 and $775, respectively, for each Yonkers Financial Board meeting they attended until July 1, 2001. In addition, until July 1, 2001, each non-employee director received $275 for each Yonkers Financial Board committee meeting attended and each committee chairman received $300 per

Yonkers Financial Board committee meeting attended. Finally, until July 1, 2001, all Yonkers Financial directors received an annual retainer of $8,000 payable quarterly, for service on such board.

         Effective July 1, 2001, Yonkers Financial eliminated these Board and Committee fees and in their place substituted a $15,000 annual retainer per non-employee director.

         On October 30, 1996, directors Angelilli, Bachop, Lohrfink, Martin and Walker each acquired stock options on 17,853 shares and 5,713, 5,713, 5,713, 2,856, and 2,856 shares of restricted stock, respectively. Those awards vested in five equal annual installments with the final installment vesting on October 30, 2001.

         BOARD OF DIRECTORS OF THE ASSOCIATION. For fiscal 2001, each director (including, until January 1, 2001, the President) other than the Chairman and the Vice Chairman of the Board received a fee of $500 per meeting of the Association's Board attended as compensation for service on the Association's Board. The Chairman and Vice Chairman received $600 and $550, respectively, for each Association Board meeting attended. Each non-employee director received an additional $200 for each Association Board committee meeting attended and each non-employee committee chairman received $225 per Association Board committee meeting attended. In addition, each director of the Association, other than Mr. Gould, Mr. Martin and Ms. Friend serves as a director of Yonkers REIT, Inc., a subsidiary of the Association. For fiscal 2001, each of these individuals received an annual retainer of $500 for serving as a director of Yonkers REIT.

AGREEMENT WITH MR. GOULD AND GOULD INVESTORS LP

         Yonkers Financial, Mr. Gould and Gould Investors LP entered into a Standstill Agreement on January 14, 2000, and amended on February 28, 2000. Under the agreement, Yonkers Financial's Board of Directors agreed to appoint Mr. Gould as a director and not remove him or fail to re-nominate him during the term of the agreement, which will expire on March 31, 2002 or earlier if certain events occur. In exchange for his appointment, Mr. Gould and Gould Investors agreed to, during the term of the agreement, vote all of their shares in favor of any proposal or nominee for election as a director submitted by Yonkers Financial's Board of Directors and against any proposal or nominee for election as a director opposed by Yonkers Financial's Board. In addition, Mr. Gould and Gould Investors agreed not to, during the term of the agreement: (1) acquire more than 24.9% of Yonkers Financial's common stock, unless a third party makes a bona fide proposal to acquire 25% or more of the outstanding common stock; (2) unless the approval of Yonkers Financial's Board is obtained, transfer or sell any shares except in open market transactions and where the buyer will not own more than 4% of the outstanding shares of common stock after the transaction;
(3) solicit proxies or participate in a proxy solicitation not supported by Yonkers Financial; (4) submit any director nominations or stockholder proposals;
(5) except as otherwise required by Mr. Gould's fiduciary duty as a director, oppose any proposal or director nomination submitted by Yonkers Financial to stockholders or support any stockholder proposal that is opposed by Yonkers Financial; (6) vote for any nominee for election as a director who is not nominated or supported by Yonkers Financial; (7) solicit or initiate any communication regarding acquisition offers for Yonkers Financial; (8) participate in any litigation against Yonkers Financial, except as may occur in the ordinary course of business as a banking customer of the Association; or (9) enter into a voting agreement or similar arrangement with respect to their shares of Yonkers Financial's common stock.

         Notwithstanding the provisions described above, if a proposal not involving (a) the sale or merger of Yonkers Financial, (b) the hiring of an investment banker or the establishment of a committee or other mechanism to explore Yonkers Financial's strategic options or methods to maximize stockholder value or (c) the election of directors, is properly introduced for consideration at a stockholder meeting and the proposal is not approved by Yonkers Financial's Board of Directors, then Mr. Gould and Gould Investors may vote a portion of their shares in favor of the proposal represented by a fraction, the numerator of which is the number of shares not held by Mr. Gould or Gould Investors that are voted in favor of the proposal and the denominator of which is the total number of shares voted on the proposal.

         As a condition to its execution of the merger agreement, Atlantic Bank entered into a Voting Agreement with Gould Investors LP, which requires, among other things, Gould Investors LP to vote its shares of Yonkers Financial common stock in favor of the merger. In order to facilitate the Voting Agreement, Yonkers Financial entered into a Limited Waiver Agreement with Gould Investors. Under the terms of this agreement, Yonkers Financial waived its rights under its Standstill Agreement to the extent necessary to enable Gould Investors to perform its obligations under the Voting Agreement.

EXECUTIVE COMPENSATION

         Yonkers Financial did not pay any compensation to its executive officers in fiscal 2001. The following table sets forth information concerning compensation paid by the Association to the named officers during the fiscal years ended September 30, as indicated.


                                                        SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   LONG-TERM COMPENSATION
                                                                                               ------------------------------
                                ANNUAL COMPENSATION                                                        AWARDS
--------------------------------------------------------------------------------- ------------ ------------------------------
                                                                                    OTHER     RESTRICTED   SECURITIES    ALL OTHER
                                      FISCAL YEARS                                 ANNUAL       STOCK       UNDERLYING    COMPEN-
                                     ENDED SEPTEMBER    SALARY        BONUS        COMPEN-     AWARD(S)     OPTIONS/      SATION
    NAME AND PRINCIPAL POSITION            30,       ($)           ($)      SATION ($)(1)      ($)(2)        SARS(#)       ($)
------------------------------------ -------------- ------------  ----------- --------------- ------------  -----------  ----------
Richard F. Komosinski, President          2001          $196,402      $47,000     $  ---       $   ---           ---     $75,778(4)
and Chief Executive Officer               2000           175,116       29,100         ---          ---           ---      83,723
                                          1999           164,616       31,093         ---          ---           ---      94,793
------------------------------------ -------------- ------------  ----------- --------------- ------------  -----------  ----------
Joseph L. Macchia, Senior Vice            2001          $106,764      $35,000     $   ---      $   ---         3,000     $39,845(5)
President and Secretary                   2000           100,847       21,700         ---          ---           ---      25,146
                                          1999            92,847       24,181         ---          ---           ---      35,393
------------------------------------ -------------- ------------  ----------- --------------- ------------  -----------  ----------
Joseph D. Roberto, Senior Vice            2001          $106,092      $30,000     $   ---      $   ---         3,000     $40,345(6)
President, Treasurer and Chief            2000           100,009       21,700         ---          ---           ---      25,646
Financial Officer                         1999            90,962       24,181         ---          ---           ---      34,981
------------------------------------ -------------- ------------  ----------- --------------- ------------  -----------  ----------
Philip A. Guarnieri, Senior Vice          2001          $106,665      $35,000     $   ---      $ ---           3,000     $39,845(7)
President                                 2000           100,693       21,700         ---                        ---      24,827
                                          1999            86,901       24,181         ---       70,625(3)     10,563      30,676
==================================== ============== ============  =========== =============== ============  ===========  ==========

------------------------------

(1) Pursuant to SEC rules, the table above excludes perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of salary and bonus.
(2) Based on the $21.90 closing price per share of the common stock on the Nasdaq Stock Market on September 28, 2001, the values as of that date of the unvested shares of restricted stock awarded under the Yonkers Financial Corporation 1996 Management Recognition Plan to Messrs. Komosinski, Macchia, Roberto and Guarnieri were $121,281, $38,808, $38,808 and $34,391, respectively. Dividends accrue on the unvested restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the unvested common stock. Dividends on the unvested restricted shares are paid on their vesting dates.
(3) On November 17, 1998, Mr. Guarnieri was awarded 5,000 restricted shares of common stock. The vesting schedule of this award is 20% annually beginning November 17, 1999. The value of this award listed in the table above was determined by multiplying the number of shares awarded by the closing price per share of the common stock on the award date. Dividends are paid on the unvested restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the common stock.
(4) Represents fees for serving on the Boards of Directors of Yonkers Financial, the Association and Yonkers REIT aggregating $4,750, an accrual of $31,183 by the Association under the Supplemental Executive Retirement Agreement with Mr. Komosinski and life insurance premiums paid by the Association of $540. The value at September 30, 2001 of the allocation for fiscal 2001 to Mr. Komosinski's ESOP account was $39,305.
(5)     Represents life insurance premiums paid by the Association of $540.
        The value at September 30, 2001 of the allocation for fiscal 2001 to Mr. Macchia's ESOP account was $39,305.
(6) Represents fees of $500 for service on the Board of Directors of Yonkers REIT and life insurance premiums paid by the Association of $540. The value at September 30, 2001 of the allocation for fiscal 2001 to Mr. Roberto's ESOP account was $39,305.
(7) Represents life insurance premiums paid by the Association of $540. The value of the allocation for fiscal 2001 to Mr. Guarnieri's ESOP account was $39,305

         The following table sets forth certain information concerning stock options granted to the following executive officers in 2001 pursuant to the Yonkers Financial 1996 Stock Option and Incentive Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------
                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                                                                                               PRICE APPRECIATION
                                    INDIVIDUAL GRANTS                                            FOR OPTION TERM
----------------------------------------------------------------------------------------------------------------------
                            NUMBER OF         % OF TOTAL
                            SECURITIES          OPTIONS
                            UNDERLYING        GRANTED TO       EXERCISE OR
                             OPTIONS         EMPLOYEES IN       BASE PRICE    EXPIRATION
          NAME            GRANTED (#)(1)      FISCAL YEAR         ($/SH)         DATE       5%($)(2)       10%($)(2)
-----------------------  ----------------  -----------------  -------------  ------------  ----------    -------------
Joseph D. Roberto             3,000              12.37%         $18.000         2/28/11      $53,018        $116,409
Joseph D. Macchia             3,000              12.37%         $18.000         2/28/11      $53,018        $116,409
Phillip A. Guarnieri          3,000              12.37%         $18.000         2/28/11      $53,018        $116,409

--------------------------
(1) Options granted on February 26, 2001, which options vest in five equal annual installments beginning one year from the date of grant.
(2) Based on the closing price of $21.90 per share as reported on the Nasdaq Stock Market on September 28, 2001.

         The following table provides information as to the value of stock options held by the named officers as of September 30, 2001.

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND OPTION VALUES AT SEPTEMBER 30, 2001
---------------------------------------------------------------------------------------------------------------------------
                                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                              OPTIONS AT FY-END (#)                FY-END($)(1)(2)
                                                        ---------------------------------- --------------------------------
                              SHARES
                             ACQUIRED         VALUE
                                ON           REALIZED     EXERCISABLE     UNEXERCISABLE
          NAME             EXERCISE (#)        ($)            (2)               (2)         EXERCISABLE     UNEXERCISABLE
------------------------- --------------  ------------- ---------------- ----------------- --------------  ----------------
Richard F. Komosinski          ---            $---          68,558            17,140           $618,736          $154,689
Joseph D. Roberto              ---            $---          22,853             8,713           $206,248         $  63,260
Joseph L. Macchia              ---            $---          22,853             8,713           $206,248         $  63,260
Philip A. Guarnieri            ---            $---          18,027            13,539           $141,660         $  88,392
========================= ==============  ============= ================ ================= ==============  ================

--------------------------
(1) Represents the value of the in-the-money options (market price of the common stock less the exercise price) based upon the closing price of $21.90 per share of the common stock as reported on the Nasdaq Stock Market on September 28, 2001. Mr. Komosinski's exercisable and unexercisable options have an exercise price of $12.875. Messrs. Roberto and Macchia's exercisable options have an exercise price of $12.875. Of Messrs. Roberto and Macchia's unexercisable options 5,713 have an exercise price of $12.875 and 3,000 have an exercise price of $18.00. Of Mr. Guarnieri's exercisable options, 12,002 have an exercise price of $12.875, 1,800 have an exercise price of $21.625 and 4,225 have an exercise price of $14.125. Of Mr. Guarnieri's unexercisable options, 3,001 have an exercise price of $12.875, 1,200 have an exercise price of $21.625, 6,338 have an exercise price of $14.125 and 3,001 have an exercise price of $18.00.
(2) Prior to the quarter ended December 31, 2001, Messrs. Komosinski, Roberto, Macchia and Guarnieri exercised all of their then exercisable options.

EMPLOYMENT AGREEMENT

         Yonkers Financial has entered into an employment agreement with Mr. Komosinski. The agreement provides for an annual base salary in an amount not less than Mr. Komosinski's salary as of the date of the agreement. The term of the agreement is automatically extended daily by one day so that the term is always three years, unless Yonkers Financial has given Mr. Komosinski 90 days' advance notice that the term is not to be extended. The agreement provides for termination upon Mr. Komosinski's death, for cause or in the case of certain other events specified in the agreement.


         If Mr. Komosinski's employment is "involuntarily terminated" by Yonkers Financial other than in connection with or within 36 months after a change in control of Yonkers Financial or the Association, he will be entitled to receive
(i) payment of his base salary during the remaining term of the agreement in the same manner and at the same times received by him while employed and (ii) for the remaining term of the agreement, substantially the same health insurance benefits as he receives as of the date of termination. The term "involuntary termination" means termination by Yonkers Financial or the Association other than for cause or due to the retirement, death or disability of Mr. Komosinski, and includes a material reduction of Mr. Komosinski's current duties, benefits and responsibilities.

         If Mr. Komosinski's employment is involuntarily terminated in connection with or within 36 months after a change in control of Yonkers Financial or the Association, he will be entitled to receive (i) a lump sum cash payment equal to 299% of his "base amount" of compensation and (ii) for the remaining term of the agreement substantially the same health insurance benefits as he receives as of the date of termination. The lump sum payment is subject to reduction to ensure that no amount payable to him in connection with a change in control is non-deductible for federal income tax purposes as a so-called "excess parachute payment."

         In connection with the merger, Yonkers Financial, Atlantic Bank and Mr. Komosinski entered into a Settlement Agreement pursuant to which he agreed to waive his rights to a termination payment under the Employment Agreement upon the completion of the merger in exchange for a payment under the Settlement Agreement. The Settlement Agreement is void if the merger agreement is terminated. See "Proposal I -- The Merger -- Interests of Certain Persons in the Merger -- Settlement Agreements" on page 37.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

         Yonkers Financial has entered into change in control severance agreements with each of Messrs. Macchia, Roberto and Guarnieri. Each agreement has a three year term, with provision for automatic extension in the same manner provided under Mr. Komosinski's employment agreement, described above. Each agreement provides that if the officer's employment is involuntarily terminated in connection with or within 36 months after a change in control of Yonkers Financial or the Association, he will be entitled to receive (i) a lump sum cash payment equal to 299% of his "base amount" of compensation and (ii) for the remaining term of the agreement substantially the same health insurance benefits as he receives as of the date of termination. The lump sum payment is subject to reduction to ensure that all amounts payable by Yonkers Financial and the Association to the officer in connection with a change in control are deductible by Yonkers Financial or the Association for federal income tax purposes.

         In connection with the merger, Yonkers Financial, Atlantic Bank and each of Messrs. Macchia, Roberto and Guarnieri entered into a Settlement Agreements pursuant to which they each agreed to waive their rights to payments under their change in control severance agreements upon the completion of the merger in exchange for payments under their Settlement Agreements. The Settlement Agreements are void if the merger agreement is terminated. See "Proposal I -- The Merger -- Interests of Certain Persons in the Merger -- Settlement Agreements" on page 37.

DEFINED BENEFIT PENSION PLAN

         The Association sponsors a defined benefit pension plan for its employees. Employees are eligible to participate in the pension plan following the completion of one year of service (1,000 hours worked during a continuous 12-month period) and attainment of 21 years of age. A participant must complete five years of service, or attain the age of 65, before he or she will vest in any portion of his or her retirement benefits, after which point the participant is 100% vested. The pension plan is funded solely through contributions made by the Association. The Association did not contribute to the pension plan during the 2001 plan year.

         The following table sets forth, as of September 30, 2001, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service.

                                                    PENSION PLAN TABLE
---------------------------------------------------------------------------------------------------------------------------
      Average
      Eligible          15 Years        20 Years          25 Years          30 Years         35 Years          40 Years
    Compensation         Service        Service            Service          Service           Service          Service
--------------------  ------------- ----------------  ----------------- ---------------- ----------------- ----------------
            $100,000         23,847           32,123             40,400           48,676            56,952           64,340
             125,000         30,350           40,868             51,386           61,905            72,423           81,637
             150,000         36,852           49,612             62,373           75,134            87,894           98,934
             175,000         37,076           49,837             62,597           75,358            88,119           99,158
====================  ============= ================  ================= ================ ================= ================

         The "average annual compensation" represents the average of the participant's annual compensation during the five consecutive calendar years of service which yield the highest average compensation. A participant's "annual compensation" for a particular year is his or her taxable income for that year and deferred amounts not included in taxable income for that year. The benefits set forth in this table are based upon the assumption that the retirement plan continues in its present form. Benefits payable under the pension plan are subject to an offset for the participant's anticipated social security benefits. At September 30, 2001, the estimated years of credited service of Mr. Komosinski, Mr. Macchia, Mr. Roberto and Mr. Guarnieri were 38 years, 29 years, 27 years and 4 years, respectively.

         Generally, an employee who has attained age 55, with at least 5 years of vesting service, has the right to elect to immediately begin receiving adjusted retirement benefits less than those indicated in the table upon any separation from service with the Association.

SUPPLEMENTAL RETIREMENT AGREEMENT

         The Association has entered into a non-qualified Supplemental Retirement Agreement with President Komosinski which provides him with a supplemental retirement benefit equal to what would have been provided to him under the pension plan but for certain limitations contained in the Internal Revenue Code, of 1986, as amended. This supplemental benefit will be payable upon Mr. Komosinski's retirement in the form of a lump sum distribution. The Supplemental Retirement Agreement is accrued for on an annual basis and all obligations arising under the Supplemental Retirement Agreement are payable from the general assets of the Association. For the fiscal year ended September 30, 2001, Yonkers Financial incurred an expense of $31,183 relating to the Supplemental Retirement Agreement.

         Pursuant to the terms of the merger agreement, Yonkers Financial terminated the Supplemental Retirement Agreement in the first quarter ended December 31, 2001 and paid out all of the accrued benefits to Mr. Komosinski in late 2001 and early 2002. These amounts will be deducted from the amount otherwise payable under Mr. Komosinski's settlement agreement. See "Proposal I -- The Merger -- Interests of Certain Persons in the Merger -- Settlement Agreements" on page 37.

ESOP EQUALIZATION EXECUTIVE RETIREMENT PLAN

         Yonkers Financial has an ESOP Equalization Executive Retirement Plan which provides each participant with an additional benefit equal to what would have been provided to the participant under the Association's 401(k) Savings Plan and the ESOP but for certain limitations contained in the Internal Revenue Code, of 1986, as amended. Mr. Komosinski is currently the only participant in this plan. The additional benefit will be payable after Mr. Komosinski retires in the form of either, at Mr. Komosinski's election, a lump sum distribution or up to ten equal annual installments. Pursuant to Mr. Komosinski's settlement agreement, a lump sum payment in full settlement of his benefits under this plan will be made upon completion of the merger. See "Proposal I -- The Merger -- Interests of Certain Persons in the Merger -- Settlement Agreements" page 37.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

         Yonkers Financial's Compensation Committee has responsibility for reviewing the compensation policies and plans of the Association and its affiliates. The policies and plans established are designed to enhance both short-term and long-term operational performance of the Association and to build stockholder value through appreciation in Yonkers Financial's common stock price.

         One of the Committee's primary objectives is to develop and maintain compensation plans which allow Yonkers Financial and the Association to attract and retain quality executives at competitive compensation levels and to motivate executives to perform to the full extent of their abilities. In developing and maintaining these plans, the Committee also seeks to enhance stockholder value by aligning closely the financial interests of Yonkers Financial's executives with those of its stockholders. In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation reviews made by third parties each year. These studies are used to compare the compensation levels of Yonkers Financial personnel to those of personnel at other local financial institutions.

         With respect to Mr. Komosinski's base salary in the fiscal year ended September 30, 2001, the Committee took into account a comparison of salaries of chief executive officers of other regional financial institutions. Likewise, each executive officer's base salary was determined utilizing financial institution compensation surveys. Mr. Komosinski's base salary for fiscal year 2001 was increased from the level set by the Committee for fiscal year 2000 because it was the judgment of the Committee that Mr. Komosinski's base salary was low when compared to the salaries of chief executives officers of other regional financial institutions and because of Mr. Komosinski's individual performance and Yonkers Financial's overall performance during fiscal 2000. In fiscal 2001, the Committee also determined, based on the Association's capital ratios as well as continued progress in executing the Association's business plan, the implementation of cost control measures and recognition of the improvement in performance by the Association, to award Mr. Komosinski a cash bonus of $47,000.

         The Association and Yonkers Financial include stock option and restricted stock awards as elements of the overall compensation package. Equity-based compensation provides a long-term alignment of interests and results achieved for stockholders with the compensation provided to executive officers by providing those executives and others on whom the continued success of Yonkers Financial most depends with a proprietary interest in Yonkers Financial. In 1996, a Stock Option and Incentive Plan and a Management Recognition Plan were adopted, providing for the grant of several types of equity-based awards, including stock option and restricted stock awards. These plans were ratified by Yonkers Financial's stockholders on October 30, 1996 and amendments to these plans were approved by Yonkers Financial's stockholders on January 27, 1999.

         In fiscal 1997, Yonkers Financial's executive officers were granted restricted stock and stock option awards, each vesting over a five-year schedule beginning one year after the grant date. Mr. Guarnieri was granted additional stock options in fiscal 1998 and 1999, and additional shares of restricted stock in fiscal 1999, all of which also have five- year vesting schedules beginning one year after the grant date. Yonkers Financial's three executive officers other than the President and Chief Executive Officer were each granted additional stock options in the second quarter of fiscal 2001, all of which also have five-year vesting schedules beginning one year after the grant date. See the table captioned "Summary Compensation Table" on page 47.

         Through the compensation programs described above, a significant portion of Yonkers Financial's executive compensation is linked directly to individual and corporate performance. The Committee will continue to review all elements of compensation to ensure that the compensation objectives and plans meet Yonkers Financial's business objectives and philosophy of linking executive compensation to stockholder interests of corporate performance as discussed above.

         In 1993, Congress amended the Internal Revenue Code, of 1986, as amended to add Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to $1.0 million per executive per year, with certain exemptions. The Committee carefully reviewed the impact of this legislation on the cost of Yonkers Financial's and the Association's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of Yonkers Financial's or the Association's expenses for employee remuneration will be non-deductible by reason of compensation awards granted. The Committee intends to review Yonkers Financial's and Association's executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, with a view toward avoiding or minimizing any disallowance of tax deductions under Section 162(m).

         The foregoing report is furnished by the Compensation Committee of the Board of Directors:

           WILLIAM G. BACHOP                CHARLES D. LOHRFINK

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         The following graph compares the cumulative total stockholder return on Yonkers Financial's common stock to the Nasdaq U.S. Stock Index (which includes all Nasdaq traded stocks of U.S. companies) and a savings and loan industry index for the period from September 30, 1996 through September 30, 2001. The graph assumes that $100 was invested on September 30, 1996 at the closing price and that all dividends were reinvested. On September 28, 2001, the closing sale price for Yonkers Financial's common stock on the Nasdaq National Market was $21.90 per share.


[GRAPHIC OMITTED]

                                             9/30/96    9/30/97      9/30/98     9/30/99     9/30/00    9/30/01
                                             -------    -------      -------     -------     -------    -------
Yonkers Financial Corporation.............   $100.00    $159.70      124.36      146.67      132.93     190.08
Savings and Loan Index....................    100.00     169.69      149.73      144.00      175.95     234.69
Nasdaq Market Index.......................    100.00     135.92      141.25      228.51      312.59     128.07

TRANSACTIONS WITH MANAGEMENT AND INDEBTEDNESS OF MANAGEMENT

         The Association has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. Federal law currently requires that all loans to directors and executive officers not made pursuant to a benefit or compensation program that is widely available on a non-discriminatory basis to institution employees, be made on terms and conditions comparable to those for similar transactions with non- affiliates. Other than the loan listed in the table following the next paragraph, all loans to directors and executive officers of Yonkers Financial and the Association as to which the aggregate indebtedness of the borrower to the Association exceeded $60,000 at any time since October 1, 2000 were made by the Association in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors must be approved by a majority of the disinterested directors of the Association. A loan to an executive officer must be approved by a majority of the Association's Board of Directors. As of September 30, 2001, all of the outstanding loans to directors and executive officers of Yonkers Financial and the Association were performing in accordance with their repayment terms.

         Set forth below is certain information regarding a loan made by the Association (prior to changes in federal law) to an executive officer at a preferential interest rate pursuant to the Association's loan policy at the time the loan was made. The loan was made in the ordinary course of business and did not involve more than the normal risk of collectibility. This loan is a first mortgage loan secured by the borrower's primary residence.

                                                                                            Largest
                                                                                             Amount
                                                                                          Outstanding
                                 Date of        Type of      Original       Interest         Since        Balance at
         Name and Position         Loan          Loan         Amount          Rate          10/1/00        09/30/01
-----------------------------  ------------- ------------  -------------  ------------  --------------  ---------------
Joseph L. Macchia,                10/85      Residence        $90,000         5.75%         $64,572       $60,370
Senior Vice President and
Secretary

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Yonkers Financial's directors, executive officers and persons who own more than 10% of a registered class of Yonkers Financial's equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of Yonkers Financial. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Yonkers Financial with copies of all Section 16(a) forms they file. To Yonkers Financial's knowledge, based solely on a review of the copies of reports furnished to Yonkers Financial and written representations from Yonkers Financial's directors and executive officers that no other reports were required, during the fiscal year ended September 30, 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% stockholders were met, except with respect to Joseph D. Roberto who filed a Form 4 in an untimely manner that related to one transaction in February 2001.

        PROPOSAL III - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

         The Board of Directors of Yonkers Financial has appointed KPMG LLP, independent accountants, to be Yonkers Financial's auditor for the fiscal year ending September 30, 2002. Representatives of KPMG LLP are expected to attend the meeting to respond to appropriate questions and to make a statement if they so desire.

         During the year ended September 30, 2001, KPMG LLP provided various audit and non-audit services to Yonkers Financial. Set forth below are the aggregate fees billed for these services.

         AUDIT FEES. The aggregate fees billed to Yonkers Financial for professional services rendered for the audit of Yonkers Financial's financial statements for fiscal 2001 and the reviews of the financial statements included in Yonkers Financial's Form 10-Q for that year were $111,250.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION. There were no fees paid to KPMG LLP for financial information systems design for fiscal 2001.

         ALL OTHER FEES. Other than audit fees, the aggregate fees billed to Yonkers Financial by KPMG LLP for fiscal year 2001 were $17,000.

         The Audit Committee of the Board of Directors has considered whether the provision of all non-auditing services (and the aggregate fees billed for such services) in fiscal 2001 by KPMG LLP, Yonkers Financial's principal independent auditor, is compatible with the principal independent auditor's independence.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS YONKERS FINANCIAL'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2002.

        PROPOSAL IV - AUTHORITY TO ADJOURN THE MEETING TO SOLICIT PROXIES

         Each proxy solicited requests that you grant to the Board of Directors, as proxy, authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement. The Board of Directors may seek an adjournment of the meeting so that we can solicit additional votes in favor of the merger agreement if it has not received the requisite vote of stockholders at the meeting. If the Board of Directors desires to adjourn the meeting, we will request a motion that the meeting be adjourned for up to 29 days with respect to the merger agreement. If it passes, no vote will be taken on the merger agreement at the originally scheduled meeting. Each proxy solicited, if properly signed and returned to Yonkers Financial and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal to grant to the Board of Directors, as proxy, authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the merger agreement.

         Any adjournment will permit Yonkers Financial to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to the merger proposal. The adjournment may be disadvantageous to stockholders who are against the merger agreement because an adjournment will give Yonkers Financial additional time to solicit favorable votes and thus increase the chances of securing stockholders' approval of the merger.

         If a quorum is not present at the meeting, no proposal will be acted upon and Yonkers Financial's Board of Directors will adjourn the meeting to a later date to solicit additional proxies on each of the proposals being submitted to stockholders.

         An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. Yonkers Financial has no reason to believe that an adjournment of the meeting will be necessary at this time.

         BECAUSE THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT, THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO GRANT TO THE BOARD OF DIRECTORS, AS PROXY, THE AUTHORITY TO ADJOURN THE MEETING IF NECESSARY TO PROVIDE ADDITIONAL TIME TO SOLICIT PROXIES TO APPROVE THE MERGER AGREEMENT.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         Stockholder proposals intended to be presented at Yonkers Financial's next annual meeting must be received by its Secretary at the executive office of Yonkers Financial, located at 6 Executive Plaza, Yonkers, New York 10701, no later than October 18, 2002 to be eligible for inclusion in Yonkers Financial's proxy statement and form of proxy relating to the next annual meeting provided however that if the date of the meeting is before February 27, 2003, or after April 18, 2003, then such proposal must be submitted to us a reasonable time before we print and mail our proxy materials for such meeting. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in Yonkers Financial's proxy materials), Yonkers Financial's certificate of incorporation and bylaws and Delaware law.

         To be considered for presentation at the next annual meeting, but not for inclusion in Yonkers Financial's proxy statement and form of proxy for that meeting, proposals must be received by Yonkers Financial no later than January 18, 2003. If, however, the date of the next annual meeting is before February 27, 2003 or after May 18, 2003, proposals must instead be received by Yonkers Financial by the later of the 70th day before the date of the next annual meeting or the tenth day following the day on which public disclosure (by press release, in a publicly available filing with the SEC, through a notice mailed to stockholders, or otherwise) of the date of the next annual meeting is first made. If a stockholder proposal that is received by Yonkers Financial after the applicable deadline for presentation at the next annual meeting is raised at the next annual meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in Yonkers Financial's proxy statement for the next annual meeting.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the meeting other than the merger, the election of directors and the ratification of the appointment of the independent auditor. If, however, any other matter should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                       WHERE YOU CAN FIND MORE INFORMATION

         Additional financial information regarding Yonkers Financial is contained in Yonkers Financial's Annual Report on Form 10-K for the year ended September 30, 2001, its Annual Report to Shareholders for the year ended September 30, 2001 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2001 which are accompanying this proxy statement.

         Yonkers Financial files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:


 Public Reference Room   Northeast Regional Office    Midwest Regional Office
450 Fifth Street, N.W.          233 Broadway          500 West Madison Street
       Room 1024          New York, New York 10279           Suite 1400
Washington, D.C. 20549         (646) 428-1500       Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world-wide web site that contains reports, proxy statements and other information about issuers, like Yonkers Financial, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         Atlantic Bank has supplied all information contained or incorporated by reference in this proxy statement relating to Atlantic Bank and Yonkers Financial has supplied all relevant information relating to Yonkers Financial.

         We have not authorized anyone to give any information or make any representation about the merger, Yonkers Financial or Atlantic Bank that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD LOOKING STATEMENTS

         This proxy statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Yonkers Financial, as well as certain information relating to the merger. Also, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward- looking statements due to various factors.

         Whether or not you plan to attend the meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote in person at the meeting.


                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          /s/ William G. Bachop


                                          William G. Bachop
                                          CHAIRMAN OF THE BOARD

Yonkers, New York
February 15, 2002

                                                                     Appendix A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                   DATED AS OF THE 13th DAY OF NOVEMBER, 2001

                                 BY AND BETWEEN

                     ATLANTIC BANK OF NEW YORK, AS PURCHASER

                                       AND

                    YONKERS FINANCIAL CORPORATION, AS SELLER




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                     PAGE

                                    ARTICLE I
                                   THE MERGER

Section 1.01     Structure of the Merger.................................................1

Section 1.02     Bank Merger.............................................................2

Section 1.03     Effect on Outstanding Shares............................................2

Section 1.04     Exchange Procedures.....................................................2

Section 1.05     Dissenters' Rights......................................................4

Section 1.06     Stock Options...........................................................4

                              ARTICLE II
                    REPRESENTATIONS AND WARRANTIES

Section 2.01     Disclosure Letter.......................................................5

Section 2.02     Standards...............................................................5

Section 2.03     Representations and Warranties of Seller................................6

Section 2.04     Representations and Warranties of Purchaser............................22

                              ARTICLE III
                      CONDUCT PENDING THE MERGER

Section 3.01     Conduct of Seller's Business Prior to the Effective Time...............24

Section 3.02     Conduct of Purchaser's Business Prior to the Effective Time............28

Section 3.03     Cooperation............................................................28

                              ARTICLE IV
                               COVENANTS

Section 4.01     Acquisition Proposals..................................................29

Section 4.02     Certain Policies of Seller.............................................30

Section 4.03     Employees and Directors................................................30

Section 4.04     Access and Information.................................................33

Section 4.05     Certain Filings, Consents and Arrangements.............................33

Section 4.06     Antitakeover Provisions................................................33

Section 4.07     Additional Agreements..................................................34

Section 4.08     Publicity..............................................................34

Section 4.09     Stockholders' Meeting..................................................34

Section 4.10     Proxy Statement........................................................34



Section 4.11     Notification of Certain Matters........................................35

Section 4.12     Advisory Board.........................................................35

Section 4.13     Indemnification........................................................35

Section 4.14     Consulting Agreement for Richard F. Komosinski.........................36

                               ARTICLE V
                      CONDITIONS TO CONSUMMATION

Section 5.01     Conditions to Each Party's Obligations.................................37

Section 5.02     Conditions to the Obligations of Purchaser Under this Agreement........37

Section 5.03     Conditions to the Obligations of Seller................................40

                              ARTICLE VI
                              TERMINATION

Section 6.01     Termination............................................................40

Section 6.02     Effect of Termination..................................................41

Section 6.03     Third Party Termination................................................41

                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.01     Effective Date and Effective Time......................................43

Section 7.02     Deliveries at the Closing..............................................43

                             ARTICLE VIII
                             OTHER MATTERS

Section 8.01     Certain Definitions; Interpretation....................................43

Section 8.02     Non-Survival of Representations and Warranties.........................43

Section 8.03     Waiver; Amendment......................................................44

Section 8.04     Counterparts...........................................................44

Section 8.05     Governing Law..........................................................44

Section 8.06     Expenses...............................................................44

Section 8.07     Notices................................................................44

Section 8.08     Entire Agreement; Etc..................................................45

Section 8.09     Assignment.............................................................46


         This is an Agreement and Plan of Merger, dated as of the 13th day of November, 2001 (this "Agreement"), by and between Atlantic Bank of New York, a New York State chartered commercial bank ("Purchaser"), and Yonkers Financial Corporation, a Delaware corporation ("Seller").

                             INTRODUCTORY STATEMENT

         The board of directors of each of Purchaser and Seller (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Purchaser and Seller, respectively, and in the best interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, the respective business strategies of Purchaser and Seller and (iii) has approved, at meetings of each of such boards of directors, this Agreement.

         Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, Purchaser and Seller have entered into a stock option agreement (the "Seller Option Agreement"), pursuant to which Seller has granted to Purchaser an option to purchase shares of the common stock of Seller, par value $0.01 per share (the "Seller Common Stock"), upon the terms and conditions therein contained.

         Purchaser and Seller desire to make certain representations, warranties and agreements in connection with the business combination transaction provided for herein and to prescribe various conditions to such transaction.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01 STRUCTURE OF THE MERGER. Purchaser will cause a Delaware corporation to be organized as a wholly owned special purpose subsidiary of Purchaser ("Merger Sub"). On the Effective Date (as defined in Section 7.01), Merger Sub will merge (the "Merger") with and into Seller, with Seller being the surviving entity (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL") and pursuant to the terms and conditions of an agreement and plan of merger to be entered into between Merger Sub and Seller in the form attached hereto as Annex A. The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time (as defined in Section 7.01), the certificate of incorporation and bylaws of Seller shall be amended in their entirety to conform to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and shall become the certificate of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.

         SECTION 1.02 BANK MERGER. Immediately after the Merger, the board of directors of the Surviving Corporation shall adopt a plan of dissolution (which shall be a plan of complete liquidation and dissolution of the Surviving Corporation for purposes of Section 332(a) and 337(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall cause articles of dissolution authorized in accordance with the DGCL to be filed with the Secretary of State of the State of Delaware. Upon the certificate of dissolution becoming effective, Purchaser and Yonkers Savings & Loan Association, F.A., the wholly owned banking subsidiary of Seller (the "Association"), shall enter into a plan of merger (the "Plan of Bank Merger") in the form attached hereto as Annex B (which shall be a plan of complete liquidation and dissolution of Seller for purposes of Sections 332(a) and 337(a) of the Code) pursuant to which the Association will be merged with and into Purchaser (the "Bank Merger") pursuant to and with the effect set forth in the Banking Law of the State of New York and the regulations of the Federal Deposit Insurance Corporation and the Office of Thrift Supervision (the "OTS"). The documentation relating to the Bank Merger shall provide that the directors of Purchaser as the surviving entity of the Bank Merger shall be all of the respective directors of Purchaser immediately prior to such merger.

         SECTION 1.03 EFFECT ON OUTSTANDING SHARES. (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock, issued and outstanding at the Effective Time (other than (i) shares the holder of which (the "Dissenting Stockholder") pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"), (ii) shares held directly or indirectly by Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (iii) unallocated shares held in Yonkers Financial Corporation 1996 Management Recognition Plan (the "MRP") and (iv) shares held as treasury stock of Seller (the shares referred to in clauses (i), (ii), (iii) and (iv) are hereinafter collectively referred to as the "Excluded Shares")) shall become and be converted into the right to receive $29.00 in cash without interest (the "Merger Consideration").

         (b) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

         (c) As of the Effective Time, all shares of Seller Common Stock other than Excluded Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such share of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Purchaser.

         SECTION 1.04 EXCHANGE PROCEDURES. (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of Seller Common Stock (except as specifically set forth in Section 1.03) shall represent only the right to receive the Merger Consideration.

         (b) As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited with a bank or trust company selected by Purchaser to act as exchange agent (the "Paying Agent") pursuant to the terms of an agreement (the "Paying Agent Agreement") in form and substance reasonably satisfactory to Purchaser and Seller, for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 1.04, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to
Section 1.03.

         (c) As soon as practicable after the Effective Time, but no later than ten (10) business days after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates the following (i) a letter of transmittal specifying that delivery shall be effected, only upon the delivery and surrender of the Certificates to the Paying Agent, which shall be in a form and contain any other provisions as Purchaser may reasonably determine; and (ii) instructions in effecting the delivery and surrender of the Certificates in exchange for the Merger Consideration. On the Effective Date, each stockholder of Seller that upon proper delivery and surrender of a Certificate or Certificates to the Paying Agent, together with a properly completed and duly executed letter of transmittal, shall be entitled to receive in exchange therefore a check in an amount equal to the product of the Merger Consideration and the number of shares of Seller Common Stock represented by the Certificate or Certificates delivered and surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall forthwith be canceled. If all required documentation for a stockholder is received by the Paying Agent within one hundred twenty (120) days after the Effective Time, Purchaser shall direct the Paying Agent to make payment of the Merger Consideration to such stockholder, with respect to the Certificates so delivered and surrendered, within five (5) business days of the receipt of such documentation. If all required documentation for a stockholder is received by the Paying Agent later than one hundred twenty (120) days after the Effective Time, Purchaser shall direct the Paying Agent to make payment of the Merger Consideration to such stockholder, with respect to the Certificates so delivered and surrendered, within twenty (20) business days after receipt of such documentation. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of Seller prior to the Effective Date, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Paying Agent, accompanied by documents sufficient, in the reasonable discretion of Purchaser and the Paying Agent, (i) to evidence and effect such transfer and
(ii) to evidence that all applicable stock transfer taxes have been paid.

         (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of Seller of any shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.04.

         (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of Seller for twelve (12) months after the Effective Time shall be repaid by the Paying Agent to Purchaser. Any stockholders of Seller who have not theretofore complied with this Section 1.04 shall thereafter look only to Purchaser for payment of the Merger Consideration deliverable in respect of each share of Seller

Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Seller Common Stock are not delivered and surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Purchaser (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         SECTION 1.05 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his or her appraisal rights under the DGCL shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenters' Shares pursuant to and subject to the requirements of the DGCL. If any such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by the holder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to
Section 1.03. Seller shall give Purchaser (i) prompt notice of any notice or demands for appraisal or payment for shares of Seller Common Stock, attempted withdrawals of any such demands and any other instruments served pursuant to the DGCL and received by Seller relating to stockholders' rights of appraisal and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         SECTION 1.06 STOCK OPTIONS. At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock (each a "Seller Option"), which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, Seller shall enter into an agreement with each holder of a Seller Option to make payment immediately prior to the Effective Time to each such holder of a Seller Option of an amount determined by multiplying (x) the number of shares of Seller Common Stock subject to such holder's Seller Option by (y) an amount equal to the excess (if any) of (i) the Merger Consideration, over (ii) the exercise price per share of such Seller Option; PROVIDED, HOWEVER, that no such payment shall be made to such holder unless and until such holder has agreed to such payment and has executed and delivered to Seller an instrument in such form prescribed by Purchaser and reasonably satisfactory to Seller accepting such payment in full settlement of his or her rights relative to Seller Option. Prior to the date hereof (in the case of the individuals listed in Section 1.06 of Seller Disclosure Schedule) and within thirty (30) days thereafter (in the case of all others) Seller shall obtain the written consent to the provisions of this
Section 1.06 on the form prescribed by the Purchaser of each person who is the holder of options outstanding under the 1996 Stock Option and Incentive Plan (the "Seller Option Plan") that will not, by their terms, expire prior to the Effective Time.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.01 DISCLOSURE LETTER. On or prior to the date hereof, Seller has delivered to Purchaser a letter (its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of its covenants, representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.03(h); provided, that
(a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a covenant, representation or warranty (it being understood that items to be set forth in response to Sections 2.03(n) (the first sentence only) and 2.03(t)(iii) and are intended as informational disclosures and not to constitute exceptions to the applicable representation or warranty) if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.02, and (b) the mere inclusion of a fact, circumstance or event in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.02(b)).

         SECTION 2.02 STANDARDS. (a) No representation or warranty of Seller or Purchaser contained in Section 2.03 or 2.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 2.03 or 2.04, as applicable, there is reasonably likely to exist a Material Adverse Effect. Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with this Agreement or a written request of Purchaser.

         (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which (A) is material and adverse to the business, financial condition, results of operations or prospects of Seller or Purchaser, as the context may dictate, and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP (as defined herein) or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, or (z) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, and provided further, that any such change shall not have a materially adverse effect on the credit quality of such party's assets, or the ability from a legal or regulatory standpoint of such party and its subsidiaries to consummate the transactions contemplated hereby, or (B) adversely affects the ability of Seller or Purchaser, as the context may dictate, to perform its material obligations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby or (ii) the failure of a representation or warranty contained in any of the following Sections to be true and correct: 2.03(a)(i) and (ii), 2.03(b), 2.03(c), 2.03(d), the last sentence of 2.03(f), 2.03(g),
2.03(h), 2.03(r), 2.03(w), 2.03(z), the first two sentences of Section 2.03(cc), 2.04(a), 2.04(b), 2.04(g) and 2.04(h) to be true and correct in all material respects.

         (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel, any officer of that party with the title ranking not less than assistant vice president and any officer with an employment or change in control agreement.

         SECTION 2.03 REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to Sections 2.01 and 2.02, Seller represents and warrants to Purchaser that, except as specifically disclosed in the Disclosure Letter of Seller:

         (a) ORGANIZATION. (i) Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, and is a savings and loan holding company duly registered with the OTS under the Home Owners' Loan Act, as amended ("HOLA"). Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller owns beneficially and of record all of the shares of capital stock of the Association.

             (ii) The Association is a stock savings and loan association duly organized and validly existing under the laws of the United States of America. The deposit accounts of the Association are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each Subsidiary (as defined below) of Seller (other than the Association) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the States of Delaware or New York. Each of the Association and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party, including without limitation, with respect to Seller, the Association.

             (iii) Seller and each Subsidiary of Seller is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

             (iv) The Disclosure Letter sets forth all of the Subsidiaries of Seller and all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which Seller owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction wherein it is qualified to do business. All of the Subsidiaries are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Seller owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of Seller (other than the Association) is an "insured depositary institution" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"), and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries (including the Association) held by Seller or by another Subsidiary of Seller are validly issued, fully paid, nonassessable and not subject to any preemptive rights and are owned by Seller or a Subsidiary of Seller free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

         (b) CAPITAL STRUCTURE. (i) The authorized capital stock of Seller consists of 4,500,000 shares of Seller Common Stock and 100,000 shares of preferred stock of Seller, par value $0.01 per share ("Seller Preferred Stock"). As of the date of this Agreement: (A) 2,228,739 shares of Seller Common Stock were issued and outstanding, (B) no shares of Seller Preferred Stock were issued and outstanding, (C) no shares of Seller Preferred Stock were reserved for issuance, (D) no shares of Seller Common Stock were reserved for issuance except 357,075 shares of Seller Common Stock were reserved for issuance pursuant to Seller Stock Option Plan and 28,925 Shares of Seller Common Stock were reserved for issuance under the MRP, and (E) 1,342,011 shares of Seller Common Stock were held by Seller in its treasury or by its Subsidiaries. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Seller in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. The Disclosure Letter sets forth a complete and accurate list of all options to purchase Seller Common Stock that have been granted and are outstanding pursuant to the Seller Option Plan and all restricted stock grants under Seller's MRP including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. Seller has not, since September 30, 2000 adopted or modified the terms of any stock option plan or restricted stock or phantom stock plan or any grants under the Seller Option Plan.

         The authorized capital stock of the Association consists of 4,500,000 shares of common stock, par value $0.01 per share (the "Association Common Stock"), and 100,000 shares of preferred stock, par value $0.01 per share (the "Association Preferred Stock"). As of the date of this Agreement, 3,570,750 shares of the Association Common Stock were outstanding, no shares of the Association Preferred Stock were outstanding and all outstanding shares of the Association Common Stock were, and as of the Effective Time will be, owned by Seller. All of the outstanding shares of the Association Common Stock are validly issued, fully paid and nonassessable.

             (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Seller may vote are issued or outstanding.

             (iii) As of the date of this Agreement and, except for this Agreement, Seller Option Agreement, Seller Option Plan and MRP, neither Seller nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, except as provided in the Yonkers Financial Corporation Employee Stock Ownership Plan (the "ESOP"), and the options issued under the Seller Option Plan, there are no outstanding contractual obligations of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any of its Subsidiaries.

         (c) AUTHORITY. Seller has all requisite corporate power and authority to enter into this Agreement and Seller Option Agreement, and the Association has all requisite corporate power and authority to enter into the Plan of Bank Merger, and, subject to approval of this Agreement by the requisite vote of the stockholders of Seller and the receipt of all required regulatory or government approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, Seller Option Agreement and the Plan of Bank Merger, and, subject to the approval of this Agreement by the stockholders of Seller, the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate actions on the part of Seller and the Association. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

         (d) STOCKHOLDER APPROVALS; FAIRNESS OPINION. As to Seller and its Subsidiaries, the affirmative vote of a majority of the outstanding shares of Seller Common Stock entitled to vote on this Agreement is the only stockholder vote required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby. Seller has received the opinion of Sandler O'Neill & Partners, LP ("Sandler O'Neill") to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of Seller is fair, from a financial point of view, to such stockholders.

         (e) NO VIOLATIONS. Subject to approval of this Agreement by Seller's stockholders and the obtaining of the approvals, consents and waivers referred to in Section 2.03(f), the execution, delivery and performance of this Agreement and Seller Option Agreement by Seller will not, and the consummation of the transactions contemplated hereby or thereby by Seller will not, constitute (i) a breach or violation of, or a default under, any law, including any Environmental Law (as defined in Section 2.03(s)), rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or any Subsidiary of Seller or to which Seller or any of its Subsidiaries (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of Seller or any Subsidiary of Seller or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Seller or any Subsidiary of Seller under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Seller or any Subsidiary of Seller is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers referred to in Section 5.01(b) and (ii) the approval of the stockholders of Seller referred to in Section 2.03(d).

         (f) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HOLA, the Bank Merger Act, as amended (the "BMA"), the FDIA, the DGCL, the rules and regulations of the OTS, the Banking Law of the State of New York, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Seller or the Association of the Merger or the Bank Merger or the other transactions contemplated by this Agreement. As of the date hereof, Seller knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.03(f) or in Section 4.05 that are required to be obtained should not be obtained without the imposition of any material condition or restriction.

         (g) REPORTS. (i) As of their respective dates, neither Seller's Annual Report on Form 10-K of the Securities and Exchange Commission (the "SEC") for the fiscal year ended September 30, 2000 nor any other document filed subsequent to September 30, 2000 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, "Seller Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Seller included in Seller Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-Q of the
SEC). Each of the balance sheets contained or incorporated by reference in Seller's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in Seller Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. No event has occurred that would cause a normal year-end adjustment to the unaudited interim financial statements prepared prior to the date hereof (including such statements as are included in the Seller's Quarterly Report on Form 10-Q for the period ended June 30, 2001) that would be material in amount or effect and no such adjustment is reasonably likely to occur. Seller has made available to Purchaser a true and complete copy of each Seller Reports filed with the SEC since September 30, 2000.

             (ii) The condensed unaudited financial statements of Seller set forth in Seller's press release issued on November 2, 2001, fairly presented the financial position of Seller as of September 30, 2001 and fairly presented the results of operations of Seller for the fiscal year ended September 30, 2001 and will be consistent with Seller's financial statements at such date and for such periods prepared in accordance with GAAP consistently applied. Seller is not aware of any fact or circumstance that would result in a material adverse change to such financial statements upon completion of the audit thereof. The audit report to be rendered by the independent auditor of Seller with respect to the financial statements for the year ended September 30, 2001 will not be qualified in any way.

             (iii) Seller and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 1998 with (A) the OTS, (B) the FDIC, (C) any state banking commission, (D) and other state or federal regulatory authority having jurisdiction over insured depository institutions or their holding companies,
(E) the SEC, (F) the National Association of Securities Dealers, Inc., and (G) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

         (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Seller Reports filed since September 30, 2000 and prior to the date of this Agreement and except for the reasonable out-of-pocket fees and disbursements of Seller incurred in connection with the completion of the transactions contemplated hereby, including reasonable attorney's fees of Seller and the fees of Seller's financial advisor, good faith estimates of which have been provided to Purchaser, (i) Seller and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice,
(ii) Seller and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Seller.

         (i) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of Seller or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all other taxes required to be paid by Seller or any of its Subsidiaries, have been paid in full or adequate provision has been made for any such taxes on Seller's balance sheet (in accordance with GAAP), except those that are being contested in good faith and are set forth in Seller Disclosure Schedule. For purposes of this Section 2.03(i), the term "taxes" shall include all income, sales, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of Seller or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Seller or any of its Subsidiaries do not file tax returns that Seller or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Seller or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Seller's balance sheet (in accordance with GAAP). Seller and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Seller and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Seller and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Seller nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would be nondeductible under Section 280G of the Code, (iii) has issued or assumed any obligation under
Section 279 of the Code, any high yield discount obligation as described in
Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Yonkers REIT, Inc. qualifies, and has qualified, for all taxable years since its incorporation as a "real estate investment trust" within the meaning of the Code.

         (j) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against Seller or any of its Subsidiaries and, to the best of Seller's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (k) ABSENCE OF REGULATORY ACTIONS. Neither Seller nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

         (l) AGREEMENTS. (i) Except for Seller Option Agreement and arrangements made in the ordinary course of business, Seller and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to be performed after the date hereof. Except as disclosed in Seller Reports filed prior to the date of this Agreement, neither Seller nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement not terminable without liability on thirty (30) days' or less notice, (B) agreement with any executive officer or other key employee of Seller or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of Seller or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than sixty (60) days or for the payment of in excess of $25,000 per annum, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or Seller Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or Seller Option Agreement or
(E) agreement containing covenants that limit the ability of Seller or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Seller (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required bylaw or any regulatory agency). Neither Seller nor any of its Subsidiaries has entered into, adopted or modified the terms of any of the foregoing since September 30, 2000.

             (ii) Neither Seller nor any of its Subsidiaries is in default under or in violation of any provision, and is not aware of any fact or circumstance that has been or could be alleged to constitute a default or violation, of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

             (iii) The Disclosure Letter sets forth all trade names, service marks, trademarks and copyrights pertaining to computer software used by Seller or the Association in connection with any of its businesses, together (if applicable) with all licenses, pursuant to which Seller or the Association enjoys the right to use any of such items of intellectual property. Seller and each of its Subsidiaries owns or possesses valid and binding license and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Seller nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Seller and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         (m) LABOR MATTERS. Neither Seller nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Seller or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of

Seller aware of any strike, other labor dispute or organizational effort involving Seller or any of its Subsidiaries pending or threatened. Seller and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

         (n) EMPLOYEE BENEFIT PLANS. The Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all trust agreements related thereto, with respect to any current or former directors, officers, or other employees of Seller or any of its Subsidiaries (hereinafter referred to collectively as the "Employee Plans"). All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; and neither Seller nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code. No liability, to the Pension Benefit Guaranty Corporation or otherwise, has been or is expected by Seller or any of its Subsidiaries to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by Seller or any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the last day of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof. Neither Seller nor any Subsidiary of Seller has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Seller, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Employee Plan of Seller or of any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under
Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") and Seller and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects and any assets of any such Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan. Since September 30, 2000, there has been no announcement or commitment by Seller or any Subsidiary of Seller to create an additional Employee Plan, or to amend an Employee Plan after the date hereof except for amendments required by applicable law or the express terms of this Agreement or which do not materially increase the cost of such Employee Plan; and except with respect to the Qualified Plans, the Yonkers Financial Corporation ESOP Equalization Plan, the Supplemental Retirement Agreement between Seller and Richard F. Komosinski, the Yonkers Savings and Loan Association, F.A. Employee Severance and Compensation Plan, and the severance provisions of the employment agreement with Richard F. Komosinski, and severance agreements with certain executive officers, and certain post-severance health benefit premium payments, copies of which have been furnished pursuant to the requirements of (A) through (F) hereof, Seller and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Employee Plan that cannot be amended or terminated upon no more than sixty (60) days' notice without incurring any liability thereunder. With respect to Seller or any of its Subsidiaries, except as specifically identified in the Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Seller or any Subsidiary of Seller to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), will not increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan other than a Qualified Plan and not, by itself, accelerate the time of payment or vesting of any such benefit. With respect to each Employee Plan, if applicable, Seller has supplied to Purchaser a true and correct copy of
(A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the three most recent plan years, (B) such Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description and material employee communication for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan. Seller has not, since September 30, 2000, adopted or amended any of the Employee Plans. The cost of any post-retirement benefits that were deemed to be too immaterial to be included in Seller Reports under Statement of Financial Accounting Standards No. 106 "Employers Accounting for Postretirement Benefits Other than Pensions" are set forth in the Disclosure Letter.

         (o) TERMINATION BENEFITS. The Disclosure Letter contains a schedule showing the good faith estimated present value as of March 31, 2002 of the monetary amounts payable (including tax indemnification payments in respect of income, payroll and/or excise taxes) and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined below) for each Named Individual (as defined below) individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include the severance provisions of all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation rights, phantom stock or stock unit plans, and post-separation health, life, disability and other insurance or welfare plans or other arrangements, but shall not include any benefit earned or payable under any tax-qualified pension, profit-sharing or employee stock ownership plan, or the Seller Option Plan or the MRP. For purposes hereof, "Named Individual" shall include each non-employee director of Seller or any of its Subsidiaries and each officer of Seller who is a party to an individual employment agreement or change in control agreement. For purposes of preparing the Disclosure Letter, the present value of the benefits payable under the Specified Compensation and Benefit Programs shall be determined as follows: (i) it shall be assumed that a change of control of Seller occurs on March 31, 2002, that all terms of this Agreement have been complied with and that each person entitled to benefits under the Specified Compensation and Benefit Programs is discharged as of March 31, 2002; (ii) it shall be assumed that all compensation levels remain constant, except that such persons shall exercise, as non-tax qualified stock options, all of their vested stock options during 2001 when the value of Seller Common Stock is $29.00 per share and that Richard F. Komosinski's Supplemental Retirement Agreement shall be terminated and assets fully or partially distributed during 2001; (iii) it shall be assumed that the present value of any payment or benefit which would be due and payable before March 31, 2002 is equal to the amount of such payment or the cost of such benefit; and (iv) the present value of any payment or benefit that would be due and payable after March 31, 2002 shall be computed using the interest rate specified by the applicable plan for purposes of valuing lump sum payments or if no rate is specified, an assumed interest rate of 6% per annum, compounded annually. The entire present value of the benefits payable under the Specified Compensation and Benefit Programs, and the portion thereof that has been accrued as a liability on the financial statements of Seller as of September 30, 2001, are set forth on the Disclosure Schedule.

         (p) TITLE TO ASSETS. Seller and each of its Subsidiaries has good and marketable title to its properties and assets other than property as to which
(i) it is lessee, in which case the related lease is valid and in full force and effect or (ii) it is licensee or sub-licensee, in which case the related license and/or sublicense, as applicable, is valid and in full force and effect. Additionally, with respect to any properties in which Seller and any of its subsidiaries is a sub-licensee, the master license agreement is valid and in full force and effect. Each lease pursuant to which Seller or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Seller and each of its Subsidiaries are in a good state of maintenance and repair, conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Seller to be adequate for the current business of Seller and its Subsidiaries.

         (q) COMPLIANCE WITH LAWS. Seller and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Seller have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depositary institutions or their holding companies, the SEC, the NASD, or any other SRO (each, a "Governmental Entity"). The business of Seller and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity.

         (r) FEES. Other than financial advisory services performed for Seller by Sandler O'Neill pursuant to an agreement true and complete copies of which have been previously delivered to Purchaser, neither Seller nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any Subsidiary of Seller, in connection with this Agreement or the transactions contemplated hereby. Seller shall not be liable for any financial services advisory fees incurred by Purchaser.

         (s) ENVIRONMENTAL MATTERS. (i) With respect to Seller and each of its
Subsidiaries:

               (A) Each of Seller and its Subsidiaries, each Participation Facility (as defined below), and, to Seller's knowledge (without any due diligence specifically performed by Seller in connection with the transactions contemplated hereby), each Loan Property (as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below);

               (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Seller, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any current or former Participation Facility for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release (as defined below) into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (C) To Seller's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or Seller or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To Seller's knowledge, there is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 2.03(s)(i)(B) or (C);

               (E) To Seller's knowledge, the properties currently or formerly owned or operated by Seller or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than in compliance with applicable Environmental Law; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by Seller or any of its Subsidiaries, such representation is limited to the period Seller or any such Subsidiary owned or operated such properties;

               (F) None of Seller or any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party relating to Hazardous Materials or Remediation (defined below) thereof or indicating that it may be in violation of, or liable under, any Environmental Law, other environmental conditions in connection with the Loan Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing;

               (G) To Seller's knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by Seller or any of its Subsidiaries, any Participation Facility or any Loan Property and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by Seller or any of its Subsidiaries, any Participation Facility or any Loan Property which are or have been in the ownership of Seller or any of its Subsidiaries; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by Seller or any of its Subsidiaries, such representation is limited to the period Seller or any such Subsidiary owned or operated such properties;

               (H) To Seller's knowledge, during the period of (l) Seller's or any of its Subsidiaries' ownership or operation of any of their respective current or formerly owned properties, (m) Seller's or any of its Subsidiaries' participation in the management of any Participation Facility, or (n) its or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no Release, and there is currently no threatened Release of Hazardous Material in, on, under, affecting or migrating to such properties in violation of Environmental Laws; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by Seller or any of its Subsidiaries, such representation is limited to the period Seller or any such Subsidiary owned or operated such properties. To Seller's knowledge, prior to the period of
               (x) Seller's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Seller's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Seller's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property, Participation Facility or Loan Property in violation of Environmental Laws.

             (ii) The following definitions apply for purposes of this Section 2.03(s): (u) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property and is limited to those properties securing loans identified in the Disclosure Letter as "foreclosed loans," "impaired loans" or "non-performing loans", (v) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (w) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including all current Environmental Laws, regulations and the like addressing similar issues. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material and (iii) any present federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Loan Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Loan Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Loan Property; (x) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any

Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, extremely hazardous wastes, or words of similar meanings or regulatory effect under any present Environmental Laws, including, but not limited to, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl, flammables and explosives; PROVIDED, HOWEVER, the term does not include such substances in quantities normally utilized in or present by the customary operations located on the properties in question in compliance with Environmental Laws; (y) "Release" of any Hazardous Material includes, but is not limited to, any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials; and (z) "Remediation" includes, but is not limited to, any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release of Hazardous Materials, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials.

         (t) LOAN PORTFOLIO; ALLOWANCE; ASSET QUALITY. (i) With respect to each loan owned by Seller or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of Seller:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject to general principals of equity;

               (B) neither Seller nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied (other than the ordinary amortization of principal or prepayment of principal as permitted by the applicable loan documents), canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) Seller or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or Seller or its Subsidiary's applicable participation interest, as applicable);

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan;

               (F) there is no litigation or proceeding pending or threatened, relating to the property which serves as security for a Loan that would have a material adverse effect upon the related Loan;

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Loan of Seller or its Subsidiaries created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof; and

               (H) each Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift, other HUD-approved lender, licensed mortgage broker or insurance company.

             (ii) The allowance for loan losses reflected in Seller's audited statement of condition at September 30, 2000 was, and the allowance for loan losses shown on the balance sheets in Seller Reports for periods ending after September 30, 2000 have been and will be, adequate, as of the dates thereof, under GAAP applicable to federal savings and loan associations and federal savings and loan holding companies consistently applied.

             (iii) The Disclosure Letter sets forth, as of the date of this Agreement, by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Seller and its Subsidiaries that have been classified by any officer of the Association responsible for loan review or by any bank examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and Seller and its Subsidiaries shall promptly after the end of any month inform Purchaser of any such classification arrived at any time after the date hereof. The Other Real Estate Owned ("OREO") included in any non-performing assets of Seller or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value based on current independent appraisals or current management appraisals; PROVIDED, HOWEVER, that "current" shall mean within the past 12 months.

         (u) DEPOSITS. None of the deposits of Seller or any of its Subsidiaries is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Loan or are subject to legal restraint in the ordinary course of the banking business due to the action of the depositor or a third party.

         (v) ANTITAKEOVER PROVISIONS INAPPLICABLE. Seller and its Subsidiaries have taken all actions required to exempt Seller, the Association, this Agreement and the Merger from any provisions of an antitakeover nature in their charters and bylaws and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

         (w) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of Seller, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Seller or any of its Subsidiaries. No such interest has been created or modified since the date of the last regulatory examination of the Association.

         (x) INSURANCE. Seller and its Subsidiaries are presently insured, and since December 31, 1997, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Seller and its Subsidiaries are in full force and effect, Seller and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of Seller's management, such insurance coverage is adequate.

         (y) INVESTMENT SECURITIES. (i) Except for investments in Federal Home Loan Bank ("FHLB") Stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course or business and restrictions applicable to securities held to maturity and securities available for sale under GAAP, none of the investments reflected in the investment report as of September 30, 2001 to Seller's or the Association's board of directors, a copy of which is attached to the Disclosure Letter, and none of the investments made by it or any of its Subsidiaries since
September 30, 2000, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

             (ii) Except as set forth in the Disclosure Letter, neither Seller nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in Seller Reports filed on or prior to the date hereof.

         (z) REGISTRATION OBLIGATIONS. Neither Seller nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or any banking regulations other than as set forth in the Seller Option Agreement.

         (aa) INDEMNIFICATION. Except as provided in Seller's employment agreements or the articles or certificate of incorporation or charter, as applicable, or bylaws of Seller or any

Subsidiary, neither Seller nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Seller (a "Covered Person"), and, except as set forth in the Disclosure Letter, to the best knowledge of Seller, there are no claims for which any Covered Person would be entitled to indemnification under the charter or bylaws of Seller or any Subsidiary of Seller, applicable law regulation or any indemnification agreement.

         (bb) BOOKS AND RECORDS. The books and records of Seller and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

         (cc) CORPORATE DOCUMENTS. Seller has delivered to Purchaser true and complete copies of its certificate of incorporation and bylaws and the federal stock charter and bylaws of the Association. The minute books of Seller and of each of its Subsidiaries constitute a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of Seller and each of its Subsidiaries.

         (dd) LIQUIDATION ACCOUNT. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the liquidation account of the Association.

         (ee) DISCLOSURE. To the knowledge of Seller, all material facts relating to the business, results of operations, financial condition, properties, assets, liabilities (contingent or otherwise) and prospects of Seller have been disclosed to Purchaser in, or in connection with, this Agreement.

         SECTION 2.04 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Subject to Sections 2.01 and 2.02 Purchaser represents and warrants to Seller that:

         (a) CORPORATE ORGANIZATION AND QUALIFICATION. (i) Purchaser is a New York State chartered commercial bank duly incorporated, validly existing and in good standing under the laws of the State of New York. Purchaser is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification. Purchaser has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its businesses as they are now being conducted and to own its properties and assets.

             (ii) MERGER SUB. Merger Sub will, at the Effective Time, be a corporation duly incorporated and validly existing under the laws of the State of Delaware. At the Effective Time, Purchaser will have received all requisite approvals of government authorities to own, and Purchaser will own, all of the outstanding capital stock of Merger Sub.

         (b) AUTHORITY. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, the Seller Option Agreement and the Plan of Bank Merger and to consummate the transactions contemplated hereby or thereby. This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

         (c) NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or to which Purchaser (or any of its properties) or Merger Sub is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the charter or bylaws of Purchaser or Merger Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Purchaser or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or Merger Sub is a party, or to which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities referred to in Section 5.01(b). Purchaser knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.01(b) should not be obtained without the imposition of any material conditions or restrictions.

         (d) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Bank Holding Company Act of 1956, as amended, the BMA, the FDIA, the rules and regulations of the Federal Reserve Board and the banking laws of the State of New York, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Purchaser of the Merger or the Bank Merger or the other transactions contemplated by this Agreement. Purchaser knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.04(d) should not be obtained without the imposition of any material condition or restriction.

         (e) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against Purchaser or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best of Purchaser's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (f) ABSENCE OF REGULATORY ACTIONS. Excluding reports of examination by Government Regulators, neither Purchaser nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

         (g) ACCESS TO FUNDS. Purchaser has, or on the Closing Date (as defined in Section 7.01) will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration and shall have entered into Paying Agent Agreement with Paying Agent.

         (h) FEES. Other than the financial advisory services performed for Purchaser by Advest, Inc., neither Purchaser nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fee, and no broker or finder has acted directly or indirectly for the purchase of any Subsidiary of Purchaser, in connection with this Agreement or the transactions contemplated hereby. Purchaser shall not be liable for any financial services advisory fees incurred by Seller.

         (i) FINANCIAL STATEMENTS. Purchaser has provided to Seller true and correct copies of the audited consolidated balance sheets of Atlantic and its subsidiaries as of December 31, 1999 and 2000 and the related audited consolidated statements of income and changes in stockholders' equity and cash flows for fiscal years 1999 and 2000 accompanied by the audit report of Deloitte & Touche, independent accountants, as well as the consolidated balance sheet of Purchaser as of June 30, 2001 and the consolidated statements of income and changes in stockholders' equity and cash flow for the six months ended June 30, 2000 and 2001, respectively (with such balance sheets and statements collectively referred to as the "Financial Statements"). The consolidated balance sheets included in the Financial Statements fairly present in all material respects the consolidated financial position of Purchaser and its subsidiaries as of the dates thereof and the other Financial Statements fairly present in all material respects the results of operations, changes in stockholders equity and cash flows as of the dates thereof (subject, in the case of unaudited interim statements, to normal year-end adjustments), and since
June 30, 2001 there has not been any condition, event, change or occurrence that, individually or in the aggregate, would materially adversely affect the ability of Purchaser to consummate the transactions contemplated hereby from a corporate, financial or regulatory standpoint. Each of the Financial Statements (including the related notes, as applicable) comply with applicable accounting requirements and have been prepared in accordance with GAAP consistently applied (except in the case of unaudited interim financial statements).

                                  ARTICLE III

                           CONDUCT PENDING THE MERGER

         SECTION 3.01 CONDUCT OF SELLER'S BUSINESS PRIOR TO THE EFFECTIVE TIME.

         (a) GENERAL. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Seller, the

Association or Purchaser to perform their covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of Seller, the Association or Purchaser to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Seller, except that any actions taken by Seller or the Association pursuant to this Agreement or the written request of Purchaser shall not be deemed to have a Material Adverse Effect on Seller. Seller will use reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Purchaser with respect to asset liability management.

         (b) FORBEARANCE BY SELLER. Without limiting the covenants set forth in
Section 3.01(a) hereof, during the period from the date of this Agreement to the Effective Time Seller shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Purchaser, to:

             (i) change any provisions of the certificate of incorporation or bylaws of Seller, the federal stock charter or bylaws of the Association or any similar governing documents of the Subsidiaries of Seller;

             (ii) issue any shares of capital stock or change the terms of any outstanding stock options or warrants, issue, award or grant any stock bonus, including any restricted stock award pursuant to the MRP, or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller except pursuant to (i) the exercise of stock options or warrants as set forth in the Disclosure Letter consistent with Section 1.06 of this Agreement, (ii) the Stockholder Agreements among Yonkers REIT, Inc. and its stockholders or (iii) Seller Option Agreement; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except that Seller may pay the regular quarterly dividend in the amount of $.10 per share declared on October 30, 2001 and the regular quarterly dividend in the amount of $.10 per share scheduled to be declared in January 2002);

             (iii) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect (which includes sales of residential loans and mortgage, mortgage related and other securities as part of balance sheet management), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of Seller or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which have been described to Purchaser; PROVIDED, HOWEVER, that no sales may be made with recourse;

             (iv) except to the extent required by law or as disclosed in
Section 3.01(b)(iv) of Seller's Disclosure Letter or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; terminate or increase the costs to Seller or any Subsidiary of any Employee Plan; hire any employee with an annual compensation in excess of $25,000 or enter into or amend any employment, commission or bonus contract; except as otherwise specifically contemplated by this Agreement, alter, amend or revise in any manner any compensation, arrangements, practices or policies; or make any discretionary contributions to any Employee Plan.

             (v) except as contemplated by Section 4.02, change its method of accounting as in effect at September 30, 2000, except as required by changes in GAAP as concurred in writing by Seller's independent auditors;

             (vi) except as permitted by Section 3.01(b)(vii), make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value;

             (vii) other than investments for Seller's portfolio made in accordance with Section 3.01(b)(vi), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than the purchase of FHLB common stock necessary to maintain Seller's membership status with the FHLB of New York and other than pursuant to existing commitments set forth in the Disclosure Letter;

             (viii) enter into any contract or agreement that is not terminable without liability within 30 days, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $15,000 per annum, and other than as specifically provided for in this Agreement;

             (ix) settle any claim, action or proceeding involving any liability of Seller or any of its Subsidiaries for money damages in excess of $25,000 or material restrictions upon the operations of Seller or any of its Subsidiaries;

             (x) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

             (xi) except pursuant to commitments existing at the date hereof which have previously been declared in writing to Purchaser, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices in amounts not to exceed $275,000 to any individual borrower; PROVIDED, HOWEVER, that Seller and its Subsidiaries may not, except pursuant to binding sales commitments existing as of the date hereof and disclosed on Seller Disclosure Schedule, make, renegotiate, renew, increase, extend or purchase any (a) loan that is underwritten based on no verification of income or loans commonly known or referred to as "no documentation loans," (b) construction loan, (c) loan secured by underdeveloped land, (d) loan secured by real estate located outside the State of New York and (e) loan secured by nonresidential real estate; PROVIDED FURTHER, HOWEVER, that Seller and its Subsidiaries may make (i) loans secured entirely by multifamily residential properties in conformity with existing lending practices in amounts not to exceed $500,000, (ii) loans secured entirely by "mixed use properties" in conformity with existing lending practices in amounts not to exceed $500,000 and (iii) one-to-four family residential loans for sale without recourse in conformity with existing lending practices in amounts not to exceed $500,000. For purposes of this paragraph, "mixed use properties" shall include only properties on which at least 75% of the income derives from residential use of the such properties. Purchaser agrees to respond promptly (generally, within two business days) to any request by Seller pursuant to the Section 3.01(b)(xi) to originate a loan secured by a property on which less than 75% of the income derives from residential use of such property;

             (xii) except to the extent required by applicable law or regulation, adopt or implement any new policy or practice or procedure with respect to its loan origination activities, the delegation of loan underwriting functions, the delegation of loan processing functions, the provisions of tax-related services or the provision of insurance-related services or alter the loan approval levels for any officer or employee of Seller with authority to approve loan originations or grant such authority to any person who does not have such authority as of the date hereof;

             (xiii) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Seller;

             (xiv) purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $1,000,000;

             (xv) incur any additional borrowings beyond those set forth on the Disclosure Letter other than non-callable short-term (one year or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Seller or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

             (xvi) make any capital expenditures in excess of $25,000 in the aggregate from the date of this Agreement until the Effective Date other than pursuant to binding commitments existing on the date hereof and other than expenditures reasonably necessary to maintain existing assets in good repair;

             (xvii) fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement or fail to maintain insurance until the Effective Date upon all its properties and with respect to the conduct of its business in amount and kind as now in existence and, if not available at rates presently paid by it, in such amount and kind as would be appropriate in the exercise of good business judgment;

             (xviii) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the board of directors of Seller prior to the date of this Agreement and disclosed in writing to Purchaser;

             (xix) establish or make any commitment relating to the establishment of any new branch or other office facilities;

             (xx) organize, capitalize, lend to or otherwise invest in any Subsidiary, or invest in or acquire any equity or voting interest in any firm, corporation or business enterprise;

             (xxi) elect to the board of directors of Seller any person who is not a member of the board of directors of Seller as of the date of this Agreement; or

             (xxii) agree or make any commitment to take any action that is prohibited by this Section 3.01(b).

         Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of Seller's compliance with this Section 3.01.

         SECTION 3.02 CONDUCT OF PURCHASER'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall cause its other Subsidiaries not to, (i) take any action that would cause the representation in Section 2.04(g) to fail to be true and accurate or that would materially affect the ability of Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or (ii) knowingly take any action, other than action consistent with acting in the ordinary course of business consistent with prudent banking practice, which would materially adversely affect or delay the ability of Seller, the Association or Purchaser to obtain any necessary stockholder approvals or approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby. Except as expressly provided in this Agreement, Merger Sub shall not conduct any business prior to the Effective Time.

         SECTION 3.03 COOPERATION. Seller shall cooperate with Purchaser and Merger Sub and Purchaser and Merger Sub shall cooperate with Seller in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that is reasonably likely to cause any of the representations or warranties of it that are set forth in Article II hereof not to be true and correct, or (ii) that is inconsistent with or prohibited by Section 3.01 or Section 3.02.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01 ACQUISITION PROPOSALS. Seller agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of Seller or its Subsidiaries shall, and Seller shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Seller) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Seller or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Seller or its board of directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii) (A) providing information in response to a request therefore by a person who has made an unsolicited BONA FIDE written Acquisition Proposal if the board of directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between Purchaser and Seller, or (B) engaging in any negotiations or discussions with any person who has made an unsolicited BONA FIDE written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (i) the board of directors of Seller, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the board of directors of Seller determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement. Seller will notify Purchaser promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Seller after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Purchaser informed of any developments with respect thereto immediately upon occurrence thereof. If the board of directors of Seller shall determine in accordance with the second preceding sentence to provide confidential information or data to any other person, Seller shall do so only under the terms of a confidentiality agreement no less stringent than that previously entered into between the parties hereto and Seller shall enforce such agreement. Subject to the foregoing, Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof, with whom Seller or its Subsidiaries, employees, agent or representatives have had any contact with respect to the activities described in clause (a) of such sentence within the preceding six (6) months, of the obligations undertaken in this Section 4.01. Seller will promptly request each such person (other than Purchaser) that has previously executed a confidentiality agreement in connection with its consideration of a business combination with Seller or any Subsidiary of Seller to return or destroy all confidential information previously furnished to such person by or on behalf of Seller or any of its Subsidiaries. By virtue of the execution of this Agreement, Seller acknowledges that Purchaser is a third party beneficiary of any and all confidentiality agreements entered into by Seller in the past six (6) months similar to the confidentiality agreement between the parties hereto, and Seller hereby agrees to enforce such agreements and to permit Purchaser to assist in such enforcement.

         SECTION 4.02 CERTAIN POLICIES OF SELLER. (a) At the written request of Purchaser, Seller shall, and shall cause the Association to, modify and change its loan, litigation, real estate valuation policies and practices (including loan classifications and levels of reserves), investment and asset/liability management policies and practices and operating and internal control procedures after the date on which all required regulatory and stockholder approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Purchaser; provided, that such policies and procedures are consistent with GAAP and all applicable laws and regulations.

         (b) Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.02.

         (c) Purchaser agrees to hold harmless, indemnify and defend Seller and its subsidiaries and their respective directors, officers and employees, from any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.02.

         SECTION 4.03 EMPLOYEES AND DIRECTORS. (a) All persons who are employees of the Association or Subsidiaries of Seller, immediately prior to the Effective Time ("Seller's Employees") shall, except persons who resign or are terminated, at the Effective Time, become employees of Purchaser; PROVIDED, HOWEVER, that in no event shall any of Seller's Employees be officers of Purchaser, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Purchaser. Purchaser shall not have any duty or obligation to continue to employ any of Seller's Employees beyond the Effective Time; PROVIDED, HOWEVER, that Purchaser will use reasonable efforts under the circumstances to place or retain such persons after the Effective Time in positions for which they are qualified.

         (b) If it is not practical to enroll Seller's Employees as of the Effective Time in a particular employee benefit plan or program maintained by Purchaser for the benefit of their employees ("Purchaser Plans"), Purchaser shall continue any comparable plan or program of Seller in effect immediately prior to the Effective Time ("Seller Plans") for a transition period. During the transition period, Seller's Employees shall participate in Seller Plans which are continued, and other employees of Purchaser will participate only in Purchaser Plans. At the end of the transition period, Seller's Employees will be eligible to participate in a uniform program of employee benefits applicable to all eligible employees of Purchaser.

         (c) At or as soon as practicable following the Effective Time, Purchaser shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis (the "New Compensation and Benefits Program"). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by Purchaser immediately prior to the Effective Time and continuations of plans maintained by Seller or the Association immediately prior to the Effective Time as Purchaser, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, Purchaser shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of Purchaser, Seller and the Association for a transition period. During the transition period, the persons who were employees of Seller or the Association immediately prior to the Effective Time who become employees of Purchaser at the Effective Time shall continue to participate in the plans of Seller and the Association which are continued for transitional purposes, and all other employees of Purchaser will participate only in the comparable plans of Purchaser which are continued for transitional purposes.

         (d) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by Purchaser, Seller or the Association immediately prior to the Effective Time who are also employed by Purchaser immediately after the Effective Time, all service with or previously recognized by Purchaser, Seller or the Association as service with Purchaser for eligibility and vesting purposes; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or (except as required by law) if the Seller and the Association fail to perform any of the covenants contained in sections 4.03(g) through (i) of this Agreement.

         (e) In the case of any constituent part of the New Compensation and Benefits Program which is a life, health or long-term disability insurance plan, to the extent possible on commercially reasonable terms: (A) such plan shall not apply any preexisting condition limitations to persons employed by Purchaser, Seller or the Association who were participating in the corresponding plan immediately prior to the Effective Time for conditions covered under the applicable life, health or long-term disability insurance plans maintained by Purchaser, Seller and the Association as of the Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and co-payment or out of pocket expenses incurred under the applicable health insurance plans maintained by Purchaser, Seller and the Association as of the Effective Time and
(C) each such plan which is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

         (f) As of the Effective Time, Purchaser shall assume and honor in accordance with their terms all employment, severance (including Seller's Employee Severance Compensation Plan) and other compensation agreements, plans (including without limitation the Seller Option Plan and MRP) and arrangements existing prior to the execution of this Agreement which are between Seller or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in Seller Disclosure Schedule. Seller shall obtain from each of the Named Individuals named in section 4.03(f) of Seller Disclosure Schedule an agreement (a "Settlement Agreement") to accept in full settlement of his or her rights under the Specified Compensation and Benefits Programs the amounts and benefits determined under his or her Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, Purchaser acknowledges and agrees that (i) the Merger constitutes a "Change of Control" or "Change in Control" for all purposes pursuant to such agreements, plans and arrangements and (ii) in light of Purchaser's plans relating to management assignments and responsibilities with respect to the business of Purchaser from and after the Effective Time, each director or officer or employee who is a party to, or is otherwise subject to, any such individual agreement or individual arrangement will, upon consummation of the Merger, be entitled to terminate employment thereunder and receive the severance or other similar benefits that are provided thereunder in the event of a termination of employment for "Good Reason", "involuntary termination", constructive discharge, (including, but not limited to, demotion or reduction in compensation) or other similar events. Any director or officer or employee of Seller who is a party to a Settlement Agreement and who intends to terminate employment as of the Effective Time, or who otherwise becomes entitled to benefits thereunder, shall be entitled to receive the cash benefits payable under such Settlement Agreement as a result of such deemed termination on the Closing Date, and Purchaser agrees to pay, if not already paid by Seller, to such person the amount provided for in such Settlement Agreement, by wire transfer of immediately available funds to an account designated by such employee in writing and delivered to Purchaser not less than five (5) business days prior to the Closing Date; PROVIDED, HOWEVER, that prior to payment, the employee executes and delivers to Seller an instrument in form and substance reasonably satisfactory to Purchaser and Seller releasing Purchaser and its affiliates from any further liability for monetary payments under such agreement. Except as expressly provided otherwise in this Agreement or Section 4.03(f) of Seller Disclosure Schedule, Seller shall not accelerate the payment of any amounts or benefits that are or may become payable under this Agreement.

         (g) Prior to December 31, 2001, Seller shall terminate, or cause the Association to terminate, the Supplemental Retirement Agreement, dated as of March 25, 1996, between the Association and Richard F. Komosinski, and shall pay, or cause the Association to pay, the amount determined to be due thereunder (but in no event more than the maximum amount specified in Section 4.03(f) of Seller Disclosure Schedule) in full settlement of Mr. Komosinski's rights thereunder.

         (h) Prior to the date hereof, Seller shall adopt the amendment to the ESOP set forth in Section 4.03(h) of Seller Disclosure Schedule.

         (i) Prior to the date hereof, the Association's board of directors shall adopt the amendment to the Association's 401(k) Savings Plan set forth in
Section 4.03(i) of Seller Disclosure Schedule.

         (j) Purchaser shall pay a minimum aggregate amount of $50,000 in retention incentives to such employees of Seller (excluding all Named Individuals) whose continuing services through a period ending at or after the Effective Time are determined by the Chief Executive Officer of the Purchaser, in consultation with the Chief Executive Officer of the Seller, to be important to the successful completion of the Merger. The Chief Executive Officer of the Purchaser, in consultation with the Chief Executive Officer of the Seller, shall determine the allocation of such retention incentives among the individuals selected.

         SECTION 4.04 ACCESS AND INFORMATION. Upon reasonable notice, Seller shall (and shall cause its Subsidiaries, including, without limitation, the Association, to) afford to Purchaser and its representatives (including, without limitation, directors, officers and employees of Purchaser and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours and in a manner calculated to minimize any disruption of Seller's operations throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Purchaser may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty made herein. Purchaser will not, and will cause its representatives not to, use any information obtained pursuant to this Section
4.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, Purchaser will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.04 unless such information (i) was already known to Purchaser or an affiliate of Purchaser, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Purchaser or an affiliate of Purchaser from other sources not known by such party to be bound by a confidentiality obligation or agreement, (iii) is disclosed with the prior written approval of Seller or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same. Seller agrees to provide reasonable advance notice to Purchaser of each meeting of its Loan Committee and to allow a representative of Purchaser, identified in advance, to attend each such meeting.

         SECTION 4.05 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Purchaser and Seller shall, and Purchaser shall cause Merger Sub and Seller shall cause the Association to, (a) as soon as practicable (and in any event within forty-five
(45) days after the date hereof) make (or cause to be made) any filings (or, if later, within ten (10) business days of the filing with the SEC of Seller's Annual Report on Form 10-K with respect to the Proxy Statement) and applications and provide any notices, required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby (including the Bank Merger) or by Seller Option Agreement, (b) cooperate with one another (i) in promptly determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation or under any relevant agreement or other document and (ii) in promptly making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

         SECTION 4.06 ANTITAKEOVER PROVISIONS. Seller shall (and shall cause its Subsidiaries to) take all steps (i) to exempt or continue to exempt Seller, this Agreement, the Merger, the Bank Merger and Seller Option Agreement from any provisions of an antitakeover nature in Seller's or its Subsidiaries' certificates of incorporation or charters, as the case may be, and bylaws and the provisions of any federal or state antitakeover laws, and (ii) upon the request of Purchaser, to assist in any challenge by Purchaser to the applicability to this Agreement, the Merger or Seller Option Agreement of any federal or state antitakeover law.

SECTION 4.07 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         SECTION 4.08 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter Seller and Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the acquisition contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

         SECTION 4.09 STOCKHOLDERS' MEETING. Seller shall use its best efforts, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a meeting of the holders of Seller Common Stock (the "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement, no later than March 31, 2002. The board of directors of Seller shall
(a) recommend that the holders of Seller Common Stock vote in favor of and approve the Merger and adopt this Agreement, and (b) use its best efforts to solicit such approvals; PROVIDED, HOWEVER, that the board of directors of Seller is not required to recommend that the holders of Seller Common Stock vote in favor of and approve the Merger and adopt this Agreement and solicit such approvals if and only to the extent that there is a BONA FIDE written Acquisition Proposal and (i) the board of directors of Seller, after consultation with outside legal counsel, in good faith deems such action to be inconsistent with the proper discharge of its fiduciary duties under applicable law and (ii) the board of directors of Seller determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement. Seller, in consultation with Purchaser, shall employ professional proxy solicitors to assist in contacting its stockholders in connection with soliciting favorable votes on the Merger. Seller shall consult Purchaser with respect to the timing of the Stockholder Meetings.

         SECTION 4.10 PROXY STATEMENT. As soon as practicable after the date hereof, Seller shall prepare a Proxy Statement, which shall be reasonably acceptable to counsel to Purchaser, for the purpose of taking stockholder action on the Merger and this Agreement and file the Proxy Statement with the SEC and respond to comments of the staff of the SEC and promptly mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of each of Seller. Seller represents and covenants that the Proxy Statement and any amendment or supplement thereto, with respect to the information pertaining to it or its

Subsidiaries at the date of mailing to its stockholders and the date of the Stockholder Meetings to be held in connection with the Merger, will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of Seller and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

         SECTION 4.12 ADVISORY BOARD. Purchaser agrees, promptly following the Effective Time, to cause the current independent directors of Seller's board of directors, if they are willing to serve, to be elected or appointed as members of a newly formed advisory board, the function of which shall be to advise Purchaser and its Subsidiaries on deposit and lending activities in Seller's former market area and to maintain and develop customer relationships and to otherwise preserve and enhance Seller's franchise; PROVIDED, HOWEVER, that Purchaser may request the resignation of any member of the advisory board, and such member promptly shall so resign, if Purchaser reasonably determines that such member has a conflict of interest that compromises such member's ability to effectively serve as a member of the advisory board or for any other reason that otherwise would allow for renewal of such person as a director of Purchaser if such person was a member of Purchaser's board of directors. The advisory board shall meet once every calendar quarter and terminate on the first anniversary of the Effective Date unless re-appointed by Purchaser's board of directors. The members of the advisory board shall receive a meeting fee of $1,000.00 per meeting attended payable at such meeting.

         SECTION 4.13 INDEMNIFICATION. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Purchaser agrees to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Date, a director or officer of Seller or its Subsidiaries or a director or trustee of another entity expressly at Seller's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and Seller Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent then permitted under the Banking Law of the State of New York, and to advance any such Costs to each Indemnified Party as they are from time to time incurred (subject to receipt of an undertaking to repay such advances if it is ultimately judicially determined that such Indemnified Party is not entitled to indemnification).

         (b) Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve Purchaser of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) Purchaser shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Purchaser shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Purchaser does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Purchaser and the Indemnified Party (and counsel for Purchaser in its reasonable judgment does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Purchaser shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefore are received; PROVIDED, HOWEVER, that Purchaser shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Purchaser shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party.

         (c) For a period of three years after the Effective Time, Purchaser shall cause to be maintained in effect for the former directors and officers of Seller coverage under a policy of directors' and officers' liability insurance no less advantageous to the beneficiaries thereof than the current policies of directors' and officers' liability insurance maintained by Seller; provided, however, that in no event shall Purchaser be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.13(d), an aggregate premium of more than $90,000 ("Maximum Amount"); PROVIDED, FURTHER, that if the amount of the premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an aggregate premium equal to the Maximum Amount; PROVIDED, FURTHER, that if Purchaser can obtain a policy of directors' and officers' liability insurance for an aggregate premium of $93,000 for a period of greater than three years, the Purchaser shall use commercially reasonable efforts to obtain such a policy for as long a period of time as is commercially available; and PROVIDED, FURTHER, that officers and directors of Seller may be required to make application and provide customary representations and warranties to Purchaser's insurance carrier for the purpose of obtaining such insurance.

         SECTION 4.14 CONSULTING AGREEMENT FOR RICHARD F. KOMOSINSKI. Concurrently with the signing of this Agreement, the Purchaser shall enter into a Consulting Agreement with Richard F. Komosinski in the form set forth at section 4.14 of the Disclosure Letter.

                                   ARTICLE V

                           CONDITIONS TO CONSUMMATION

         SECTION 5.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of the following conditions, none of which may be waived:

         (a) this Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of Seller's stockholders in accordance with applicable law and regulations;

         (b) all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other permits, consents, waivers, clearances, approvals, authorizations of and filings with regulatory or governmental bodies and any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on (x) Seller and its Subsidiaries taken as a whole or
(y) Purchaser and its Subsidiaries taken as a whole;

         (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement, and no judgment, order or decree of any court shall be in effect, and no statute or rule, and no applicable order or regulation of any governmental agency shall be in effect that would have or is reasonably likely to have a Material Adverse Effect on Seller or its Subsidiaries; and

         (d) no statute, rule, regulation, order injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement.

         SECTION 5.02 CONDITIONS TO THE OBLIGATIONS OF PURCHASER UNDER THIS AGREEMENT. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Purchaser:

         (a) each of the obligations of Seller required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Seller contained in this Agreement shall be true and correct, subject to Sections 2.01 and 2.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Purchaser shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of Seller;

         (b) all action required to be taken by, or on the part of, Seller and the Association to authorize the execution, delivery and performance of this Agreement and the consummation by Seller and the Association of the transactions contemplated hereby shall have been duly and validly taken by the board of directors and stockholders of Seller, and Purchaser shall have received certified copies of the resolutions evidencing such authorization;

         (c) Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of Seller and the Association;

         (d) Purchaser shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.01(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Purchaser or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

         (e) Purchaser shall have received an opinion of Thacher Proffitt & Wood, counsel to Purchaser, in form and substance reasonably satisfactory to Purchaser substantially to the effect that:

             (i) for Federal income tax purposes, the Merger will be treated as a purchase by Purchaser of all the outstanding shares of Seller Common Stock held by stockholders of Seller (except Dissenters' Shares); the purchase of shares of Seller Common Stock by Purchaser will be treated as a "qualified stock purchase" within the meaning of Section 338(d)(3) of the Code;

             (ii) none of Purchaser, Merger Sub, Seller or the Association will recognize gain or loss as a result of Purchaser's purchase of shares of Seller Common Stock from the stockholders of Seller;

             (iii) neither the Association nor Seller will recognize gain or loss as a result of the Bank Merger; and

             (iv) neither the Merger nor the Bank Merger shall cause the Association to restore to gross income any of its bad debt reserves previously deducted pursuant to Section 593 of the Code.

             Such opinion may be based on, in addition to the review of such matters of fact and law as Thacher Proffitt & Wood considers appropriate, (i) representations made at the request of Thacher Proffitt & Wood by Purchaser, Seller, stockholders of Seller or Purchaser, or any combination of such persons and (ii) certificates provided at the request of Thacher Proffitt & Wood by officers of Purchaser, Seller and other appropriate persons.

         (f) Seller shall have caused to be delivered to Purchaser "cold comfort" letters or letters of procedures from Seller's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to Seller's stockholders and (ii) a date not earlier than five business days preceding the Closing Date and addressed to Purchaser, concerning such matters as are customarily covered in transactions of the type contemplated hereby;

         (g) Seller shall have caused to be delivered to Purchaser an opinion, dated the Closing Date, from the law firm of Jenkens & Gilchrist, counsel to Seller, concerning the following matters:

             (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Association is a federally chartered stock savings and loan association duly organized and in existence under the laws of the United States of America;

             (ii) Seller and the Association have the power and authority to carry on the business as described in the Proxy Statement and to consummate the transactions contemplated by this Agreement;

             (iii) this Agreement has been duly authorized and approved by Seller and this Agreement and the transactions contemplated hereby have been approved by the requisite vote of Seller's stockholders and duly authorized, executed and delivered by Seller and this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity;

             (iv) all acts, other proceedings required to be taken by or on the part of Seller, including the adoption of this Agreement by the stockholders of Seller, and the necessary approvals, consents, authorizations or notifications required to be taken to consummate the transactions contemplated by this Agreement, have been properly taken or obtained; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, with or without the giving of notice or the lapse of time, or both, will
(i) violate any provision of the certificate of incorporation, charter or bylaws of Seller or the Association, as the case may be; or (ii) violate, conflict with, result in the material breach or termination of, constitute a material default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of Seller or the Association pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller or the Association are a party or by which it or any of their properties or assets may be bound and of which such counsel is aware, or violate any statute, rule or regulation applicable to Seller or the Association, which would have a Material Adverse Effect on the financial condition, assets, liabilities, or business of Seller or the Association; to the knowledge of such counsel, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement is required for the consummation by Seller or the Association of the transactions contemplated by this Agreement;

             (v) there are no actions, suits, proceedings or investigations of any nature pending or, to the best knowledge of such counsel, threatened that challenge the validity or legality of the transactions contemplated by this Agreement or Agreement which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection with) the consummation of such transactions; and

             (vi) there is no litigation, appraisal or other proceeding or governmental investigation pending or, to the best knowledge of such counsel, threatened against or relating to the business or property of Seller or the Association which would have a Material Adverse Effect on the consolidated financial condition of Seller.

         (h) Seller shall have furnished Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Purchaser may reasonably request.

         SECTION 5.03 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to effect the Merger shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by
Seller:

         (a) each of the obligations of Purchaser required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Purchaser contained in this Agreement shall be true and correct, subject to Sections 2.01 and 2.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Seller shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of Purchaser;

         (b) all action required to be taken by, or on the part of, Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby shall have been duly and validly taken by the board of directors and stockholders of Purchaser, and Seller shall have received certified copies of the resolutions evidencing such authorization;

         (c) Purchaser shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as Seller may reasonably request.

                                   ARTICLE VI

                                   TERMINATION

         SECTION 6.01 TERMINATION. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the stockholders of Seller and Purchaser:

         (a) by the mutual consent of Purchaser and Seller, if the board of directors of each so determines by vote of a majority of the members of its entire board;

         (b) by Purchaser or Seller, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the stockholders of Seller to approve this Agreement at its meeting called to consider such approval; PROVIDED, HOWEVER, that Seller shall only be entitled to terminate this Agreement pursuant to this clause (i) if it has complied with its obligations under Sections 4.09 and 4.10, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein or occurrence of any event which causes a representation or warranty to become untrue which is not cured or not curable within 20 business days after written notice of such breach is given to the party committing such breach by the other party;

         (c) by Purchaser or Seller by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied and such denial is final and non-appealable or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

         (d) by Purchaser or Seller, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by August 31, 2002, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate.

         SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either Purchaser or Seller, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 8.02, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant, representation or obligation contained in this Agreement.

         SECTION 6.03 THIRD PARTY TERMINATION. In recognition of the efforts, expenses and other opportunities foregone by Purchaser while structuring the Merger, the parties agree that:

         (a) Seller shall pay to Purchaser a termination fee of Four Million and 00/100 dollars ($4,000,000) in cash on demand within five business days after written demand for payment is made by Buyer if, during a period of eighteen (18) months after the date hereof but prior to the termination of this Agreement in accordance with its terms, either of the following occurs:

            (i) without Purchaser's prior written consent, Seller shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or Seller shall have entered into an agreement with any person (other than Purchaser or any subsidiary of Purchaser) to effect
(A) a merger, consolidation or similar transaction involving Seller or any of its Subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Seller or any of its Subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Seller and its Subsidiaries or (C) the issuance, sale or other disposition by Seller of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of

Seller or any of its Subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); PROVIDED, HOWEVER, that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Seller and/or its Subsidiaries; or

             (ii) any person (other than Purchaser, any subsidiary of Purchaser or any transferee of the Option (as defined in the Seller Option Agreement)) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Purchaser or any subsidiary of Purchaser is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the voting power of Seller or any of its significant subsidiaries; and

         (b) Seller shall pay to Purchaser a termination fee of One Million and 00/100 dollars ($1,000,000) in cash on demand within five business days after written demand for payment is made by Buyer if, after a BONA FIDE proposal is made by a third party to Seller or its stockholders to engage in an Acquisition Transaction, any of the following occurs:

             (i) Seller shall breach any covenant or obligation contained in this Agreement and such breach would entitle Purchaser to terminate this Agreement;

             (ii) the holders of Seller Common Stock shall not approve this Agreement at the meeting (including any adjournments or postponements thereof) of such stockholders held for the purpose of voting on this Agreement, or such meeting shall not have been held by March 31, 2002, or shall have been canceled prior to termination of this Agreement; or

             (iii) Seller's board of directors shall have withdrawn or modified in a manner adverse to Purchaser the recommendation of Seller's board of directors with respect to this Agreement.

         Full payment pursuant to this Section 6.03(a) and (b) shall be deemed to be liquidated damages and, upon such payment, Seller shall have no further liability to Purchaser under this Agreement or the Plan of Bank Merger. In no event shall the aggregate fee payable to Purchaser by Seller pursuant to Section 6.03(a) and (b) exceed $4,000,000. Any fee payable to Purchaser pursuant to this
Section 6.03 shall be reduced dollar for dollar (but shall not be reduced to a negative number) to the extent that the Total Profit (as defined in the Seller Option Agreement) exceeds $4,000,000. Notwithstanding the foregoing, Seller shall not be obligated to pay to Purchaser any termination fee pursuant to this
Section 6.03 in the event that (i) Seller or Purchaser validly terminates this Agreement pursuant to Section 6.01(a) or 6.01(c), (ii) Seller terminates this Agreement pursuant to Section 6.01(b)(ii), or (iii) the Merger is terminated under Section 6.01(d) as a result of Purchaser's failure to satisfy the conditions set forth in Section 5.03.

                                  ARTICLE VII

                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

         SECTION 7.01 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the provisions of Article V and VI, the closing of the transactions contemplated hereby shall take place at the offices of Thacher Proffitt & Wood, 11 West 42nd Street, New York, New York 10036, on such date (the "Closing Date") and such time as Purchaser reasonably selects within ten business days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, and in any event upon five business days prior written notice to Seller. Prior to the Closing Date, Purchaser and Seller shall execute a certificate of merger in accordance with all appropriate legal requirements and shall immediately thereafter be filed as required by the DGCL, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger which date is mutually satisfactory to Seller and Purchaser. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be as set forth in such certificate of merger.

         SECTION 7.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to Purchaser and Seller the documents and instruments required to be delivered under Article V.

                                  ARTICLE VIII

                                  OTHER MATTERS

         SECTION 8.01 CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated:

         "material" means material to Purchaser or Seller (as the case may be) and its respective subsidiaries, taken as a whole.

         "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

         When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to any other gender.

         SECTION 8.02 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Only those agreements and covenants of those parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.04, Section
6.02 and Section 8.06 shall survive such termination.

         SECTION 8.03 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the stockholders of Seller, no amendment may be made that would contravene any provision of the DGCL or applicable federal and state banking laws, rules and regulations.

         SECTION 8.04 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.05 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

         SECTION 8.06 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         SECTION 8.07 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

         If to Seller, to:

               Richard F. Komosinski
               Yonkers Financial Corporation
               6 Executive Plaza
               Yonkers, New York 10701

               Telephone:           (914) 965-2500
               Facsimile:           (914) 965-2548

         With copies to:

               Kip A. Weissman, Esq.
               Jenkens & Gilchrist
               1919 Pennsylvania Avenue, N.W.
               Suite 600
               Washington , D.C. 20006
               Telephone:           (202) 326-1520
               Facsimile:           (202) 326-1555

         If to Purchaser, to:

               Thomas M. O'Brien
               Atlantic Bank of New York
               960 Avenue of the Americas
               New York, New York 10001
               Telephone:           (212) 714-7301
               Facsimile:           (212) 967-9049

         With copies to:

               Robert C. Azarow, Esq.
               Thacher Proffitt & Wood
               11 West 42nd Street
               New York, New York 10036
               Telephone:           (212) 789-1438
               Facsimile:           (212) 789-3599

         SECTION 8.08 ENTIRE AGREEMENT; ETC. This Agreement, together with Seller Option Agreement and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.09 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                 ATLANTIC BANK OF NEW YORK


                                 By: /s/ THOMAS M. O'BRIEN
                                    -----------------------------------------
                                 Name: Thomas M. O'Brien
                                 Title: President and Chief Executive Officer

                                 YONKERS FINANCIAL CORPORATION


                                 By: /s/ RICHARD F. KOMOSINSKI
                                    -----------------------------------------
                                    Name: Richard F. Komosinski
                                    Title: President and Chief Executive Officer

                                                                     Appendix B



                        THE TRANSFER OF THIS AGREEMENT IS
                     SUBJECT TO CERTAIN PROVISIONS CONTAINED
                      HEREIN AND MAY BE SUBJECT TO TRANSFER
                               RESTRICTIONS UNDER
                              FEDERAL AND STATE LAW

                             STOCK OPTION AGREEMENT


                      ------------------------------------



         STOCK OPTION AGREEMENT, dated as of November 13, 2001 (this "Agreement"), by and between Atlantic Bank of New York, a New York State chartered commercial bank ("Grantee"), and Yonkers Financial Corporation, a Delaware corporation ("Issuer").

                                    RECITALS

         A. THE PLAN. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of November 13, 2001 (the "Plan"), which Plan has been executed by the parties hereto prior to this Agreement.

         B. CONDITION TO THE PLAN. As a condition and an inducement to Grantee's execution and delivery of the Plan, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

         1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase up to 443,519 shares of common stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercised exceed 19.9% of the issued and outstanding shares of Issuer Common Stock), at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $24.45.

         3. EXERCISE OF OPTION.

         (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of any representation, warranty, covenant or agreement contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as hereinafter defined) which occurs prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, that Holder shall have sent written notice of such exercise (as provided in subsection (e) of this Section 3) within six (6) months after the later to occur of (i) the occurrence of a Purchase Event or (ii) notice by Issuer to Grantee of a Purchase Event. The Option shall terminate and be of no further force or effect upon the earliest to occur of the following (each an "Exercise Termination Event"): (A) the Effective Time, (B) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination thereof by Grantee pursuant to Section 6.01(b)(ii) of the Plan (a termination of the Plan by Grantee pursuant to such Section of the Plan, being referred to herein as a "Default Termination"), (C) 15 months after a Default Termination, or (D) 15 months after termination of the Plan (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of the Option Shares shall be subject to compliance with applicable law; provided further, however, that if the Option cannot be exercised on any day because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The rights set forth in Sections 8 and 9 of this Agreement shall terminate when the right to exercise the Option and Substitute Option (as hereinafter defined) terminate (other than as a result of a complete exercise of the Option or Substitute Option) as set forth herein.

         (b) As used herein, a "Purchase Event" means any of the following events occurring after the date hereof:

                  (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or Issuer shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries,
         (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Issuer and its subsidiaries or (C) the issuance, sale or other disposition by Issuer of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its significant subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only Issuer and one or more of its subsidiaries, or involving only any two or more of such subsidiaries be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Plan; or

                  (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any subsidiary of Grantee is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the voting power of Issuer or any of its significant subsidiaries.

         (c) As used herein, a "Preliminary Purchase Event" means any of the following events occurring after the date hereof:

                  (i) any person (other than Grantee, any subsidiary of Grantee or any transferee of the Option) shall have commenced (as such term is defined in Rule 14d-2, promulgated under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                  (ii) the stockholders of Issuer shall not have approved the Plan by the requisite vote at the meeting of the stockholders of Issuer called for that purpose ("Issuer Meeting"), the Issuer Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have publicly withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or
         (C) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act of 1933, as amended, the Bank Holding Company Act, as amended, the Bank Merger Act, as amended, or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or

                  (iii) any person (other than Grantee or any subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

                  (iv) after a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to Issuer to make such a proposal if the Plan terminates, Issuer shall breach any covenant or agreement contained in the Plan and such breach would entitle Grantee to terminate the Plan under Section 6.01(b)(ii) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the transactions contemplated in the Plan).

         As used in this Agreement, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

         (e) In the event Holder wishes to exercise the Option (in whole or in part), it shall send to Issuer a written notice (the "Option Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (such date as it may be extended pursuant to the next sentence, the "Closing Date"). If prior notification to or approval of any federal or state regulatory authority having jurisdiction over insured depositary institutions or their holding companies, the Securities and Exchange Commission (the "SEC"), the NASD or any other self-regulatory organization (each, a "Regulatory Authority") is required in connection with any such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for approval and the obtaining of such approval, and, in the event that such regulatory approvals must be obtained or mandatory waiting periods must expire prior to Closing, the Closing shall occur promptly following receipt of any such required regulatory approvals and the expiration of any such mandatory waiting periods. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         4. PAYMENT AND DELIVERY OF CERTIFICATES.

         (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 14(f) of this Agreement; provided that failure or refusal of Issuer to designate a bank account shall not preclude Holder from exercising the Option.

         (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) of this Agreement, (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens (as defined in the Plan) and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

         (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 13, 2001. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         (d) Upon the giving by Holder to Issuer of the Option Exercise Notice, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Holder or its assignee, transferee or designee.

         (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or to be observed or performed hereunder by Issuer,

(iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event, under any applicable federal or state banking law, prior approval of or notice to any Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Regulatory Authority as it may require) in order to permit Holder to exercise the Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

         5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

         (a) CORPORATE AUTHORITY. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

         (b) BENEFICIAL OWNERSHIP. To the best knowledge of Issuer, as of the date of this Agreement, no person or group, except Gould Investors, L.P. and members of the group identified in the Schedule 13D, as amended, dated December 13, 2000, filed by Gould Investors, L.P. with the Securities and Exchange Commission (the "SEC") and the Yonkers Financial Corporation Employee Stock Ownership Plan, has beneficial ownership of more than 10% of the issued and outstanding shares of Issuer Common Stock.

         (c) SHARES RESERVED FOR ISSUANCE; CAPITAL STOCK. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of Option Shares at any time, and from time to time, purchasable upon exercise of the Option, and all such Option Shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

         (d) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance, regulation, judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in the case of (ii), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement.

         6. REPRESENTATIONS AND WARRANTIES OF GRANTEE.

         (a) Grantee hereby represents and warrants to Issuer that Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee.

         (b) The Option is being acquired for investment and is not being, and any shares of Issuer Common Stock or other securities acquired by Grantee upon exercise of the Option are being acquired for investment and will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

         7. ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.

         (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, conversion, subdivision, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreement or instrument governing any such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof or upon conversion into Issuer Common Stock of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, exercise or conversion, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

         (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common

Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, to purchase shares of either (A) the Acquiring Corporation (as hereinafter defined), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option; provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

         (e) The following terms have the meanings indicated:

                  (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person or (C) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

                  (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

                  (iii) "Assigned Value" shall mean the highest of (A) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (B) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (C) the highest closing price for shares of Issuer Common Stock within the 60-day period immediately preceding the consolidation, merger or sale in question and (D) in the event of a sale of all or substantially all of Issuer's assets or deposits, an amount equal to
         (x) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder, divided by (y) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

                  (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that, if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

         (f) In no event, pursuant to any of the foregoing paragraphs, shall the number of shares of Substitute Common Stock for which the Substitute Option is exercisable exceed 19.9% of the issued and outstanding shares of Substitute Common Stock immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the issued and outstanding shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this
Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder.

         (g) Issuer shall not enter into any transaction described in Section 7(b) of this Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock do not have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock may be restricted securities, as defined in Rule 144, promulgated under the Securities Act ("Rule 144"), or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

         8. REPURCHASE AT THE OPTION OF HOLDER.

         (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and
(ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Section 8 Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                  (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

                  (ii) the excess, if any, of (A) the Applicable Price (as defined below) for each share of Issuer Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                  (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

         (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Section 8 Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the Option Shares purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is or becomes required for any reason in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder, and Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and

Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Section 8 Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) of this Agreement. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Issuer delivers to Holder written notice accompanied by a certification of Issuer's independent auditor each stating that a requested repurchase of Issuer Common Stock would result in the recapture of Issuer's bad debt reserves under the Internal Revenue Code of 1986, as amended (the "Code"), Holder's repurchase request shall be deemed to be automatically revoked. Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) of this Agreement.

         (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger, sale or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement, or (iii) the highest closing sales price per share of Issuer Common Stock quoted on The Nasdaq Stock Market ("Nasdaq") (or if Issuer Common Stock is not quoted on Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Section 8 Request Date; provided, however that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale; provided further, that in no event shall the Applicable Price be greater than the Market Price (as defined in, and determined at the time specified in, Article Tenth, Section B of Issuer's certificate of incorporation). If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

         (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement shall be consummated.

         9. REPURCHASE OF SUBSTITUTE OPTION.

         (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Holder (i) the Substitute Option and (ii) all shares of Substitute Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 9 is referred to as the "Section 9 Request Date." Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

                  (i) the aggregate Purchase Price paid by Holder for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Holder then has beneficial ownership;

                  (ii) the excess, if any, of (A) the Highest Closing Price (as defined below) for each share of Substitute Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

                  (iii) the excess, if any, of the Highest Closing Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Substitute Option Shares with respect to which the Substitute Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Substitute Common Stock with respect to which the Substitute Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

         (b) If Holder exercises its rights under this Section 9, Substitute Option Issuer shall, within 10 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Holder, and Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Substitute Option and/or Substitute Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Substitute Option as to the number of Substitute Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) of this Agreement. Holder shall notify Substitute Option Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Substitute Option Issuer delivers to Holder written notice accompanied by a certification of Substitute Option Issuer's independent auditor each stating that a requested repurchase of Issuer Common Stock would result in the recapture of Substitute Option Issuer's bad debt reserves under the Code, Holder's repurchase request shall be deemed to be automatically revoked.

         Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Substitute Option pursuant to Section 3(a) of this Agreement.

         (c) For purposes of this Agreement, the "Highest Closing Price" means the highest of closing sales price for shares of Substitute Common Stock quoted on Nasdaq (or if the Substitute Common Stock is not quoted on Nasdaq, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 9 Request Date.

         10. REGISTRATION RIGHTS.

         (a) DEMAND REGISTRATION RIGHT. Issuer shall, subject to the conditions of Section 10(c) of this Agreement, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), promptly prepare and file a registration statement under applicable laws and regulations, if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under applicable laws and regulations, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

         (b) ADDITIONAL REGISTRATION RIGHTS. If Issuer, at any time after the exercise of the Option, proposes to register any shares of Issuer Common Stock under applicable laws and regulations in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any equivalent or successor Form. If some, but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.

         (c) CONDITIONS TO REQUIRED REGISTRATION. Issuer shall use reasonable best efforts to cause each registration statement referred to in Section 10(a) of this Agreement to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) of this Agreement for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) hereof:

                  (i)   prior to a Purchase Event;

                  (ii)  on more than three occasions;

                  (iii) within 180 days after the effective date of a registration referred to in Section 10(b) of this Agreement pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

                  (iv) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

         In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

         (d) EXPENSES. Except where applicable state law prohibits such payments, Issuer shall pay all expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions directly relating to the sale of the Option Shares, but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) of this Agreement (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) of this Agreement.

         (e) INDEMNIFICATION. In connection with any registration under Section 10(a) or 10(b) of this Agreement, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus (including any amendments or supplements thereto) or any preliminary prospectus or notification or offering circular, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

         Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 10(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

         If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

         In connection with any registration pursuant to Section 10(a) or 10(b) of this Agreement, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of
Section 10(e) of this Agreement.

         (f) MISCELLANEOUS REPORTING. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule
144. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

         (g) ISSUE TAXES. Issuer shall pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

         11. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on Nasdaq or any securities exchange, Issuer, upon the request of Holder, shall promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on Nasdaq or such other securities exchange and shall use its reasonable best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

         12. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not this Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         13. PROFIT LIMITATION.

         (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed $4.0 million, and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to Issuer or (iii) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $4.0 million after taking into account the foregoing actions. Notwithstanding anything in the foregoing to the contrary, in the event that Grantee receives a Total Profit of $4.0 million (as hereinafter defined), Grantee shall deliver (x) to Issuer for cancellation all Option Shares previously purchased by Grantee and Issuer shall pay Grantee the exercise price paid by Grantee for such Option Shares, and (y) deliver for cancellation the Option or any remaining portion thereof.

         (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Option Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $4.0 million, and, if exercise of the Option otherwise would exceed such amount, Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Option Exercise Notice so that the Notional Total Profit shall not exceed $4.0 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 2 hereof.

         (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 6.03 of the Plan, (ii) the amount received by Grantee in connection with the repurchase of Option Shares or the Option or Substitute Option pursuant to Section 8(a)(ii) or (iii) or Section 9(a)(ii) or
(iii), and (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), the Option or Substitute Option to any unaffiliated party, less (y) Grantee's purchase price for such Option Shares.

         (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Option Exercise Notice assuming that this Option were exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         14. LIMITATION ON TRANSFER OF OPTION.

         (a) Grantee agrees that the Option may not be sold, transferred or otherwise disposed of, in whole or in part, by it except after the occurrence of a Purchase Event, and then only as follows. If the Grantee shall determine to accept a bona fide offer to purchase any portion of the Option then held by it or to sell any such portion of the Option, the Grantee shall give written notice thereof to the Issuer specifying (i) the portion of the Option to be sold and
(ii) the purchase price therefor and any other significant terms of the proposed transaction. Upon receipt of such notice, the Issuer shall, for a period of five business days immediately following such receipt, have the right of first refusal to cancel the portion of the Option then held by Grantee that is proposed to be sold upon the payment of a cancellation fee equal to the purchase price set forth in such notice. Payment for such portion of the Option to be cancelled shall be made to the Grantee in immediately available funds within five business days immediately following receipt of the notice of the proposed sale.

         15. MISCELLANEOUS.

         (a) EXPENSES. Except to the extent expressly provided for herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) ENTIRE AGREEMENT. NO THIRD-PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 10(e) of this Agreement and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 14(h) of this Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Regulatory Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this

Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 3 of this Agreement (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

         (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).

         (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

         (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder, and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer, and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                               ATLANTIC BANK OF NEW YORK


                               By: /s/ THOMAS M. O'BRIEN
                                  ----------------------------------------------
                                   Name:  Thomas M. O'Brien
                                   Title:  President and Chief Executive Officer


                               YONKERS FINANCIAL CORPORATION


                               By: /s/ RICHARD F. KOMOSINSKI
                                  ----------------------------------------------
                                  Name:  Richard F. Komosinski
                                  Title:  President and Chief Executive Officer

                                                                     Appendix C

                                                                Sandler O'Neill


February 15, 2002



Board of Directors
Yonkers Financial Corporation
6 Executive Plaza
Yonkers, NY 10701-6801


Ladies and Gentlemen:

         Yonkers Financial Corporation ("Yonkers") and Atlantic Bank of New York ("Atlantic") have entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which Yonkers will be acquired by Atlantic through the merger of a newly formed subsidiary of Atlantic with and into Yonkers (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Yonkers common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Yonkers Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive $29.00 in cash without interest (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Yonkers Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and schedules thereto; (ii) the Stock Option Agreement entered into by Yonkers and Atlantic in connection with the Agreement; (iii) certain publicly available financial statements and other historical financial information of Yonkers that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of Atlantic that we deemed relevant; (v) financial projections for Yonkers for the years ending September 30, 2002 through 2005 reviewed with management of Yonkers and the views of senior management of Yonkers, based on limited discussions with members of senior management, regarding Yonkers' business, financial condition, results of operations and future prospects; (vi) certain pro forma analyses of the impact of the Merger on Atlantic's capital position prepared by and reviewed with management of Atlantic and the views of the Chief Executive Officer of Atlantic, based on limited discussions with him, regarding Atlantic's business and financial condition; (vii) the publicly reported historical price and trading activity for Yonkers' common stock, including a comparison of certain financial and stock market information for Yonkers with similar publicly available information for certain other companies the securities of which are publicly traded; (viii)

Board of Directors
Yonkers Financial Corporation
February 15, 2002
Page 2


the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Yonkers or Atlantic or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Yonkers and Atlantic that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Yonkers or Atlantic or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Yonkers or Atlantic nor have we reviewed any individual credit files relating to Yonkers or Atlantic and, with your permission, we have assumed that their respective allowances for loan losses are adequate to cover such losses. We are not accountants and have relied upon the reports of the independent accountants for each of Yonkers and Atlantic for the accuracy and completeness of the audited financial statements made available to us. With respect to the financial projections reviewed with Yonkers' management, Yonkers' management has confirmed that they reflect the best currently available estimates and judgments of such management of the future financial performance of Yonkers and we have assumed that such performance will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Yonkers' or Atlantic's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Yonkers and Atlantic will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are

Board of Directors
Yonkers Financial Corporation
February 15, 2002
Page 3


expressing no opinion herein as to the prices at which Yonkers' common stock may trade at any time.

         We have acted as Yonkers' financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Yonkers and have received compensation for such services. As we have previously advised you, we have in the past provided certain investment banking services to Atlantic and have received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of this transaction.

         In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Yonkers and Atlantic or their affiliates. We may also actively trade the equity and/or debt securities of Yonkers and Atlantic or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of Yonkers in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Yonkers as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Yonkers' shareholders from a financial point of view and does not address the underlying business decision of Yonkers to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Yonkers or the effect of any other transaction in which Yonkers might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; PROVIDED, HOWEVER, that we hereby consent to the inclusion of this opinion as an exhibit to the Proxy Statement of Yonkers dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Yonkers Shares is fair to such shareholders from a financial point of view.


                                        Very truly yours,

                                        /s/ Sandler O'Neill & Partners, L.P.

                                                                     Appendix D



                  DELAWARE GENERAL CORPORATION LAW SECTION 262

Section 262. Appraisal rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of C-1 incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.
         (d) Appraisal rights shall be perfected as follows:
         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
         (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or C-2 consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. C-3
         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                            YONKERS FINANCIAL CORPORATION
              (HOLDING COMPANY FOR THE YONKERS SAVINGS AND LOAN ASSOCIATION)


                      INFORMATION ACCOMPANYING PROXY STATEMENT

The documents set forth below are provided with the Yonkers Financial Corporation Proxy Statement dated February 15, 2002:

- Yonkers Financial Corporation Annual Report on Form 10-K for the year ended September 30, 2001.

- Yonkers Financial Corporation Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-K

[ ] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

         For the fiscal year ended September 30, 2001
                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                         Commission file number 0-27716

                          YONKERS FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

               Delaware                                          13-3870836
-------------------------------------                     -----------------
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                         Identification No.)

  6 Executive Plaza, Yonkers, New York                          10701
--------------------------------------------                  ---------
    (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: (914) 965-2500
                                                    --------------

           Securities Registered Pursuant to Section 12(b) of the Act:
                                      None

           Securities Registered Pursuant to Section 12(g) of the Act:

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                                (Title of Class)

         Indicate by check mark whether the Registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past twelve months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such requirements for the past 90 days. YES [X] NO [ ]

         Indicate by check mark if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-K contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

         As of December 15, 2001, there were issued and outstanding 2,228,739 shares of the Registrant's Common Stock. The aggregate market value of the voting stock held by non-affiliates of the Registrant, computed by reference to the closing price of such stock on the Nasdaq National Market as of December 15, 2001, was approximately $63.6 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the Registrant that such person is an affiliate of the Issuer.)

                       DOCUMENTS INCORPORATED BY REFERENCE

PARTS II and IV of Form 10-K--Annual Report to Stockholders for the fiscal year ended September 30, 2001.
PART III of Form 10-K--Proxy Statement for the Annual Meeting of Stockholders for the fiscal year ended September 30, 2001.

================================================================================

                          YONKERS FINANCIAL CORPORATION

                           ANNUAL REPORT ON FORM 10-K
                               SEPTEMBER 30, 2001

                                TABLE OF CONTENTS


                        PART I                                                                               PAGE

Item 1                  Business........................................................................     3

Item 2                  Properties......................................................................     39

Item 3                  Legal Proceedings...............................................................     41

Item 4                  Submission of Matters to a Vote of Security Holders.............................     41

                        PART II

Item 5                  Market for Registrant's Common Equity and Related Stockholder Matters...........     41

Item 6                  Selected Financial Data.........................................................     41

Item 7                  Management's Discussion and Analysis of Financial
                           Condition and Results of Operations..........................................     41

Item 7A                 Quantitative and Qualitative Disclosures About Market Risk......................     41

Item 8                  Financial Statements and Supplementary Data.....................................     41

Item 9                  Changes in and Disagreements with Accountants on
                           Accounting and Financial Disclosure..........................................     42

                        PART III

Item 10                 Director, and Executive Officers of the Registrant..............................     42

Item 11                 Executive Compensation..........................................................     43

Item 12                 Security Ownership of Certain Beneficial Owners
                           and Management...............................................................     43

Item 13                 Certain Relationships and Related Transactions..................................     43

                        PART IV

Item 14                 Exhibits, Financial Statement Schedules and Reports on
                           Form 8-K.....................................................................     44

                        Signatures......................................................................     46

                                     PART I

ITEM 1.   BUSINESS

GENERAL

         Yonkers Financial Corporation (the "Holding Company") was formed at the direction of The Yonkers Savings and Loan Association, FA ("Yonkers Savings" or the "Association") in December 1995 for the purpose of owning all of the outstanding stock of the Association issued in the Association's conversion from the mutual to stock form of organization (the "Conversion"). The Conversion was completed on April 18, 1996. Concurrent with the Conversion, the Holding Company sold 3,570,750 shares of its common stock for net proceeds of $34.6 million. The Holding Company and the Association are collectively referred to herein as the "Company."

         The Holding Company is incorporated under the laws of the State of Delaware (and qualified to do business in the State of New York) and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The principal asset of the Holding Company is its investment in the stock of the Association, although it also holds certain other investments and a loan to its Employee Stock Ownership Plan (the "ESOP"). The Association has two wholly owned subsidiaries, Yonkers REIT, Inc., a real estate investment trust. (the "REIT") and Yonkers Financial Services, Inc., a subsidiary that sells savings bank life insurance, annuities, and mutual funds.

         As a community-oriented financial institution, the Association offers a variety of financial services to meet the needs of communities in its market area. The Association attracts deposits from the general public and uses such deposits, together with borrowings, to originate mortgage loans secured by one- to four-family residences, multi-family and commercial real estate and, to a lesser extent, construction, land, consumer and commercial business loans in the Association's primary market area. The Association also invests in mortgage-backed and other securities permissible for a federally chartered savings association. As a member of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"), the Association's deposits are insured up to applicable limits.

         The executive offices (corporate headquarters) and lending center of the Company are located at 6 Executive Plaza, Yonkers, New York 10701, and its telephone number at that address is (914) 965-2500.

ACQUISITION OF YONKERS FINANCIAL BY THE ATLANTIC BANK

         On November 13, 2001 Atlantic Bank of New York ("Atlantic Bank") and the Company signed an Agreement and Plan of Merger ("Merger Agreement") whereby Atlantic Bank will acquire the Company for an aggregate purchase price of approximately $69.6 million in cash or $29.00 per share of the Company's issued and outstanding common stock. Upon completion of the transaction, the Association will merge into Atlantic Bank. Completion of the transaction is subject to certain conditions including the appoval of the Merger Agreement by the shareholders of the Company and the approval of the transaction by the appropriate bank regulatory authorities. The transaction is expected to close in the first half of 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Acquisition of Yonkers Financial by Atlantic Bank"

MARKET AREA

The Company conducts its banking operations through its main office located at One Manor House Square, Yonkers, New York and three full-service banking offices located in Yonkers, New York. In addition, business is also conducted through five in-store branches located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Poughkeepsie, and Cortlandt Manor. A corporate headquarters office and lending center is also maintained in Yonkers, New York. The Company's primary market area for deposits includes the City of Yonkers and the communities surrounding its in-store branches. The Company's primary market area for its lending activities consists of communities within Westchester County and portions of Rockland, Putnam and Dutchess Counties, the five boroughs of New York City, and Long Island.

         Yonkers is located in Westchester County approximately 10 miles north of the Borough of Manhattan in New York City. Yonkers and the surrounding communities include a diverse population of low- and moderate-income neighborhoods as well as middle class and more affluent neighborhoods. The housing in the low- and moderate-income neighborhoods consists mainly of apartments while other areas consist primarily of single-family residences. The Company's market area also includes substantial commercial areas containing shopping areas, office and medical facilities and small- and medium-size manufacturing and industrial facilities.

LENDING ACTIVITIES

         GENERAL. Historically, the Company originated 30-year, fixed-rate mortgage loans secured by one- to four-family residences. Since the mid-1980s, in order to reduce its vulnerability to changes in interest rates, the Company has also originated adjustable-rate mortgage ("ARM") loans and home equity lines of credit. Residential mortgage originations currently emphasizes products with initial fixed-rate periods of five, seven or ten years with annual rate adjustments thereafter. The Company engages in secondary market sales of a portion of its residential mortgage originations, as market conditions warrant. The Company also offers multi-family and commercial real estate, consumer, construction and land loans. During recent years the Company has expanded its lending operations and increased originations of multi-family and commercial real estate loans in order to enhance portfolio yield. However, the Merger Agreement imposes significant limits on the Company's non-one to four family residential lending.

The following table sets forth the composition of the loan portfolio, by category, in dollar amounts and as a percentage of the total portfolio at the dates indicated.


                                                                              AT SEPTEMBER 30,
                                             ---------------------------------------------------------------------------------
                                                         2001                       2000                        1999
                                             ------------------------    ------------------------    -------------------------
                                                            PERCENT                     PERCENT                      PERCENT
                                                AMOUNT      OF TOTAL        AMOUNT      OF TOTAL        AMOUNT      OF TOTAL
                                             -------------  ---------    -------------  ---------    -------------  ----------
                                                                          (DOLLARS IN THOUSANDS)
REAL ESTATE MORTGAGE LOANS:
  One- to four-family (1)(2)(3)                  $261,822       65.4 %       $285,346       76.9 %       $245,692        81.6 %
  Multi-family                                     67,013       16.7           34,352        9.3           16,264         5.4
  Commercial                                       43,809       10.9           33,052        8.9           26,753         8.9
  Construction                                     12,920        3.2            6,317        1.7            2,812         0.9
   Land                                               955        0.2              759        0.2            1,502         0.5
                                             -------------  ---------    -------------  ---------    -------------  ----------
       Total real estate mortgage loans           386,519       96.5          359,826       96.9          293,023        97.3
                                             -------------  ---------    -------------  ---------    -------------  ----------
OTHER LOANS:
Consumer loans:
  Home equity                                       4,259        1.1            5,532        1.5            4,574         1.5
  Personal                                          1,590        0.4            1,911        0.5            1,483         0.5
  Other                                             7,252        1.8            2,952        0.8            1,117         0.4
                                             -------------  ---------    -------------  ---------    -------------  ----------
       Total consumer loans                        13,101        3.3           10,395        2.8            7,174         2.4
Commercial business loans                             824        0.2              963        0.2            1,080         0.3
                                             -------------  ---------    -------------  ---------    -------------  ----------
       Total other loans                           13,925        3.5           11,358        3.1            8,254         2.7
                                             -------------  ---------    -------------  ---------    -------------  ----------
       Total loans                                400,444      100.0 %        371,184      100.0 %        301,277       100.0 %
                                                            =========                   =========                   ==========
Less:
  Construction loans in process                    (6,361)                     (3,397)                     (1,672)
  Allowance for loan losses                        (2,002)                     (1,703)                     (1,503)
  Deferred loan origination costs (fees), net         746                         897                       1,074
                                             -------------               -------------               -------------
       Total loans, net                          $392,827                    $366,981                    $299,176
                                             =============               =============               =============


                                                                             AT SEPTEMBER 30,
                                             ------------------------------------------------------    ----------------------
                                                          1998                        1997                      1996
                                             --------------------------   -------------------------    ----------------------
                                                              PERCENT                     PERCENT                   PERCENT
                                                 AMOUNT       OF TOTAL       AMOUNT       OF TOTAL       AMOUNT     OF TOTAL
                                             --------------   ---------   -------------   ---------    -----------  ---------
                                                                            (DOLLARS IN THOUSANDS)
REAL ESTATE MORTGAGE LOANS:
  One- to four-family (1)(2)(3)                   $167,225        84.1 %      $111,821        79.0 %      $62,283       70.6 %
  Multi-family                                       7,846         3.9           5,658         4.0          5,471        6.2
  Commercial                                        12,766         6.4          11,990         8.5          9,117       10.3
  Construction                                       2,613         1.3           2,786         2.0          2,175        2.5
   Land                                                932         0.5           1,814         1.3          1,934        2.2
                                             --------------   ---------   -------------   ---------    -----------  ---------
       Total real estate mortgage loans            191,382        96.2         134,069        94.8         80,980       91.8
                                             --------------   ---------   -------------   ---------    -----------  ---------
OTHER LOANS:
Consumer loans:
  Home equity                                       3,678         1.9           3,217         2.3          2,911        3.3
  Personal                                          1,447         0.7           1,666         1.1          1,632        1.8
  Other                                             1,224         0.6           1,237         0.9          1,310        1.5
                                             -------------   ---------   -------------   ---------    -----------  ---------
       Total consumer loans                         6,349         3.2           6,120         4.3          5,853        6.6
Commercial business loans                           1,195         0.6           1,299         0.9          1,413        1.6
                                             -------------   ---------   -------------   ---------    -----------  ---------
       Total other loans                            7,544         3.8           7,419         5.2          7,266        8.2
                                             -------------   ---------   -------------   ---------    -----------  ---------
       Total loans                                198,926       100.0 %       141,488       100.0 %       88,246      100.0 %
                                                             =========                   =========                 =========
Less:
  Construction loans in process                      (743)                     (1,091)                      (171)
  Allowance for loan losses                        (1,302)                     (1,093)                      (937)
  Deferred loan origination costs (fees), net         478                        (184)                      (472)
                                             -------------               -------------                -----------
       Total loans, net                          $197,359                    $139,120                   $ 86,666
                                             =============               =============                ===========


                                             ---------------------
                                                     1995
                                             ---------------------
                                                         PERCENT
                                              AMOUNT     OF TOTAL
                                             ----------  ---------
                                             (DOLLARS IN THOUSANDS)
REAL ESTATE MORTGAGE LOANS:
  One- to four-family (1)(2)(3)               $ 63,282       74.4 %
  Multi-family                                   5,647        6.6
  Commercial                                     6,575        7.7
  Construction                                   2,205        2.6
   Land                                          2,112        2.5
                                             ----------  ---------
       Total real estate mortgage loans         79,821       93.8
                                             ----------  ---------
OTHER LOANS:
Consumer loans:
  Home equity                                    2,389        2.8
  Personal                                       1,734        2.0
  Other                                          1,092        1.3
                                             ----------  ---------
       Total consumer loans                      5,215        6.1
Commercial business loans                           56        0.1
                                             ----------  ---------
       Total other loans                         5,271        6.2
                                             ----------  ---------
       Total loans                              85,092      100.0 %
                                                         =========
Less:
  Construction loans in process                   (293)
  Allowance for loan losses                       (719)
  Deferred loan origination costs (fees), net     (401)
                                             ----------
       Total loans, net                       $ 83,679
                                             ==========

--------------------
(1) Includes advances under home equity lines of credit of $2.7 million, $2.5 million, $3.2 million, $4.6 million, and $5.9 million respectively, at September 30, 2001, 2000, 1999, 1998, and 1997.
(2) Includes cooperative apartment loans of $3.0 million, $3.5 million, $3.7 million, $4.5 million, and $4.8 million, respectively, at September 30, 2001, 2000, 1999, 1998, and 1997.
(3) Includes loans held for sale of $5.6 million, $2.7 million, $1.2 million and $13.3 million at September 30, 2001, 2000, 1999, 1998 and 1997, respectively.

    The following table sets forth the composition of the loan portfolio, by category and by type of interest rate (fixed or adjustable), in dollar amounts and as a percentage of the total portfolio at the dates indicated


                                                                          AT SEPTEMBER 30,
                                            ----------------------------------------------------------------------------
                                                      2001                      2000                       1999
                                            -----------------------   ------------------------   -----------------------
                                                          PERCENT                    PERCENT                   PERCENT
                                              AMOUNT      OF TOTAL      AMOUNT      OF TOTAL       AMOUNT      OF TOTAL
                                            ------------  ---------   ------------  ----------   -----------   ---------
                                                                       (DOLLARS IN THOUSANDS)
FIXED-RATE LOANS:
Real Estate Mortgage Loans:
  One- to four-family (1)(2)                   $ 32,977        8.2 %     $ 31,652         8.5 %    $ 60,071        19.9 %
  Multi-family                                   42,376       10.6         24,438         6.6        10,320         3.4
  Commercial                                     28,230        7.0         20,050         5.4        14,295         4.7
   Land                                             525        0.1            559         0.2           229         0.1
                                            ------------  ---------   ------------  ----------   -----------   ---------
       Total real estate mortgage loans         104,108       25.9         76,699        20.7        84,915        28.1
Consumer loans                                   13,101        3.3         10,396         2.8         7,174         2.4
                                            ------------  ---------   ------------  ----------   -----------   ---------
       Total fixed-rate loans                   117,209       29.2         87,095        23.5        92,089        30.5
                                            ------------  ---------   ------------  ----------   -----------   ---------
ADJUSTABLE-RATE LOANS:
Real Estate Mortgage Loans:
  One- to four-family (3)(4)(5)                 228,845       57.2        253,694        68.3       185,621        61.7
  Multi-family                                   24,637        6.2          9,914         2.7         5,944         2.0
  Commercial                                     15,579        3.9         13,001         3.5        12,458         4.1
  Construction                                   12,920        3.2          6,317         1.6         2,812         0.9
   Land                                             430        0.1            200         0.1         1,273         0.4
                                            ------------  ---------   ------------  ----------   -----------   ---------
       Total real estate mortgage loans         282,411       70.6        283,126        76.2       208,108        69.1
                                            ------------  ---------   ------------  ----------   -----------   ---------
Commercial business loans                           824        0.2            963         0.3         1,080         0.4
                                            ------------  ---------   ------------  ----------   -----------   ---------
       Total adjustable-rate loans              283,235       70.8        284,089        76.5       209,188        69.5
                                            ------------  ---------   ------------  ----------   -----------   ---------
Total loans                                     400,444      100.0 %      371,184       100.0 %     301,277       100.0 %
                                            ------------  =========   ------------  ==========   -----------   =========
LESS:
  Construction loans in process                  (6,361)                   (3,397)                   (1,672)
  Allowance for loan losses                      (2,002)                   (1,703)                   (1,503)
  Deferred loan origination costs (fees), net       746                       897                     1,074
                                            ------------              ------------               -----------
       Total loans, net                        $392,827                  $366,981                  $299,176
                                            ============              ============               ===========


                                                                          AT SEPTEMBER 30,
                                            ---------------------------------------------------------------------------------
                                                       1998                        1997                     1996
                                            ------------------------   -------------------------   -----------------------
                                                           PERCENT                     PERCENT                   PERCENT
                                              AMOUNT      OF TOTAL        AMOUNT      OF TOTAL       AMOUNT     OF TOTAL
                                            ------------  ----------   -------------  ----------   -----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
FIXED-RATE LOANS:
Real Estate Mortgage Loans:
  One- to four-family (1)(2)                   $ 46,838        23.5 %      $ 36,074        25.5 %    $ 11,805        13.4 %
  Multi-family                                    1,529         0.8             108         0.1            47         0.1
  Commercial                                      1,742         0.9              95         0.1           131         0.1
   Land                                             270         0.1             390         0.3            49         0.1
                                            ------------  ----------   -------------  ----------   -----------  ----------
       Total real estate mortgage loans          50,379        25.3          36,667        26.0        12,032        13.7
Consumer loans                                    6,349         3.2           6,120         4.3         5,853         6.6
                                            ------------  ----------   -------------  ----------   -----------  ----------
       Total fixed-rate loans                    56,728        28.5          42,787        30.3        17,885        20.3
                                            ------------  ----------   -------------  ----------   -----------  ----------
ADJUSTABLE-RATE LOANS:
Real Estate Mortgage Loans:
  One- to four-family (3)(4)(5)                120,387        60.6          75,747        53.5        50,478        57.2
  Multi-family                                   6,317         3.2           5,550         3.9         5,424         6.1
  Commercial                                    11,024         5.5          11,895         8.4         8,986        10.2
  Construction                                   2,613         1.3           2,786         2.0         2,175         2.5
   Land                                            662         0.3           1,424         1.0         1,885         2.1
                                            -----------  ----------   -------------  ----------   -----------  ----------
       Total real estate mortgage loans        141,003        70.9          97,402        68.8        68,948        78.1
                                            -----------  ----------   -------------  ----------   -----------  ----------
Commercial business loans                        1,195         0.6           1,299         0.9         1,413         1.6
                                            -----------  ----------   -------------  ----------   -----------  ----------
       Total adjustable-rate loans             142,198        71.5          98,701        69.7        70,361        79.7
                                            -----------  ----------   -------------  ----------   -----------  ----------
Total loans                                    198,926       100.0 %       141,488       100.0 %      88,246       100.0 %
                                            -----------  ==========   -------------  ==========   -----------  ==========
LESS:
  Construction loans in process                   (743)                     (1,091)                     (171)
  Allowance for loan losses                     (1,302)                     (1,093)                     (937)
  Deferred loan origination costs (fees), net      478                        (184)                     (472)
                                            -----------               -------------               -----------
       Total loans, net                       $197,359                    $139,120                  $ 86,666
                                            ===========               =============               ===========


                                               AT SEPTEMBER 30,
                                            -----------------------
                                                    1995
                                            -----------------------
                                                          PERCENT
                                              AMOUNT     OF TOTAL
                                            -----------  ----------
                                             (DOLLARS IN THOUSANDS)
FIXED-RATE LOANS:
Real Estate Mortgage Loans:
  One- to four-family (1)(2)                  $ 11,805        13.9 %
  Multi-family                                     715         0.8
  Commercial                                       396         0.5
   Land                                             49         0.1
                                            -----------  ----------
       Total real estate mortgage loans         12,965        15.3
Consumer loans                                   5,215         6.1
                                            -----------  ----------
       Total fixed-rate loans                   18,180        21.4
                                            -----------  ----------
ADJUSTABLE-RATE LOANS:
Real Estate Mortgage Loans:
  One- to four-family (3)(4)(5)                51,477        60.4
  Multi-family                                  4,932         5.8
  Commercial                                    6,179         7.3
  Construction                                  2,205         2.6
   Land                                         2,063         2.4
                                            ----------  ----------
       Total real estate mortgage loans        66,856        78.5
                                            ----------  ----------
Commercial business loans                          56         0.1
                                            ----------  ----------
       Total adjustable-rate loans             66,912        78.6
                                            ----------  ----------
Total loans                                    85,092       100.0 %
                                            ----------  ==========
LESS:
  Construction loans in process                  (293)
  Allowance for loan losses                      (719)
  Deferred loan origination costs (fees), net    (401)
                                            ----------
       Total loans, net                      $ 83,679
                                            ==========

-----------------------
(1) Includes loans held for sale of $5.6 million, $2.7 million , $1.2 million and $13.3 million at September 30, 2001, 2000, 1999, 1998 and 1997, respectively.
(2) Fixed-rate totals include loans with an initial fixed-rate period of 15 years, with annual rate adjustments thereafter, totaling $27.8 million, $27.5 million, $23.5 million, $14.0 million and $23.6 million, respectively, at September 30, 2001, 2000, 1999, 1998 and 1997.
(3) Adjustable-rate totals include loans with initial fixed-rate periods of five, seven or ten years, with annual rate adjustments thereafter, totaling $168.3 million, $164.1 million, $157.0 million, $83.8 million and $35.7 million, respectively, at September 30, 2001, 2000, 1999, 1998 and 1997.
(4) Includes advances under home equity lines of credit of $2.7 million, $2.5 million, $3.2 million, $4.6 million, and $5.9 million respectively, at September 30, 2001, 2000, 1999, 1998, and 1997.
(5) Includes cooperative apartment loans of $3.0 million, $3.5 million, $3.7 million, $4.5 million, and $4.8 million, respectively, at September 30, 2001, 2000, 1999, 1998, and 1997.

     The following table sets forth the contractual maturity of the Company's loan portfolio at September 30, 2001. The table reflects the entire unpaid principal balance of a loan in the maturity period that includes the final payment date and, accordingly, does not give effect to periodic principal repayments or possible prepayments. Principal repayments and prepayments totaled $53.0 million, $33.1 million, and $38.5 million for the years ended September 30, 2001, 2000 and 1999, respectively.


                                                                         AT SEPTEMBER 30, 2001
                                   -----------------------------------------------------------------------------------
                                                                                                COMMERCIAL
                                    ONE- TO FOUR-FAMILY(1)       MULTI-FAMILY                  REAL ESTATE
                                   --------------------------------------------------   ---------------------------
                                                WEIGHTED                 WEIGHTED                      WEIGHTED
                                                 AVERAGE                 AVERAGE                       AVERAGE
                                      AMOUNT      RATE       AMOUNT        RATE           AMOUNT         RATE
                                   -------------  ------   ----------- --------------   -----------  --------------
                                                                 (DOLLARS IN THOUSANDS)
Contractual maturity:
   One year or less (2)               $   1,086    7.02 %     $    --             -- %     $ 2,096            7.13 %
                                    ------------           -----------                  -----------

   After one year:
     More than 1 year to 2 years            583    7.37            --             --           216            9.53
     More than 2 years to 3 years         2,429    7.27            --             --           696            7.25
     More than 3 years to 5 years           880    7.71            --             --           270            9.73
     More than 5 years to 10 years        8,405    7.29         6,520           8.32        10,575            7.99
     More than 10 years to 20 years      27,603    7.32        27,700           7.96        18,257            8.13
     More than 20 years                 220,836    7.09        32,793           7.97        11,699            8.17
                                    ------------           -----------                  -----------

         Total after one year           260,736    7.13        67,013           8.00        41,713            8.11
                                    ------------           -----------                  -----------

   Total amount due                   $ 261,822    7.13 %     $67,013           8.00 %     $43,809            8.06 %
                                    ============           ===========                  ===========


                                                                  AT SEPTEMBER 30, 2001
                                    ------------------------------------------------------------------------------------
                                                                                                    CONSUMER AND
                                          CONSTRUCTION                    LAND                   COMMERCIAL BUSINESS
                                    -------------------------   --------------------------    --------------------------
                                                  WEIGHTED                     WEIGHTED                     WEIGHTED
                                                  AVERAGE                      AVERAGE                       AVERAGE
                                     AMOUNT         RATE          AMOUNT         RATE           AMOUNT        RATE
                                    ----------  -------------   ------------ -------------    ----------- --------------
                                                                 (DOLLARS IN THOUSANDS)
Contractual maturity:
   One year or less (2)               $12,920           6.73 %        $ 384          6.75 %      $   185          12.67 %
                                    ----------                  ------------                  -----------

   After one year:
     More than 1 year to 2 years           --             --             --            --            551          10.53
     More than 2 years to 3 years          --             --             --            --            692          10.48
     More than 3 years to 5 years          --             --             --            --          3,330           8.77
     More than 5 years to 10 years         --             --            316          8.63          4,234           8.68
     More than 10 years to 20 years        --             --            255          9.68          4,933           8.70
     More than 20 years                    --             --             --            --             --             --
                                    ----------                  ------------                  -----------

         Total after one year              --             --            571          9.10         13,740           8.87
                                    ----------                  ------------                  -----------

   Total amount due                   $12,920           6.73 %        $ 955          8.15 %      $13,925           8.92 %
                                    ==========                  ============                  ===========


                                        AT SEPTEMBER 30, 2001
                                    -----------------------------

                                               TOTAL
                                    -----------------------------
                                                     WEIGHTED
                                                      AVERAGE
                                       AMOUNT          RATE
                                    -------------  --------------
                                        (DOLLARS IN THOUSANDS)
Contractual maturity:
   One year or less (2)                 $ 16,671            6.87 %
                                    -------------

   After one year:
     More than 1 year to 2 years           1,350            9.01
     More than 2 years to 3 years          3,817            7.85
     More than 3 years to 5 years          4,480            8.62
     More than 5 years to 10 years        30,050            7.97
     More than 10 years to 20 years       78,748            7.83
     More than 20 years                  265,328            7.25
                                    -------------

         Total after one year            383,773            7.45
                                    -------------

   Total amount due                     $440,444            7.43 %
                                    =============

------------------
(1) Includes $2.7 million of advances under home equity lines of credit which require minimum interest-only payments for the first five to ten years the advance is outstanding, followed by a balloon payment thereafter. Also includes $5.6 million in loans held for sale on the basis of their final contractual maturity (all more than 20 years).
(2) Includes demand loans, loans having no stated maturity, and overdraft loans.

         The following table sets forth the dollar amounts in each loan category at September 30, 2001 that are contractually due after September 30, 2002, and whether such loans have fixed interest rates or adjustable interest rates.


                                               DUE AFTER SEPTEMBER 30, 2002
                                            ----------------------------------
                                             FIXED      ADJUSTABLE     TOTAL
                                            --------    ----------    --------
                                                     (IN THOUSANDS)
Real estate mortgage loans:
    One- to four-family                     $ 32,961     $227,775     $260,736
    Multi-family                              24,822       42,191       67,013
    Commercial                                26,151       15,562       41,713
    Land                                         525           46          571
                                            --------     --------     --------
       Total real estate mortgage loans       84,459      285,574      370,033
Consumer and commercial business loans        12,916          824       13,740
                                            --------     --------     --------
       Total loans                          $ 97,375     $286,398     $383,773
                                            ========     ========     ========

         Pursuant to Federal law, the aggregate amount of loans that the Company is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of the Association's unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At September 30, 2001, based on the 15% limitation, the Company's loans-to-one-borrower limit was approximately $6.0 million. On the same date, the Company had no borrowers with outstanding balances in excess of this amount. As of September 30, 2001, the largest dollar amount outstanding to one borrower, or group of related borrowers, was $3.9 million secured by eight apartment buildings located in Mt. Vernon and Yonkers, New York; one four family residence located in Mt. Vernon, New York and one single family residence located in Eastchester, New York. At September 30, 2001, the Company's next largest loan relationship or group outstanding was a $2.6 million construction loan project secured by 16 condominium units in Cold Spring, New York. These loans were performing in accordance with their terms at September 30, 2001.

         The Company's lending is subject to its written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with the Company's appraisal policy) prepared by independent appraisers. The loan applications are designed primarily to determine the borrower's ability to repay, and the more significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations.

         Under the Company's loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to a loan officer for approval. In addition, the loan officer verifies that the application meets the Company's underwriting guidelines described below. Also, each application file is reviewed to assure its accuracy and completeness. The Company recently instituted an enhanced process for quality control reviews of residential loan originations, a commercial review and grading process and employed a staff appraiser to inspect multi-family and commercial real estate loan collateral. The quality control process includes reviews of underwriting decisions, appraisals and documentation. The Company is using the services of an independent company to perform the quality control reviews.

         The Company's lending officers have approval authority for one- to four-family residential loans and cooperative apartment ("co-op") loans, up to $350,000. One- to four-family residential loans over $350,000 to $500,000 require the approval of the Company's President or its Senior Vice President and Chief Lending Officer. Co-op loans over $350,000 require the approval and/or review of the Chief Lending Officer. The Company's Chief Lending Officer has approval authority for multi-family, commercial real estate loans, and for land loans up to $500,000. Loans in excess of these amounts require the approval of the Company's Loan Committee or Board of Directors. Various officers have approval authority ranging from $2,000 on secured consumer loans, up to $50,000 on fixed-rate home equity loans and up to $30,000 on commercial business loans. Approval authorities on unsecured consumer loans range from $2,000 to $10,000. The Merger Agreement imposes certain restrictions on the Company's ability to originate loans without the approval of Atlantic Bank. Under the terms of the Merger Agreement, the Company agreed to operate its business in the ordinary course and to certain limitations on its business operations including to not, without the written permission of Atlantic, make any (i) "no documentation" loans, (ii) construction loans, (iii) loans secured by undeveloped land, (iv) loans secured by real estate outside of the State of New York, (v) loans secured by non-residential real estate and (vi) other loans in excess of $275,000; except that the Company is permitted to make without permission the following loss in amounts of up to $500,000; (i) multi-family loans, (ii) certain mixed use loans, (iii) residential loans for sale.

         Generally, the Company requires title insurance or abstracts on its mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Company also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. Currently, the Company is originating and selling the majority of its one-to-four family mortgage loan originations. At September 30, 2001, $261.8 million, or 65.4%, of the Company's gross loan portfolio consisted of mortgage loans secured by one- to four-family residences (including $5.6 million of loans held for sale, $2.7 million of advances under home equity lines of credit and $3.0 million of co-op loans). Substantially all of the residential loans originated by the Company are secured by properties located in the Company's primary lending area. A majority of the residential mortgage loans originated by the Company in fiscal 2001 were generally sold in the secondary market with servicing released. At September 30, 2001, approximately $15.2 million of the Company's one- to four-family residential real estate loans were secured by non-owner occupied properties. At that date, the average outstanding residential loan balance was approximately $223,000 compared to $218,000 at September 30, 2000.

         Since the mid-1980s, the Company has offered ARM loans at rates and on terms determined in accordance with market and competitive factors. The Company offers one-year ARMs for terms of up to 30 years at a margin (generally 275 basis points) over the yield on the Average Weekly One Year U.S. Treasury Constant Maturity Index. The one-year ARM loans currently offered by the Company generally provide for a 200 basis point annual interest rate change cap and a lifetime cap of 600 basis points over the initial rate. The Company also offers a three-year ARM loan which adjusts based on a margin (generally 275 basis points) over the yield on the three-year Treasury Note. The Company's three-year ARM loans have a 200 basis point interest rate cap per adjustment period and a lifetime cap of 500 basis points over the initial rate. The Company has recently emphasized ARMs which are fixed for the first five-, seven- or ten-year period of the loan term and adjust annually thereafter based on a specified margin over the yield on the Average Weekly One Year U.S. Treasury Constant Maturity Index for the remaining loan term. These loans are classified as ARM loans for reporting purposes and currently provide for an annual interest rate cap not to exceed 300 basis points for the initial adjustment period (and 200 basis points thereafter) and a lifetime cap of 500 basis points.

         Initial interest rates offered on the Company's ARMs may be 100 to 350 basis points below the fully indexed rate. Although borrowers on such loans are generally qualified at the fully indexed rate, the risk of default on these loans may increase as interest rates increase. See "- Delinquencies and Non-Performing Assets." The Company's ARMs do not permit negative amortization of principal, do not contain prepayment penalties and are not convertible into fixed-rate loans. At September 30, 2001 one- to four-family ARMs (including loans of $168.3 million earning a fixed rate of interest for initial periods of five, seven or 10 years) totaled $228.8 million, or 57.2% of the Company's total loan portfolio.

         The Company also offers a 30-year residential mortgage loan product with a fixed rate for the first fifteen years and annual rate adjustments thereafter based on a specified margin over the Average Weekly One Year U.S. Treasury Constant Maturity Index. In addition, the loan has a conversion option, which allows the borrower to convert, during years sixteen through eighteen, to a fixed rate for the remaining term. At September 30, 2001, the Company had $27.8 million of such loans, all of which are classified, on the loan tables as fixed rate loans.

         The Company also offers conventional fixed-rate loans with maximum terms of up to 30 years, although the Company has recently emphasized originations of fixed-rate loans with terms of 10 to 15 years. The interest rate on such loans is generally based on competitive factors. The fixed-rate one- to four-family loans described in this paragraph are typically underwritten in accordance with Freddie Mac and Fannie Mae standards to permit their sale in the secondary market. The Company engages in secondary market sales of a portion of its residential mortgage originations, as market conditions warrant. Loans held for sale at September 30, 2001 amounted $5.6 million and represented a variety of fixed-rate and ARM one- to four-family loans.

         The Company originates home equity lines of credit secured by a lien on the borrower's residence. The Company's home equity lines are generally limited to $250,000. The Company uses the same underwriting standards for home equity lines as it uses for one- to four-family residential mortgage loans. The interest rates for home equity lines of credit float at a stated margin over the lowest prime rate published in THE WALL STREET JOURNAL and may not exceed 15.75% over the life of the loan. The Company currently offers home equity lines for terms of up to 30 years with interest only paid for the first 10 years of the loan term. At September 30, 2001, the Company had $2.7 million of outstanding advances under home equity lines and an additional $2.7 million of funds committed, but undrawn, under home equity lines of credit.

         The Company also originates loans secured by co-ops and condominiums located in its market area. Condominium and co-op loans are made on substantially the same terms as one- to four-family loans, except that co-op loans are made only at adjustable rates of interest. At September 30, 2001, the Company had $27.2 million of condominium loans and $3.0 million of co-op loans.

         In underwriting one- to four-family residential real estate loans, the Company evaluates the borrower's ability to make principal, interest and escrow payments, as well as the value of the property that will secure the loan and debt-to-income ratios. The Company currently originates residential mortgage loans with loan-to-value ratios of up to 80% for owner-occupied homes (95% with private mortgage insurance to reduce the Company's exposure to 80% or less); up to 70% for non-owner occupied homes; and up to 90% for co-op loans. The Company's home equity lines of credit are originated in amounts, which together with the amount of the first mortgage, generally do not exceed 80% of the appraised value of the property securing the loan.

         The Company's residential mortgage loans customarily include due-on-sale clauses giving the Company the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

         MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. The Company has increased its emphasis on the origination of permanent multi-family and commercial real estate loans in recent years, in order to increase the interest rate sensitivity and yield of its loan portfolio and to complement residential lending opportunities. However, such lending is subject to significant restrictions under the Merger Agreement. The Company's multi-family and commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, strip shopping centers and other income producing properties located in its market area. At September 30, 2001, the Company had $67.0 million in multi-family loans, or 16.7% of the total loan portfolio, and $43.8 million in commercial real estate loans, representing 10.9% of the total loan portfolio.

         The Company's permanent multi-family and commercial real estate loans generally carry a maximum term of 20 years and have adjustable rates generally based on a specific index, plus a margin. These loans are generally made in amounts of up to 75% of the lesser of the appraised value or the purchase price of the property, with a projected debt service coverage ratio of at least 125%. Appraisals on properties securing multi-family and commercial real estate loans are performed by an independent appraiser designated by the Company at the time the loan is made. All appraisals on multi-family or commercial real estate loans are reviewed by the Company's management. In addition, the Company's underwriting procedures require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. Where feasible, the Company seeks to obtain personal guarantees on these loans. For loans in excess of $250,000, Phase I environmental studies are performed.

         The table below sets forth, by type of security property, the number and amount of the Company's multi-family and commercial real estate loans at September 30, 2001. Substantially all of the loans referred to in the table below are secured by properties located in the Company's market area.


                                                                       OUTSTANDING     AMOUNT NON-
                                                            NUMBER      PRINCIPAL      PERFORMING OR
                                                           OF LOANS      BALANCE       OF CONCERN(1)
                                                           ---------  ---------------  -------------
                                                             (DOLLARS IN THOUSANDS)
Commercial real estate:
    Small business facilities                                     66     $ 27,180     $    --
    Office buildings                                              10        2,706          --
    Health care facilities                                         6        1,293          --
    Mixed use                                                     32       12,630          --
Multi-family                                                     164       67,013          --
                                                            --------     --------     -------
    Total multi-family and commercial real estate loans          278     $110,822     $    --
                                                            ========     ========     =======


-----------------------
(1) See "- Delinquencies and Non-Performing Assets"

         At September 30, 2001, the Company's largest commercial real estate loan had an outstanding balance of $1.9 million. This loan was originated in March 2001 and is secured by a furniture store located in Yonkers, New York. At September 30, 2001, the largest multi-family loan had a balance of $2.0 million, and is secured by a 56-unit apartment building located in Manhattan, New York.

         Multi-family and commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. There can be no assurance that the Company will not experience increased credit problems as a result of its increase in multi-family and commercial real estate loans.

         CONSTRUCTION AND LAND LENDING. The Company originates a modest amount of construction loans to individuals and builders for the construction of residential real estate. At September 30, 2001, the Company's construction loan portfolio totaled $12.9 million, or 3.2% of the total loan portfolio. The Company also originates a limited number of land loans primarily for the purpose of developing residential subdivisions although future originations will be restricted under the Merger Agreement. At September 30, 2001, the Company's land loan portfolio totaled $955,000, or 0.2% of the total loan portfolio. At September 30, 2001, all of the Company's land loans were made for the purpose of developing residential lots.

         Construction loans to individuals for the construction of their residences are structured to convert to permanent loans at the end of the construction phase, which typically runs up to one year. These construction loans have rates and terms comparable to one- to four-family loans then offered by the Company, except during the construction phase where the borrower pays interest only at a specified margin over the prime rate. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 75%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At September 30, 2001, there were $366,000 of construction loans outstanding to persons intending to occupy the premises upon the completion of the construction.

         The Company also originates construction loans to builders of one- to four-family residences. Such loans generally carry terms of up to two years and require the payment of interest only for the loan term. The maximum loan-to-value ratio on loans to builders for the construction of residential real estate is 75%. When practical, the Company seeks to obtain personal guarantees on such loans. The Company generally limits loans to builders for the construction of homes on speculation for sale to two homes per builder. At September 30, 2001, the Company had $4.2 million of construction loans outstanding to builders of one- to four-family residences.

         The Company's construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. The Company reviews the progress of the construction of the dwelling before disbursements are made.

         The Company also makes loans to builders and developers for the development of one- to four-family lots in the Company's market area. All of the Company's land loans have been originated with adjustable rates of interest tied to the prime rate of interest and have terms of five years or less. Land loans are generally made in amounts up to a maximum loan-to-value ratio of 65% on raw land and up to 75% on developed building lots based upon an independent appraisal. When feasible, the Company obtains personal guarantees for its land loans.

         The table below sets forth, by type of security property, the number and amount of the Company's construction and land loans at September 30, 2001, all of which are secured by properties located in the Company's market area.


                                                                 OUTSTANDING  AMOUNT NON-
                                         NUMBER        LOAN       PRINCIPAL   PERFORMING OR
                                        OF LOANS     COMMITMENT    BALANCE    OF CONCERN(1)
                                        ---------    ----------  -----------  -------------
                                                     (DOLLARS IN THOUSANDS)

Single-family construction                     13     $ 7,950     $ 4,202     $    --
Other construction                              4       4,970       2,357          --
Residential land                                2         595         525          --
Other land                                      2         436         430          --
                                          -------     -------     -------     -------
    Total construction and land loans          21     $13,951     $ 7,514     $    --
                                          =======     =======     =======     =======


-------------------
(1) See "- Delinquencies and Non-Performing Assets"

         Construction and land loans are obtained principally through referrals from the Company's and management's contacts in the business community as well as existing and walk-in customers. The application process includes a submission to the Company of accurate plans, specifications and costs of the project to be constructed/developed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building).

         Construction and land lending generally affords the Company an opportunity to receive interest at rates higher than those obtainable from permanent residential loans and to receive higher origination and other loan fees. In addition, construction and land loans are generally made with adjustable rates of interest or for relatively short terms. Nevertheless, construction and land lending is generally considered to involve a higher level of credit risk than one- to four-family residential lending due to the concentration of principal in a limited number of loans and borrowers, as well as the effects of general economic conditions on development properties and on real estate developers and managers. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. Finally, the risk of loss on construction and land loans is dependent largely upon the accuracy of the initial estimate of the individual property's value upon completion and the estimated cost (including interest) of construction. If the cost estimate proves to be inaccurate, the Company may be required to advance funds beyond the amount originally committed to permit completion of the property.

         CONSUMER LENDING. In order to increase the interest rate sensitivity of the loan portfolio and provide a broader range of loan products to its retail customers, the Company originates a variety of consumer loans, including automobile, home equity, deposit account and other loans for household and personal purposes. At September 30, 2001, consumer loans totaled $13.1 million, or 3.3% of total loans outstanding.

         Consumer loan terms vary according to the type of loan and value of collateral, length of contract and creditworthiness of the borrower. The Company's consumer loans are made at fixed interest rates, with terms of up to 15 years. Home equity loans are made at fixed rates up to a maximum loan amount of $100,000.

         The underwriting standards employed by the Company for consumer loans include a determination of the applicant's payment history on other debts and the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         Consumer loans may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At September 30, 2001, there were $12,000 of consumer loans delinquent 90 days or more. There can be no assurance that delinquencies will not increase in the future.

         COMMERCIAL BUSINESS LENDING. Federally chartered savings institutions, such as the Association, are authorized to make secured or unsecured loans and letters of credit for commercial, corporate, business and agricultural purposes and to engage in commercial leasing activities, up to a maximum of 20% of total assets, provided that amounts in excess of 10% relate to small business loans (as defined). Subject to the restrictions in the Merger Agreement, the Company may from time to time make a limited number of secured and unsecured commercial loans to local businesses. At September 30, 2001, the Company had $824,000 of commercial business loans outstanding, representing 0.2% of the total loan portfolio.

         The Company's commercial business lending policy includes credit file documentation and analysis of the borrower's character and capacity to repay the loan, the adequacy of the borrower's capital and collateral, and an evaluation of conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of the Company's current credit analysis.

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

ORIGINATIONS, PURCHASES AND SALES OF LOANS

         Loan applications are taken at each of the Company's offices as well as through mortgage originators. Applications are processed and approved at the Company's Loan Center which is located in the corporate headquarters. The Company currently offers incentives to employees for loan referrals. The Company also employs commissioned loan originators and utilizes mortgage brokers to assist in the process of obtaining loans. Total loan originations amounted to $131.1 million in fiscal 2001, compared to $119.1 million in fiscal 2000 and $178.4 million in fiscal 1999.

         While the Company originates both fixed- and adjustable-rate loans, its ability to originate loans is dependent upon the relative customer demand for loans in its market. Demand is affected by the local economy and the interest rate environment.

         Historically, most of the fixed-rate one- to four-family residential loans originated by the Company were retained in its portfolio. However, in order to reduce its vulnerability to changes in interest rates, the Company currently sells in the secondary market a substantial portion of its fixed-rate residential mortgage originations in addition to certain current year originations of adjustable-rate loans. Residential mortgage sales amounted to $48.8 million in fiscal 2001, compared to $16.1 million in fiscal 2000 and $37.4 million in fiscal 1999. At September 30, 2001, the Company serviced $75.5 million of mortgage loans for others.

         The following table sets forth the Company's loan originations, sales, repayments and other portfolio activity for the periods indicated.


                                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                                      ---------------------------------------
                                                        2001            2000           1999
                                                        ----            ----           ----
                                                                   (IN THOUSANDS)

Unpaid principal balances at beginning of year        $ 371,184      $ 301,277      $ 198,900
                                                      ---------      ---------      ---------
LOANS ORIGINATED:
    Real estate mortgage loans:
        One- to four-family(1)                           61,529         77,016        141,648
        Multi-family                                     36,263         19,677          8,349
        Commercial                                       14,010          9,428         19,697
        Construction                                     12,028          6,609          4,597
        Land                                                915            345            732
    Consumer and commercial business loans                6,301          5,982          3,367
                                                      ---------      ---------      ---------
      Total loans originated                            131,046        119,057        178,390
                                                      ---------      ---------      ---------

LOANS SOLD:
    One-to four-family real estate mortgage loans       (48,834)       (16,052)       (37,476)
                                                      ---------      ---------      ---------

PRINCIPAL REPAYMENTS:
    Real estate mortgage loans                          (49,216)       (30,244)       (35,866)
    Consumer and commercial business loans               (3,735)        (2,834)        (2,637)
                                                      ---------      ---------      ---------
      Total principal repayments                        (52,951)       (33,078)       (38,503)
                                                      ---------      ---------      ---------

Net charge-offs                                              (1)           (20)           (34)
                                                      ---------      ---------      ---------
Unpaid principal balances at end of year                400,444        371,184        301,277

LESS:
   Construction loans in process                         (6,361)        (3,397)        (1,672)
   Allowance for loan losses                             (2,002)        (1,703)        (1,503)
   Deferred loan origination costs (fees), net              746            897          1,074
                                                      ---------      ---------      ---------
Net loans at end of year                              $ 392,827      $ 366,981      $ 299,176
                                                      =========      =========      =========

----------
(1) Consists of (i) adjustable-rate loans of $9.2 million, $55.9 million, and $107.8 million , and (ii) fixed-rate loans of $52.4 million, $20.3 million, and $32.7 million for the years ended September 30, 2001, 2000 and 1999, respectively.

DELINQUENCIES AND NON-PERFORMING ASSETS

         DELINQUENCY PROCEDURES. When a borrower fails to make a required payment on a loan, the Company attempts to cure the delinquency by contacting the borrower. A late notice is sent on all loans over 16 days delinquent. Additional written and verbal contacts may be made with the borrower between 30 and 90 days after the due date. If the loan is contractually delinquent 60 days, the Company usually sends a 30-day demand letter to the borrower and, after the loan is contractually delinquent 91 days, institutes appropriate action to foreclose on the property. If foreclosed, the property is sold at auction and may be purchased by the Company. Delinquent consumer loans are generally handled in a similar manner. The Company's procedures for repossession and sale of consumer collateral are subject to various requirements under New York consumer protection laws.

         Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired or expected to be acquired by foreclosure or deed in lieu of foreclosure, it is recorded at estimated fair value less the estimated cost of disposition, with the resulting write-down charged to the allowance for loan losses. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized.

         The following table sets forth certain information with respect to loan portfolio delinquencies at the dates indicated.


                                                         SEPTEMBER 30, 2001
                                           ------------------------------------------------
                                                 60-89 Days             90 Days or More
                                           -----------------------   ----------------------
                                            Number      Principal     Number     Principal
                                           of Loans      Balance     of Loans     Balance
                                           ---------    ----------   ----------  ----------
                                                        (Dollars in thousands)
Real estate mortgage loans:
   One- to four-family                         1            $ 151         2          $ 540
Consumer loans                                 2               12         2             12
                                             -------    ----------     --------  ----------
    Total                                      3            $ 163         4          $ 552
                                             =======    ==========     ========  ==========

    Delinquent loans to total loans (1)                     0.04%                    0.14%
                                                        ==========               ==========


                                                          SEPTEMBER 30, 2000
                                           ------------------------------------------------
                                                60-89 Days              90 Days or More
                                           ----------------------    ----------------------
                                            Number     Principal      Number     Principal
                                           of Loans     Balance      of Loans     Balance
                                           ----------  ----------    ----------  ----------
                                                       (Dollars in thousands)
Real estate mortgage loans:
   One- to four-family                          2           $ 70          1          $ 109
Consumer loans                                 --             --          4             14
                                             --------  ----------      --------  ----------
    Total                                       2           $ 70          5          $ 123
                                             ========  ==========      ========  ==========

    Delinquent loans to total loans (1)                    0.02%                     0.03%
                                                       ==========                ==========

----------
(1) If loans held for sale are excluded from total loans, the percentages would have remained the same.

         CLASSIFICATION OF ASSETS. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful, and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution is not warranted. Assets classified as substandard or doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as loss, the institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the Regional Director of the OTS. On the basis of management's review, at September 30, 2001 the Company had classified $828,000 of loans as substandard.

         The Company's classified assets consist principally of non-performing loans and certain other loans of concern discussed herein. As of the date hereof, these asset classifications are substantially consistent with those of the OTS and FDIC.

         NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of the Company's non-performing assets at the dates indicated. Loans are placed on non-accrual status when the collection of principal or interest becomes doubtful. Real estate owned represents properties acquired in settlement of loans.


                                                                              AT SEPTEMBER 30,
                                                               2001        2000      1999       1998       1997
                                                               ----        ----      ----       ----       ----
                                                                            (DOLLARS IN THOUSANDS)
        Non-accrual loans past due ninety days or more:
         Real estate mortgage loans:
                One- to four-family                           $  540     $  109     $  347     $  515     $  389
                Commercial                                        --         --        305        203        211
                Land                                              --         --         --         --        250
                Construction                                      --         --         --         --        279
           Consumer loans                                         12         14        103         35          9
                                                              ------     ------     ------     ------     ------
                    Total                                        552        123        755        753      1,138
         Real estate owned, net                                   --         --         --        305        379
                                                              ------     ------     ------     ------     ------
         Total non-performing assets                          $  552     $  123     $  755     $1,058     $1,517
                                                              ======     ======     ======     ======     ======

         Allowance for loan losses                            $2,002     $1,703     $1,503     $1,302     $1,093
                                                              ======     ======     ======     ======     ======

         Ratios:
           Non-performing loans to total loans receivable       0.14 %     0.03 %     0.25 %     0.38 %     0.81 %
           Non-performing assets to total assets                0.10       0.02       0.16       0.28       0.48
           Allowance for loan losses to:
               Non-performing loans                           362.68    1384.55     199.07     172.91      96.05
               Total loans receivable                           0.51       0.46       0.50       0.70       0.90


         For the year ended September 30, 2001, gross interest income of $43,000 would have been recorded if the non-accrual loans at September 30, 2001 had remained current in accordance with their original terms. The amount of interest income actually received on such loans in fiscal 2001 was $31,000. See Note 3 of the Notes to Consolidated Financial Statements.

         At September 30, 2001, the Company's non-performing loans consisted of two loans secured by one- to four-family real estate located in the Company's market area which totaled $540,000; and two consumer loans which totaled $12,000. At September 30, 2001, there was no real estate owned.

         OTHER LOANS OF CONCERN. In addition to the non-performing loans and real estate owned discussed in the preceding section, as of September 30, 2001 there were other loans of concern totaling approximately $604,000.

         These are loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

Management has considered the Company's non-performing loans and other loans of concern in establishing the allowance for loan losses.

         As of September 30, 2001, the Company's other loans of concern included the following loans with principal balances in excess of $200,000:

             The Company has a $209,000 land loan, secured by a lot located in Patterson, New York. The borrower intended to build a commercial building on the security property. At September 30, 2001, although this loan was performing, it was classified substandard due to the existence of hazardous building materials on an adjacent lot which, may result in a decline in value of the security property. Although a phase I environmental study performed on the security property did not disclose any contamination from the adjoining lot, the contamination on the adjacent lot has prevented the borrower from using the security property for its intended purpose. As a result, the loan was extended and modified in January 1997 as a 15-year, self-liquidating loan with a market rate of interest. The borrower is continuing to make payments on this loan as required by the terms of the loan agreement and is waiting for the resolution of the problem with the adjacent property.

               The Company has a $216,000 participation interest in a $3.5 million commercial mortgage loan secured by a two-story office building located in Queens, New York originated by the Thrift Association Service Corporation. This loan originally had a 30 year amortization schedule with a balloon payment which was due in December 1996. Prior to this scheduled balloon payment, the borrower had been unsuccessful in securing financing in order to payoff the loan. As a result, a short-term extension was granted at the original terms of the loan until December 1997. In December 1997 the loan was extended at market terms for an additional five-year term with principal payments based on a 25-year amortization schedule. Although the loan was current as of September 30, 2001, the Company considers this loan to be of concern due to its past performance and extended term.

         ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses charged to operations based on management's evaluation of the risk inherent in the loan portfolio. The allowance is established as an amount that management believes will be adequate to absorb probable losses on existing loans. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and potential problem loans (if any) as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgages and consumer loans are generally evaluated on an aggregate or "pool" basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in the Company's market area.

         Management's evaluation of the adequacy of the allowance, which is subject to periodic review by the Company's regulators, takes into consideration such factors as the historical loan loss experience, known and inherent risks in the portfolio, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, estimated value of underlying collateral, and current economic conditions that may affect borrowers ability to pay. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the estimates made in making the final determination.

         The following table sets forth activity in the allowance for loan losses for the periods indicated


                                                                  FOR THE YEAR ENDED SEPTEMBER 30,
                                                    -----------------------------------------------------------
                                                       2001        2000        1999           1998            1997
                                                       ----        ----        ----           ----            ----
                                                                               (DOLLARS IN THOUSANDS)

Balance at beginning of year                        $ 1,703      $ 1,503      $ 1,302      $ 1,093      $   937
Provision for losses                                    300          220          235          375          300
Charge-offs:
     Real estate mortgage loans:
          One- to four-family                            --           --          (23)         (45)        (132)
          Land                                           --           --           --          (17)          --
          Construction                                   --           --           --          (91)          --
     Consumer loans                                     (31)         (44)         (20)         (40)         (25)
                                                    -------      -------      -------      -------      -------
          Total charge-offs                             (31)         (44)         (43)        (193)        (157)
Recoveries                                               30           24            9           27           13
                                                    -------      -------      -------      -------      -------
          Net charge-offs                                (1)         (20)         (34)        (166)        (144)
                                                    -------      -------      -------      -------      -------

Balance at end of year                              $ 2,002      $ 1,703      $ 1,503      $ 1,302      $ 1,093
                                                    =======      =======      =======      =======      =======

Ratio of net charge-offs to average total loans          -- %       0.01 %       0.02 %       0.10 %       0.15 %

         The following table sets forth the allowance for loan losses allocated by loan category, the total loan amounts by category, and the percent of loans in each category to loans receivable at the dates indicated.


                                                 2001                                         2000
                              -----------------------------------------   ------------------------------------------
                                                              PERCENT OF                                   PERCENT OF
                                                               LOANS IN                                     LOANS IN
                                                 LOAN           EACH                         LOAN             EACH
                                               AMOUNTS         CATEGORY                    AMOUNTS          CATEGORY
                              ALLOWANCE           BY           TO TOTAL    ALLOWANCE          BY            TO TOTAL
                                AMOUNT       CATEGORY(1)         LOANS       AMOUNT       CATEGORY(1)         LOANS
                              ----------- -------------------   -------    ----------- -------------------   -------
                                                                (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
   One- to four-family           $   812           $ 261,822      65.4 %      $   987           $ 282,603      76.7 %
   Multi-family                      254              67,013      16.7            135              34,352       9.3
   Commercial                        606              43,809      10.9            352              33,052       9.0
   Construction                       93              12,920       3.2             29               6,317       1.7
   Land(2)                            74                 955       0.2             85                 759       0.2
Consumer and commercial
   business loans                    163              13,925       3.5            115              11,358       3.1
                              -----------       -------------   -------    -----------      --------------   -------
Total                            $ 2,002           $ 400,444     100.0 %      $ 1,703           $ 368,441     100.0 %
                              ===========       =============   =======    ===========      ==============   =======


                                                 1999                                        1998
                              ------------------------------------------   ----------------------------------------
                                                               PERCENT OF                                 PERCENT OF
                                                                LOANS IN                                   LOANS IN
                                                  LOAN            EACH                       LOAN           EACH
                                                AMOUNTS         CATEGORY                   AMOUNTS        CATEGORY
                               ALLOWANCE           BY           TO TOTAL   ALLOWANCE          BY          TO TOTAL
                                 AMOUNT       CATEGORY(1)        LOANS       AMOUNT        CATEGORY         LOANS
                              ----------- -------------------   --------   ----------- -----------------   --------
                                                              (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
   One- to four-family           $   895           $ 244,466       81.5 %     $   917         $ 153,891       82.9 %
   Multi-family                       86              16,264        5.4            16             7,846        4.2
   Commercial                        297              26,753        8.9           160            12,766        6.9
   Construction                       11               2,812        0.9            23             2,613        1.4
   Land(2)                           118               1,502        0.5           128               932        0.5
Consumer and commercial
   business loans                     96               8,254        2.8            58             7,544        4.1
                              -----------       -------------   --------   -----------      ------------  ---------
Total                            $ 1,503           $ 300,051      100.0 %     $ 1,302         $ 185,592      100.0 %
                              ===========       =============   ========   ===========      ============   ========


                                                 1997                                        1996
                              ------------------------------------------   -----------------------------------------
                                                              PERCENT OF                                  PERCENT OF
                                                               LOANS IN                                    LOANS IN
                                                LOAN            EACH                        LOAN            EACH
                                              AMOUNTS         CATEGORY                    AMOUNTS         CATEGORY
                              ALLOWANCE          BY            TO TOTAL   ALLOWANCE          BY            TO TOTAL
                                AMOUNT         CATEGORY         LOANS       AMOUNT        CATEGORY          LOANS
                              ------------ -----------------   ---------   ----------- -----------------   ---------
                                                               (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
   One- to four-family            $   608         $  91,367        75.5 %       $ 538          $ 62,283        70.6 %
   Multi-family                        11             5,658         4.7            11             5,471         6.2
   Commercial                         121            11,990         9.9            91             9,117        10.3
   Construction                        98             2,786         2.3            74             2,175         2.5
   Land(2)                            196             1,814         1.5           166             1,934         2.2
Consumer and commercial
   business loans                      59             7,419         6.1            57             7,266         8.2
                              ------------      ------------   ---------   -----------      ------------   ---------
Total                             $ 1,093         $ 121,034       100.0 %       $ 937          $ 88,246       100.0 %
                              ============      ============   =========   ===========      ============   =========

----------
(1) Excludes real estate mortgage loans held for sale of $5.6 million, $2.7 million, $1.2 million, $13.3 million and $20.4 million, respectively, at September 30, 2001, 2000, 1999, 1998 and 1997.
(2) The allowance principally represents an allocation to land loans "of concern." See "- Other Loans of Concern."

INVESTMENT ACTIVITIES

         GENERAL. The Company utilizes mortgage-backed and other securities in virtually all aspects of its asset/liability management strategy. In making investment decisions, the Board of Directors considers, among other things, the Company's yield and interest rate objectives, its interest rate and credit risk position, and its liquidity and cash flow.

         Yonkers Savings must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Under the Merger Agreement, the Company generally may not, except with the approval of Atlantic Bank, make any investments other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years and FHLB of New York stock.

         Generally, the investment policy of the Company is to invest funds among categories of investments and maturities based upon the Company's asset/liability management policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, requires that securities be classified into three categories: trading, held to maturity, and available for sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in earnings. Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are classified as available for sale Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, in a separate component of stockholders' equity. At September 30, 2001, the Company had no securities classified as trading. At September 30, 2001, $108.0 million or 86.8% of the Company's mortgage-backed and other securities was classified as available for sale. The remaining $16.4 million, or 13.2%, was classified as held to maturity.

         MORTGAGE-BACKED SECURITIES. The Company has invested in mortgage-backed securities in order to supplement loan production and achieve its asset/liability management goals. The Company has also invested in mortgage-backed securities, including collateralized mortgage obligations ("CMOs"), in order to take advantage of the spread between the yield on such securities and the cost of borrowings from the FHLB and other "wholesale" sources although the Company may either invest in shorter term investments or allow the portfolio to decline in anticipation of completion of the Merger. In a number of instances, the expected maturity of the securities purchased has been significantly longer than the term of the related borrowings.

         Substantially all of the mortgage-backed securities owned by the Company are issued, insured or guaranteed either directly or indirectly by a federal agency or are rated "AA" or higher. As of September 30, 2001, the Company did not have any mortgage-backed securities of a single issuer in excess of 10% of the Company's stockholders' equity, except for federal agency obligations. At September 30, 2001, the Company classified mortgage-backed securities of $10.6 million as held to maturity and $72.0 million as available for sale. Consistent with its asset/liability management strategy, at September 30, 2001 $28.8 million, or 34.8%, of the Company's mortgage-backed securities had adjustable interest rates.

         CMOs are securities derived by reallocating the cash flows from mortgage-backed securities or pools of mortgage loans in order to create multiple classes, or tranches, of securities with coupon rates and average lives that differ from the underlying collateral as a whole. The term to maturity of any particular tranche is dependent upon the prepayment speed of the underlying collateral as well as the structure of the particular CMO. As a result, the cash flows (and hence the values) of certain CMOs are subject to substantial change.

         Management believes that CMOs at times represent attractive investment alternatives relative to other investments due to the wide variety of maturity and repayment options available through such investments. In particular, the Company has from time to time concluded that short and intermediate duration CMOs (seven-year or less estimated average life) represent a better combination of rate and duration than adjustable-rate mortgage-backed securities. At September 30, 2001, the Company held $22.0 million of CMOs, $1.5 million of which were classified as held-to-maturity.

         Prior to the purchase of a CMO, the Company conducts an analysis of the security to assess its price volatility. The analysis is designed to show the expected change in the value of the security that would result from immediate parallel shifts in the yield curve of plus or minus 100, 200 and 300 basis points. The Company establishes risk tolerance levels for its CMO activities on a periodic basis based on its overall asset/liability management goals and market conditions. Based on the restrictions contained in the Merger Agreement, the Company's future investments in CMO's may decline.

         The fair value of the Company's mortgage-backed securities, particularly those carrying fixed rates, would decline significantly in the event of an increase in interest rates. In addition, a decrease in interest rates could result in an increase in prepayments on the fixed-rate portion of the Company's mortgage-backed securities portfolio. Funds from such prepayments may be reinvested at a lower yield. Similarly, a decline in interest rates would result in the downward adjustment of the rates earned on the Company's adjustable-rate, mortgage-backed securities portfolio resulting in lower yields and interest income in future periods.

         For additional information regarding the Company's mortgage-backed securities portfolio, see Note 2 of the Notes to Consolidated Financial Statements

         The following table sets forth the amortized cost and fair value of the mortgage-backed securities portfolio, by accounting classification category and by type of security, at the dates indicated.


                                                                  AT SEPTEMBER 30,
                                     -------------------------------------------------------------------------
                                              2001                      2000                     1999
                                     ---------------------     ---------------------     ---------------------
                                     AMORTIZED      FAIR       AMORTIZED     FAIR        AMORTIZED     FAIR
                                       COST         VALUE        COST        VALUE         COST        VALUE
                                     --------     --------     --------     --------     --------     --------
                                                                  (IN THOUSANDS)
HELD TO MATURITY
     Pass-through securities         $  9,125     $  9,305     $ 13,344     $ 13,323     $ 16,897     $ 16,934
     CMOs                               1,510        1,520        2,348        2,266        4,539        4,531
                                     --------     --------     --------     --------     --------     --------
       Total                           10,635       10,825       15,692       15,589       21,436       21,465
                                     --------     --------     --------     --------     --------     --------

AVAILABLE FOR SALE
     Pass-through securities           51,549       52,677       70,526       67,882       78,651       75,944
     CMOs                              20,463       20,460           --           --           --           --
                                     --------     --------     --------     --------     --------     --------
       Total                           72,012       73,137       70,526       67,882       78,651       75,944
                                     --------     --------     --------     --------     --------     --------

Total mortgage-backed securities     $ 82,647     $ 83,962     $ 86,218     $ 83,471     $100,087     $ 97,409
                                     ========     ========     ========     ========     ========     ========


         All mortgage-backed securities are guaranteed by, Ginnie Mae, Fannie Mae or Freddie Mac, except for privately-issued securities with an amortized cost of $2 million, $60,000, and $115,000 at September 30, 2001, 2000 and 1999,
respectively.

The following table sets forth certain information regarding the amortized cost, fair value, weighted average yield and maturity of the Company's mortgage-backed securities at September 30, 2001. The entire amortized cost and fair value of such securities are reflected in the maturity period that includes the final security payment date and, accordingly, no effect has been given to periodic repayments or possible prepayments. In addition, under the structure of some of the Company's CMOs, the Company's short- and intermediate-tranche interests have repayment priority over the longer-term tranches of the same underlying mortgage pool.


                                                                            AT SEPTEMBER 30, 2001
                                             ----------------------------------------   ---------------------------------------
                                                           AVAILABLE FOR SALE                           HELD TO MATURITY
                                             ----------------------------------------   ---------------------------------------
                                                                           WEIGHTED                                  WEIGHTED
                                                AMORTIZED       FAIR        AVERAGE      AMORTIZED        FAIR        AVERAGE
                                                  COST          VALUE        YIELD          COST          VALUE        YIELD
                                               ------------  ------------  ----------   -------------  ------------  ----------
                                                                           (DOLLARS IN THOUSANDS)
PASS-THROUGH SECURITIES:
   Due after 1 year but within 5 years           $    --        $    --          -- %    $    31        $    32           6.88%
   Due after 5 years but within 10 years              --             --          --          172            184           8.05
   Due after 10 years                             51,549         52,677        6.76        8,922          9,089           7.06
                                                 -------        -------                  -------        -------
     Total                                       $51,549        $52,677        6.76 %    $ 9,125        $ 9,305           7.07%
                                                 =======        =======                  =======        =======

CMOS:
   Due within 1 year                             $    --        $    --          -- %    $    73        $    73           8.00%
   Due after 10 years                             20,463         20,460        4.77        1,437          1,447           4.53
                                                 -------        -------                  -------        -------
     Total                                       $20,463        $20,460        4.77 %    $ 1,510        $ 1,520           4.70%
                                                 =======        =======                  =======        =======


The following table sets forth the activity in the mortgage-backed securities portfolio for the periods indicated.


                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                                       ---------------------------------------------
                                                          2001             2000              1999
                                                       ---------         ---------         ---------
                                                                      (IN THOUSANDS)

Amortized cost at beginning of year                    $  86,218         $ 100,087         $ 112,357
                                                       ---------         ---------         ---------
Purchases:
    Pass-through securities:
        Fixed rate                                            --                --            34,851
        Adjustable rate                                       --                --                --
                                                       ---------         ---------         ---------
          Total pass-through securities                       --                --            34,851
    CMOs                                                  20,996                --                --
                                                       ---------         ---------         ---------
          Total purchases                                 20,996                --            34,851
                                                       ---------         ---------         ---------
Sales                                                     (5,445)               --           (15,377)
Principal repayments                                     (18,964)          (13,791)          (31,414)
Premium amortization, net of discount accretion             (158)              (78)             (330)
                                                       ---------         ---------         ---------
Amortized cost at end of year                          $  82,647         $  86,218         $ 100,087
                                                       =========         =========         =========


         OTHER SECURITIES. In addition to mortgage-backed securities, the Company also invests in high-quality assets (primarily government and agency obligations) with short and intermediate terms (typically seven years or less) to maturity. At September 30, 2001, the Company did not own any investment securities of a single issuer, which exceeded 10% of the Company's stockholders' equity, other than U.S. Government or federal agency obligations. From time to time, the Company holds high-grade corporate debt securities, as well as common stocks and mutual fund shares. Under the Merger Agreement, the Company has agreed to discontinue making additional such investments.

See Note 2 of the Notes to Consolidated Financial Statements for additional information regarding the Company's securities portfolio.

         The following table sets forth the amortized cost and fair value of other securities, by accounting classification category and by type of security, at the dates indicated:


                                                                                   AT SEPTEMBER 30,
                                                      -------------------------------------------------------------------------
                                                                2001                     2000                      1999
                                                      -------------------------------------------------------------------------
                                                      AMORTIZED      FAIR       AMORTIZED      FAIR       AMORTIZED      FAIR
                                                         COST        VALUE        COST         VALUE        COST         VALUE
                                                      ---------     -------     ---------     -------      -------      -------
                                                                               (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE
  U.S. Government and Agency securities                $15,999      $16,369      $41,511      $39,655      $41,527      $40,156
  Corporate & Preferred bonds                          $11,644      $11,976      $ 3,952      $ 3,997           --           --
  Equity securities                                      6,595        6,543          869          839          818          612
                                                       -------      -------      -------      -------      -------      -------
     Total                                              34,238       34,888       46,332       44,491       42,345       40,768
                                                       -------      -------      -------      -------      -------      -------

HELD TO MATURITY
  Obligations of state and political subdivisions      $ 5,730      $ 5,730      $    --      $    --           --           --
  U.S. Government and Agency securities                $    --      $    --      $   500      $   492      $   500      $   494
                                                       -------      -------      -------      -------      -------      -------
     Total                                             $ 5,730      $ 5,730          500          492          500          494

Total other securities                                 $39,968      $40,618      $46,832      $44,983      $42,845      $41,262
                                                       =======      =======      =======      =======      =======      =======


         The following table sets forth certain information regarding the amortized cost, fair value and weighted average yield of other debt securities at September 30, 2001, by remaining period to contractual maturity.


                                                                               AT SEPTEMBER 30, 2001
                                                           AVAILABLE FOR SALE                         HELD TO MATURITY
                                                 ---------------------------------------  --------------------------------------
                                                                             WEIGHTED                                 WEIGHTED
                                                  AMORTIZED       FAIR        AVERAGE      AMORTIZED       FAIR        AVERAGE
                                                    COST          VALUE        YIELD          COST         VALUE        YIELD
                                                 ------------  ------------ ------------  ------------- ------------  ----------
                                                                             (DOLLARS IN THOUSANDS)
U.S. GOVERNMENT AGENCY AND MUNICIPAL BONDS:
   Due after 5 years but within 10 years           1,998         2,165          7.07             --            --           --
   Due after 10 years                             11,000        11,149          6.92          5,730         5,764         4.75
                                                 -------       -------                      -------       -------
     Total                                        12,998        13,314                        5,730         5,764
                                                 -------       -------                      -------       -------

CORPORATE AND OTHER OBLIGATIONS:
   Due less than one year                        $   499       $   496          4.09 %      $    --       $    --           -- %
   Due after 1 year but within 5 years             1,993         2,071          7.46             --            --           --
   Due after 5 years but within 10 years           2,940         3,263          8.80             --            --           --
   Due after 10 years                              6,212         6,146          5.02             --            --           --
                                                 -------       -------                      -------       -------
     Total                                       $11,644       $11,976          6.50 %      $             $ 5,764         4.75 %
                                                 -------       -------                      -------       -------
Total debt securities                            $24,462       $25,290          6.50%       $ 5,730       $ 5,764         4.75 %
                                                 =======       =======                      =======       =======


SOURCES OF FUNDS

         GENERAL. The Company's primary sources of funds are deposits, borrowings, payments (including prepayments) of loan principal, interest earned on loans and securities, repayments of securities and other funds provided from operations.

         DEPOSITS. The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits consist of regular savings (passbook) accounts, transaction (NOW and checking) accounts, money market accounts, club accounts and certificate accounts. The Company only solicits deposits in its market area and does not accept brokered deposits. The Company relies primarily on competitive pricing policies, advertising and customer service to attract and retain these deposits and provides incentives to employees who refer new deposit customers to the Company.

         The variety of deposit accounts offered by the Company has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. As certain customers have become more interest rate conscious, the Company has become more susceptible to short-term fluctuations in deposit flows. The Company manages the pricing of its deposits in keeping with its asset/liability management, profitability and growth objectives.

         Management believes that the "core" portion of the Company's regular savings, transaction, money market and club accounts can have a lower cost and be more resistant to interest rate changes than certificate accounts and therefore are relatively stable sources of deposits. The Company continues to utilize customer service and marketing initiatives (including newspaper advertisements) in an effort to maintain and increase the volume of such deposits. However, the ability of the Company to attract and maintain these accounts (as well as certificate accounts) has been and will continue to be affected by market conditions.

         The following table sets forth the deposit activity of the Company for the periods indicated.


                                            FOR THE YEAR ENDED SEPTEMBER 30,
                                     -----------------------------------------------
                                        2001              2000                1999
                                     ---------          ---------          ---------
                                                 (DOLLARS IN THOUSANDS)

Balance at beginning of year         $ 325,106          $ 272,974          $ 231,181
Deposits                               903,036            803,282            738,157
Withdrawals                           (853,352)          (763,073)          (705,907)
Interest credited                       14,733             11,923              9,543
                                     ---------          ---------          ---------
Balance at end of year               $ 389,523          $ 325,106          $ 272,974
                                     =========          =========          =========

Net increase during the year:
    Amount                           $  64,417          $  52,132          $  41,793
                                     =========          =========          =========
    Percent                               19.8%              19.1%              11.2%
                                     =========          =========          =========


The following table sets forth the distribution of the Company's deposit accounts and the related weighted average interest rates at the dates indicated.


                                                                                                AT SEPTEMBER 30,
                                   ------------------------------------------------------------------------------------------
                                                        2001                                          2000
                                   ------------------------------------------   ------------------------------------------
                                                        PERCENT     WEIGHTED                         PERCENT     WEIGHTED
                                                       OF TOTAL     AVERAGE                         OF TOTAL     AVERAGE
                                        AMOUNT         DEPOSITS       RATE           AMOUNT         DEPOSITS       RATE
                                   ------------------  ----------   ---------   ------------------  ----------   ---------
                                                                   (DOLLARS IN THOUSANDS)

Checking accounts                          $  16,416         4.2 %        -- %          $  11,669         3.6 %        -- %
NOW accounts                                  32,352         8.3        0.72               29,379         9.0        1.05
Money market accounts                         30,687         7.9        2.60               34,087        10.5        3.25
Regular savings accounts                      86,366        22.2        2.25               55,122        17.0        2.42
Club accounts                                  1,609         0.4        2.25                1,609         0.5        2.42
Savings certificate accounts                 222,093        57.0        5.13              193,240        59.4        5.78
                                           ---------       -----                        ---------       -----
    Total                                  $ 389,523       100.0 %      3.70 %          $ 325,106       100.0 %      0.00 %
                                           =========       =====                        =========       =====


                                              AT SEPTEMBER 30,
                                   -------------------------------------
                                                    1999
                                   -------------------------------------
                                                   PERCENT     WEIGHTED
                                                   OF TOTAL    AVERAGE
                                      AMOUNT       DEPOSITS      RATE
                                   --------------  ---------   ---------
                                              (DOLLARS IN THOUSANDS)

Checking accounts                      $  10,769        4.0 %        -- %
NOW accounts                              24,708        9.1        1.06
Money market accounts                     33,429       12.3        3.19
Regular savings accounts                  50,776       18.6        2.23
Club accounts                              1,480        0.5        2.23
Savings certificate accounts             151,812       55.6        5.04
                                       ---------   --------
    Total                              $ 272,974      100.0 %      4.10 %
                                       =========   ========


         The following table sets forth, by interest rate ranges, the amount of savings certificate accounts outstanding at the dates indicated and the period to maturity of savings certificate accounts outstanding at September 30, 2001.


                                                     AT SEPTEMBER 30, 2001
                            ----------------------------------------------------------------------            TOTAL AT
                                                     PERIOD TO MATURITY                                    SEPTEMBER 30,
                            ----------------------------------------------------------------------   ---------------------------
                             LESS THAN      ONE TO       MORE THAN                     PERCENT
                             ONE YEAR      THREE YEARS   THREE YEARS     TOTAL         OF TOTAL         2000           1999
                            ------------  -----------------------------------------  -------------   ------------  -------------
                                                                  (DOLLARS IN THOUSANDS)
4.00% and below                $ 21,282       $ 3,108           --        $ 24,390         11.0 %      $   1,512      $   2,619
4.01% to 5.00%                   45,658        42,006        7,600          95,264         42.9           36,854         74,162
5.01% to 6.00%                   36,802         9,761        4,770          51,333         23.1           78,720         66,586
6.01% to 7.00%                   28,373        14,362        6,703          49,438         22.3           74,413          8,234
7.01% and above                   1,221            --          447           1,668          0.8            1,741            211
                               --------      --------     --------        ---------       -----        ---------      ---------
    Total                      $133,336      $ 69,237     $ 19,520        $222,093        100.0 %      $ 193,240      $ 151,812
                               ========      ========     ========        =========       =====        =========      =========


         The following table sets forth the maturity distribution and related weighted average interest rates for savings certificate accounts with balances less than $100,000, accounts of $100,000 or more, and total savings certificates at September 30, 2001.


                                              LESS THAN $100,000           $100,000 OR MORE              TOTAL
                                         -----------------------------   ---------------------   -----------------------
                                                          WEIGHTED                      WEIGHTED                WEIGHTED
                                                           AVERAGE                      AVERAGE                 AVERAGE
                                           AMOUNT           RATE          AMOUNT         RATE       AMOUNT       RATE
                                           ------          ------         ------        --------    ------      --------
                                                                        (DOLLARS IN THOUSANDS)

Within three months                      $ 36,114           5.21 %      $  6,455           5.33 %   $ 42,569        5.23 %
After three but within six months          31,251           4.98           5,569           5.26       36,820        5.02
After six but within 12 months             43,352           5.01          10,595           5.24       53,947        5.12
                                         --------                       --------                    --------
    Total within one year                 110,717           5.10          22,619           5.27      133,336        5.13
After one but within two years             45,845           4.70           8,091           5.01       53,936        4.78
After two but within three years           12,789           5.97           2,512           6.22       15,301        6.01
After three but within five years          13,973           5.65           5,547           5.69       19,520        5.66
                                         --------                       --------                    --------
    Total                                $183,324           5.08 %      $ 38,769           5.34 %   $222,093        5.13 %
                                         ========                       ========                    ========


         BORROWINGS. The Company's other available sources of funds include securities repurchase agreements and advances from the FHLB of New York. Under the Merger Agreement, the Company may generally not, without Atlantic Bank approval, incur any borrowings other than non-callable short term (one year or less) FHLB borrowings and reverse repurchase agreements. The Company has used borrowings when the rate and or maturities are believed to be more favorable than those available on deposits.

         As a member of the FHLB of New York, the Company is required to own capital stock in the FHLB of New York and is authorized to apply for advances from the FHLB of New York. Each FHLB credit program has its own interest rate, which may be fixed, or variable, and a range of maturities. The FHLB of New York may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. At September 30, 2001, the Company had a collateral pledge arrangement with the FHLB of New York pursuant to which the Company may borrow advances of up to $142.1 million. On such date, $63.1 million of FHLB advances were outstanding. These advances were used to fund mortgage loans and to a lesser extent securities.

         The Company enters into securities repurchase agreements with the FHLB of New York utilizing mortgage-backed and other securities as collateral. At September 30, 2001, the Company had $66.5 million of outstanding borrowings under securities repurchase agreements, which were collateralized by mortgage-backed and other debt securities with a total fair value of $69.4 million.

         The following table sets forth information concerning the balances and interest rates on borrowings at the dates and for the periods indicated.


                                                                         AT OR FOR THE YEAR
                                                                        ENDED SEPTEMBER 30,
                                                           -----------------------------------------------
                                                               2001            2000             1999
                                                           --------------  --------------   --------------
                                                                        (DOLLARS IN THOUSANDS)
SECURITIES REPURCHASE AGREEMENTS:
    Balance at end of year                                      $ 66,512        $ 85,012         $ 99,987
    Average balance during year                                   74,018          99,756           82,681
    Maximum outstanding at any month end                          79,512         114,088          100,962
    Weighted average interest rate at end of year                   5.81 %          6.10 %           5.53 %
    Average interest rate during the year                           6.07            5.92             5.48
FHLB ADVANCES:
    Balance at end of year                                      $ 63,061        $ 72,400         $ 47,949
    Average balance during year                                   69,819          71,052           14,475
    Maximum outstanding at any month end                          89,900          80,800           47,949
    Weighted average interest rate at end of year                   6.84 %          6.42 %           5.19 %
    Average interest rate during the year                           6.70            6.14             5.61


         See Note 7 of the Notes to the Consolidated Financial Statements for further information concerning the Company's securities repurchase agreements and FHLB advances.

SUBSIDIARIES

         At September 30, 2001, the Association had two subsidiaries, Yonkers Financial Services Corporation, which offers life insurance, annuities, and mutual funds on an agency basis to the Association's customers and Yonkers REIT, Inc., See Note 8 of the Notes to Consolidated Financial Statements.

COMPETITION

         The Company faces extremely strong competition both in originating real estate loans and in attracting deposits. Competition in originating loans comes primarily from mortgage bankers, commercial banks, insurance companies, credit unions and other savings institutions, which also originate loans secured by real estate located in the Company's market area. The Company competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         Competition for deposits is intense given the size of the New York market and the fact that it is the home state for many large regional and money center banks. Competition for deposits is principally from money market and mutual funds, securities firms, commercial banks, credit unions and other savings institutions located in the same communities. There is further competition from institutions offering home and internet computer banking. The ability of the Company to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Company is significantly smaller than most of its competitors, which due to their size and economies of scale, generally offer a broader range of deposit products than the Company. The Company competes for these deposits by offering deposit accounts at competitive rates, convenient business hours, availability of ATMs and a customer oriented staff. As of June 30, 2000, the latest date such information was available, there were 332 other thrift, commercial bank and credit union offices in Westchester County, which compete for deposits. As of June 30, 2000, the Company held approximately 1.4% of total deposits in Westchester County.

EMPLOYEES

         At September 30, 2001, the Company had a total of 98 full-time and 14 part-time employees. None of the Company's employees are represented by any collective bargaining agreement. Management considers its employee relations to be good.

REGULATION

         GENERAL. Yonkers Savings is a federally chartered savings and loan association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Yonkers Savings is subject to broad federal regulation and oversight extending to all its operations. Yonkers Savings is a member of the FHLB of New York and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of Yonkers Savings, the

Holding Company also is subject to federal regulation and oversight. The purpose of holding company regulation is to protect subsidiary savings associations. Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

         FEDERAL REGULATION OF SAVINGS ASSOCIATIONS. The OTS has extensive authority over the operations of savings associations. As part of this authority, Yonkers Savings is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS. The last regular OTS safety and soundness examination of Yonkers Savings was as of July 1, 2001. When these examinations are conducted by the OTS, the examiners may require Yonkers Savings to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. Yonkers Savings' OTS assessment for the fiscal year ended September 30, 2001 was approximately $109,000.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Yonkers Savings and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions.

         Yonkers Savings' general permissible lending limit for loans-to-one borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At September 30, 2001, Yonkers Savings' lending limit under this restriction was $5.8 million. Yonkers Savings is in compliance with the loans-to-one borrower limitation.

         INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (I.E., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium, while institutions that are less than adequately capitalized (I.E., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classifications of all insured institutions are made by the FDIC for each semi-annual assessment period. At September 30, 2001, the Association was classified as a well-capitalized institution.

         The premium schedule for both Bank Insurance Fund ("BIF") and SAIF insured institutions ranges from 0 to 27 basis points for each $100 in domestic deposits. The Association's most recent assessment rate was 0 basis points. However, SAIF-insured institutions are required to pay a Financing Corporation
(FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. Prior to January 2000, the assessment was about 6 basis points, while BIF-insured institutions paid an assessment equal to about
1.50 basis points for each $100 in domestic deposits. Effective January 1, 2000, the assessment for SAIF-insured institutions was reduced to about 2 basis points, when BIF-insured institutions were required to fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits, will continue until the FICO bonds mature in the year 2015.

         REGULATORY CAPITAL REQUIREMENTS. Federally insured savings associations, such as Yonkers Savings, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). At September 30, 2001, Yonkers Savings had tangible capital of $38.4 million, or 6.8% of adjusted total assets, which is $29.8 million above the minimum requirement of 1.5% in effect on that date.

         In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights and credit card relationships, must be deducted from tangible capital for calculating compliance with the requirement. At September 30, 2001, Yonkers Savings had no intangible assets.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. Debt and equity investments in excludable subsidiaries are deducted from assets and capital. At September 30, 2001, Yonkers Savings had two "includable" subsidiaries.

         The capital standards also require core capital equal to at least 4% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased mortgage servicing rights and credit card relationships. At September 30, 2001, Yonkers Savings had core capital equal to $38.4 million, or 6.8% of adjusted total assets, which is $15.6 million above the minimum leverage ratio requirement of 4% in effect on that date.

          The OTS risk-based capital regulations require savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based capital requirement only up to the amount of core capital. At September 30, 2001, Yonkers Savings had no capital instruments that qualify as supplementary capital and $2.0 million of general loan loss reserves, which was less than 1.25% of risk-weighted assets.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, are multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

         At September 30, 2001, Yonkers Savings had total capital of $40.4 million (including $38.4 million in core capital and $2.0 million in qualifying supplementary capital) and risk-weighted assets of $289.0 million (including $1.8 million in converted off-balance sheet items), or total capital of 14.0% of risk-weighted assets. This amount was $17.2 million above the 8% requirement in effect on that date.

         The OTS is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. The OTS and FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either 4% core capital ratio, a 4% Tier 1 risk-based capital ratio (the ratio of core capital to risk weighted assets) or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

         The OTS is also generally authorized to reclassify the association into a lower capital category and impose restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in a an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Company or the Association may have a substantial adverse effect on operations and profitability.

         LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. OTS regulations impose various restrictions on associations with respect to their ability to make distributions of capital which include dividends, stock redemptions or repurchases, cash-out mergers and transactions charged to the capital account. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

         The Association may make a capital distribution without the approval of the OTS provided it notifies the OTS, 30 days before it declares the capital distribution and it meets the following requirements: (i) it has a regulatory rating in one of the two top examination categories, (ii) it is not of supervisory concern, and will remain adequately- or well-capitalized, as defined in the OTS prompt corrective action regulations, following the proposed distribution, and (iii) the distribution does not exceed its net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid). If it does not meet the above stated requirements, it must obtain the prior approval of the OTS before declaring any proposed distributions.

         QUALIFIED THRIFT LENDER TEST. All savings associations, including Yonkers Savings, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments, primarily residential housing related loans and investments. At September 30, 2001, Yonkers Savings met the test and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a bank charter, unless it requalifies as a QTL within one year, and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

         COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices, to help meet the credit needs of its entire community, including low and moderate, income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Yonkers Savings, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Yonkers Savings. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS. Yonkers Savings was examined for CRA compliance by the OTS in July 2001 and received a rating of satisfactory.

         TRANSACTIONS WITH AFFILIATES. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Yonkers Savings include the Holding Company and any company which, is under common control with Yonkers Savings. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. Subsidiaries of a savings association are generally not deemed affiliates; however, the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

         HOLDING COMPANY REGULATION. The Holding Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries (if any) which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than Yonkers Savings or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If Yonkers Savings fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activities other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

         FEDERAL SECURITIES LAW. The stock of the Holding Company is registered with the SEC under the Exchange Act. The Holding Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified public information requirements, each affiliate is able to sell in the public market, without registration, a limited number of shares in any three-month period.

         FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At September 30, 2001, Yonkers Savings was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "- Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB advances, before borrowing from the Federal Reserve Bank.

         FEDERAL HOME LOAN BANK SYSTEM. Yonkers Savings is a member of the FHLB of New York, which is one of 12 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (I.E., advances) in accordance with policies and procedures established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, Yonkers Savings is required to purchase and maintain stock in the FHLB of New York. At September 30, 2001, Yonkers Savings held $6.6 million in FHLB stock, which was in compliance with this requirement. Dividends paid by the FHLB of New York to the Association totaled $596,000 for the year ended September 30, 2001, representing an decrease of $120,000 from dividends received in fiscal 2000.

TAXATION

         FEDERAL. The Association and the Holding Company currently file consolidated federal income tax returns. These returns are filed on a fiscal year basis, as of September 30, using the accrual method of accounting.

         Savings associations such as the Association are permitted to establish reserves for bad debts and to make annual additions thereto which, may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) is also computed under the experience method. Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years. Historically, a percentage of taxable income method was also available in computing the qualifying loan bad debt deduction; however, under 1996 federal tax legislation, this method is no longer available to the Association for tax years ending on or after September 30, 1997.

         The 1996 federal tax legislation also imposed a requirement to recapture into taxable income the portion of the qualifying and non-qualifying loan reserves in excess of the "base-year" balances of such reserves. For the Association, the base-year reserves are the balances as of September 30, 1988. Recapture of the excess reserves will occur over a six-year period which began for the Association in the tax year ending September 30, 1999. The Association previously established, and will continue to maintain, a deferred tax liability with respect to its federal tax bad debt reserves in excess of the base-year balances; accordingly, the legislative changes will have no effect on total income tax expense for financial reporting purposes.

         Also, under the 1996 legislation, the Association's base-year federal tax bad debt reserves are "frozen" and subject to current recapture only in very limited circumstances. Generally, recapture of all or a portion of the base-year reserves will be required if the Association pays a dividend in excess of the greater of its current or accumulated earnings and profits, redeems any of its stock, or is liquidated. The Association has not established a deferred federal tax liability under SFAS No. 109 for its base-year federal tax bad debt reserves, as it does not anticipate engaging in any of the transactions that would cause such reserves to be recaptured.

         In addition to the regular income tax, corporations generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax, and net operating losses can offset no more than 90% of alternative minimum taxable income. The Association and the Company have not been subject to the alternative minimum tax.

         The Association has been audited by the IRS with respect to federal income tax returns through September 30, 1992, and all deficiencies have been satisfied. In the opinion of management, any examination of still open returns would not result in a deficiency, which could have a material adverse effect on the financial condition of the Company.

         NEW YORK STATE. The Association and the Holding Company currently file combined New York State tax returns on a fiscal year basis. The Company is subject to the New York State Franchise Tax on Banking Corporations in an annual amount equal to the greater of (i) 9% of "entire net income" allocable to New York State during the taxable year, or
(ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greater of (a) 0.01% of the value of assets allocable to New York State with certain modifications, (b) 3% of "alternative entire net income" allocable to New York State, or (c) $250. Entire net income is similar to federal taxable income, subject to certain modifications (including the fact that net operating losses cannot be carried back or carried forward). In addition, New York also imposes a Metropolitan Commuter Transportation District surcharge of 17% that is assessed on the amount of the New York State Franchise tax.

         In July 1996, New York State enacted legislation to preserve the use of the percentage of taxable income bad debt deduction for state tax purposes. In general, the legislation provides for a deduction equal to 32% of the Association's New York State taxable income, which is comparable to the deductions permitted under the prior Federal tax law. The legislation also provides for a floating base year, which will allow the Association to change from the percentage of taxable income method to the experience method without recapture of any reserve. Previously, the Association had established a deferred New York State tax liability for the excess of its New York State tax bad debt reserves over the amount of its base-year New York State reserves. Since the new legislation effectively eliminated the reserves in excess of the base-year balances, the Company reduced its deferred tax liability by $100,000 (with a corresponding reduction in income tax expense) during the quarter ended September 30, 1996.

         Generally, New York State tax law has requirements similar to federal requirements regarding the recapture of base-year tax bad debt reserves. One notable exception is that, after the 1996 legislation, New York continues to require that at least 60% of the Association's assets consist of specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations). The Association expects to continue to meet the 60% requirement and does not anticipate engaging in any of the transactions, which would require recapture of its base-year reserves (such as changing to a commercial bank charter). Accordingly, under SFAS No. 109, it has not provided any deferred tax liability on such reserves.

          DELAWARE. As a Delaware company, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

ITEM 2.   PROPERTIES

         The following table sets forth information concerning the Company's properties at September 30, 2001. The Company's premises had an aggregate net book value of approximately $257,000 at that date.


                                                    Year                                       Net Book Value at
               Location                         Acquired/leased           Owned or Leased     September 30, 2000
------------------------------------- ---------------------------         ------------------- ------------------
                                                   (Dollars in thousands)
CORPORATE HEADQUARTERS:

6 Executive Plaza                                   1996                        Leased                 $ 102


Yonkers, New York  10701-9858

MAIN OFFICE:

One Manor House Square                              1976                        Owned                     99
Yonkers, New York  10701-2701

FULL-SERVICE BRANCHES:

780 Palisade Avenue                                 1989                        Leased                    --
Yonkers, New York  10703

1759 Central Park Avenue                            1977                        Leased                    23
Yonkers, New York  10710-2828


2320 Central Park Avenue                            1986                        Leased                    33
Yonkers, New York  10710-1216

IN-STORE BRANCHES:

  1357 Route 9                                      1997                        Leased                    --
  Wappingers Falls, New York  12590

  3303 Crompond Road.                               1999                        Leased                    --
  Yorktown Heights, New York  10598

  240 East Sanford Boulevard                        2000                        Leased                    --
  Mt. Vernon, New York  10550

  432 South Road, Route 9                           2000                        Leased                    --
  Poughkeepsie, New York  12601

  2094 East Main Street Route 6                     2000                        Leased                    --
  Cortlandt Manor, New York  105671


         Yonkers Savings has entered into an agreement for in-store branching with BJ's Wholesale Club, Inc. The first in-store branch opened in December 1997 in BJ's location in Wappingers Falls, New York; a second in-store branch opened in October 1998 in Yorktown Heights, New York. In addition, in May 1999 a third in-store branch was opened in a supermarket in Mt. Vernon, New York, in September 1999 a fourth was opened in a supermarket in Poughkeepsie, New York, and in October 1999 a fifth was opened in a supermarket in Cortlandt Manor, New York. The Association's agreement gives it the right of first refusal to establish an in-store branch in any of BJ's remaining or future clubs located in Dutchess, Putnam, Rockland, and Westchester Counties, New York.

         The Company believes that its current facilities are adequate to meet present needs. The Company is not permitted under the Merger Agreement to establish, without Atlantic's Bank's approval, any more additional offices.

         The Company also has ATMs located in eight branch offices and two offsite locations, one in a hospital and one in a supermarket.

         The Company's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the computer equipment utilized by the Company at September 30, 2001 was approximately $318,000.

ITEM 3.   LEGAL PROCEEDINGS

         The Company is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Company's financial position, results of operations or liquidity.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended September 30, 2001.

                                     PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Page 53 of the attached 2001 Annual Report to Stockholders is herein incorporated by reference.

ITEM 6.   SELECTED FINANCIAL DATA

         Page 5 of the attached 2001 Annual Report to Stockholders are herein incorporated by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Pages 6 through 20 of the attached 2001 Annual Report to Stockholders are herein incorporated by reference.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The section "Interest Rate Risk Management", appearing on pages 17 through 19 of the attached 2001 Annual Report to Stockholders, is herein incorporated by reference.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Pages 21 through 50 of the attached 2001 Annual Report to Stockholders are herein incorporated by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         There has been no Current Report on Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants and/or reporting disagreements on any matter of accounting principle or financial statement disclosure.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

         Information concerning directors of the Registrant is incorporated herein by reference from the Company's definitive Proxy Statement for the Annual Meeting of Stockholders to be held in March 2002, a copy of which will be filed not later than 120 days after the close of the fiscal year.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         The following are the Company's executive officers who are not also directors as of September 30, 2001.

         JOSEPH L. MACCHIA. Mr. Macchia, age 50, is the Senior Vice President and Secretary to the Association and Senior Vice President and Secretary of the Holding Company. Mr. Macchia has been the Secretary of the Holding Company since its formation and was named Chief Operations Officer of the Association in January 1997. Mr. Macchia is responsible for the Association's branch administration and savings operations. He is also responsible for the Association's Bank Secrecy Act compliance. Prior to such time, Mr. Macchia served as the Association's Vice President. Mr. Macchia has been employed by the Association since 1972.

         JOSEPH D. ROBERTO. Mr. Roberto, age 49, is the Senior Vice President, Treasurer and Chief Financial Officer of the Holding Company and Senior Vice President, Treasurer and Chief Financial Officer of the Association. Mr. Roberto has been the Chief Financial Officer and Treasurer of the Holding Company since its formation. Mr. Roberto was appointed the Association's Vice President and Treasurer in 1991 and Chief Financial Officer in 1995. Mr. Roberto is responsible for the Accounting Department, interest rate risk and asset/liability management as well as financial reporting. Prior to 1991, Mr. Roberto served as the Association's Secretary and Treasurer. Mr. Roberto has been employed by the Association since 1973.

         PHILIP GUARNIERI. Mr. Guarnieri, age 44, is the Senior Vice President and Chief Lending Officer of the Association. Mr. Guarnieri was appointed Vice President and Chief Lending Officer in July 1996. Prior to joining the Association, Mr. Guarnieri was the Vice President for loan origination at Home Federal Savings Bank, Queens, New York. Mr. Guarnieri is responsible for the administration of the Association's real estate lending programs.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Holding Company's equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Holding Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 2001, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were met.

         During the fiscal year ended September 30, 2001, Mr. Roberto failed to timely file a Form 4 upon the sale of 1,000 shares of common stock.

ITEM 11.  EXECUTIVE COMPENSATION

         Information concerning executive compensation is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in March 2002, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in March 2002, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information concerning certain relationships and related transactions is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in March 2002, a copy of which will be filed not later than 120 days after the close of the fiscal year.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) (1)  FINANCIAL STATEMENTS

         The following information appearing in the Company's 2001 Annual Report to Stockholders is herein incorporated by reference


ITEM                                                                            PAGES IN ANNUAL REPORT
----                                                                            ----------------------
Independent Auditors' Report                                                    Page 51

Consolidated Balance Sheets as of September 30, 2001                            Page 21
 And 2000

Consolidated Statements of Income for the Years                                 Page 22
 Ended September 30, 2001, 2000 and 1999

Consolidated Statements of Changes in Stockholders'                             Page 23
 Equity for the Years Ended September 30, 2001, 2000
  And 1999

Consolidated Statements of Cash Flows for the Years                             Page 24
 Ended September 30, 2001, 2000 and 1999

Notes to Consolidated Financial Statements                                      Pages 25 through 50

         (a)(2)  FINANCIAL STATEMENT SCHEDULES

         All financial statement schedules have been omitted as the required information is not applicable or has been included in the Consolidated Financial Statements.

         (a)(3)  EXHIBITS


                                                                                                            SEQUENTIAL PAGE
                                                                                REFERENCE TO                  NUMBER WHERE
                                                                                 PRIOR FILING              ATTACHED EXHIBITS
  REGULATION S-K                                                                 OR EXHIBIT               ARE LOCATED IN THIS
      EXHIBIT                                                                  NUMBER ATTACHED                 FORM 10-K
       NUMBER                             DOCUMENT                                 HERETO                        REPORT
   -------------                          --------                              -----------                   -------------

       3(a)        Certificate of Incorporation                                       *                     Not applicable
       3(b)        By-Laws                                                           **                     Not applicable
         4         Instruments defining the rights of security holders,               *                     Not applicable
                    including debentures
         9         Voting Trust Agreement                                           None                    Not applicable
        10         Material Contracts
                     Employment Contract                                             ***                    Not applicable
                     Management Recognition Plan and Stock
                       Option and Incentive Plan                                      *                     Not applicable

                     Change-in-Control Severance Agreements                          ***                    Not applicable
                     Amended and Restated Standstill Agreement                      ****
        11         Statement re: computation of per share earnings              Not required                Not applicable
        12         Statement re: computation of ratios                          Not required                Not applicable
        13         Annual Report to Security Holders                                 13
        16         Letter re: change in certifying accountants                      None                    Not applicable
        18         Letter re: change in accounting principles                       None                    Not applicable
        19         Previously unfiled documents                                     None                    Not applicable
        21         Subsidiaries of Registrant                                        21
        22         Published report regarding matters submitted to vote             None                    Not applicable
                    of security holders
        23         Consents of Experts and Counsel                                   23
        24         Power of Attorney                                            Not required                Not applicable
        28         Information from reports furnished to state insurance            None                    Not applicable
                    regulatory authorities
        99         Additional Exhibits                                              None                    Not applicable

----------------
         * Filed as exhibits to the Company's Form S-1 registration statement filed on December 29, 1995 (File No. 33-81013) pursuant to Section 5 of the Securities Act of 1933, as amended. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.
         ** Filed as an exhibits to the Company's Form 8-K filed on July 29, 1999 (File No. 000-27716) pursuant to the Securities Act of 1934, as amended. Such previously filed documents is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.
         *** Filed as exhibits to the Company's Form 10-K filed on December 28, 1999 (File No. 00027716) pursuant to the Securities Act of 1934, as amended. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.
        **** Filed as exhibit to the Company's Form 8-K/A filed on February 29, 2000 (File No. 00027716) pursuant to the Securities Act of 1934, as amended. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.

         (b)  REPORTS ON FORM 8-K

         During the quarter ended September 30, 2001, the Company filed no current Reports on Form 8-K.

                                   SIGNATURES

         Pursuant to the requirements of Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                YONKERS FINANCIAL CORPORATION


                                By:      /s/ Richard F. Komosinski
                                         -------------------------
                                         Richard F. Komosinski, President,
                                         Chief Executive Officer and Director

                                         (DULY AUTHORIZED REPRESENTATIVE)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Richard F. Komosinski                                     /s/ William G. Bachop
-----------------------------------------------------         -----------------------------------------------------
Richard F. Komosinski, President,                             William G. Bachop, Chairman
Chief  Executive  Officer  and  Director
(PRINCIPAL EXECUTIVE AND OPERATING OFFICER)

Date: December 28, 2001                                       Date: December 28, 2001
      -----------------                                             -----------------

/s/ Michael J. Martin                                         /s/ Charles D. Lohrfink
-----------------------------------------------------         -----------------------------------------------------
Michael J. Martin,  Director                                  Charles D. Lohrfink, Director

Date: December 28, 2001                                       Date: December 28, 2001
      -----------------                                             -----------------

/s/ Donald R. Angelilli                                       /s/ Eben T. Walker
-----------------------------------------------------         -----------------------------------------------------
Donald R. Angelilli, Director                                 Eben T. Walker, Director

Date: December 28, 2001                                       Date: December 28, 2001
      -----------------                                             -----------------

/s/ Susan Friend                                              /s/ Joseph D. Roberto
-----------------------------------------------------         -----------------------------------------------------
Susan Friend, Director                                        Joseph D. Roberto, Senior Vice President,
                                                              Treasurer and Chief Financial Officer
                                                              (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

Date:    December 28, 2001                                    Date:    December 28, 2001
         -----------------                                             -----------------

/s/ Fredric H. Gould
-----------------------------------------------------
Fredric H. Gould, Director

Date:    December 28,2001
         ----------------


                                                                      EXHIBIT 13

                              FINANCIAL HIGHLIGHTS


AT OR FOR THE FISCAL YEAR ENDED SEPTEMBER 30,      2001               2000               1999
---------------------------------------------------------------------------------------------
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED FINANCIAL CONDITION DATA

Total assets                                   $571,093           $520,988           $456,072
Loans receivable, net                           387,260            364,238            297,950
Mortgage-backed securities                       83,772             83,574             97,380
Other securities                                 40,618             44,991             41,268
Deposits                                        389,523            325,106            272,974
Borrowings (3)                                  129,573            157,412            147,935
Stockholders' equity                             42,581             34,882             32,017


SELECTED OPERATING DATA

Net interest income                            $ 14,156           $ 13,962           $ 12,048
Net income                                        3,814              3,141              2,663
Basic earnings per common share (1)                1.85               1.56               1.13
Diluted earnings per common share (1)              1.79               1.53               1.11


ASSET QUALITY DATA

Non-performing loans                           $    552           $    123           $    755
Non-performing loans to total loans
    receivable                                     0.14%              0.03%              0.25%

SELECTED STATISTICAL  DATA

Return on average equity                          10.12%              9.69%              6.64%
Average equity to average assets                   6.96               6.37              10.21
Book value per share(2)                        $  19.11           $  15.65           $  14.30
Cash dividends per share                           0.37               0.36               0.32

(1) Earnings per share data for all periods has been computed in accordance with Statement of Financial Accounting Standards No. 128.
(2) Represents stockholders' equity divided by total common shares outstanding at the end of period.
(3)   Securities repurchase agreements and FHLB advances.

To Our Stockholders

         Yonkers Financial Corporation, the holding company for The Yonkers Savings and Loan Association, FA turned in another excellent performance in fiscal 2001, eclipsing records set in fiscal 2000. As we continued to execute our long-term growth plan, our earnings, assets, loans and deposits all showed strong gains along with the price of our stock.

         The success of our business and strength of our franchise in Westchester and Dutchess counties led to a development that will positively impact our shareholders and ultimately, our customers as well. On November 13, 2001, we announced a definitive agreement to sell Yonkers Financial Corporation to Atlantic Bank of New York, a New York State commercial bank ("Atlantic Bank") for an aggregate purchase price of approximately $69.6 million in cash, or $29.00 per share for each share of our common stock issued and outstanding. The acquisition of the Company by Atlantic Bank, a commercial bank with approximately $2.0 billion in assets with branches primarily in New York City and Long Island, will extend Atlantic's retail and middle market business presence into our part of the growing New York suburban market. At the same time, it will expand the consumer and commercial service offerings available to Yonkers' present customers. Atlantic received an option, exercisable under certain circumstances, to purchase 19.9% of our issued and outstanding common stock pursuant to a Stock Option Agreement dated November 13, 2001. The acquisition, subject to regulatory and shareholder approval, is expected to close during the first half of fiscal 2002.

STRONG FINANCIAL RESULTS

         Meanwhile, our results in fiscal 2001 were impressive, despite tragedy and worsening economic news at year-end. Net income grew 21.4% to $3.8 million for the fiscal year ended September 30, 2001, after a strong fourth quarter. Earnings per share rose to $1.79, fully diluted, a gain of 17.0% over $1.53 in 2000.

         Return on assets, an important measure of earning power, also improved to 0.70% from the previous year's 0.62%. Stockholders' equity increased to $42.6 million from $34.9 million. Return on equity, a measure of how effectively investors' funds are being employed, rose to 10.12% from 9.69% in fiscal 2000.

         Although we are pleased with our results, we recognize the tragic events of September 11, 2001. On behalf of our directors and employees, we extend our deepest sympathies to all the families affected by this national tragedy, and applaud the efforts of the heroic rescue workers.

GAINS IN ASSETS, LOANS

         We essentially achieved the "solid and profitable performance" predicted in our 2000 annual report, even though the seemingly strong economy weakened throughout the year and slowed sharply after the September 11 terrorist attack.

         Total assets, primarily loans, rose $50.1 million to $571.1 million, a 9.6% gain that was solid although smaller than in 2000. Net loans receivable, including loans held for sale, increased by $25.8 million to $392.8 million. The increase in our loan portfolio does not fully reflect the extent of our lending activities. We actually originated $127.9 million in loans, but many borrowers were simply refinancing existing loans at lower interest rates. In some cases, we sold the loans in the secondary market through our mortgage banking operation, generating fee income.

         We continued to shift the makeup of our loan portfolio toward higher-yielding multi-family and commercial real estate loans, which comprised $110.8 million or 28.6% of our loan portfolio at year-end, compared to $67.4 million or 18.5% a year earlier. We achieved this by originating more such loans, while at the same time selling more one- to four-family mortgage loans in the secondary market as we originated them. We sold $48.7 million of these loans in fiscal 2001, up from $16.0 million, and recorded net gains of $679,000 versus $175,000 in the prior year.

         Net interest income of $14.2 million represented an increase of $194,000, reflecting the positive impact of the shift toward higher interest-earning assets. This increase, more than offset the effect of a decline in our average interest rate spread resulting from the lower interest rate environment. Non-interest income nearly doubled, increasing by $1.7 million to $3.3 million. It primarily reflected the increased gains on sales of securities and real estate loans held for sale, along with income from the BOLI (bank-owned life insurance), and service charges and fee income from increased transaction volume.

         Loan quality remains very strong. Non-performing loans increased to $552,000 from the prior year's exceptional $123,000, a ratio of 0.14% of total loans receivable, an excellent showing in a weakening economy. A thorough analysis revealed no credit issues related to the September 11th terrorist attacks.

GROWING OUR DEPOSIT BASE

         Growing our deposit base is essential to long-term growth. During 2001, we increased our deposits by $64.4 million, a remarkable 19.8% gain that reflects the strength of our retail franchise. Although we did not further expand our branch network, we continued to attract new deposits, particularly at the five in-store branches we opened in 1998 and 1999.

         Our Business Vantage program, which provides an array of services for business accounts, also continued to attract new customers, contributing to deposit growth.

         Individual customers, meanwhile, responded positively to our new online banking system introduced in fiscal 2001. It enables them to pay bills, make payments, transfer assets and view account balances via home computers, and is linked to our newly designed Web Site. This convenient, consumer-friendly service also enhanced our deposit growth.

DIVIDEND INCREASED

         At its July 24, 2001 meeting, the Board of Directors voted to increase our cash dividend from $0.09 to $0.l0 per share. It was our 21st consecutive dividend since the Company converted to stock form.

NEW DIRECTOR ELECTED

         In August, 2001, Susan Friend, an audit partner since 1994 with the White Plains, New York CPA firm of Bennett, Kielson, Storch, DeSantis & Company LLP, was elected to the Board of Directors of both the Company and the Association for a three-year term. We believe the Company will benefit from her financial and accounting background.

FAVORABLE PROSPECTS AMID ECONOMIC UNCERTAINTY

         Although our local economy is still strong, the September 11th terrorist attacks and the continuing economic slowdown are unquestionably impacting our customers and the communities we serve.

         Nonetheless, our outlook remains positive, for a variety of reasons, and the prospective change of ownership does not diminish our confidence. The local business community is diverse and resilient, and the workforce is well educated, skilled and highly energetic. We are better positioned than ever before to serve business and the consumer, with a full array of sophisticated, convenient products and services. Our staff is seasoned and talented. We have a sizable and growing market share. We are financially strong, with sufficient capital and solid and improving profitability. Our loan quality is excellent, and our reserves are adequate to weather whatever economic storms lie ahead. The planned merger with Atlantic only adds to our confidence in the future. Atlantic has a large, strong parent, the National Bank of Greece, S.A., with more than $45 billion in assets and operations in 16 countries, yet is focused on serving consumers and smaller or middle market businesses, the very customers we serve.

         In the prior year's annual report, I voiced the hope that patience would eventually be rewarded, and that our stock price would begin to reflect investor recognition of what we are achieving. That was already occurring prior to the Atlantic announcement, as our stock, which ended fiscal 2000 at $15.875, stood at $21.90 a year later, on September 30, 2001, a gain of 38% in a period when stocks were generally declining. Two months later, on November 1, we closed at $26.95, 70% above our fiscal year-end 2000 price. If that price was something of a bet on the future, it was also a true vote of confidence, for which the credit goes to our skilled and dedicated staff. I am grateful to our customers for their continuing loyalty, and to our shareholders for their patience and their support.

Sincerely,



Richard F. Komosinski
President & Chief Financial Officer

December 28, 2001

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                  AT OR FOR THE FISCAL YEAR ENDED SEPTEMBER 30,
                                                          ------------------------------------------------------------
                                                            2001         2000         1999         1998         1997
                                                          --------     --------     --------     --------     --------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
Total assets                                              $571,093     $520,988     $456,072     $383,204     $312,956
Loans receivable, net                                      387,260      364,238      297,950      184,025      118,683
Real estate mortgage loans held for sale                     5,567        2,743        1,226       13,334       20,437
Securities:
  Available-for-sale                                       108,025      112,373      116,712      125,225       86,286
  Held-to-maturity                                          16,365       16,192       21,936       43,303       76,329
Cash and cash equivalents                                   31,801       10,178        4,651        4,195        3,593
Deposits                                                   389,523      325,106      272,974      231,181      207,933
Borrowings                                                 129,573      157,412      147,935      107,790       60,096
Stockholders' equity                                        42,581       34,882       32,017       41,802       43,878

SELECTED OPERATING DATA:
Interest and dividend income                              $ 38,064     $ 36,092     $ 26,932     $ 25,475     $ 20,731
Interest expense                                            23,908       22,130       14,884       14,022        9,957
                                                          --------     --------     --------     --------     --------
  Net interest income                                       14,156       13,962       12,048       11,453       10,774
Provision for loan losses                                      300          220          235          375          300
                                                          --------     --------     --------     --------     --------
  Net interest income after provision for loan losses       13,856       13,742       11,813       11,078       10,474
Non-interest income                                          3,322        1,593        1,157        1,128          532
Non-interest expense                                        11,318       10,340        8,737        7,301        6,064
  Income before income tax expense                           5,860        4,995        4,233        4,905        4,942
Income tax expense                                           2,046        1,854        1,570        2,004        1,990
                                                          --------     --------     --------     --------     --------
  Net income                                              $  3,814     $  3,141     $  2,663     $  2,901     $  2,952
                                                          ========     ========     ========     ========     ========
Basic earnings per common share (1)                       $   1.85     $   1.56     $   1.13     $   1.12     $   1.05
Diluted earnings per common share (1)                     $   1.79     $   1.53     $   1.11     $   1.08     $   1.04

SELECTED STATISTICAL DATA: (2)
Return on average assets                                      0.70 %       0.62 %       0.68 %       0.82 %       1.05 %
Return on average equity                                     10.12         9.69         6.64         6.72         6.72
Net interest margin (3)                                       2.68         2.80         3.13         3.28         3.93
Average interest rate spread (4)                              2.30         2.47         2.66         2.67         3.26
Efficiency ratio (5)                                         66.11        66.56        66.83        58.21        53.44
Non-interest expense to average assets                        2.09         2.03         2.22         2.06         2.17
Non-performing loans to total loans receivable                0.14         0.03         0.25         0.38         0.81
Allowance for loan losses to non-performing loans           362.68     1,384.55       199.07       172.91        96.05
Allowance for loan losses to total loans receivable           0.51         0.46         0.50         0.66         0.78
Non-performing assets to total assets                         0.10         0.02         0.16         0.28         0.48
Equity to total assets at end of period                       7.46         6.70         7.02        10.91        14.02
Average equity to average assets                              6.96         6.37        10.21        12.18        15.69
Book value per share (6)                                  $  19.11     $  15.65     $  14.30     $  15.33     $  14.53
Cash dividends per share                                      0.37         0.36         0.32         0.28         0.21
Dividend payout ratio (7)                                    20.24 %      24.23 %      28.73 %      25.92 %      20.66 %


----------

(1) Earnings per share data for all periods has been computed in accordance with Statement of Financial Accounting Standards No.128.
(2) All ratios are based on average daily balances with the exception of end-of-period ratios.
(3)   Net interest income divided by average interest-earning assets.
(4) The difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Non-interest expense (other than certain loss provisions) divided by the sum of net interest income and non-interest income (other than net security gains and losses).
(6) Represents stockholders' equity divided by total common shares outstanding at the end of the period.
(7)   Dividends paid as a percentage of net income.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     THE COMPANY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS CONSISTING OF ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY THAT ARE SUBJECT TO VARIOUS FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE ESTIMATES. THESE FACTORS INCLUDE CHANGES IN GENERAL, ECONOMIC AND MARKET, AND LEGISLATIVE AND REGULATORY CONDITIONS; THE IMPACT OF COMPETITION AND PRICING PRESSURES ON LOAN AND DEPOSIT PRODUCTS; AND THE DEVELOPMENT OF AN INTEREST RATE ENVIRONMENT THAT ADVERSELY AFFECTS THE INTEREST RATE SPREAD OR OTHER INCOME ANTICIPATED FROM THE COMPANY'S OPERATIONS.

     THE COMPANY CAUTIONS THAT ITS FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES, AND THAT STATEMENTS CONCERNING SUBSEQUENT PERIODS ARE SUBJECT TO GREATER UNCERTAINTY BECAUSE OF THE INCREASED LIKELIHOOD OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. THE COMPANY'S FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE ON WHICH SUCH STATEMENTS ARE MADE. BY MAKING ANY FORWARD-LOOKING STATEMENTS, THE COMPANY ASSUMES NO DUTY TO UPDATE THEM TO REFLECT NEW, CHANGED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES.

GENERAL

     Yonkers Financial Corporation (the "Holding Company") is the unitary savings association holding company for The Yonkers Savings and Loan Association, FA (the "Association"), a federally chartered savings and loan association and a wholly owned subsidiary of the Holding Company. Collectively, the Holding Company and the Association are referred to herein as the "Company."

     The Association has two wholly owned subsidiaries, Yonkers REIT, Inc., a real estate investment trust (the "REIT"), and Yonkers Financial Services, Inc., a subsidiary that sells savings bank life insurance, mutual funds and annuities.

     The Company's primary market area consists of Westchester County, New York, and portions of Putnam, Rockland and Dutchess Counties, New York. Business is conducted from its executive offices as well as four full-service banking offices and a lending office located in Yonkers, New York. In addition, business is also conducted through five in-store branches located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Poughkeepsie, and Cortlandt Manor.

     The Association is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one- to four-family residences, multi-family and commercial real estate, construction, land, consumer and commercial business loans. The Company also invests in mortgage-backed and other securities. The Holding Company's business activities have been limited to its ownership of the Association and certain short-term and other investments.

     The Company's results of operations are primarily dependent on net interest income, which is the difference between the interest income on its interest-earning assets (such as loans and securities) and the interest expense on its interest-bearing liabilities (such as deposits and borrowings). The Company's results of operations are also affected by the provision for loan losses, non-interest income and non-interest expense. Non-interest income primarily consists of service charges and fees on deposit and loan products, fees from the sale of annuities and mutual funds, and gains (losses) on sales of loans and securities. The Company's non-interest expenses primarily consist of employee compensation and benefits, occupancy and equipment expenses, data processing service fees, federal deposit insurance costs and other operating expenses.

     The Company's results of operations are significantly affected by general economic and competitive conditions (particularly levels of market interest rates), government policies, accounting standards and actions of regulatory agencies. Future changes in applicable laws, regulations or government policies may have a material impact on the Company. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, national and local economic conditions, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market interest rates (including rates on non-deposit investment alternatives), account maturities, and the levels of personal income and savings in the Company's market area.

ACQUISTION OF YONKERS FINANCIAL BY ATLANTIC BANK

     On November 14, 2001, the Company announced that it had entered into an agreement and Plan of Merger dated November 13, 2001, (the "Merger Agreement") with Atlantic Bank of New York ("Atlantic"), providing for, among other things, the acquisition of the Company by Atlantic, including the merger of the Association into Atlantic (the transactions contemplated by the Merger Agreement being hereinafter referred to as the "Merger").

     Under the Merger Agreement, each share of the Company's Common Stock outstanding immediately prior to the effective time of the Merger except for
(i) dissenters' shares, (ii) shares of the Common Stock held directly or indirectly by Atlantic (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) (iii) unallocated shares held in the Company's Management Recognition Plan, will convert into the right to receive $29.00 in cash without interest (the "Merger Consideration"). In addition, outstanding and unexercised options to acquire the Common Stock (the "Options") will be canceled and all rights thereunder shall be extinguished in exchange for an amount determined by multiplying the number of shares of the Common Stock subject to the Options by an amount equal to the excess of the Merger Consideration over the exercise price per share of the Options.

     Under the terms of the Merger Agreement, a termination fee of up to $4.0 million is payable under certain circumstances to Atlantic if the transaction is not completed. In addition, under a Stock Option Agreement executed in connection with the Merger Agreement ("Option Agreement"), the Company granted Atlantic an option exercisable under certain circumstances, to purchase up to 19.9% of the issued and outstanding shares of the Common Stock at a price per share equal to $24.45. Atlantic has agreed that the Option Agreement and the termination fees may not exceed $4.0 million.

     Under the terms of the Merger Agreement, the Company agreed to operate its business in the ordinary course and subject to certain limitations on its business operations including, without limitation, to not, without the written permission of Atlantic, make any (i) "no documentation" loans, (ii) construction loans, (iii) loans secured by undeveloped land, (iv) loans secured by real estate outside of the State of New York, (v) loans secured by non-residential real estate and (vi) other loans in excess of $275,000 to any individual borrower; except that the Company is permitted to make without permission the following loans in amounts of up to $500,000: (i) multi-family loans, (ii) certain mixed use loans and (iii) residential loans for sale. The Company also agreed not to (i) sell any material assets, other than in the ordinary course of business consistent with past practice, (ii) invest in any debt securities other than U.S. government and U.S. government agency securities with final maturities not greater than five years or, (iii) incur any additional borrowings other than non-callable short term FHLB borrowings and reverse repurchase agreements consistent with past practice. The Board of Directors believes that these limitations could have an adverse effect on the Company's operating results in the future periods.

     The Merger Agreement has been approved by the board of directors of both the Company and Atlantic. However, completion of the Merger is subject to certain conditions including the approval of the Merger Agreement by the shareholders of the Company and the approval of the transaction by the appropriate regulatory bank authorities. The Merger is expected to close in the first half of 2002.

     The Company believes that the transaction expenses incurred in connection with the Merger, the increased compensation expenses incurred in connection with the related increase in the Company's stock price and the limitations on the Company's business activities imposed under the Merger Agreement will have a significant adverse impact on the Company's future operating results.

     In connection with the execution of the Merger Agreement, Atlantic Bank entered into a Voting Agreement, dated November 13, 2001, with Gould Investors, L.P. ("Gould LP"), the holder of approximately 16.3% of the Company's Common Stock, which provides for, among other things, Gould LP to vote its shares of Yonkers Common Stock in favor of the Merger. On that same date, the Company entered into a Limited Waiver Agreement with Gould LP pursuant to which the Company waived its rights under its Standstill Agreement with Gould LP, to the extent necessary to allow Gould LP to perform its obligations under the Voting Agreement.

OPERATING STRATEGY

     The Company's basic mission is to service customers in its primary market area. The Board of Directors has sought to accomplish this mission through an operating strategy designed to maintain capital in excess of regulatory requirements and manage, to the extent practical, the Company's loan delinquencies and vulnerability to changes in interest rates. The Company's current operating strategy is primarily to (i) originate loans secured by one- to four-family residential real estate, with a portion of such originations being sold in the secondary market; (ii) maintain a significant portfolio of adjustable-rate loans that includes loans with rates that adjust periodically after an initial fixed-rate period; (iii) supplement its one- to four-family residential lending activities with higher-yielding multi-family loans and, to a lesser extent commercial real estate, consumer, construction and land loans;
(iv) augment its lending activities where appropriate, with investments in mortgage-backed and other securities; (v) build and maintain its regular savings, transaction, money market and club accounts; (vi) increase, at a managed pace, the volume of the Company's assets and liabilities; and (vii) utilize borrowings to fund increases in asset volume at a positive interest-rate spread.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2001 AND 2000

     Total assets at September 30, 2001 amounted to $571.1 million, an increase of $50.1 million or 9.6% from $521.0 million at September 30, 2000. Asset growth during the period was funded primarily through growth in the Company's deposit base relating to the expansion of its retail franchise.

     Funds provided by deposit growth, as well as proceeds from sales of mortgage loans held for sale, were invested primarily in new loans. Overall, total loans (loans receivable and mortgage loans held for sale) increased $25.8 million or 7.0% to $392.8 million at September 30, 2001 from $367.0 million at September 30, 2000. Multi-family real estate loans increased $32.7 million or 95.1% while commercial real estate loans increased $10.8 million or 32.5% reflecting the Company's intention during the year to increase such higher-yielding assets. One- to four-family mortgage loans decreased $26.3 million (net of an increase of $2.8 million in loans held for sale). Changes in other portfolio categories were less significant. The loan growth during fiscal 2001 represented loan originations of $127.9 million, offset by principal repayments of $52.9 million, loans sold of $49.4 million, and an increase in the allowance for loan losses of $299,000. The increase in loan production was the result of an expanded retail mortgage representative sales force and favorable market conditions.

     Total securities at September 30, 2001 decreased $4.2 million to $124.4 million from $128.6 million at September 30, 2000, reflecting a $4.4 million decrease in available-for-sale securities partially offset by a $173,000 increase in held-to-maturity securities. The decrease in available-for-sale securities primarily reflects $42.9 million in principal repayments, maturities and calls, $15.6 million in sales, partially offset by purchases of $48.1 million and a $6.3 million increase in the market value of the portfolio. The increase in held-to-maturity securities primarily reflects purchases of $5.7 million, partially offset by principal payments, maturities and calls of $5.5 million. Available-for-sale securities represented 86.8% of the total securities portfolio at September 30, 2001, compared to 87.4% at September 30, 2000. Cash and cash equivalents increased $21.6 million to $31.8 million at September 30, 2001 from $10.2 million at September 30, 2000.

     Deposit liabilities increased $64.4 million or 19.8% to $389.5 million at September 30, 2001 from $325.1 million at September 30, 2000. The increase is attributable to the expansion of the retail franchise as well as continued aggressive cross selling, quality customer service and competitive deposit products.

     Borrowings decreased $27.8 million (primarily securities repurchase agreements) to $129.6 million at September 30, 2001 from $157.4 million at September 30, 2000 because the growth of deposits exceeded asset growth. Borrowings may continue to decline as a result of operational restrictions contained in the Merger Agreement. For information regarding the terms of the borrowings, see "Liquidity and Capital Resources".

     Stockholders' equity amounted to $42.6 million at September 30, 2001, a $7.7 million increase from $34.9 million at September 30, 2000. The increase is primarily attributable to a $3.8 million increase in the after-tax net unrealized gain on available-for-sale securities, net income retained after dividends of $3.1 million, and a combined increase of $847,000 relating to the employee stock ownership plan ("ESOP") and the management recognition plan ("MRP"). The ratio of stockholders' equity to total assets increased to 7.46% at September 30, 2001 from 6.70% at September 30, 2000. Book value per share (computed based on total shares issued less treasury shares) was $19.11 at September 30, 2001, compared to $15.65 at September 30, 2000. For information regarding the Association's regulatory capital, see "Liquidity and Capital Resources".

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

     The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended September 30, 2001, 2000 and 1999. The average yields and costs were computed by dividing interest income or expense by the average balance of the related assets or liabilities. Average balances were computed based on daily balances. The yields include the effect of deferred fees, discounts and premiums included in interest income. No tax-equivalent yield adjustments were made for tax-exempt securities, as the effect thereof was not material.


                                                              FOR THE TWELVE MONTHS ENDED SEPTEMBER 30,
                                                         --------------------------------------------------
                                                                                2001
                                                         --------------------------------------------------
                                                            AVERAGE                             AVERAGE
                                                            BALANCE           INTEREST         YIELD/COST
                                                            -------           --------         ----------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
    Loans (1)                                                 $ 377,448          $ 28,304        7.50%
    Mortgage-backed securities (2)                               82,505             5,363        6.50%
    Other securities (2)                                         46,831             3,409        7.28%
    Other earning assets                                         20,467               988        4.83%
                                                         ---------------    --------------
       Total interest-earning assets                            527,251          $ 38,064        7.22%
                                                                            ==============

Allowance for loan losses                                        (1,836)
Non-interest-earning assets                                      16,028
                                                         ---------------
       Total assets                                           $ 541,443
                                                         ===============
LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:

    NOW, club and money market accounts                        $ 64,576           $ 1,276        1.98%
    Regular savings accounts (3)                                 70,908             1,702        2.40%
    Savings certificate accounts                                206,274            11,755        5.70%
                                                         ---------------    --------------
       Total interest-bearing deposits                          341,758            14,733        4.31%

    Borrowings                                                  143,837             9,175        6.38%
                                                         ---------------    --------------
       Total interest-bearing liabilities                       485,595          $ 23,908        4.92%
                                                                            ==============

Non-interest-bearing liabilities                                 18,178
                                                         ---------------
       Total liabilities                                        503,773

Stockholders' equity                                             37,670
                                                         ---------------
       Total liabilities and stockholders' equity             $ 541,443
                                                         ===============
Net interest income                                                              $ 14,156
                                                                            ==============
Average interest rate spread (4)                                                                 2.30%
Net interest margin (5)                                                                          2.68%
Net interest-earning assets (6)                                $ 41,656
                                                         ===============
Ratio of average interest-earning assets to average
    interest-bearing liabilities                                                                108.58%


                                                              FOR THE TWELVE MONTHS ENDED SEPTEMBER 30,
                                                         --------------------------------------------------------
                                                                                2000
                                                         -------------------------------------------------
                                                            AVERAGE                            AVERAGE
                                                            BALANCE           INTEREST        YIELD/COST
                                                            -------           --------        ----------
ASSETS                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Loans (1)                                                 $ 353,742          $ 26,005       7.35%
    Mortgage-backed securities (2)                               90,016             6,168       6.85%
    Other securities (2)                                         41,528             3,097       7.46%
    Other earning assets                                         13,853               822       5.93%
                                                         ---------------   ---------------
       Total interest-earning assets                            499,139          $ 36,092       7.23%
                                                                           ===============

Allowance for loan losses                                        (1,575)
Non-interest-earning assets                                      11,323
                                                         ---------------
       Total assets                                           $ 508,887
                                                         ===============
LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:

    NOW, club and money market accounts                        $ 62,908           $ 1,368       2.17%
    Regular savings accounts (3)                                 55,902               959       1.72%
    Savings certificate accounts                                174,798             9,596       5.49%
                                                         ---------------   ---------------
       Total interest-bearing deposits                          293,608            11,923       4.06%

    Borrowings                                                  170,809            10,207       5.98%
                                                         ---------------   ---------------
       Total interest-bearing liabilities                       464,417          $ 22,130       4.77%
                                                                           ===============

Non-interest-bearing liabilities                                 12,067
                                                         ---------------
       Total liabilities                                        476,484

Stockholders' equity                                             32,403
                                                         ---------------
       Total liabilities and stockholders' equity             $ 508,887
                                                         ===============
Net interest income                                                              $ 13,962
                                                                           ===============
Average interest rate spread (4)                                                                2.47%
Net interest margin (5)                                                                         2.80%
Net interest-earning assets (6)                                $ 34,722
                                                         ===============
Ratio of average interest-earning assets to average
    interest-bearing liabilities                                                               107.48%


                                                              FOR THE TWELVE MONTHS ENDED SEPTEMBER 30,
                                                         -------------------------------------------------
                                                                                1999
                                                         -------------------------------------------------
                                                            AVERAGE                             AVERAGE
                                                            BALANCE           INTEREST        YIELD/COST
                                                            -------           --------        ----------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
    Loans (1)                                                 $ 221,754          $ 16,399        7.40%
    Mortgage-backed securities (2)                              109,831             7,032        6.40%
    Other securities (2)                                         40,331             2,837        7.03%
    Other earning assets                                         13,108               664        5.07%
                                                         ---------------   ---------------
       Total interest-earning assets                            385,024          $ 26,932        6.99%
                                                                           ===============

Allowance for loan losses                                        (1,423)
Non-interest-earning assets                                       9,194
                                                         ---------------
       Total assets                                           $ 392,795
                                                         ===============
LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
    NOW, club and money market accounts                        $ 56,462           $ 1,286        2.28%
    Regular savings accounts (3)                                 49,148               949        1.93%
    Savings certificate accounts                                140,763             7,308        5.19%
                                                         ---------------   ---------------
       Total interest-bearing deposits                          246,373             9,543        3.87%

    Borrowings                                                   97,138             5,341        5.50%
                                                         ---------------   ---------------
       Total interest-bearing liabilities                       343,511          $ 14,884        4.33%
                                                                           ===============

Non-interest-bearing liabilities                                  9,197
                                                         ---------------
       Total liabilities                                        352,708

Stockholders' equity                                             40,087
                                                         ---------------
       Total liabilities and stockholders' equity             $ 392,795
                                                         ===============
Net interest income                                                              $ 12,048
                                                                           ===============
Average interest rate spread (4)                                                                 2.66%
Net interest margin (5)                                                                          3.13%
Net interest-earning assets (6)                                $ 41,513
                                                         ===============
Ratio of average interest-earning assets to average
    interest-bearing liabilities                                                               112.08%

----------
(1) Balances are net of deferred loan fees and construction loans in process, and include loans receivable and loans held for sale. Non-accrual loans are included in the balances.
(2)  Average balances represent amortized cost.
(3)  Includes mortgage escrow accounts.
(4) Average interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
(6) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                           Fiscal 2001 Compared to Fiscal 2000    Fiscal 2000 Compared to Fiscal 1999
                                          -----------------------------------    -------------------------------------
                                           Increase (Decrease)                    Increase (Decrease)
                                                 Due to                                 Due to
                                          ----------------------     Net         -----------------------     Net
                                           Volume       Rate        Change        Volume       Rate         Change
                                          -------      -------      -------      -------      -------      --------
                                                                      (In Thousands)
Interest-earning assets:
  Loans                                   $ 1,762      $   537      $ 2,299      $ 9,717      $  (111)     $ 9,606
  Mortgage-backed securities                 (499)        (306)        (805)      (1,333)         469         (864)
  Other securities                            385          (73)         312           85          175          260
  Other earning assets                        339         (173)         166           40          118          158
                                          -------      -------      -------      -------      -------      -------
             Total                          1,987          (15)       1,972        8,509          651        9,160
                                          -------      -------      -------      -------      -------      -------
Interest-bearing liabilities:
  NOW, club and money market accounts          34         (126)         (92)         145          (63)          82
  Regular savings accounts                    300          443          743          121         (111)          10
  Savings certificate accounts              1,781          378        2,159        1,847          441        2,288
  Borrowings                               (1,685)         653       (1,032)       4,364          502        4,866
                                                       -------      -------      -------      -------      -------
             Total                            430        1,348        1,778        6,477          769        7,246
                                          -------      -------      -------      -------      -------      -------

Net change in net interest income         $ 1,557      $(1,363)     $   194      $ 2,032      $  (118)     $ 1,914
                                          =======      =======      =======      =======      =======      =======


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

     GENERAL. Net income was $3.8 million and diluted earnings per common share ("EPS") was $1.79 for the fiscal year ended September 30, 2001, a $673,000 increase from net income of $3.1 million and diluted EPS of $1.53 for the fiscal year ended September 30, 2000. Basic EPS was $1.85 for the fiscal year ended September 30, 2001 compared to $1.56 for fiscal 2000. The increase in net income reflects a $1.7 million increase in non-interest income, a $194,000 increase in net interest income, partially offset by increases of $978,000 in non-interest expense, $192,000 in income tax expense, and $80,000 in provision for loan losses.

     NET INTEREST INCOME. Net interest income for the year ended September 30, 2001 was $14.2 million, an increase of $194,000 from $14.0 million for the prior year. The increase reflects the positive effect on net interest income of higher average earning assets, primarily attributable to the investment of proceeds from deposit growth, partially offset by a decline in the average interest rate spread due to a lower interest rate environment. The Company's average interest rate spread decreased to 2.30% for fiscal 2001 from 2.47% for fiscal 2000, while the net interest margin decreased to 2.68% for fiscal 2001 from 2.80% for fiscal 2000.

     INTEREST AND DIVIDEND INCOME. Interest and dividend income increased $2.0 million, or 5.5%, to $38.1 million for fiscal 2001 from $36.1 million for fiscal 2000. This increase reflects the impact of a $28.1 million increase in total average interest-earning assets, primarily loans, partially offset by a 1 basis point decrease in the average yield on such assets to 7.22% for the year ended September 30, 2001 from 7.23% for the prior year.

     Interest income on loans increased $2.3 million to $28.3 million for the year ended September 30, 2001 from $26.0 million for the prior year, reflecting a $23.7 million increase in the average balance and a 15 basis point increase in the average yield. The increase in the average balance of loans and the average yield was primarily attributable to an increase in originations of higher-yielding multi-family and commercial real estate loans for portfolio purposes offset by prepayments due to declining rates.

     On a combined basis, interest and dividend income on mortgage-backed and other securities decreased $493,000 to $8.8 million for fiscal 2001 from $9.3 million for the prior year. Interest on mortgage-backed securities decreased by $805,000, attributable to a $7.5 million decrease in the average balance and a 35 basis point decrease in the average yield. The decrease in the average balance of mortgage backed securities was primarily attributable to principal repayments and sales of available for sale securities in fiscal 2001. The lower average yield on mortgage-backed securities in fiscal 2001 reflects the addition of lower-yielding adjustable rate products and the impact of higher premium amortization caused by increased repayments of principal. Interest on other securities increased by $312,000, primarily attributable to a $5.3 million increase in the average balance, partially offset by an 18 basis point decrease in the average yield on other securities to 7.28% for the year ended September 30, 2001 from 7.46% for fiscal 2000.

     Interest and dividend income on other earning assets increased $166,000, attributable to a $6.6 million increase in the average balance, partially offset by a 110 basis point decrease in the average yield.

     INTEREST EXPENSE. Interest expense totaled $23.9 million for the year ended September 30, 2001, an increase of $1.8 million from $22.1 million for the prior year.

     Interest expense on deposits increased $2.8 million to $14.7 million for fiscal 2001 from $11.9 million for fiscal 2000. This increase reflects the impact of a $48.2 million increase in the average balance of interest-bearing deposits, and a 25 basis point increase in the average rate paid on deposits to 4.31% for the year ended September 30, 2001 from 4.06% for the prior year. The increase in average interest-bearing deposits consisted of a $31.5 million increase in average savings certificate accounts (to $206.3 million from $174.8 million), a $15.0 million increase in average regular savings accounts (to $70.9 million from $55.9 million), and a $1.7 million increase in NOW, club and money market accounts (to $64.6 million from $62.9 million). The overall increase in the average rate paid on deposits during fiscal 2001 primarily reflects a 21 basis point increase in the average rate paid on savings certificate accounts, a 68 basis point increase in the average rate paid on regular savings accounts, partially offset by a 19 basis point decrease in the average rate paid on NOW, club and money market accounts.

     Interest expense on borrowings decreased $1.0 million to $9.2 million for fiscal 2001 from $10.2 million for fiscal 2000. Total borrowings averaged $143.8 million for fiscal 2001 at an average rate of 6.38% compared to $170.8 million and 5.98%, respectively, for the prior-year. See "Liquidity and Capital Resources" for a further discussion of the Company's borrowings.

     PROVISION FOR LOAN LOSSES. The Company records provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level which is considered appropriate to absorb probable losses inherent in the existing loan portfolio. The provision in each period reflects management's evaluation of the adequacy of the allowance for loan losses. Factors considered include the volume and type of lending conducted, the Company's previous loan loss experience, the known and inherent risks in the loan portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     The provision for loan losses was $300,000 in fiscal 2001 and $220,000 in fiscal 2000. Loans receivable (before the allowance for loan losses and including loans held for sale) increased to $394.8 million at September 30, 2001 from $368.7 million at September 30, 2000, and the allowance for loan losses increased to $2.0 million at September 30, 2001 from $1.7 million a year earlier. The allowance for loan losses represented 0.51% of total loans receivable at September 30, 2001, compared to 0.46% at September 30, 2000. Net charge-offs in fiscal 2001 decreased to $1,000 from $20,000 in the prior year, while non-performing loans increased to $552,000 at September 30, 2001 from $123,000 at September 30, 2000. The ratio of the allowance for loan losses to non-performing loans was 362.68% at September 30, 2001, compared to 1,384.55% at September 30, 2000. See "Asset Quality" for further information concerning the provision and allowance for loan losses.

     NON-INTEREST INCOME. Non-interest income increased $1.7 million to $3.3 million for the year ended September 30, 2001 compared to $1.6 million for the prior year. The increase was primarily attributable to increases in the net gain on real estate loans held for sale, other non-interest income, income from the Company's BOLI, the net gain on sales of available-for-sale securities, and service charges and fee income. Mortgage loan sales totaled $48.7 million, resulting in a net gain of $679,000, as compared to loan sales of $16.0 million in fiscal 2000, which resulted in net gains of $175,000. In fiscal 2001 $379,000 was recognized in income from the Company's investment in bank owned life insurance ("BOLI"). The Company did not have BOLI in prior years. Net gains on sales of securities amounted to $365,000 for fiscal 2001 reflecting sales of $15.6 million in available-for-sale securities during the year, compared to gains of $19,000 on sales of $351,000 in the prior year. The $488,000 increase in service charges and fee income primarily reflects increases in transaction volume. The net gain on sales of loans held for sale includes the effect of capitalizing mortgage servicing assets at the time of sale, which amounted to $20,000 for fiscal 2001 and $44,000 for the prior year. Servicing assets with a carrying value of $398,000 and $530,000 (after amortization) are included in other assets in the consolidated balance sheet as of September 30, 2001 and 2000, respectively. See also Notes 1 and 3 of the Notes to Consolidated Financial Statements.

     NON-INTEREST EXPENSE. Non-interest expense increased $978,000 to $11.3 million for the year ended September 30, 2001 compared to $10.3 million for the prior year. The increase in fiscal 2001 was primarily attributable to increases in compensation and benefits expense, data processing service fees, and other non-interest expense. The increase in compensation and benefit expense of $854,000 primarily reflects an increase in the number of employees and merit and performance-based increases for management and staff members, a contribution to a non-qualified ESOP Equalization Executive Retirement Plan, as well as an increase in ESOP expense due to the significant increase in the Company's stock price. The increase in data processing service fees of $84,000 primarily reflects increases in transaction volume and costs associated with additional product lines. The $58,000 increase in other non-interest expense primarily reflects a reserve established for other operational costs incurred during the fiscal year.

     INCOME TAX EXPENSE. Income tax expense was approximately $2.0 million for fiscal 2001, an increase from $1.8 million for fiscal 2000, reflecting higher pre-tax income and effective tax rates of 34.9% in fiscal 2001 and 37.1% in fiscal 2000. The decrease in the effective tax rate primarily reflects the ancillary benefits from the aforementioned BOLI purchase. Under current law, all income earned by the BOLI through cash value accumulation is considered tax-free.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

     GENERAL. Net income was $3.1 million and diluted EPS was $1.53 for the fiscal year ended September 30, 2000, a $478,000 increase from net income of $2.7 million and diluted EPS of $1.11 for the fiscal year ended September 30, 1999. Basic EPS was $1.56 for the fiscal year ended September 30, 2000 compared to $1.13 for fiscal 1999. The increase in net income reflects, a $1.9 million increase in net interest income, a $436,000 increase in non-interest income and a $15,000 decrease in the provision for loan losses, partially offset by increases of $1.6 million in non-interest expense and $284,000 in income tax expense.

     NET INTEREST INCOME. Net interest income for the year ended September 30, 2000 was $14.0 million, an increase of $2.0 million from $12.0 million for the prior year. The increase reflects the positive effect on net interest income of higher average earning assets, primarily attributable to the investment of proceeds from deposit growth and borrowings, partially offset by a decline in the average interest rate spread. The decrease in average interest rate spread is primarily a result of an increase in the cost of funds. The Company's average interest rate spread decreased to 2.47% for fiscal 2000 from 2.66% for fiscal 1999, while the net interest margin decreased to 2.80% for fiscal 2000 from 3.13% for fiscal 1999.

     INTEREST AND DIVIDEND INCOME. Interest and dividend income increased $9.2 million, or 34.0%, to $36.1 million for fiscal 2000 from $26.9 for fiscal 1999. This increase reflects the impact of a $114.1 million increase in total average interest-earning assets, primarily loans, and by a 24 basis point increase in the average yield on such assets to 7.23% for the year ended September 30, 2000 from 6.99% for the prior year.

     Interest income on loans increased $9.6 million to $26.0 million for the year ended September 30, 2000 from $16.4 million for the prior year, reflecting a $132.0 million increase in the average balance, partially offset by a 5 basis point decrease in the average yield. The increase in the average balance of loans was primarily attributable to an increase in originations of one- to four-family residential loans for portfolio purposes and the reinvestment of proceeds from principal repayments, maturities and calls of securities.

     On a combined basis, interest and dividend income on mortgage-backed and other securities decreased $604,000 to $9.3 million for fiscal 2000 from $9.9 million for the prior year. Interest on mortgage-backed securities decreased by $864,000, attributable to a $19.8 million decrease in the average balance partially offset by a 45 basis point increase in the average yield. The decrease in the average balance of mortgage backed securities was primarily attributable to principal repayments and sales of available for sale securities in fiscal 1999. The higher average yield on mortgage-backed securities in fiscal 2000 reflects the impact of lower premium amortization caused by decreased repayments of principal. Interest on other securities increased by $260,000, primarily attributable to a $1.2 million increase in the average balance and a 43 basis point increase in the average yield on other securities to 7.46% for the year ended September 30, 2000 from 7.03% for fiscal 1999.

     Interest and dividend income on other earning assets increased $158,000, attributable to a $745,000 increase in the average balance, and by a 86 basis point increase in the average yield.

     INTEREST EXPENSE. Interest expense totaled $22.1 million for the year ended September 30, 2000, an increase of $7.2 million from $14.9 million for the prior year.

     Interest expense on borrowings increased $4.9 million to $10.2 million for fiscal 2000 from $5.3 million for fiscal 1999, as the Company continued to increase borrowings, primarily FHLB advances, to leverage available capital and support further loan growth. Total borrowings averaged $170.8 million for fiscal 2000 at an average rate of 5.98% compared to $97.1 million and 5.50%, respectively, for the prior-year. See "Liquidity and Capital Resources" for a further discussion of the Company's borrowings.

     Interest expense on deposits increased $2.4 million to $11.9 million for fiscal 2000 from $9.5 million for fiscal 1999. This increase reflects the impact of a $47.2 million increase in the average balance of interest-bearing deposits, and a 19 basis point increase in the average rate paid on deposits to 4.06% for the year ended September 30, 2000 from 3.87% for the prior year. The increase in average interest-bearing deposits consisted of a $34.0 million increase in average savings certificate accounts (to $174.8 million from $140.8 million), a $6.8 million increase in average regular savings accounts (to $55.9 million from $49.1 million), and a $6.4 million increase in NOW, club and money market accounts (to $62.9 million from $56.5 million). The overall increase in the average rate paid on deposits during fiscal 2000 primarily reflects a 30 basis point increase in the average rate paid on savings certificate accounts, partially offset by a 21 basis point decrease in the average rate paid on regular savings accounts, and a 11 basis point decrease in the average rate paid on NOW, club and money market accounts.

     PROVISION FOR LOAN LOSSES. The Company records provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level which is considered appropriate to absorb probable losses inherent in the existing loan portfolio. The provision in each period reflects management's evaluation of the adequacy of the allowance for loan losses. Factors considered include the volume and type of lending conducted, the Company's previous loan loss experience, the known and inherent risks in the loan portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     The provision for loan losses was $220,000 in fiscal 2000 and $235,000 in fiscal 1999. Loans receivable (before the allowance for loan losses and including loans held for sale) increased to $368.7 million at September 30, 2000 from $300.7 million at September 30, 1999, and the allowance for loan losses increased to $1.7 million at September 30, 2000 from $1.5 million a year earlier. The allowance for loan losses represented 0.46% of total loans receivable at September 30, 2000, compared to 0.50% at September 30, 1999. Net charge-offs in fiscal 2000 decreased to $20,000 from $34,000 in the prior year, while non-performing loans decreased to $123,000 at September 30, 2000 from $755,000 at September 30, 1999. The ratio of the allowance for loan losses to non-performing loans was 1384.55% at September 30, 2000, compared to 199.07% at September 30, 1999. See "Asset Quality" for further information concerning the provision and allowance for loan losses.

     NON-INTEREST INCOME. Non-interest income increased $436,000 to $1.6 million for the year ended September 30, 2000 compared to $1.2 million for the prior year. The increase was primarily attributable to increases in service charges and fee income partially offset by a decrease in the net gain on sales of available-for-sale securities and real estate mortgage loans held for sale. The $582,000 increase in service charges and fee income primarily reflects increases in transaction volume as well as fee income generated from our annuities and mutual funds sales program launched in fiscal 2000. Net gains on sales of securities amounted to $19,000 for fiscal 2000 reflecting sales of $351,000 in available-for-sale securities during the year, compared to gains of $111,000 on sales of $17.6 million in the prior year. Mortgage loan sales totaled $16.0 million, resulting in a net gain of $175,000, as compared to loan sales of $37.2 million in fiscal 1999, which resulted in net gains of $197,000. In addition, a provision for losses on loans held for sale of $97,000 was charged to net gain on sales of loans for fiscal 1999, while no such provisions were made in fiscal 2000. The net gain on sales of loans held for sale includes the effect of capitalizing mortgage servicing assets at the time of sale, which amounted to $44,000 for fiscal 2000 and $362,000 for the prior year. Servicing assets with a carrying value of $530,000 and $548,000 (after amortization) are included in other assets in the consolidated balance sheet as of September 30, 2000 and 1999, respectively. See also Notes 1 and 3 of the Notes to Consolidated Financial Statements. Other non-interest income for fiscal 2000 decreased $32,000 from the prior year. Fiscal 1999 reflected a gain of $72,000 from the sale of servicing rights.

     NON-INTEREST EXPENSE. Non-interest expense increased $1.6 million to $10.3 million for the year ended September 30, 2000 compared to $8.7 million for the prior year. The increase in fiscal 2000 was primarily attributable to increases in compensation and benefits expense, other non-interest expense, data processing service fees and occupancy and equipment expense. The increase in compensation and benefit expense of $887,000, occupancy and equipment expense of $235,000, and data processing service fees of $149,000 primarily reflects increased costs associated with the establishment of three in-store branches during fiscal 1999. The $389,000 increase in other non-interest expense primarily reflects expenses of $212,000 relating to the costs associated with the proxy fight that was concluded in January of this year.

     INCOME TAX EXPENSE. Income tax expense was approximately $1.8 million for fiscal 2000, an increase from $1.6 million for fiscal 1999, reflecting higher pre-tax income and effective tax rates of 37.1% in both periods.

ASSET QUALITY

     Non-performing assets consist of non-accrual loans past due 90 days or more and real estate owned properties that have been acquired by foreclosure or deed in lieu of foreclosure. Loans are placed on non-accrual status when the collection of principal or interest becomes doubtful. Management and the Board of Directors perform a monthly review of all non-performing loans. The actions taken by the Company with respect to delinquencies (workout, settlement or foreclosure) vary depending on the nature of the loan, length of delinquency and the borrower's past credit history. The classification of a loan as non-performing does not necessarily indicate that the principal and interest ultimately will be uncollectible. Historical experience indicates that a portion of non-performing assets will eventually be recovered. Real estate owned properties are carried at the lower of cost or fair value less sales costs.

     The following table sets forth the amounts and categories of the Company's non-performing assets at the dates indicated. See Note 3 to the Consolidated Financial Statements for information concerning the Company's impaired loans, which are included in the non-accrual loans shown below.


                                                                      AT SEPTEMBER 30,
                                                      2001       2000       1999       1998       1997
                                                     ------     ------     ------     ------     ------
                                                                   (DOLLARS IN THOUSANDS)
Non-accrual loans past due ninety days or more:
  Real estate mortgage loans:
       One- to four-family                           $  540     $  109     $  347     $  515     $  389
       Commercial                                        --         --        305        203        211
       Land                                              --         --         --         --        250
       Construction                                      --         --         --         --        279
  Consumer loans                                         12         14        103         35          9
                                                     ------     ------     ------     ------     ------
           Total                                        552        123        755        753      1,138
Real estate owned, net                                   --         --         --        305        379
                                                     ------     ------     ------     ------     ------
Total non-performing assets                          $  552     $  123     $  755     $1,058     $1,517
                                                     ======     ======     ======     ======     ======

Allowance for loan losses                            $2,002     $1,703     $1,503     $1,302     $1,093
                                                     ======     ======     ======     ======     ======

Ratios:
  Non-performing loans to total loans receivable       0.14 %     0.03 %     0.25 %     0.38 %     0.81 %
  Non-performing assets to total assets                0.10       0.02       0.16       0.28       0.48
  Allowance for loan losses to:
      Non-performing loans                           362.68    1384.55     199.07     172.91      96.05
      Total loans receivable                           0.51       0.46       0.50       0.70       0.90


     Total non-performing assets increased $429,000 from $123,000 at September 30, 2000 to $552,000 at September 30, 2001. The ratio of non-performing assets to total assets increased to 0.10% at September 30, 2001 from 0.02% at September 30, 2000. The allowance for loan losses was $2.0 million or 0.51% of total loans receivable at September 30, 2001, compared to $1.7 million or 0.46 % at September 30, 2000. The ratio of the allowance for loan losses to non-performing loans decreased to 362.68% at September 30, 2001 from 1,384.55% at September 30, 2000.

     For the year ended September 30, 2001, gross interest income of $43,000 would have been recorded if all non-accrual loans at September 30, 2001 had remained current throughout the year in accordance with their original terms. The amount of interest income actually recognized on such loans in fiscal 2001, prior to placing the loans on non-accrual status, was $31,000. See Note 3 of the Notes to the Consolidated Financial Statements.

     The Company provides for loan losses based on the allowance method. Accordingly, losses for uncollectible loans are charged to the allowance and all recoveries of loans previously charged-off are credited to the allowance. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance for loan losses. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and potential problem loans (if any) as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgages and consumer loans are generally evaluated on an aggregate or "pool" basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in the Company's market area.

     The following table sets forth activity in the allowance for loan losses for the periods indicated.


                                                                 FOR THE YEAR ENDED SEPTEMBER 30,
                                                    -----------------------------------------------------------
                                                      2001        2000         1999         1998         1997
                                                    -------      -------      -------      -------      -------
                                                                      (DOLLARS IN THOUSANDS)

Balance at beginning of year                        $ 1,703      $ 1,503      $ 1,302      $ 1,093      $   937
Provision for losses                                    300          220          235          375          300
Charge-offs:
     Real estate mortgage loans:

          One- to four-family                            --           --          (23)         (45)        (132)
          Land                                           --           --           --          (17)          --
          Construction                                   --           --           --          (91)          --
     Consumer loans                                     (31)         (44)         (20)         (40)         (25)
                                                    -------      -------      -------      -------      -------
          Total charge-offs                             (31)         (44)         (43)        (193)        (157)
Recoveries                                               30           24            9           27           13
                                                    -------      -------      -------      -------      -------
          Net charge-offs                                (1)         (20)         (34)        (166)        (144)
                                                    -------      -------      -------      -------      -------

Balance at end of year                              $ 2,002      $ 1,703      $ 1,503      $ 1,302      $ 1,093
                                                    =======      =======      =======      =======      =======

Ratio of net charge-offs to average total loans        -- %       0.01 %       0.02 %       0.15 %       0.29 %



     Although the Company maintains its allowance for loan losses at a level it considers adequate to absorb probable losses, there can be no assurance that such losses will not exceed the estimated amounts or that additional substantial provisions for losses will not be required in future periods although future activity is limited under the Merger Agreement. The Company has recently expanded its multi-family and commercial real estate lending. As a result, these loan categories may represent a larger percentage of the total loan portfolio in the future. Since such loans are generally thought to carry a higher degree of credit risk than one- to four-family residential loans, such a change in the loan portfolio mix may result in a further increase in the allowance for losses.

INTEREST RATE RISK MANAGEMENT

     The principal objectives of the Company's interest rate risk management activities are to: (i) define an acceptable level of risk based on the Company's business focus, operating environment, capital and liquidity requirements and performance objectives; (ii) quantify and monitor the amount of interest rate risk inherent in the asset/liability structure; (iii) modify the Company's asset/liability structure, as necessary, to manage interest rate risk; and (iv) maintain acceptable net interest margins in changing rate environments. Management seeks to manage the vulnerability of the Company's operating results to changes in interest rates and to manage the ratio of interest-rate-sensitive assets to interest-rate-sensitive liabilities within specified maturities or repricing periods. The Company does not currently engage in trading activities or use off-balance sheet derivative instruments to control interest rate risk.

     Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that could have an adverse effect on the earnings of the Company. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market interest rates could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Further, volatile interest rates can disrupt net interest income by stimulating loan prepayments and securities redemptions. Finally, a flattening of the "yield curve" (I.E., a narrowing of the spread between long- and short-term interest rates), could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities.

     In managing the asset/liability position, the Company has taken several steps to manage its interest rate risk. First, the Company maintains a significant portfolio of interest rate sensitive adjustable-rate loans that includes loans with rates that adjust periodically after earning a fixed rate of interest for initial periods of five, seven or ten years. At September 30, 2001, total adjustable-rate loans were $283.2 million or 70.8% of the total loan portfolio, including $168.3 million in loans with initial fixed rates as described above. Second, beginning in fiscal 1998, the Company has sold a majority of its newly originated, fixed-rate one- to four-family residential mortgage loans with original terms of more than 15 years. Third, the Company carries an investment in mortgage-backed securities that are more liquid and generally have shorter average lives than mortgage loans. At September 30, 2001, mortgage-backed securities with terms to repricing or estimated average lives of less than five years amounted to $50.0 million. Fourth, the Company has a substantial amount of regular savings, transaction, money market and club accounts, which may be less sensitive to changes in interest rates than certificate accounts. At September 30, 2001, the Company had $86.7 million of regular savings accounts, $30.7 million of money market accounts and $50.4 million of NOW, checking and club accounts. Overall, these accounts comprised 43.0% of the Company's total deposit base at September 30, 2001. Finally, a portion of the Company's securities repurchase agreements and FHLB advances have terms in excess of one year. The weighted, average remaining period to final maturity of these borrowings was approximately 5.2 years at September 30, 2001, compared to 4.7 years at September 30, 2000.

     One approach used by management to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this approach calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. The following table sets forth, at September 30, 2001, an analysis of the Association's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+300, -200 basis points, measured in 100 basis point increments). For comparative purposes, the table also shows the estimated percent increase (decrease) in NPV at September 30, 2001.


                                               AT SEPTEMBER 30, 2001
                  ------------------------------------------------------------------------------
  CHANGE IN                                     ESTIMATED INCREASE (DECREASE) IN NPV                  PERCENT INCREASE
INTEREST RATES        ESTIMATED NPV            --------------------------------------------------    (DECREASE) IN NPV AT
(BASIS POINTS)           AMOUNT                  AMOUNT                      PERCENT                SEPTEMBER 30, 2000
--------------           ------                  ------                      -------               -------------------
                                                           (DOLLARS IN THOUSANDS)

    +300                       $ 32,331            $(24,886)                    (43)%                  (79)%
    +200                         41,087            (16,130)                     (28)                   (52)
    +100                         49,253             (7,964)                     (14)                   (23)
      --                         57,217                 --                       --                     --
    -100                         59,466              2,249                        4                     21
    -200                         60,566              3,349                        6                     29


     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market rates. The NPV table presented above assumes that the composition of the Association's interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. It also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. Accordingly, although the NPV table provides an indication of the Association's sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Association's net interest income and will differ from actual results.

     Interest rate risk is the most significant market risk affecting the Company. Certain types of market risk, such as foreign exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits and borrowings; principal and interest payments on loans and securities; and proceeds from sales of loans and securities. While maturities and scheduled payments on loans and securities provide an indication of the timing of the receipt of funds, other sources of funds such as loan prepayments and deposit inflows are less predictable due to the effects of changes in interest rates, economic conditions and competition.

     The Company's most liquid assets are cash and cash equivalents, which include highly liquid short-term investments (such as federal funds sold and money market mutual funds) that are readily convertible to known amounts of cash. At September 30, 2001 and 2000, cash and cash equivalents totaled $31.8 million and $10.2 million, respectively. The level of these assets is dependent on the Company's operating, financing and investing activities during any given period.

     The primary investing activities of the Company are the origination of real estate mortgage and other loans, and the purchase of mortgage-backed and other securities. During the years ended September 30, 2001, 2000 and 1999, the Company's disbursements for loan originations totaled $127.9 million, $117.3 million and $178.1 million, respectively. Originations could be lower in the future as a result of restrictions in the Merger Agreement. See "Acquisition of Yonkers Financial by Atlantic Bank" on page 7 for additional information concerning these restrictions. During fiscal 2001 the Company purchased mortgage- backed securities of $21.0 million compared to no purchases for the year ended September 30, 2000 and $35.3 million for the year ended September 30, 1999. Purchases of other securities totaled $32.8 million, $4.4 million and $19.0 million for the years ended September 30, 2001, 2000, and 1999. These activities were funded primarily by net deposit inflows, borrowings under securities repurchase agreements, FHLB advances, principal repayments on loans and securities, and proceeds from sales of loans and securities. Loan sales during fiscal 2001, 2000 and 1999, provided proceeds of $49.4 million, $16.1 million and $37.4 million, respectively, for reinvestment into new loans and securities.

     For the years ended September 30, 2001, 2000 and 1999 the Company experienced net increases in deposits (including the effect of interest credited) of $64.4 million, $52.1 million and $41.8 million, respectively. The increases were primarily due to the opening of five additional in-store branches during this period as well as continued aggressive cross-selling, quality customer service and new deposit products.

     During fiscal 2001, the Company continued to use securities repurchase agreements and FHLB advances as a funding source. In securities repurchase agreements, the Company borrows funds through the transfer of debt securities to the FHLB of New York, as counterparty, and concurrently agrees to repurchase the identical securities at a fixed price on a specified date. During the years ended September 30, 2001, 2000 and 1999, the average borrowings under repurchase agreements with the FHLB amounted to $74.0 million, $99.8 million, and $79.8 million respectively, and the maximum month-end balance outstanding was $79.5 million, $114.1 million, and $101.0 respectively. The average interest rate spread on these transactions, or the difference between the yield earned on the underlying securities and the rate paid on the repurchase borrowings, was 1.15%, 1.26% and 1.25% for the years ended September 30, 2001, 2000, and 1999 respectively. The Company anticipates that these activities may be limited in the future, in anticipation of the Merger. See Note 7 of the Notes to the Consolidated Financial Statements for additional information concerning these transactions.

     At September 30, 2001, the Company had outstanding loan origination commitments of $39.2 million, undisbursed construction loans in process of $6.4 million, and unadvanced lines of credit to customers of $2.7 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination and other commitments. The Company also had the ability to borrow additional advances of up to $79.0 million from the FHLB of New York at September 30, 2001. Certificates of deposit scheduled to mature in one year or less from September 30, 2001 totaled $115.6 million, with a weighted average rate of 5.13%. Based on the Company's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

     The main sources of liquidity for the Holding Company are net proceeds from the sale of stock and dividends received from the Association, if any. The main cash outflows are payments of dividends to shareholders and repurchases of the Holding Company's common stock.

     The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital requirements or the amount required to be maintained for the liquidation account established in connection with the Conversion. Unlike the Association, the Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders; however, it is subject to the requirements of Delaware law. Delaware law generally limits dividends to an amount equal to the excess of the net assets of the Holding Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its profits for the current and/or immediately preceding fiscal year. Under the Merger Agreement, the Company may not declare or pay any dividends apart from one dividend in January 2002 not to exceed $0.10 per share.

     The OTS regulations require savings associations, such as the Association, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. The Association satisfied these minimum capital standards at September 30, 2001 with tangible and leverage capital ratios of 6.8% and a total risk-based capital ratio of 14.0%. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amount for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the OTS capital regulations. These capital requirements, which are applicable to the Association only, do not consider additional capital held at the Holding Company level, and require certain adjustments to the Association's equity to arrive at the various regulatory capital amounts. See Note 11 of the Notes to the Consolidated Financial Statements.

IMPACT OF ACCOUNTING STANDARDS

     See Note 14 of the Notes to the Consolidated Financial Statements for a discussion of recently issued accounting standards that the Company will adopt in the future, and their anticipated impact on the Company's financial reporting.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and other financial information included in this report have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                  SEPTEMBER 30,   SEPTEMBER 30,
                                                                                                      2001            2000
                                                                                                  -------------   -------------
ASSETS

Cash and cash equivalents:
    Cash and due from banks                                                                         $  31,801      $   4,178
    Federal Funds sold                                                                                     --          6,000
                                                                                                    ---------      ---------
         Total cash and cash equivalents                                                               31,801         10,178
                                                                                                    ---------      ---------
Securities:
     Available for sale, at fair value (including $68,954 and $94,175 pledged as collateral for
       borrowings under repurchase agreements at September 30, 2001 and September 30, 2000)           108,025        112,373
     Held to maturity, at amortized cost (fair value of  $13,965 at
       September 30, 2001 and $16,081 at September 30, 2000)                                           16,365         16,192
                                                                                                    ---------      ---------
          Total securities                                                                            124,390        128,565
                                                                                                    ---------      ---------
Real estate mortgage loans held for sale, at lower of cost or market value                              5,567          2,743
                                                                                                    ---------      ---------
Loans receivable, net:
     Real estate mortgage loans                                                                       375,337        354,583
     Consumer and commercial business loans                                                            13,925         11,358
     Allowance for loan losses                                                                         (2,002)        (1,703)
                                                                                                    ---------      ---------
          Total loans receivable, net                                                                 387,260        364,238
                                                                                                    ---------      ---------
Accrued interest receivable                                                                             3,141          3,223
Federal Home Loan Bank  ("FHLB") stock                                                                  6,557          9,298
Office properties and equipment, net                                                                    1,475          1,859
Cash surrender value of bank owned life insurance                                                       9,379             --
Other assets                                                                                            1,523            884
                                                                                                    ---------      ---------
          Total assets                                                                              $ 571,093      $ 520,988
                                                                                                    =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                                       $ 389,523      $ 325,106
     Securities repurchase agreements                                                                  66,512         85,012
     FHLB advances                                                                                     63,061         72,400
     Deferred income tax payable (note 8)                                                               2,035            258
     Other liabilities                                                                                  7,381          3,330
                                                                                                    ---------      ---------
          Total liabilities                                                                           528,512        486,106
                                                                                                    ---------      ---------

Commitments and contingencies

Stockholders' equity
     Preferred stock (par value $0.01 per share; 100,000
        shares authorized; none issued or outstanding)                                                     --             --
     Common stock (par value $0.01 per share: 4,500,000
        shares authorized; 3,570,750 shares issued)                                                        36             36
     Additional paid-in capital                                                                        35,713         35,443
     Unallocated common stock  held by employee stock
        ownership plan ("ESOP")                                                                        (1,287)        (1,572)
     Unamortized awards of common stock under  management
        recognition plan ("MRP")                                                                          (37)          (329)
     Treasury stock, at cost (1,342,011 shares )                                                      (22,037)       (22,037)
     Retained income, substantially restricted                                                         29,074         26,032
     Accumulated other comprehensive loss                                                               1,119         (2,691)
                                                                                                    ---------      ---------
          Total stockholders' equity                                                                   42,581         34,882
                                                                                                    ---------      ---------
                                                                                                    $ 571,093      $ 520,988
                                                                                                    =========      =========

See accompanying notes to consolidated financial statements

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  YEAR ENDED SEPTEMBER 30,
                                                               -------------------------------
                                                                 2001       2000        1999
                                                               -------     -------     -------
Interest and dividend income:
   Loans                                                       $28,304     $26,005     $16,399
   Securities                                                    8,772       9,265       9,869
   Other earning assets                                            988         822         664
                                                               -------     -------     -------
     Total interest and dividend income                         38,064      36,092      26,932
                                                               -------     -------     -------

Interest expense:
   Deposits (note 6)                                            14,733      11,923       9,543
   Securities repurchase agreements                              4,437       5,908       4,530
   FHLB advances                                                 4,738       4,299         811
                                                               -------     -------     -------
     Total interest expense                                     23,908      22,130      14,884
                                                               -------     -------     -------

       Net interest income                                      14,156      13,962      12,048

Provision for loan losses (note 3)                                 300         220         235
                                                               -------     -------     -------
       Net interest income after provision for loan losses      13,856      13,742      11,813
                                                               -------     -------     -------

Non-interest income:
   Service charges and fees                                      1,805       1,317         735
   Net gain on sales of real estate mortgage
      loans held for sale (note 3)                                 679         175         197
   Net gain on sales of securities (note 2)                        365          19         111
   Other                                                           473          82         114
                                                               -------     -------     -------
      Total non-interest income                                  3,322       1,593       1,157
                                                               -------     -------     -------

Non-interest expense:
   Compensation and benefits (note 10)                           6,554       5,700       4,813
   Occupancy and equipment                                       1,462       1,461       1,226
   Data processing service fees                                    879         795         646
   Federal deposit insurance costs                                  64          83         140
   Other (note 9)                                                2,359       2,301       1,912
                                                               -------     -------     -------
      Total non-interest expense                                11,318      10,340       8,737
                                                               -------     -------     -------

        Income before income tax expense                         5,860       4,995       4,233

Income tax  expense (note 8)                                     2,046       1,854       1,570
                                                               -------     -------     -------

       Net income                                              $ 3,814     $ 3,141     $ 2,663
                                                               =======     =======     =======

Earnings per common share (note 11):
       Basic                                                   $  1.85     $  1.56     $  1.13
       Diluted                                                    1.79        1.53        1.11
                                                               =======     =======     =======

See accompanying notes to consolidated financial statements

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          UNALLOCATED  UNAMORTIZED
                                                             COMMON      AWARDS OF                       ACCUMULATED
                                                ADDITIONAL   STOCK        COMMON                           OTHER         TOTAL
                                      COMMON      PAID-IN     HELD         STOCK     TREASURY   RETAINED COMPREHENSIVE STOCKHOLDERS'
                                       STOCK      CAPITAL   BY ESOP      UNDER MRP     STOCK     INCOME  INCOME(LOSS)     EQUITY
                                       -----      -------   -------      ---------     -----     ------  ------------     ------
Balance at September 30, 1998         $     36   $ 35,044   $ (2,142)   $   (846)   $(13,189)   $ 21,754    $  1,145    $ 41,802

    Net income                              --         --         --          --          --       2,663          --       2,663
    Dividends paid ($0.32 per share)        --         --         --          --          --        (765)         --        (765)
    Common stock repurchased
      (492,500 shares)                      --         --         --          --      (8,741)         --          --      (8,741)
    Repurchased stock awarded under
      MRP (5,000 shares)                    --         --         --         (64)         64          --          --          --
    Amortization of MRP awards              --         --         --         289          --          --          --         289
    Tax benefits from vested
      MRP awards                            --         12         --          --          --          --          --          12
    ESOP shares released for
       allocation (28,566 shares)           --        169        285          --          --          --          --         454
    Change in net unrealized gain
      (loss) on available-for sale
      securities, net of taxes              --         --         --          --          --          --      (3,697)     (3,697)
                                      --------   --------   --------    --------    --------    --------    --------    --------
Balance at September 30, 1999               36     35,225     (1,857)       (621)    (21,866)     23,652      (2,552)     32,017

    Net income                              --         --         --          --          --       3,141          --       3,141
    Dividends paid ($0.36 per share)        --         --         --          --          --        (761)         --        (761)
    Common stock repurchased
      (10,000 shares)                       --         --         --          --        (171)         --          --        (171)
    Amortization of MRP awards              --         --         --         292          --          --          --         292
    Tax benefits from vested
      MRP awards                            --         43         --          --          --          --          --          43
    ESOP shares released for
       allocation (28,566 shares)           --        175        285          --          --          --          --         460
    Change in net unrealized gain
      (loss) on available-for sale
      securities, net of taxes              --         --         --          --          --          --        (139)       (139)
                                      --------   --------   --------    --------    --------    --------    --------    --------
Balance at September 30, 2000               36     35,443     (1,572)       (329)    (22,037)     26,032      (2,691)     34,882

    Net income                              --         --         --          --          --       3,814          --       3,814
    Dividends paid ($0.37 per share)        --         --         --          --          --        (772)         --        (772)
    Amortization of MRP awards              --         --         --         292          --          --          --         292
    Tax benefits from vested
      MRP awards                            --         24         --          --          --          --          --          24
    ESOP shares released for
       allocation (28,566 shares)           --        246        285          --          --          --          --         531
    Change in net unrealized gain
      (loss) on available-for sale
      securities, net of taxes              --         --         --          --          --          --       3,810       3,810
                                      --------   --------   --------    --------    --------    --------    --------    --------
Balance at September 30, 2001         $     36   $ 35,713   $ (1,287)   $    (37)   $(22,037)   $ 29,074    $  1,119    $ 42,581
                                      ========   ========   ========    ========    ========    ========    ========    ========

See accompanying notes to consolidated financial statements.

                          YONKERS FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                            ---------------------------------------
                                                                              2001           2000           1999
                                                                            ---------      ---------      ---------
Cash flows from operating activities:
  Net income                                                                $   3,814      $   3,141      $   2,663
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for loan losses                                                    300            220            235
     ESOP and MRP Expense                                                         823            752            743
     Depreciation expense                                                         485            479            363
     Deferred tax (benefit) expense                                              (672)           222          1,866
     Amortization of deferred fees, discounts and premiums, net                   233            269            350
     Net gain on sales of securities                                             (365)          (175)          (111)
     Proceeds from sale of loans                                               49,383         16,126         37,407
     Increase in cash surrender value of bank owned life insurance               (379)            --             --
     Net gain on sales of real estate mortgage loans held for sale               (679)           (19)          (197)
     Decrease (increase) in accrued interest receivable                            82           (473)            41
     (Increase) decrease in other assets                                         (619)           627            (66)
     (Decrease) increase in accrued interest payable                             (466)           946            (20)
     (Decrease) increase in accrued taxes payable                              (2,090)         1,378          1,534
    Increase (decrease) in accrued expenses and other liabilities               6,630         (1,999)         1,149
                                                                            ---------      ---------      ---------
          Net cash provided by operating activities                            56,480         21,494         45,957
                                                                            ---------      ---------      ---------
Cash flows from investing activities:
  Purchases of securities:
     Available-for-sale                                                       (48,050)        (4,352)       (54,317)
     Held-to-maturity                                                          (5,729)            --             --
  Proceeds from principal payments, maturities and calls of securities:
     Available-for-sale                                                        42,944          8,051         38,670
     Held-to-maturity                                                           5,519          5,738         21,346
  Proceeds from sales of available-for-sale securities                         15,950            370         17,758
  Disbursements for loan originations                                        (127,888)      (117,274)      (178,136)
  Principal collections on loans                                               52,951         33,078         38,503
  Sale/(Purchase) of FHLB stock                                                 2,741         (1,901)          (971)
  Purchase of bank owned life insurance                                        (9,000)            --             --
  Other investing cash flows, net                                                (101)          (354)          (786)
                                                                            ---------      ---------      ---------
          Net cash used in investing activities                               (70,663)       (76,644)      (117,933)
                                                                            ---------      ---------      ---------
Cash flows from financing activities:
  Net increase in deposits                                                     64,417         52,132         41,793
  Net increase (decrease) in borrowings with
     original terms of three months or less:
       Securities repurchase agreement                                        (17,000)       (16,975)         1,797
       FHLB advances                                                           (3,000)       (29,949)        32,948
  (Repayments of) proceeds from longer-term borrowings                         (7,839)        56,401          5,400
  Treasury stock purchases                                                         --           (171)        (8,741)
  Dividends paid                                                                 (772)          (761)          (765)
                                                                            ---------      ---------      ---------
          Net cash provided by financing activities                            35,806         60,677         72,432
                                                                            ---------      ---------      ---------
Net  increase in cash and cash equivalents                                     21,623          5,527            456
Cash and cash equivalents at beginning of year                                 10,178          4,651          4,195
                                                                            ---------      ---------      ---------
Cash and cash equivalents at end of year                                    $  31,801      $  10,178      $   4,651
                                                                            =========      =========      =========
Supplemental information:
Noncash Transfers-
   Change in net unrealized gain/(loss) on available-for-sale
       securities, net of taxes                                             $   3,810      $    (139)     $  (3,697)
Cash paid for-
  Interest paid                                                             $  24,374      $  21,428      $      --
  Income taxes paid                                                         $   2,170             --      $     741
                                                                            =========      =========      =========

See accompanying notes to consolidated financial statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      In December 1995, The Yonkers Savings and Loan Association converted from a New York State chartered mutual savings and loan association to a federally chartered mutual savings and loan association under the new name The Yonkers Savings and Loan Association, FA (the "Association"). On April 18, 1996, Yonkers Financial Corporation (the "Holding Company") became the holding company for the Association upon completion of the Association's conversion to the stock form of ownership (the "Conversion"). Collectively, the Holding Company and the Association are referred to herein as the "Company".

      The Company's primary market area consists of Westchester County, New York and portions of Putnam, Rockland and Dutchess County, New York. The Association is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one- to four-family residences. To a lesser extent, funds are invested in multi-family and commercial real estate loans, construction and land loans, consumer loans and commercial business loans. The Company also invests in mortgage-backed and other securities. Deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Company's primary regulator is the Office of Thrift Supervision ("OTS").

      The following is a summary of the significant accounting policies followed by the Company in the preparation of the consolidated financial statements.

      BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Holding Company and its wholly owned subsidiary, the Association. The Association has two wholly-owned subsidiaries Yonkers REIT, Inc., a real estate investment trust formed in March 1999 to hold a portion of the Association's mortgage related assets (the "REIT") and Yonkers Financial Services, Inc., ("YFS") formed in November 1996 to sell Savings Bank Life Insurance, annuities and mutual funds. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior to the Conversion, the Holding Company had no operations other than those of an organizational nature. Subsequent thereto, the Holding Company's business activities have been limited to its ownership of the Association and certain short-term and other investments.

      The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

      Certain reclassifications have been made to prior-year amounts to conform to the current-year presentation.

      CASH EQUIVALENTS

      For purposes of reporting cash flows, cash equivalents consist of highly liquid short-term investments. Short-term investments reported in the consolidated balance sheets were federal funds sold.

      SECURITIES

      The Company classifies individual securities as held-to-maturity securities, trading securities, or available-for-sale securities. Securities held to maturity are limited to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available for sale.

      Held-to-maturity securities are carried at amortized cost. Available-for-sale securities are carried at fair value with unrealized gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of stockholders' equity. The Company has no trading securities. Federal Home Loan Bank stock is a non-marketable equity security held in accordance with certain regulatory requirements and, accordingly, is carried at cost.

      Premiums and discounts are amortized to interest income on a level-yield basis over the expected term of the debt security. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold. Unrealized losses on securities are charged to earnings if management determines that the decline in fair value of a security is other than temporary.

      REAL ESTATE MORTGAGE LOANS HELD FOR SALE

      Real estate mortgage loans held for sale in the secondary market are carried at lower of cost or market value in the aggregate. Market values are estimated based on outstanding investor sale commitments or, in the absence of such commitments, based on current secondary market yield requirements. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to income.

      ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is increased by provisions for losses charged to income. Losses on loans (including impaired loans) are charged to the allowance for loan losses when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance when realized. Management estimates the allowance for loan losses based on an evaluation of the Company's past loan loss experience, known and inherent risks in the portfolio, estimated value of underlying collateral, and current economic conditions. In management's judgment, the allowance for loan losses is adequate to absorb probable losses in the existing portfolio.

      Establishing the allowance for loan losses involves significant management judgments utilizing the best information available at the time. Those judgments are subject to further review by various sources, including the Company's regulators. Adjustments to the allowance may be necessary in the future based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

      The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest contractually due from the borrower. The Company reviews loans to identify impairment for loans that are individually evaluated for collectibility in accordance with its normal loan review procedures (principally loans in the multi-family, commercial mortgage, land and construction loan portfolios). The standard generally does not apply to smaller-balance homogeneous loans in the Company's one- to four-family mortgage and consumer loan portfolios that are collectively evaluated for impairment. The measurement of an impaired loan may be based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate,
(ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

      MORTGAGE SERVICING RIGHT

      The Company recognizes mortgage servicing rights as an asset when loans are sold with servicing retained, by allocating the cost of an originated mortgage loan between the loan and the servicing right based on estimated relative fair values. The cost allocated to the servicing right is capitalized as a separate asset which is amortized thereafter in proportion to, and over the period of, estimated net servicing income. Capitalized mortgage servicing rights are stratified, based on loan type and interest rate, and assessed for impairment by comparing the asset's amortized cost to its current fair value. Impairment losses, if any, are recognized through charges to income.

      INTEREST AND FEES ON LOANS

      Interest is accrued monthly on outstanding principal balances unless management considers the collection of interest or principal to be doubtful, in which case the loan is placed on non-accrual status. The Company's loans on non-accrual status include all loans contractually delinquent ninety days or more. Interest payments received on non-accrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility of interest or principal is no longer considered doubtful (generally, when all payments have been brought current).

      Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is amortized to interest income over the contractual term of the loans using the level-yield method. Unamortized fees and costs applicable to loans prepaid or sold are recognized in income at the time of prepayment or sale.

      REAL ESTATE OWNED

      Real estate owned properties acquired through foreclosure are recorded initially at fair value less estimated sales costs, with the resulting writedown charged to the allowance for loan losses. Thereafter, an allowance for losses on real estate owned is established by a charge to expense to reflect any subsequent declines in fair value. Fair value estimates are based on recent appraisals and other available information. Costs incurred to develop or improve properties are capitalized, while holding costs are charged to expense.

      OFFICE PROPERTIES AND EQUIPMENT

      Office properties and equipment are comprised of land (carried at cost) and buildings, furniture, fixtures, equipment and leasehold improvements (carried at cost less accumulated depreciation and amortization). Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvement. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance, as well as renewals and replacements of a routine nature, are charged to expense.

      SECURITIES REPURCHASE AGREEMENTS

      In securities repurchase agreements, the Company transfers securities to a counterparty under an agreement to repurchase the identical securities at a fixed price in the future. These agreements are accounted for as secured financing transactions provided the Company maintains effective control over the transferred securities and meets the other criteria for such accounting as specified in Statement of Financial Accounting Standards ("SFAS") No. 125. The Company's agreements are accounted for as secured financings; accordingly, the transaction proceeds are recorded as borrowed funds and the underlying securities continue to be carried in the Company's securities portfolio.

      BANK OWNED LIFE INSURANCE

      The Investment in bank owned life insurance represents the cash surrender value of the life insurance policies on officers of the Bank. Increases in the cash surrender value are recorded as non-interest income.

      INCOME TAXES

      The Company uses the asset and liability method to account for income taxes. Under this method deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that a portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustments based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

      Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to future taxable income. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income tax expense in the period that includes the enactment date of the change.

      TREASURY STOCK

      Treasury stock is recorded at cost and is presented as a reduction of stockholders' equity.

      PENSION PLANS

      The Company has a non-contributory defined benefit pension plan which covers substantially all employees. Pension costs are funded on a current basis in compliance with the requirements of the Employee Retirement Income Security Act. Costs for this plan, as well as the Company's unfunded supplemental retirement agreement, are accounted for in accordance with SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS.

      STOCK-BASED COMPENSATION PLANS

      Compensation expense is recognized for the Company's employee stock ownership plan ("ESOP") equal to the fair value of shares committed to be released for allocation to participant accounts. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet committed to be released) is reflected as a reduction of stockholders' equity.

      The Company accounts for its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages entities to recognize the fair value of all stock-based awards (measured on the grant date) as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide these pro forma disclosures.

      The Company's management recognition and retention plan ("MRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested. When MRP shares become vested, the Company records a credit to additional paid-in capital for tax benefits attributable to any MRP deductions for tax purposes in excess of the grant-date fair value charged to expense for financial reporting purposes.

      EARNINGS PER SHARE

      The Company presents both basic earnings per share ("EPS") and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as the Company's stock options) were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period plus common stock equivalents. Unallocated ESOP shares that have not been committed to be released to participants are excluded from outstanding shares in computing both basic and diluted EPS.

      SEGMENT INFORMATION

      During fiscal 2000, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No.131 requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community oriented financial institution, substantially all of the Company's operations involves the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes under SFAS No. 131.

(2) SECURITIES

      The Company's securities portfolio principally consists of mortgage-backed securities and U.S. Government and Agency securities. Mortgage-backed securities include both pass-through securities and collateralized mortgage obligations ("CMOs"), substantially all of which are guaranteed by U.S. Government or government-sponsored entities (Ginnie Mae, Fannie Mae and Freddie Mac).

     The following is a summary of securities at September 30, 2001:


                                                                  Gross Unrealized
                                                  Amortized  --------------------------      Fair
                                                    Cost         Gains         Losses        Value
                                                   --------     --------      --------      --------
                                                                     (In thousands)
         AVAILABLE-FOR-SALE SECURITIES
         Mortgage-backed securities:
           Pass-through securities                 $ 51,549     $  1,130      $     (2)     $ 52,677
           CMOs and other mortgage derivatives       20,463           33           (36)       20,460
                                                   --------     --------      --------      --------
                                                     72,012        1,163           (38)       73,137
         U.S. Government and Agency securities       15,999          375            (5)       16,369
         Corporate bonds                             11,644          510          (178)       11,976
         Equity securities                            6,595           25           (77)        6,543
                                                   --------     --------      --------      --------
                   Total available-for-sale        $106,250     $  2,073      $   (298)     $108,025
                                                   ========     ========      ========      ========

         HELD-TO-MATURITY SECURITIES
         Mortgage-backed securities:
           Pass-through securities                 $  9,125     $    218      $    (38)     $  9,305
           CMOs and other mortgage derivatives        1,510           12            (2)        1,520
                                                   --------     --------      --------      --------
                                                     10,635          230           (40)       10,825
         Municipal bonds                              5,730           51           (17)        5,764
                                                   --------     --------      --------      --------
                   Total held-to-maturity          $ 16,365     $    281      $    (57)     $ 16,589
                                                   ========     ========      ========      ========

     The following is a summary of securities at September 30, 2000:


                                                                  Gross Unrealized
                                                  Amortized  --------------------------      Fair
                                                    Cost         Gains         Losses        Value
                                                   --------     --------      --------      --------
                                                                     (In thousands)
         AVAILABLE-FOR-SALE SECURITIES
         Mortgage-backed securities:
           Pass-through securities                 $ 70,526     $     12      $ (2,656)     $ 67,882
         U.S. Government and Agency securities       42,511           --        (1,856)       40,655
         Corporate bonds                              2,952           53            (8)        2,997
         Equity securities                              869           --           (30)          839
                                                   --------     --------      --------      --------
                   Total available-for-sale        $116,858     $     65      $ (4,550)     $112,373
                                                   ========     ========      ========      ========

         HELD-TO-MATURITY SECURITIES
         Mortgage-backed securities:
           Pass-through securities                 $ 13,344     $    152      $   (173)     $ 13,323
           CMOs and other mortgage derivatives        2,348            5           (87)        2,266
                                                   --------     --------      --------      --------
                                                     15,692          157          (260)       15,589
         U.S. Government and Agency securities          500           --            (8)          492
                                                   --------     --------      --------      --------
                   Total held-to-maturity          $ 16,192     $    157      $   (268)     $ 16,081
                                                   ========     ========      ========      ========


      Mortgage-backed and other debt securities at September 30, 2001 consisted of fixed-rate securities and adjustable-rate securities with amortized costs of $80.0 million and $36.0 million, respectively, and weighted average yields of 6.74% and 5.23%, respectively. Fixed-rate and adjustable-rate debt securities at September 30, 2000, $115.8 million and $16.3 million, respectively, and weighted average yields of 7.00% and 6.80%, respectively.

      Mortgage-backed securities primarily include securities guaranteed by Ginnie Mae, Fannie Mae and Freddie Mac with total amortized costs of $49.1 million, $20.7 million and $10.8 million, respectively, at September 30, 2001 ($67.0 million, $13.8 million and $3.0 million, respectively, at September 30, 2000).

      The net unrealized gain on available-for-sale securities was $1.8 million ($1.1 million after taxes) at September 30, 2001, compared to an unrealized loss of $4.5 million ($2.7 million after taxes) at September 30, 2000. Changes in unrealized holding gains and losses resulted in an after-tax increase (decrease) in stockholders' equity of $3.8 million, ($139,000), and ($3.7) million during fiscal 2001, 2000 and 1999, respectively. These gains and losses will continue to fluctuate based on changes in the portfolio and market conditions.

      Sales of securities resulted in the following gross realized gains and gross realized losses during the years ended September 30:


                                        2001             2000             1999
                                        -----            -----            -----
                                                    (In thousands)

     Gains                              $ 405            $  23            $ 154
     Losses                               (40)              (4)             (43)
                                        -----            -----            -----
Net gain                                $ 365            $  19            $ 111
                                        =====            =====            =====


      The following is a summary of the amortized cost and fair value of U.S. Government and Agency debt securities, municipal debt and corporate debt at September 30, 2001, by remaining period to contractual maturity (ignoring earlier call dates, if any). Actual maturities may differ from contractual maturities because certain security issuers have the right to call or prepay their obligations.


                                    Available-for-Sale           Held-to-Maturity
                                -------------------------   -------------------------
                                 Amortized        Fair        Amortized        Fair
                                    Cost          Value          Cost         Value
                                    ----          -----          ----         -----
                                                    (In thousands)

Less then one year                 $   499       $   496       $   --       $   --
One to five years                    1,993         2,071       $   --       $   --
Five to ten years                    4,939         5,429       $   --       $   --
Over ten years                      17,211        17,294        5,730        5,765
                                   -------       -------       ------       ------
          Total                    $24,642       $25,290       $5,730       $5,765
                                   =======       =======       ======       ======


(3) LOANS

      A summary of loans receivable at September 30 follows:


                                                          2001           2000
                                                        ---------      ---------
                                                             (IN THOUSANDS)
Real estate mortgage loans:
        Residential properties:
             One- to four-family                        $ 256,255      $ 282,603
             Multi- family                                 67,013         34,352
        Commercial properties                              43,809         33,052
        Land loans                                            955            759
        Construction loans                                 12,920          6,317
        Construction loans in process                      (6,361)        (3,397)
        Deferred loan origination costs (fees), net           746            897
                                                        ---------      ---------
                                                          375,337        354,583
                                                        ---------      ---------
Consumer loans:
        Home equity                                         4,259          5,532
        Personal                                            1,590          1,911
        Other                                               7,252          2,952
                                                        ---------      ---------
                                                           13,101         10,395
Commercial business loans                                     824            963
                                                        ---------      ---------
                                                           13,925         11,358
                                                        ---------      ---------

             Total loans receivable                       389,262        365,941

Allowance for loan losses                                  (2,002)        (1,703)
                                                        ---------      ---------

             Total loans receivable, net                $ 387,260      $ 364,238
                                                        =========      =========


      Gross loans receivable at September 30, 2001 consisted of adjustable-rate loans of $283.2 million and fixed-rate loans of $111.6 million with weighted average yields of 7.22% and 7.98%, respectively. Adjustable-rate and fixed-rate loans at September 30, 2000 totaled $284.1 million and $84.3 million with weighted average yields of 7.39% and 7.94%, respectively. One- to four-family residential mortgage loans at September 30, 2001 and 2000 include advances under home equity lines of credit of $2.7 million and $2.5 million, respectively and cooperative apartment loans of $3.0 million and $3.5 million, respectively.

      The Company primarily originates real estate mortgage loans secured by existing single-family residential properties. The Company also originates multi-family and commercial real estate loans, land loans, construction loans, consumer loans and commercial business loans. A substantial portion of the loan portfolio is secured by real estate properties located in Westchester County, New York. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

      Activity in the allowance for loan losses is summarized as follows for the years ended September 30:


                                            2001          2000          1999
                                            ----          ----          ----
                                                     (In thousands)

Balance at beginning of year              $ 1,703        $ 1,503        $ 1,302
Provision for losses                          300            220            235
Charge-offs                                   (31)           (44)           (43)
Recoveries                                     30             24              9
                                          -------        -------        -------

Balance at end of year                    $ 2,002        $ 1,703        $ 1,503
                                          =======        =======        =======

      The principal balances of non-accrual loans past due ninety days or more at September 30 are as follows:


                                                  2001        2000         1999
                                                  ----        ----         ----
                                                         (In thousands)
Real estate mortgage loans:
     One- to four-family                          $540         $109         $347
     Commercial                                     --           --          305
Consumer loans                                      12           14          103
                                                  ----         ----         ----

          Total                                   $552         $123         $755
                                                  ====         ====         ====


      If all interest payments on the foregoing non-accrual loans had been made during the respective years in accordance with the loan agreements, gross interest income of $43,000, $11,000 and $69,000 would have been recognized in fiscal 2001, 2000 and 1999, respectively, compared to interest income actually recognized of $31,000, $6,000 and $42,000, respectively.

      There were no impaired loans at September 30, 2001 and 2000. The Company's average recorded investment in impaired loans was approximately $0, $102,000 and $201,000 for the years ended September 30, 2001, 2000 and 1999, respectively. Interest collections and income recognized on impaired loans (while such loans were considered impaired) were insignificant during fiscal 2001, 2000 and 1999.

      At September 30, 2001 and 2000, there were no real estate owned properties.

      The Company has sold certain real estate mortgage loans and retained the related servicing rights. The principal balances of these serviced loans, which are not included in the accompanying consolidated balance sheets, totaled $75.5 million, $85.2 million and $88.4 million at September 30, 2001, 2000 and 1999, respectively. These amounts include loans sold with recourse of $435,000, $784,000 and $1.3 million at the respective dates, for which the Association does not expect to incur any significant losses. Real estate loans held for sale at September 30, 2001 and 2000 had total amortized costs of $5.6 million and $2.7 million, respectively, which approximated market value at those dates.

      During the years ended September 30, 2001, 2000 and 1999, the Company sold $48.7 million, $16.0 million and $37.2 million, respectively, of real estate mortgage loans, primarily with servicing retained, and recognized net gains of $679,000, $175,000 and $197,000, respectively, on such sales. The net gains in fiscal 2001, 2000 and 1999 includes the effect of capitalizing mortgage servicing assets of $20,000, $44,000 and $362,000, respectively at the time of sale. At September 30, 2001 and 2000, the net carrying value of capitalized mortgage servicing rights included in other assets was $398,000 and $530,000, respectively, which approximated fair value. Amortization of mortgage servicing rights was $48,000, $157,000 and $56,000, respectively, for the years ended September 30, 2001, 2000 and 1999.

(4) ACCRUED INTEREST RECEIVABLE

      A summary of accrued interest receivable at September 30 follows:

A summary of accrued interest receivable at September 30 follows:


                                                          2001             2000
                                                         ------           ------
                                                              (In thousands)

    Loans                                                $2,198           $1,996
    Mortgage-backed securities                              359              506
    Other securities                                        584              721
                                                         ------           ------
         Total                                           $3,141           $3,223
                                                         ======           ======


(5) OFFICE PROPERTIES AND EQUIPMENT

      A summary of office properties and equipment at September 30 follows:


                                                           2001          2000
                                                          -------       -------
                                                             (In thousands)

Land                                                      $    45       $    45
Buildings                                                     251           251
Leasehold improvements                                        808           784
Furniture, fixtures and equipment                           3,684         3,594
                                                          -------       -------
                                                            4,788         4,674
Less accumulated depreciation and amortization             (3,313)       (2,815)
                                                          -------       -------
     Total office properties and equipment, net           $ 1,475       $ 1,859
                                                          =======       =======


(6) DEPOSITS

      Deposit balances and weighted average stated interest rates at September 30 are summarized as follows:


                                                                    2001                         2000
                                                         -----------------------     -------------------------
                                                            AMOUNT        RATE           Amount         Rate
                                                         --------------   ------     ---------------   -------
                                                                          (Dollars in thousands)
      Checking                                                 $16,416                     $ 11,669
      NOW                                                       32,352    0.72  %            29,379     1.05  %
      Money market                                              30,687    2.60               34,087     3.25
      Regular savings                                           86,366    2.25               55,122     2.42
      Club                                                       1,609    2.25                1,609     2.42
                                                         --------------              ---------------
                                                               167,430    1.80              131,866     2.12
                                                         --------------              ---------------


      Savings certificates by remaining term to contractual maturity:

          Within one year                                      115,631    5.13              134,566     5.62
          After one but within two years                        71,640    4.78               35,822     6.03
          After two but within three years                      15,301    6.01                7,651     5.94
          After three years                                     19,521    5.66               15,201     6.45
                                                         --------------              ---------------
                                                               222,093    5.13              193,240     5.78
                                                         --------------              ---------------
          Total deposits                                      $389,523    4.29  %         $ 325,106     4.29  %
                                                         ==============              ===============

      Savings certificates issued in denominations of $100,000 or more totaled $38.8 million and $32.3 million at September 30, 2001 and 2000, respectively. The FDIC generally insures depositor accounts up to $100,000, as defined in the applicable regulations.

      Interest expense on deposits is summarized as follows for the years ended September 30:


                                                 2001         2000          1999
                                                 ----         ----          ----
                                                        (In thousands)

         NOW, club and money market accounts     $ 1,276     $ 1,368     $ 1,286
         Regular savings accounts                  1,702         959         949
         Savings certificate accounts             11,755       9,596       7,308
                                                 -------     -------     -------
                   Total interest expense        $14,733     $11,923     $ 9,543
                                                 =======     =======     =======

(7) BORROWINGS

SECURITIES REPURCHASE AGREEMENTS

      In securities repurchase agreements, the Company borrows funds through the transfer of debt securities to the FHLB of New York, as counterparty, and concurrently agrees to repurchase the identical securities at a fixed price on a specified date. Repurchase agreements are collateralized by the securities sold and, in certain cases, by additional margin securities. During the years ended September 30, 2001, 2000 and 1999, the Company's average borrowings under repurchase agreements with the FHLB of New York were $74.0 million, $99.8 million and $79.8 million, respectively, and the maximum month-end balance outstanding was $79.5 million, $114.1 million and $101.0 million, respectively.

      Information concerning outstanding securities repurchase agreements with the FHLB of New York as of September 30, 2001 and 2000 is summarized as follows:


                                                   Accrued Interest   Weighted         Fair Value of
Remaining Term to Final Maturity (1)     Amount      Payable (2)    Average Rate  Collateral Securities (3)
------------------------------------     ------      -----------    ------------  -------------------------
                                            (Dollars in thousands)

September 30, 2001
------------------
After 30 days but within one year        $ 1,000        $    10        6.80 %            $ 2,020
After one but within three years          10,000             21        5.91                8,061
After three but within five years         10,100            150        6.18               12,725
After five years                          45,412            425        5.69               46,634
                                         -------        -------                          -------

     Total                               $66,512        $   606        5.81 %            $69,440
                                         =======        =======                          =======

September 30, 2000
------------------
Within 30 days                           $12,000        $    28        6.60 %            $12,851
After 30 days but within one year         11,500            173        7.11               11,978
After one but within three years          11,000             29        5.99               14,413
After three but within five years         10,100            152        6.18               11,509
After five years                          40,412            346        5.67               44,276
                                         -------        -------                          -------

     Total                               $85,012        $   728        6.10 %            $95,027
                                         =======        =======                          =======

----------

(1)   The weighted average remaining term to final maturity was approximately
      6.3 years and 5.0 years at September 30, 2001 and 2000, respectively. Certain securities repurchase agreements are callable by the FHLB of New York, prior to the maturity date. The weighted average remaining term to maturity, giving effect to earlier call dates, was approximately 1.9 years at September 30, 2001.
(2)   Included in other liabilities in the consolidated balance sheets.
(3) Represents the fair value of the mortgage-backed and other debt securities which were transferred to the counterparty, plus accrued interest receivable of $486,000 and $852,000 at September 30, 2001 and 2000, respectively. These securities consisted of available-for-sale securities and held-to-maturity securities with fair values of $62.2 million and $6.7 million, respectively, at September 30, 2001 ($83.6 million and $10.6 million, respectively, at September 30, 2000).

      At September 30, 2001, the Company's "amount at risk" under securities repurchase agreements was approximately $2.3 million. This amount represents the excess of (i) the carrying amount, or market value if higher, of the securities transferred to the FHLB of New York plus accrued interest receivable over (ii) the amount of the repurchase liability plus accrued interest payable.

FHLB ADVANCES

      As a member of the FHLB of New York, the Association may have outstanding FHLB borrowings in a combination of term advances and overnight funds of up to 25% of its total assets, or approximately $142.1 million at September 30, 2001. Borrowings are secured by the Association's investment in FHLB stock and by a blanket security agreement. This agreement requires the Association to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged.

      FHLB advances and weighted average interest rates at September 30 are summarized as follows, by remaining period to maturity:


                                                                2001                        2000
                                                    -------------------------    ------------------------
                                                       AMOUNT         RATE          AMOUNT         RATE
                                                    --------------   --------    -------------    -------
                                                                    (Dollars in thousands)
FHLB advances maturing:
Within 30 days                                           $     --         -- %        $ 3,000       6.85 %
30 days to 1 year                                              --         --           15,000       6.72
1 year to 3 years                                          10,000       6.54            6,000       6.48
3 years to 5 years                                         33,941       6.94           28,200       7.17
Over 5 years                                               19,120       6.81           20,200       5.06
                                                    --------------               -------------

         Total                                            $63,061       6.84          $72,400       6.42 %
                                                    ==============               =============

      The weighted average period to maturity date for the FHLB advances outstanding at September 30, 2001 was 4.2 years, with a weighted average period to call date of 3.9 years. During the years ended September 30, 2001, 2000 and 1999, the Company's average FHLB advances outstanding were $69.8 million, $71.1 million and $14.5 million, respectively, and the maximum month-end balance outstanding was $89.9 million, $80.8 million and $47.9 million, respectively.

(8) INCOME TAXES

      The components of income tax expense are summarized as follows for the years ended September 30:


                                                       2001          2000          1999
                                                       ----          ----          ----
                                                                (In thousands)
Current tax expense:
    Federal                                             $2,489        $1,533        $ (251)
    State                                                  229            99           (95)
                                                    -----------   -----------   -----------
                                                         2,718         1,632          (346)
                                                    -----------   -----------   -----------
Deferred tax expense (benefit):
    Federal                                               (609)          199           105
    State                                                  (63)           23            41
                                                    -----------   -----------   -----------
                                                          (672)          222           146
                                                    -----------   -----------   -----------

Total income tax expense                                $2,046        $1,854        $1,570
                                                    ===========   ===========   ===========


      The following is a reconciliation of the expected income tax expense, computed at the applicable Federal statutory rate of 34%, to the actual income tax expense for the years ended September 30:

                                                        2001           2000            1999
                                                        ----           ----            ----
                                                                 (Dollars in thousands)

Tax at Federal statutory rate                          $ 1,992        $ 1,698           $ 1,439
New York State income taxes, net
     of Federal tax benefit                                109             81               102
Other reconciling items, net                               (55)            75                29
                                                   ------------   ------------   ---------------
Actual income tax expense                              $ 2,046        $ 1,854           $ 1,570
                                                   ============   ============   ===============

Effective income tax rate                                34.9%          37.1%             37.1%
                                                   ============   ============   ===============


      On March 31, 1999 the Association established the REIT at which time $117.7 million in real estate loans were transferred from the Association to the REIT. At September 30, 2001, $86.0 million in real estate loans were held by the REIT. The effective tax rates reflects the ancillary benefits from the REIT.

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows at September 30:


                                                                       2001             2000
                                                                       ----             ----
                                                                           (IN THOUSANDS)
Deferred tax assets:
     Allowance for loan losses                                            $   727          $  619
     Net unrealized loss on available-for-sale securities                      --           1,793
     Other deductible temporary differences                                   207              84
                                                                    --------------   -------------
        Total deferred tax assets                                             934           2,496
                                                                    --------------   -------------

Deferred tax liabilities:
    Net unrealized gain on available-for-sale securities                      656              --
    REIT earnings not paid to the Association                               1,843           2,130
    Net deferred loan origination costs                                       272             325
    Mortgage servicing assets                                                 145             193
    Other taxable temporary differences                                        53             106
                                                                    --------------   -------------
        Total deferred tax liabilities                                      2,969           2,754
                                                                    --------------   -------------

     Net deferred tax liability                                           $ 2,035          $  258
                                                                    ==============   =============


      Based on the Company's historical and anticipated future pre-tax earnings, management believes that it is more likely than not that the deferred tax assets will be realized.

      As a thrift institution, the Association is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

      At September 30, 2001, the Association's base-year Federal and State tax bad debt reserves were $3.0 million and $11.7 million, respectively. Deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include (i) redemptions of the Association's stock or certain excess distributions to the Holding Company and (ii) failure of the Association to retain a thrift charter or continue to maintain a specified qualifying-assets ratio and meet other thrift definition tests for New York State tax purposes. At September 30, 2001, the Association's unrecognized deferred tax liabilities with respect to its Federal and State tax bad debt reserves totaled $1.3 million.

(9) OTHER NON-INTEREST EXPENSE

      The components of other non-interest expense are as follows for the years ended September 30:


                                                                           2001          2000           1999
                                                                           ----          ----           ----
                                                                                              (In thousands)

                  Professional services                                     $   574       $   530        $   435
                  Advertising and promotion                                     317           387            398
                  Telephone and postage                                         258           246            195
                  Stationery and printing                                       146           161            154
                  Insurance and surety bond premiums                            130           146            105
                  Correspondent bank fees                                       116           125            107
                  Other                                                         818           706            518
                                                                        ------------  ------------   ------------
                            Total                                           $ 2,359       $ 2,301        $ 1,912
                                                                        ============  ============   ============


(10) EMPLOYEE BENEFIT AND STOCK COMPENSATION PLANS

      PENSION BENEFITS

      All eligible Company employees are included in the New York State Bankers' Retirement System, a trusteed non-contributory pension plan. The benefits contemplated by the plan are funded through annual remittances based on actuarially determined funding requirements.

      The following table sets forth changes in benefit obligation, changes in plan assets and the funded status of the Association's pension plan and amounts recognized in the consolidated balance sheets at September 30:


                                                              2001         2000
                                                            -------      -------
                                                              (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION:
       Projected benefit obligation - beginning of year     $ 1,880      $ 1,813
       Service cost                                             392          127
       Interest Cost                                            134          124
       Actuarial loss                                           (64)         (84)
       Benefits paid                                            (83)        (100)
                                                            -------      -------
       Projected benefit obligation - end of year             2,259        1,880
                                                            -------      -------

CHANGE IN PLAN ASSETS:
       Plan assets at fair value - beginning of year          2,462        2,326
       Actuarial return on plan assets                         (195)         236
       Employer contributions                                    --           --
       Benefits paid                                            (83)        (100)
                                                            -------      -------
       Plan assets at fair value - end of year                2,184        2,462
                                                            -------      -------

Funded status at end of year                                    (75)         582
Unrecognized net actuarial (gain) loss                          246          (90)
Unrecognized prior service cost                                  52         (218)
                                                            -------      -------
       Prepaid pension cost                                 $   223      $   274
                                                            =======      =======

      The components of net pension expense are as follows for the years ended September 30:


                                                                     2001         2000       1999
                                                                     -----        -----      ----
                                                                            (In thousands)

Service cost (benefits earned during the year)                          $ 120      $ 127      $ 101
Interest cost on projected benefit obligation                             134        125         94
Actual return on plan assets                                             (204)      (193)      (173)
Net amortization and deferral                                               1        (17)       (17)
                                                                   -----------   --------   --------
             Net pension (credit) expense                               $  51      $  42      $   5
                                                                   ===========   ========   ========


      The projected benefit obligations at September 30, 2001 and 2000 was computed using discount rates of 7.0% and rates of compensation increases of 4.0%. The expected long-term rate of return on plan assets was 8.5%.

      The Company entered into a non-qualified Supplemental Executive Retirement Agreement with an executive officer, effective January 1, 1997, to provide retirement benefits in addition to the benefits provided by the pension plan. The projected benefit obligation at September 30, 2001 and 2000 was approximately $1.7 million and $263,000, respectively. This amount was computed using a discount rate of 7.25% and a rate of compensation increase of 4.0%. Pension expense for this agreement amounted to $42,000 in fiscal 2001, $42,000 in fiscal 2000 and $41,000 in fiscal 1999.

      The Company also entered into a non-qualified ESOP Equalization Executive Retirement Plan with an executive officer, effective April 1, 1997, to provide retirement benefits in addition to the benefits provided by the ESOP plan. The projected benefit obligation at September 30, 2001 and 2000 was approximately $195,000 and $111,000, respectively. This amount was based on a benefit equal to approximately 8,900 shares of the Company's common stock, at a price of $21.90 per share. Pension expense for this agreement amounted to $180,000 in fiscal 2001 and none in the prior years.

      SAVINGS PLAN

      The Company also maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees may make contributions to the plan of up to 15% of their compensation, subject to a dollar limitation. Effective January 1997, the Company no longer makes matching contributions; prior thereto, matching contributions were made in amounts of up to 2% of a participant's compensation. Participants vest immediately in their own contributions and over a five-year period with respect to Company contributions.

      EMPLOYEE STOCK OWNERSHIP PLAN

      In connection with the Conversion, the Company established an ESOP for eligible employees. The ESOP borrowed approximately $2.9 million from the Holding Company and used the funds to purchase 285,660 shares of the Holding Company's common stock sold in the subscription and community offering described in note 11. The Association makes semi-annual contributions to the ESOP equal to the debt service requirements less all dividends received by the ESOP on unallocated shares. The ESOP uses these contributions and dividends to repay principal and interest over the ten-year term of the loan.

      Shares purchased by the ESOP are held in a suspense account by the plan trustee until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation. Participants become vested in the allocated shares over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions. A cumulative total of 157,119 shares have been allocated to participants through September 30, 2001. Compensation expense recognized with respect to these shares amounted to $531,000, $461,000 and $454,000 in fiscal 2001, 2000 and 1999, respectively, based on the average fair value of the Holding Company's common stock for each period. The cost of the 128,541 shares which have not yet been committed to be released to participant accounts is reflected as a reduction to stockholders' equity ($1.3 million at September 30, 2001). The fair value of these shares was approximately $2.8 million at that date.

      STOCK OPTION AND INCENTIVE PLAN

      On October 30, 1996, the stockholders approved the Yonkers Financial Corporation 1996 Stock Option and Incentive Plan. Under the plan, 357,075 shares of authorized but unissued Holding Company common stock are reserved for issuance to employees and non-employee directors upon option exercises. Options may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date. An initial grant of 264,951 options was made, effective October 30, 1996, at an exercise price of $12.875 per share. Options were granted later in fiscal 1997 for 3,000 shares at an exercise price of $16.625 per share, in fiscal 1998 for 3,000 shares at an exercise price of $21.625 per share, in fiscal 1999 for 10,563 shares at an exercise price of $14.125 per share, in fiscal 2000 for 14,000 shares at an exercise price of $16.625 per share and in fiscal 2001 for 24,250 shares at an exercise price of $18.00 per share. All options granted have a ten-year term and vest ratably over five years. No options were exercised through September 30, 2001 and the 319,764 outstanding options had a weighted average remaining term of approximately 5.6 years. At September 30, 2001, a total of 223,186 options with a weighted average exercise price $13.06 were exercisable and 37,311 reserved shares were available for future option grants.

      Options were granted at exercise prices equal to the fair value of the common stock at the grant dates. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation expense is recognized with respect to options granted. Under the alternative fair-value-based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as expense over the vesting period. The estimated per-share fair value of options granted in fiscal 2001, 2000 and

1999 was $8.26, $7.07 and $5.57, respectively, estimated using the Black-Scholes option-pricing model with assumptions approximately as follows: dividend yield of 1.6% in fiscal 2001 and 2.3% in fiscal 2000 and 1.8% in fiscal 1999; expected volatility rate of 45.7% in fiscal 2001 and 41.3% in fiscal 2000 and 38.3% in fiscal 1999; risk-free interest rate of 4.9% in fiscal 2001, 6.5% in fiscal 2000 and 4.6 % in fiscal 1999; and expected option life of 7.0 years. Had the Company applied the fair-value-based method of SFAS No. 123 to the options granted, it would have reported net income, basic EPS and diluted EPS of $3.6 million, $1.73 and $1.68, respectively, in fiscal 2001; $2.9 million, $1.46 and $1.43, respectively, in fiscal 2000 and $2.5 million, $1.05 and $1.03, respectively, in fiscal 1999.

      MANAGEMENT RECOGNITION PLAN

      On October 30, 1996, the stockholders also approved the Yonkers Financial Corporation 1996 MRP. The purpose of this plan is to provide directors, officers and employees with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Company. Awards granted under this plan vest ratably over five years from the date of grant. The Holding Company completed the funding of the plan in November 1996 by purchasing 142,830 shares of common stock in the open market at a total cost of approximately $1.8 million. MRP awards for 5,000 of these shares were awarded in fiscal 1999 and 108,905 of these shares were made in fiscal 1997, with the remaining 28,925 purchased shares included in treasury stock and available for future awards. Unearned compensation of $1.5 million was recorded with respect to the shares awarded, and $292,000, $292,000 and $289,000 of that amount was amortized to compensation expense in fiscal 2001, 2000 and 1999, respectively.

(11) STOCKHOLDERS' EQUITY

      CONVERSION AND STOCK OFFERING

      Concurrent with the Conversion on April 18, 1996, the Holding Company sold 3,570,750 shares of its common stock in a subscription and community offering at a price of $10 per share, for net proceeds of $34.6 million after deducting conversion costs of $1.1 million. The Holding Company used $17.3 million of the net proceeds to acquire all of the common stock issued by the Association in the Conversion. Total common shares issued and outstanding were 2,228,739 at September 30, 2001 and 2000 (net of 1,342,011 treasury shares).

      In accordance with regulatory requirements, the Association established a liquidation account at the time of the Conversion in the amount of $15.8 million, equal to its equity at September 30, 1995. The liquidation account is maintained for the benefit of eligible and supplemental eligible account holders who continue to maintain their accounts at the Association after the Conversion. The liquidation account is reduced annually to the extent that eligible and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases do not restore such account holder's interest in the liquidation account. In the event of a complete liquidation of the Association, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

      EARNINGS PER SHARE

      As discussed in note 1, the Company has adopted SFAS No. 128 and restated its EPS data for all periods to present basic EPS and diluted EPS in accordance with the new requirements.

      The following is a summary of the number of shares utilized in the Company's EPS calculations for the years ended September 30, 2001, 2000 and 1999. For purposes of computing basic EPS, net income applicable to common stock equaled net income for each of the periods presented.


                                                                           2001             2000              1999
                                                                   ------------------------------------------------
                                                                                     (In thousands)
Weighted average common shares outstanding
   for computation of basic EPS (1)                                       2,059           2,011           2,362
  Common-equivalent shares due to the dilutive effect of
   stock options and MRP awards (2)                                          72              48 (4)          47 (5)
                                                                   ------------------------------------------------
Weighted average common shares for
   computation of diluted EPS                                             2,131           2,059           2,409
                                                                   ------------------------------------------------

(1) Excludes unvested MRP awards and unallocated ESOP shares that have not been committed to be released.
(2)   Computed using the treasury stock method.
(3) Options to purchase 3,000 shares of common stock at $21.63 per share were outstanding at September 30, 2001, but were not included in the computation of diluted EPS because the option price was greater than the average market price of the common shares for the year ended September 30, 2001.
(4) Options to purchase 20,000 shares of common stock between $16.63 per share and $21.63 per share were outstanding at September 30, 2000, but were not included in the computation of diluted EPS because the option price was greater than the average market price of the common shares for the year ended September 30, 2000.
(5) Options to purchase 6,000 shares of common stock between $16.63 per share and $21.63 per share were outstanding at September 30, 1999, but were not included in the computation of diluted EPS because the option price was greater than the average market price of the common shares for the year ended September 30, 1999.

      COMPREHENSIVE INCOME

      Comprehensive income represents net income and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on securities available for sale. The company has reported its comprehensive income for fiscal 2001, 2000 and 1999 in the consolidated statements of changes in stockholders' equity.

      The company's other comprehensive income or loss (other than net income), which is attributable to gains and losses on securities available-for-sale, is summarized as follows for the years ended September 30:


                                                           2001            2000            1999
                                                           ----            ----            ----
                                                                        (In thousands)
Net unrealized holding gains (losses) arising
  during the period                                         $ 6,260           $ (201)      $ (6,192)
Related income tax effect                                    (2,450)              62          2,495
                                                        ------------   --------------  -------------
Other comprehensive (loss) income                           $ 3,810           $ (139)      $ (3,697)
                                                        ============   ==============  =============


      CAPITAL DISTRIBUTIONS

      The Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause its stockholder's equity to be reduced below applicable regulatory capital requirements or the amount required to be maintained for the liquidation account. The OTS capital distribution regulations applicable to savings institutions (such as the Association) that meet their regulatory capital requirements, generally limit dividend payments in any year to the greater of
(i) 100% of year-to-date net income plus an amount that would reduce surplus capital by one-half or (ii) 75% of net income for the most recent four quarters. Surplus capital is the excess of actual capital at the beginning of the year over the institution's minimum regulatory capital requirement. The Association paid $0, $2.3 million and $4.0 million in dividends to the Holding Company in fiscal 2001, 2000 and 1999, respectively.

      Unlike the Association, the Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders. The Holding Company is subject, however, to Delaware law, which generally limits dividends to an amount equal to the excess of the net assets of the Holding Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

      Pursuant to approvals received from the OTS, through September 30, 2001 the Holding Company has repurchased 1,455,916 shares of common stock for its treasury (or approximately 40.8% of its common stock issued). These repurchases were made in open market transactions, at a total cost of $23.5 million or an average of approximately $16.14 per share. These repurchases have been used, in part, to fund shares awarded under the MRP described in note 10.

      REGULATORY CAPITAL REQUIREMENTS

      OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier I
(core) capital to total adjusted assets of 4.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

      Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier I (core) capital ratio of at least 5.0%; a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

      The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements, which are applicable to the Association only, do not consider additional capital at the Holding Company level.

      Management believes that, as of September 30, 2001 and 2000, the Association met all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Association as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Association's capital classification.

      The following is a summary of the Association's actual capital amounts and ratios as of September 30, 2001 and 2000, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:


                                                          MINIMUM CAPITAL              CLASSIFICATION AS
                              ASSOCIATION ACTUAL             ADEQUACY                   WELL CAPITALIZED
                          ------------------------    -------------------------    --------------------------
                              AMOUNT         RATIO      AMOUNT         RATIO          AMOUNT          RATIO
                              ------         -----      ------         -----          ------          -----
                                                       (DOLLARS IN THOUSANDS)


SEPTEMBER 30, 2001
Tangible capital             $ 38,368         6.8 %        $ 8,524         1.5 %           N/A           N/A
Tier I (core)capital           38,368         6.8           22,732         4.0        $ 28,415           5.0 %
Risk-based capital:
     Tier I                    38,368        13.3              N/A         N/A          17,343           6.0
     Total                     40,370        14.0           23,124         8.0          28,905          10.0

SEPTEMBER 30, 2000
Tangible capital             $ 34,645         6.6 %        $ 7,847         1.5 %           N/A           N/A
Tier I (core)capital           34,645         6.6           20,924         4.0        $ 26,155           5.0 %
Risk-based capital:
     Tier I                    34,645        14.5              N/A         N/A          14,315           6.0
     Total                     36,348        15.2           19,086         8.0          23,858          10.0


(12) COMMITMENTS AND CONTINGENCIES

      OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

      The Company had outstanding commitments to originate loans of $39.2 million and unadvanced lines of credit extended to customers of $2.7 million at September 30, 2001 ($23.8 million and $3.2 million, respectively, at September 30, 2000). Although these contractual amounts represent the Company's maximum potential exposure to credit loss, they do not necessarily represent future cash requirements since certain commitments and lines of credit may expire without being funded and others may not be fully drawn upon. Substantially all of these commitments and lines of credit have been provided to customers within the Company's primary lending area described in note 3.

      Commitments to originate loans are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates (generally ranging up to 45 days) or other termination clauses and may require the payment of a fee by the customer. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Company upon extension of credit, is based on management's credit evaluation of the borrower. The Company's loan origination commitments at September 30, 2001 include $23.2 million for fixed-rate loans with a weighted average interest rate of 7.31%

      Unused lines of credit are legally binding agreements to lend a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the borrower.

      At September 30, 2001, the Company had a commitment to sell mortgage loans of $5.6 million. Loan sale commitments are used from time to time in order to limit the interest rate and market risk associated with loans held for sale and commitments to originate loans held for sale. Risks associated with commitments to sell mortgage loans include the possible inability of the counterparties to meet the contract terms, or of the Company to originate loans to fulfill the contracts. The Company controls its risk by entering into these agreements only with highly-rated counterparties

      LEASE COMMITMENTS

      The Company is obligated under non-cancelable leases for certain of its banking premises. Rental expense under these leases was $575,000, $562,000 and $420,000 for the years ended September 30, 2001, 2000 and 1999, respectively. At September 30, 2001, the future minimum rental payments under the lease agreements for the fiscal years ending September 30 are $500,000 in 2002, $389,000 in 2003, $296,000 in 2004, and $32,000 in 2005.

      LEGAL PROCEEDINGS

      In the normal course of business, the Company is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Company's financial condition, results of operations or liquidity.

(13) FAIR VALUES OF FINANCIAL INSTRUMENTS

      SFAS No. 107 requires disclosures about the fair values of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company's balance sheet, as well as certain off-balance sheet items. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

      Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

      The following is a summary of the carrying amounts and fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at September 30:


                                                                     2001                         2000
                                                      -----------------------------      -----------------------
                                                        CARRYING          FAIR            CARRYING         FAIR
                                                         AMOUNT           VALUE            AMOUNT         VALUE
                                                      ---------------   -----------      ----------    ---------
                                                                               (IN MILLIONS)
FINANCIAL ASSETS:
  Cash and due from banks                                     $ 31.8        $ 31.8          $ 10.2       $ 10.2
  Securities                                                   124.4         124.6           128.6        128.5
  Real estate mortgage loans held for sale                       5.6           5.6             2.7          2.7
  Loans receivable                                             387.3         395.3           364.2        355.6
  Accrued interest receivable                                    3.1           3.1             3.2          3.2
  FHLB stock                                                     6.6           6.6             9.3          9.3

FINANCIAL LIABILITIES:
  Savings certificate accounts                                 222.1         227.5           193.2        192.6
  Other deposit accounts                                       167.4         168.4           131.9        131.9
  Borrowings                                                   129.6         139.7           157.4        157.0

      SECURITIES

      The fair values of securities were based on market prices or dealer quotes.

      LOANS

      Fair values of real estate mortgage loans held for sale were based on contractual sale prices for loans covered by investor commitments. Any remaining loans held for sale were valued based on current secondary market prices and yields.

      For valuation purposes, the portfolio of loans receivable was segregated into its significant categories, such as residential mortgage loans and consumer loans. These categories were further analyzed, where appropriate, into components based on significant financial characteristics such as type of interest rate (fixed or adjustable). Generally, management estimated fair values by discounting the anticipated cash flows at current market rates for loans with similar terms to borrowers of similar credit quality.

      DEPOSIT LIABILITIES

      The fair values of savings certificate accounts represent contractual cash flows discounted using interest rates currently offered on certificates with similar characteristics and remaining maturities. In accordance with SFAS No. 107, the fair values of deposit liabilities with no stated maturity (checking, NOW, money market, regular savings and club accounts) are equal to the carrying amounts payable on demand.

      In accordance with SFAS No. 107, these fair values do not include the value of core deposit relationships which comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial unrecognized value separate from the deposit balances.

      BORROWINGS

      The fair values of securities repurchase agreements and FHLB advances represent contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities.

      OTHER FINANCIAL INSTRUMENTS

      The other financial assets set forth in the preceding table have fair values that approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

      The fair values of the loan origination commitments and unadvanced lines of credit described in note 12 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At September 30, 2001 and 2000, the fair values of these financial instruments approximated the related carrying amounts which were not significant.

(14) RECENT ACCOUNTING PRONOUNCEMENTS

      In September 2000, the FASB issued SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 140 replaces SFAS No. 125 and revises the standards for accounting and reporting for securitizations and other transfers of financial assets and extinguishments of liabilities. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and reclassifications of collateral and for disclosures relating to securitization transactions and collateral for fiscal years after December 15, 2000. The implementation of SFAS No. 140 will not have a material impact on the Company's consolidated financial statement.

(15) PARENT COMPANY CONDENSED FINANCIAL INFORMATION

      Set forth below are the condensed balance sheets of Yonkers Financial Corporation as of September 30, 2001 and 2000, and its condensed statements of income and cash flows for the periods indicated:


                                                               SEPTEMBER 30,
                                                        ----------------------------
                                                            2001           2000
                                                        -------------  -------------
                                                               (IN THOUSANDS)
CONDENSED BALANCE SHEETS
ASSETS
     Cash                                                   $ 2,002      $    83
     Securities                                                 500        2,788
     Investment in subsidiary                                39,533       32,003
     Other assets                                               706           74
                                                            -------      -------
       Total assets                                         $42,741      $34,948
                                                            =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                            $   160      $    66
     Stockholders' equity                                    42,581       34,882
                                                            -------      -------
       Total liabilities and stockholders' equity           $42,741      $34,948
                                                            =======      =======


                                                                                 YEAR ENDED SEPTEMBER 30,
                                                                            -----------------------------------
                                                                               2001         2000         1999
                                                                             -------      -------      -------
                                                                                         (IN THOUSANDS)
CONDENSED STATEMENTS OF INCOME
Dividends received from subsidiary                                           $    --      $ 2,300      $ 4,000
Interest income                                                                  192          267          353
Non-interest income                                                              417           40           58
Non-interest expense                                                            (465)        (408)        (207)
                                                                             -------      -------      -------
     Income before income tax expense and effect of subsidiary earnings          144        2,199        4,204
Income tax expense                                                                52          (43)          68
                                                                             -------      -------      -------
     Income before effect of subsidiary earnings                                  92        2,242        4,136
Effect of subsidiary earnings:
     Earnings of subsidiary, net of dividends                                  3,722          899       (1,473)
                                                                             -------      -------      -------
       Net income                                                            $ 3,814      $ 3,141      $ 2,663
                                                                             =======      =======      =======


                                                                                  YEAR ENDED SEPTEMBER 30,
                                                                             ---------------------------------
                                                                               2001        2000          1999
                                                                             -------      -------      -------
                                                                                      (IN THOUSANDS)
CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
     Net income                                                              $ 3,814      $ 3,141      $ 2,663
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Earnings of subsidiary, net of dividends                            (3,722)        (899)       1,473
          Other adjustments, net                                                 (86)      (1,411)       3,122
                                                                             -------      -------      -------
             Net cash provided by operating activities                             6          831        7,258
                                                                             -------      -------      -------
Cash flows from investing activities:
     Purchases of securities                                                    (576)        (402)        (465)
     Proceeds from sales and calls of securities                               3,261          369        2,661
                                                                             -------      -------      -------
             Net cash provided by (used in)  investing activities              2,685          (33)       2,196
                                                                             -------      -------      -------
Cash flows from financing activities:
     Common stock repurchased                                                     --         (171)      (8,741)
     Dividends paid                                                             (772)        (761)        (765)
                                                                             -------      -------      -------
             Net cash used in financing activities                              (772)        (932)      (9,506)
                                                                             -------      -------      -------
Decrease in cash and cash equivalents                                          1,919         (134)         (52)
Cash and cash equivalents at beginning of period                                  83          217          269
                                                                             -------      -------      -------
Cash and cash equivalents at end of period                                   $ 2,002      $    83      $   217
                                                                             =======      =======      =======


(16) SUBSEQUENT EVENT

      On November 13, 2001 Atlantic Bank of New York ("ABNY") and the Company signed a definitive agreement whereby ABNY will acquire the Company for an aggregate purchase price of approximately $69.6 million in cash or $29.00 per share for each share of YFCB's common stock issued and outstanding. Upon completion of the transaction, Yonkers Savings and Loan Association, FA, will merge into ABNY. Completion of the transaction is subject to certain conditions including the approval of the definitive agreement by the shareholders of the Company and the approval of the transaction by the appropriate bank authorities. The transaction is expectecd to close in the first half of 2002.

(17) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following is a summary of unaudited quarterly financial data for the fiscal years ended September 30, 2001 and 2000:


                                                             Three Months Ended
                                             ---------------------------------------------------
                                             December 31    March 31       June 30  September 30
                                             -----------    --------       -------  ------------
                                                    (In thousands, except per share data)
FISCAL 2001
Interest and dividend income                   $9,540        $9,547        $9,478        $9,499
Interest expense                                6,186         6,013         5,919         5,790
                                               ------        ------        ------        ------
       Net interest income                      3,354         3,534         3,559         3,709
Provision for loan losses                          75            75            75            75
Non-interest income                               599           769           745         1,209
Non-interest expense                            2,522         2,752         2,793         3,251
                                               ------        ------        ------        ------
       Income before income tax expense         1,356         1,476         1,436         1,592
Income tax expense                                496           544           458           548
                                               ------        ------        ------        ------
       Net income                              $  860        $  932        $  978        $1,044
                                               ======        ======        ======        ======

Earnings per common share:
       Basic                                   $ 0.43        $ 0.45        $ 0.47        $ 0.50
       Diluted                                   0.41          0.44          0.46          0.48
                                               ======        ======        ======        ======

FISCAL 2000
Interest and dividend income                   $8,588        $8,971        $9,229        $9,304
Interest expense                                5,136         5,449         5,711         5,834
                                               ------        ------        ------        ------
       Net interest income                      3,452         3,522         3,518         3,470
Provision for loan losses                          35            35            75            75
Non-interest income                               310           418           413           452
Non-interest expense                            2,603         2,646         2,491         2,600
                                               ------        ------        ------        ------
       Income before income tax expense         1,124         1,259         1,365         1,247
Income tax expense                                420           465           500           469
                                               ------        ------        ------        ------
       Net income                              $  704        $  794        $  865        $  778
                                               ======        ======        ======        ======

Earnings per common share:
       Basic                                   $ 0.35        $ 0.40        $ 0.43        $ 0.38
       Diluted                                   0.34          0.39          0.42          0.38
                                               ======        ======        ======        ======

MANAGEMENT'S REPORT

   Management is responsible for the preparation and integrity of the consolidated financial statements and other information presented in this annual report. The consolidated financial statements have been prepared in conformity with the generally accepted accounting principles and reflect management's judgments and estimates with respect to certain events and transactions.

   Management is responsible for maintaining a system of internal control. The purpose of the system is to provide reasonable assurance that transactions are recorded in accordance with management's authorization; that assets are safeguarded against loss or unauthorized use; and that the underlying financial records support the preparation of financial statements. The system includes the communication of written policies and procedures, selection of qualified personnel, appropriate segregation of responsibilities and the ongoing internal audit function.

   The Board of Directors meets periodically with Company management, the internal auditor, and the independent auditors, KPMG LLP, to review matters relative to the quality of financial reporting, internal controls, and the nature, extent and results of audit efforts.

   The independent auditors conduct an annual audit to enable them to express an opinion on the Company's consolidated financial statements. In connection with the audit, the independent auditors consider the Company's internal controls to the extent they consider necessary to determine the nature, timing and extent of their audit procedures.

Richard F. Komosinski                     Joseph D. Roberto
President and Chief Executive Officer     Senior Vice President,
                                           Treasurer and Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Yonkers Financial Corporation:

   We have audited the accompanying consolidated balance sheets of Yonkers Financial Corporation and Subsidiary (the "Company") as of September 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yonkers Financial Corporation and Subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

New York, New York

November 2, 2001, except for Note 16, which is as of November 14, 2001

                          YONKERS FINANCIAL CORPORATION
                             STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 6:00 p.m., March 19, 2002, at The Yonkers Savings and Loan Association, FA, located at 2320 Central Park Avenue, Yonkers, New York.

STOCK LISTING

The Company's stock is traded over the counter, on the NASDAQ National Market under the symbol "YFCB".

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The table below shows the range of high and low bid prices and dividends paid for the quarters indicated. The prices do not represent actual transactions and do not include retail markups, markdowns or commissions.


              QUARTER ENDED          HIGH         LOW         DIVIDENDS
              -------------          ----         ---         ---------
              December 31, 1999      18 1/2       16 5/8         0.09

              March 31, 2000         17 3/4       14             0.09

              June 30, 2000          15 13/16     13 7/8         0.09

              September 30, 2000     16 3/8       15 1/8         0.09

              December 31, 2000      16 3/4       14             0.09

              March 31, 2001         18 3/8       15 3/4         0.09

              June 30, 2001          22 1/8       17 1/16        0.09

              September 30, 2001     25 5/32      21 7/16        0.10

The payment of cash dividends is dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices and other factors. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Under an Agreement and Plan of Merger with Atlantic Bank of New York, dated November 13, 2001, the Company is prohibited from paying any cash dividends other than its dividend of $0.10 per share paid in November 2001 and the next regular quarterly dividend not to exceed $0.10 per share. Also, restrictions on dividend payments are described in Note 11 of the Notes to Consolidated Financial Statements included in this report.

As of September 30, 2001, the Company had approximately 390 registered stockholders and 2,228,739 outstanding shares of common stock.


SHAREHOLDER AND                                 TRANSFER                            INVESTOR
GENERAL INQUIRIES                                AGENT                              RELATIONS

Joseph L. Macchia, Senior Vice President    Registrar & Transfer Co.            Yonkers Financial Corporation
Yonkers Financial Corporation               10 Commerce Drive                   6 Executive Plaza
6 Executive Plaza                           Cranford, New Jersey 07016          Yonkers, New York 10701
Yonkers, New York 10701                     (800) 456-0596                      (914) 965-2500
(914) 965-2500

ANNUAL AND OTHER REPORTS

The Company is required to file an annual report on Form 10-K for its fiscal year ended September 30, 2001, with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company's quarterly reports may be obtained without charge by contacting:

                          YONKERS FINANCIAL CORPORATION
                              CORPORATE INFORMATION




COMPANY AND BANK ADDRESS
6 Executive Plaza                                         Telephone         (914) 965-2500
Yonkers, New York 10701                                   Fax               (914) 965-2599
                                                          Internet         www.Yonkers.com


BOARD OF DIRECTORS
WILLIAM G. BACHOP, CHAIRMAN                               RICHARD F. KOMOSINSKI
Retired professional engineer and President of            President and Chief Executive Officer
Herbert G. Martin, Inc.                                   The Yonkers Savings and Loan Association,

DONALD R. ANGELILLI                                       CHARLES D. LOHRFINK
A real estate broker employed by Weichert Realtors        Retired Public Affairs Director for
                                                          Consolidated Edison

SUSAN FRIEND
A partner with the CPA firm of Bennett,                   MICHAEL J. MARTIN
Kielson, Storch, DeSantis & Company, LLP                  Vice President of Herbert G. Martin, Inc.

FREDRIC H. GOULD
Chairman, BRT Realty Trust                                EBEN T. WALKER
General Partner, Gould Investors, LP                      President of Graphite Metallizing Corporation



OFFICERS

RICHARD F. KOMOSINSKI                                     JOSEPH L. MACCHIA
President and Chief Executive Officer                     Senior Vice President, Secretary

JOSEPH D. ROBERTO                                         PHILIP GUARNIERI
Senior Vice President, Treasurer and                      Senior Vice President
Chief Financial Officer

KATHY KOWLER
Vice President


INDEPENDENT AUDITORS                                      SPECIAL COUNSEL

KPMG LLP                                                  Jenkens & Gilchrist
757 Third Avenue                                          Suite 600
New York, New York  10017                                 1919 Pennsylvania Avenue, N.W.
                                                          Washington, D.C.  20006

                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                        Percentage of    State of Incorporation
      Parent                       Subsidiary             Ownership         or Organization
------------------------    --------------------------  --------------   ----------------------
Yonkers Financial           The Yonkers Savings and        100%                 Federal
Corporation                 Loan Association, FA

The Yorkers Savings and     Yonkers Financial Services     100%                 New York
Loan Association, FA        Corporation

The Yonkers Savings and     Yonkers REIT, Inc.             100%                 New York
Loan Association, FA

                                                                      EXHIBIT 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Yonkers Financial Corporation:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-37667 and No. 333-37669) of our report dated November 2, 2001, except for Note 16 which is as of November 13, 2001, relating to the consolidated balance sheets of Yonkers Financial Corporation and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001 Annual Report on Form 10-K of Yonkers Financial Corporation.





New York, New York
December 28, 2001

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10-Q

(Mark One)

[x] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

       For the quarterly period ended December 31, 2001

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

       For the transition period from ____________  to _______________

                         Commission File Number 0-27716

                          YONKERS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Delaware                                 13-3870836
--------------------------------------------------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                   6 EXECUTIVE PLAZA, YONKERS, NEW YORK 10701
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code:  (914) 965-2500

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [x] No [ ]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.


Classes of Common Stock          Number of Shares Outstanding, December 31, 2001
-----------------------          -----------------------------------------------
     $0.01 Par Value                               2,323,981


                          YONKERS FINANCIAL CORPORATION
                                    FORM 10-Q
                    QUARTERLY PERIOD ENDED DECEMBER 31, 2001



                                                                                 Page
                                                                                Number
                                                                                ------
                          PART I. FINANCIAL INFORMATION

Item 1.       Financial Statements (Unaudited)
              Consolidated Balance Sheets at December 31, 2001 and
                 September 30, 2001 ............................................    2
              Consolidated Statements of Operations for the Three Months
                 Ended December 31, 2001 and 2000 ..............................    3
              Consolidated Statement of Changes in Stockholders' Equity
                 for the Three Months Ended December 31, 2001 ..................    4
              Consolidated Statements of Cash Flows for the Three Months
                 Ended December 31, 2001 and 2000 ..............................    5
              Notes to Consolidated Financial Statements........................    6
Item 2.       Management's Discussion and Analysis of
                 Financial Condition and Results of Operations .................    8
Item 3.       Quantitative and Qualitative Disclosures About
                 Market Risk ...................................................   17


                           PART II. OTHER INFORMATION

Item 1.       Legal Proceedings ................................................   17
Item 2.       Changes in Securities ............................................   17
Item 3.       Defaults Upon Senior Securities ..................................   17
Item 4.       Submission of Matters to a Vote of Security Holders ..............   17
Item 5.       Other Information ................................................   17
Item 6.       Exhibits and Reports on Form 8-K .................................   18
              Signature Page ...................................................   19

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       DECEMBER 31,       SEPTEMBER 30,
                                                                                           2001               2001
                                                                                           ----                ----
ASSETS

Cash and cash equivalents:
    Cash and due from banks                                                              $  48,483           $  31,801
                                                                                         ---------           ---------
         Total cash and cash equivalents                                                    48,483              31,801
                                                                                         ---------           ---------
Securities:
     Available for sale, at fair value (amortized cost of $91,336 at
       December 31, 2001 and $106,250 at September 30, 2001)                                91,984             108,025
     Held to maturity, at amortized cost (fair value of  $15,170 at
       December 31, 2001 and $16,589 at September 30, 2001)                                 15,125              16,365
                                                                                         ---------           ---------
          Total securities                                                                 107,109             124,390
                                                                                         ---------           ---------
Real estate mortgage loans held for sale, at lower of cost or market value                  10,833               5,567
                                                                                         ---------           ---------
Loans receivable, net:
     Real estate mortgage loans                                                            378,730             375,337
     Consumer and commercial business loans                                                 13,422              13,925
     Allowance for loan losses                                                              (2,069)             (2,002)
                                                                                         ---------           ---------
          Total loans receivable, net                                                      390,083             387,260
                                                                                         ---------           ---------
Accrued interest receivable                                                                  2,802               3,141
Federal Home Loan Bank  ("FHLB") stock                                                       6,557               6,557
Office properties and equipment, net                                                         1,367               1,475
Cash surrender value of bank owned life insurance                                            9,523               9,379
Other assets                                                                                 1,875               1,523
                                                                                         ---------           ---------
          Total assets                                                                   $ 578,632           $ 571,093
                                                                                         =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                            $ 402,822           $ 389,523
     Securities repurchase agreements                                                       66,512              66,512
     FHLB advances                                                                          62,972              63,061
     Other liabilities                                                                       4,643               9,416
                                                                                         ---------           ---------
          Total liabilities                                                                536,949             528,512
                                                                                         ---------           ---------

Commitments and contingencies

Stockholders' equity
     Preferred stock (par value $0.01 per share; 100,000
        shares authorized; none issued or outstanding)                                          --                  --
     Common stock (par value $0.01 per share: 4,500,000
        shares authorized; 3,570,750 shares issued)                                             36                  36
     Additional paid-in capital                                                             35,382              35,713
     Unallocated common stock  held by employee stock
        ownership plan ("ESOP")                                                             (1,215)             (1,287)
     Unamortized awards of common stock under  management
        recognition plan ("MRP")                                                               (29)                (37)
     Treasury stock, at cost (1,246,769 shares at December 31, 2001 and
        1,342,011 shares at September 30, 2001)                                            (21,442)            (22,037)
     Retained income, substantially restricted                                              28,543              29,074
     Accumulated other comprehensive loss                                                      408               1,119
                                                                                         ---------           ---------
          Total stockholders' equity                                                        41,683              42,581
                                                                                         ---------           ---------
                                                                                         $ 578,632           $ 571,093
                                                                                         =========           =========


See accompanying notes to consolidated financial statements

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            FOR THE THREE MONTHS
                                                                                              ENDED DECEMBER 31,
                                                                                       -----------------------------
                                                                                          2001                2000
                                                                                          ----                ----
Interest and dividend income:
   Loans                                                                                 $ 7,318             $ 6,857
   Securities                                                                              1,673               2,333
   Other earning assets                                                                      214                 350
                                                                                         -------             -------
     Total interest and dividend income                                                    9,205               9,540
                                                                                         -------             -------
Interest expense:
   Deposits                                                                                3,427               3,577
   Securities repurchase agreements                                                          988               1,289
   FHLB advances                                                                           1,060               1,320
                                                                                         -------             -------
     Total interest expense                                                                5,475               6,186
                                                                                         -------             -------

       Net interest income                                                                 3,730               3,354

Provision for loan losses                                                                     83                  75
                                                                                         -------             -------
       Net interest income after provision for loan losses                                 3,647               3,279
                                                                                         -------             -------

Non-interest income:
   Service charges and fees                                                                  469                 366
   Net gain on sales of real estate mortgage
      loans held for sale                                                                    252                 126
   Net gain on sales of securities                                                            17                  85
   Other                                                                                     186                  22
                                                                                         -------             -------
      Total non-interest income                                                              924                 599
                                                                                         -------             -------

Non-interest expense:
   Compensation and benefits                                                               1,784               1,459
   Occupancy and equipment                                                                   340                 367
   Data processing service fees                                                              227                 207
   Merger related expenses                                                                 2,166                  --
   Other                                                                                     618                 489
                                                                                         -------             -------
      Total non-interest expense                                                           5,135               2,522
                                                                                         -------             -------

        (Loss) income before income tax (benefit) expense                                   (564)              1,356

Income tax  (benefit) expense                                                               (245)                496
                                                                                         -------             -------
       Net (loss) income                                                                 $  (319)            $   860
                                                                                         =======             =======

Earnings (loss) per common share:
       Basic                                                                             $ (0.15)            $  0.42
       Diluted                                                                             (0.15)               0.41
                                                                                         =======             =======


See accompanying notes to consolidated financial statements

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             UNALLOCATED  UNAMORTIZED
                                                                               COMMON      AWARDS OF
                                                                ADDITIONAL      STOCK       COMMON
                                                     COMMON      PAID-IN        HELD        STOCK        TREASURY
                                                      STOCK      CAPITAL       BY ESOP     UNDER MRP      STOCK
                                                      -----      -------       -------     ---------      -----
Balance at September 30, 2001                       $     36    $ 35,713     $ (1,287)    $    (37)    $(22,037)

   Net loss                                               --          --           --           --           --
   Dividends paid ($0.10 per share)                       --          --           --           --           --
   Amortization of MRP awards                             --          --           --            8           --
   Tax benefits from vested
     MRP awards                                           --         108           --           --           --
   Exercise of stock options (174,670 options)            --        (561)          --           --        1,418
   Common stock repurchased (28,773 shares)               --          --           --           --         (823)
   ESOP shares released for
      allocation (7,142 shares)                           --         122           72           --           --
   Change in net unrealized gain on
     available-for sale securities, net of taxes          --          --           --           --           --

                                                    --------    --------     --------     --------     --------
Balance at December 31, 2001                        $     36    $ 35,382     $ (1,215)    $    (29)    $(21,442)
                                                    ========    ========     ========     ========     ========


                                                                 ACCUMULATED
                                                                   OTHER            TOTAL
                                                     RETAINED   COMPREHENSIVE     STOCKHOLDERS'
                                                      INCOME       INCOME           EQUITY
                                                      ------       ------           ------
Balance at September 30, 2001                       $ 29,074     $  1,119           42,581

   Net loss                                             (319)          --             (319)
   Dividends paid ($0.10 per share)                     (212)          --             (212)
   Amortization of MRP awards                             --           --                8
   Tax benefits from vested
     MRP awards                                           --           --              108
   Exercise of stock options (174,670 options)            --           --              857
   Common stock repurchased (28,773 shares)               --           --             (823)
   ESOP shares released for
      allocation (7,142 shares)                           --           --              194
   Change in net unrealized gain on
     available-for sale securities, net of taxes          --         (711)            (711)
                                                    --------     --------         --------
Balance at December 31, 2001                        $ 28,543     $    408         $ 41,683
                                                    ========     ========         ========



See accompanying notes to consolidated financial statements.

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                               FOR THE THREE MONTHS
                                                                                                 ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                            2001               2000
                                                                                            ----               ----
Cash flows from operating activities:
  Net (loss) income                                                                      $   (319)           $    860
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for loan losses                                                                 83                  75
     ESOP and MRP expense                                                                     202                 181
     Depreciation and amortization expense                                                    110                 120
     Amortization of deferred fees, discounts and premiums, net                                22                 109
     Proceeds from sale of loans                                                           18,490               9,015
     Increase in cash surrender value of bank owned life insurance                           (144)                 --
     Net gain on sales of real estate mortgage loans held for sale                           (252)               (126)
     Net gain on sales of securities                                                          (17)                (85)
     Decrease (increase) in accrued interest receivable                                       339                (260)
     Increase in other assets                                                                (352)               (211)
     Decrease in accrued interest payable                                                    (118)               (313)
     Decrease in accrued taxes payable                                                     (1,285)               (195)
     Decrease in accrued expenses and other liabilities                                     1,498                (419)
                                                                                         --------            --------
          Net cash provided by operating activities                                        18,257               8,751
                                                                                         --------            --------
Cash flows from investing activities:
  Purchases of available-for-sale securities                                               (4,811)             (9,881)
  Proceeds from principal payments, maturities and calls of securities:
     Available-for-sale                                                                    14,801               2,134
     Held-to-maturity                                                                       1,230                 922
  Proceeds from sales of available-for-sale securities                                        591               1,401
  Disbursements for loan originations                                                     (49,032)            (21,800)
  Principal collections on loans                                                           22,616               9,754
  Other investing cash flows                                                                   (2)                (47)
                                                                                         --------            --------
          Net cash used in investing activities                                           (14,607)            (17,517)
                                                                                         --------            --------
Cash flows from financing activities:
  Net increase in deposits                                                                 13,299              14,705
  Net (decrease) increase in borrowings with
     original terms of three months or less:
       Securities repurchase agreements                                                        --              (5,500)
       FHLB advances                                                                           --              15,000
  Repayment of longer-term borrowings                                                         (89)            (10,080)
  Common stock repurchased                                                                   (823)                 --
  Exercise of stock options                                                                   857                  --
  Dividends paid                                                                             (212)               (188)
                                                                                         --------            --------
          Net cash provided by financing activities                                        13,032              13,937
                                                                                         --------            --------


Net  increase in cash and cash equivalents                                                 16,682               5,171
Cash and cash equivalents at beginning of the period                                       31,801              10,178
                                                                                         --------            --------

Cash and cash equivalents at end of the period                                           $ 48,483            $ 15,349
                                                                                         ========            ========

Supplemental information:
  Interest paid                                                                          $  5,593            $  6,498
  Income taxes paid                                                                           967                 690
                                                                                         ========            ========



See accompanying notes to consolidated financial statements

                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

(1)  BASIS OF PRESENTATION

     Yonkers Financial Corporation (the "Company") was incorporated under the laws of the State of Delaware and on April 18, 1996 became the savings and loan holding company of The Yonkers Savings and Loan Association, FA (the "Association") in connection with the Association's conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association (the "Conversion"). Concurrent with the Conversion, the Holding Company sold 3,570,750 shares of its common stock in a subscription and community offering at a price of $10 per share, resulting in net proceeds of $34.6 million. The assets of the Holding Company consist of the stock of the Association, certain short-term and other investments, and a loan to its Employee Stock Ownership Plan (the "ESOP"). Collectively, the Holding Company and the Association are referred to herein as the "Company".

     On March 31, 1999 the Association established a real estate investment trust, Yonkers REIT, Inc. (the "REIT"), a wholly owned subsidiary. On such date, $119.3 million in real estate loans was transferred from the Association to the REIT. On December 31, 2001 $87.1 million in real estate loans were held by the REIT. The assets transferred to the REIT are viewed by regulators as part of the Association's assets in consolidation.

     On November 13, 2001 Atlantic Bank of New York ("Atlantic') and the Company signed a definitive agreement whereby Atlantic Bank will acquire the Company for an aggregate purchase price of approximately $68.3 million or $29.00 per share cash for each common share outstanding of YFCB. Upon completion of the transaction, Yonkers Savings and Loan Association, FA, (the "Association") will merge into Atlantic Bank of New York. The transaction is subject to shareholder and regulatory approval and is expected to close in the first half of this year.

     The unaudited consolidated financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the interim periods presented. The results of operations for the three months ended December 31, 2001 are not necessarily indicative of the results of operations which may be expected for the fiscal year ending September 30, 2002.

     Certain financial information and footnote disclosures normally included in annual financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited interim consolidated financial statements presented herein should be read in conjunction with the annual consolidated financial statements of the Company as of and for the fiscal year ended September 30, 2001, included in the Form 10-K.

(2) COMPREHENSIVE INCOME

      Comprehensive income represents net income and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on securities available for sale. Total comprehensive loss for the quarter ended December 31, 2001 was $1.0 million consisting of $319,000 in net loss plus a net decrease of $711,000 in the after-tax net unrealized loss on available-for-sale securities. For the quarter ended December 31, 2000, total comprehensive income of $2.8 million consisted of net income of $860,000 less a net decrease of $1.9 million in the after-tax net unrealized gain on available-for-sale securities.

(3) EARNINGS PER SHARE

     The Company reports both basic and diluted earnings per share ("EPS") in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period plus common-equivalent shares computed using the treasury stock method. Unallocated ESOP shares that have not been committed to be released to participants are excluded from outstanding shares in computing both basic and diluted EPS.

     The following is a summary of the number of shares utilized in the Company's EPS calculations for the three months ended December 31, 2001 and 2000. For purposes of computing basic EPS, net income applicable to common stock equaled net income for both periods presented.


                                                                  FOR THE THREE MONTHS
                                                                   ENDED DECEMBER 31,
                                                                  --------------------
                                                                   2001         2000
                                                                   ----         ----
                                                                    (In thousands)
    Weighted average common shares outstanding
       for computation of basic EPS (1)                            2,107       2,047
    Common-equivalent shares due to the dilutive effect of
       stock options and MRP awards (2)                               49          33(3)
                                                                 -------     -------
    Weighted average common shares for
       computation of diluted EPS                                  2,156       2,081
                                                                 =======     =======


(1) Excludes unvested MRP awards and unallocated ESOP shares that have not been committed to be released.
(2)      Computed using the treasury stock method.
(3) Options to purchase 20,000 shares of common stock at prices between $16.63 per share and $21.63 per share were outstanding at December 31, 2000, but were not included in the computation of diluted EPS because the option exercise prices were greater than the average market price of the common shares for the quarter ended December 31, 2000.

PART I. ITEM 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

     When used in this Form 10-Q or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors, could affect the Company's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected.

     The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2001 AND SEPTEMBER 30, 2001

     Total assets at December 31, 2001 amounted to $579.0 million, representing an increase of $7.9 million from $571.1 at September 30, 2001. Asset growth during the period was funded primarily through growth in the Company's deposit base relating to the expansion of its retail franchise.

     Overall, total securities decreased $17.3 million to $107.1 million at December 31, 2001 from $124.4 million at September 30, 2001. Total cash and cash equivalents increased $16.7 million to $48.5 million at December 31, 2001 from $38.1 million at September 30, 2001. Net loans receivable, including those held for sale, increased $8.1 million to $400.9 million at December 31, 2001 from $392.8 million at September 30, 2000. The loan growth during the quarter represents loan originations of $49.0 million, offset by principal collections of $22.6 million and loans sold of $18.2 million. The merger agreement with Atlantic imposes limits on the Company's non-one to four family residential lending which may result in a reduction in originations prior to the completion of the merger.

     Total deposit liabilities increased $13.3 million to $402.8 million at December 31, 2001 from $389.5 million at September 30, 2001. Total borrowings decreased by $89,000 to

$129.5 million at December 31, 2001 from $129.6 million at September 30, 2001. Funds from deposit growth were primarily invested in new loans.

     Stockholders' equity decreased $898,000 to $41.7 million at December 31, 2001 from $42.6 million at September 30, 2001. The decrease is primarily attributable to a $711,000 decrease in the after-tax net unrealized gain on available-for-sale securities and a $531,000 decrease in net income retained after dividends partially offset by a $595,000 decrease in treasury stock. The ratio of stockholders' equity to total assets decreased to 7.2% from 7.5% at September 30, 2001. Book value per share based on outstanding shares but excluding options, decreased to $17.94 at December 31, 2001 from $19.11 at September 30, 2001. During the three months ended December 31, 2001 management exercised stock options resulting in a net decrease in the Company's treasury stock of 95,242 shares. At December 31, 2001, there remained outstanding under the Company's 1996 Stock Option and Incentive Plan, options to purchases 144,094 shares of which 107,118 were vested and 36,976 were unvested. See "Liquidity and Capital Resources" for information regarding the Association's regulatory capital amounts and ratios.

ANALYSIS OF NET INTEREST INCOME

    The following table sets forth the Company's average balance sheets, average yields and costs (on an annualized basis), and certain other information for the three months ended December 31, 2001 and 2000. The yields and costs were derived by dividing interest income, or expense, by the average balance of assets or liabilities, respectively, for the periods shown. Substantially all average balances were computed based on daily balances. Interest income includes the effect of deferred fees, discounts, and premiums, which are considered yield adjustments.


                                                                                  FOR THE QUARTER ENDED DECEMBER 31,
                                                        ----------------------------------------------------------------------------
                                                                        2001                                  2000
                                                        -------------------------------------   ------------------------------------
                                                        AVERAGE                     AVERAGE     AVERAGE                    AVERAGE
                                                        BALANCE       INTEREST     YIELD/COST   BALANCE     INTEREST      YIELD/COST
                                                        -------       --------     ----------   -------     --------      ----------
                                                                                      (Dollars in thousands)
ASSETS
Interest-earning assets:
    Loans (1)                                          $ 396,088      $   7,318         7.39%  $ 369,013    $   6,857         7.43%
    Mortgage-backed securities (2)                        81,503          1,117         5.48      84,866        1,447         6.82
    Other securities (2)                                  34,415            556         6.46      42,410          886         8.36
    Other earning assets                                  43,113            214         1.99      22,621          350         6.19
                                                       ---------      ---------                ---------    ---------
       Total interest-earning assets                     555,119      $   9,205         6.63     518,910    $   9,540         7.35
                                                                      =========                             =========

Allowance for loan losses                                 (2,031)                                 (1,727)
Non-interest earning assets                               19,087                                   9,591
                                                       ---------                               ---------
       Total assets                                    $ 572,175                               $ 526,774
                                                       =========                               =========
LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
    NOW, club and money market accounts                $  64,051      $     222         1.39%  $  65,587    $     351         2.14%
    Regular savings accounts (3)                          92,582            432         1.87      57,632          304         2.11
    Savings certificate accounts                         223,627          2,773         4.96     197,118        2,922         5.93
                                                       ---------      ---------                ---------    ---------
       Total interest-bearing deposits                   380,260          3,427         3.60     320,337        3,577         4.47

    Borrowings                                           129,514          2,048         6.33     160,600        2,609         6.50
                                                       ---------      ---------                ---------    ---------
       Total interest-bearing liabilities                509,774      $   5,475         4.30     480,937    $   6,186         5.14
                                                                      =========                             =========

Non-interest-bearing liabilities                          20,488                                  10,901
                                                       ---------                               ---------
       Total liabilities                                 530,262                                 491,838

Stockholders' equity                                      41,913                                  34,936
                                                       ---------                               ---------
       Total liabilities and stockholders' equity      $ 572,175                               $ 526,774
                                                       =========                               =========
Net interest income                                                   $   3,730                             $   3,354
                                                                       =========                            =========
Average interest rate spread (4)                                                       2.34%                                  2.21%
Net interest margin (5)                                                                2.69%                                  2.59%
Net interest-earning assets (6)                        $  45,345                               $  37,973
                                                       =========                               =========
Ratio of average interest-earning assets to average
    interest-bearing liabilities                                                     108.90                                 107.90


(1) Balances are net of deferred loan fees and construction loans in process, and include loans receivable and loans held for sale. Non-accrual loans are included in the balances.
(2)  Average balances represent amortized cost.
(3)  Includes mortgage escrow accounts.
(4) Average interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
(6) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected the Company's interest income and interest expense during the three months ended December 31, 2001 compared to the same period in the prior year. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate),
(ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                           For the Quarter Ended December 31,
                                                                 2001 Compared to 2000
                                                          -------------------------------------
                                                           Increase (Decrease)
                                                                  Due to
                                                          ----------------------           Net
                                                          Volume           Rate          Change
                                                          ------           ----          ------
                                                                      (In Thousands)
Interest-earning assets:
  Loans                                                    $ 498          $ (37)         $ 461
  Mortgage-backed securities                                 (55)          (275)          (330)
  Other securities                                          (150)          (180)          (330)
  Other earning assets                                       194           (330)          (136)
                                                           -----          -----          -----
           Total                                             487           (822)          (335)
                                                           -----          -----          -----
Interest-bearing liabilities:
  NOW, club and money market accounts                         (8)          (121)          (129)
  Regular savings accounts                                   166            (38)           128
  Savings certificate accounts                               364           (513)          (149)
  Borrowings                                                (494)           (67)          (561)
                                                           -----          -----          -----
           Total                                              28           (739)          (711)
                                                           -----          -----          -----

Net change in net interest income                          $ 459          $ (83)         $ 376
                                                           =====          =====          =====


COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2001 AND 2000

     GENERAL. Net loss for the three months ended December 31, 2001 was ($319,000) or diluted EPS of ($0.15) compared to net income of $860,000 or diluted EPS of $0.41 for the quarter ended December 31, 2000. Basic EPS were ($0.15) for the quarter ended December 31, 2001 compared to $0.42 for the same period in 2000. The decrease in net income of $1.2 million reflects an increase of $2.6 million in non-interest expense, primarily merger related expenses, partially offset by a $741,000 decrease in income tax expense, a $368,000 increase in net interest income after provision for loan losses, and a $325,000 increase in non-interest income.

NET INTEREST INCOME. Net interest income for the three months ended December 31, 2001 was $3.7 million, an increase of $376,000 from $3.4 million for the same period in 2000. The increase reflects the positive effect on net interest income of higher average interest-earning assets, primarily attributable to the investment of proceeds from deposit growth coupled with the increase in the average interest rate spread. The average interest rate spread for the three months ended December 31, 2001 was 2.34%, an increase from 2.21% for the 2000 quarter. The net interest margin for the three months ended December 31, 2001 was 2.69%, compared to 2.59% for the three months ended December 31, 2000. The increase in the average interest rate spread as well as the net interest margin for the 2001 quarter resulted primarily from a decline in interest rates which caused an 84 basis point decrease in the cost of funds, while the average rate earned on assets only decreased 72 basis points.

     INTEREST AND DIVIDEND INCOME. Interest and dividend income totaled $9.2 million for the three months ended December 31, 2001, a decrease of $335,000 compared to $9.5 million for the three months ended December 31, 2000. This decrease reflects the effect of a 72 basis point decrease in the average yield on such assets to 6.63% for the three months ended December 31, 2001 from 7.35% for the same period in the prior year, partially offset by a $36.2 million increase in total average interest-earning assets.

     Interest income on loans increased $461,000 for the three months ended December 31, 2001 compared to the same period in the prior year, reflecting the effect of a $27.1 million increase in the average balance, partially offset by a 4 basis point decrease in the average yield as the Company increased its holdings of non-residential loans during 2001. Non-residential loan growth may decline prior to the completion of the merger due to the merger activities with Atlantic.

     On a combined basis, interest and dividend income on mortgage-backed and other securities decreased $660,000 to $1.7 million for the three months ended December 31, 2001 from $2.3 million for the three months ended December 31, 2000. Interest on mortgage-backed securities decreased by $330,000 attributable to a 134 basis point decrease in the average yield and a $3.4 million decrease in the average balance. The decrease in the average balance of mortgage-backed securities was primarily attributable to principal repayments and sales of available for sale securities during the three months ended December 31, 2001. The lower average yield on mortgage-backed securities during the 2001quarter reflects the addition of lower-yielding adjustable rate products and the impact of higher premium amortization caused by increased repayments of principal. Interest on other securities decreased by $330,000, primarily attributable to a $8.0 million decrease in the average balance and a 190 basis point decrease in the average yield to 6.46% for the quarter ended December 31, 2001 from 8.36% for the same period in the prior year.

     Interest and dividend income on other earning assets decreased $136,000, primarily attributable to a $20.5 million decrease in the average balance and a 420 basis point decrease in the average yield. The decrease in the average yield primarily reflects the current lower interest rate environment attributable to decreases in short-term interest rates by the Federal Reserve Bank.

     INTEREST EXPENSE. Interest expense totaled $5.5 million for the three months ended December 31, 2001, a decrease of $711,000 from the prior year's quarter.

     Interest expense on deposits decreased $150,000 compared to the same period in the prior year, reflecting the effect of an 87 basis point decrease in the average rate on interest-bearing deposits to 3.60% for the three months ended December 31, 2001 from 4.47% for the three months ended December 31, 2000, partially offset by a $60.0 million increase in the average balance. The decrease in the average rate paid on deposits primarily reflects a 97 basis point decrease in the average rate paid on savings certificate accounts, coupled with a 75 basis point decrease in the average rate paid on NOW, club, and money market accounts and a 24 basis point decrease in the average rate paid on regular savings accounts. The increase in average interest-bearing deposits consisted of a $35.0 million increase in average regular savings accounts (to $92.6 million from $57.6 million), a $26.5 million increase in average savings certificate accounts (to $223.6 million from $197.1 million), slightly offset by a $1.5 million decrease in average NOW, club and money market accounts (to $64.1 million from $65.6 million).

     Interest expense on borrowings decreased $561,000 to $2.0 million for the three months ended December 31, 2001 from $2.6 million for the three months ended December 31, 2000. Total borrowings averaged $129.5 million for the three months ended December 31, 2001 at an average rate of 6.33% compared to $160.6 million and 6.50%, respectively, for the prior-year quarter. See "Liquidity and Capital Resources" for further discussion of the Company's securities repurchase agreements.

     PROVISION FOR LOAN LOSSES. The Company records provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level which is considered appropriate to absorb probable losses inherent in the existing loan portfolio. The provision in each period reflects management's evaluation of the adequacy of the allowance for loan losses. Factors considered include the volume and type of lending conducted, the Company's previous loan loss experience, the known and inherent risks in the loan portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, and current economic conditions.

      The provision for loan losses was $83,000 and $75,000 for the three months ended December 31, 2001 and 2000, respectively. See "Asset Quality" for a further discussion of the Company's non-performing assets and allowance for loan losses.

     NON-INTEREST INCOME. Non-interest income for the three months ended December 31, 2001 increased $325,000 to $924,000, from $599,000 for the comparable period in 2000. The increase is primarily attributable to a $164,000 increase in other income primarily reflecting income from the Company's investment in bank owned life insurance purchased in 2001, a $126,000 increase in the net gain on sales of real estate mortgages held for sale, a $103,000 increase in service charges and fee income, partially offset by a $68,000 decrease in the net gain on sale of securities. The increase in net gain on sale of real estate mortgages held for sale reflects loans sold of $18.2 million for the three months ended December 31, 2001 as compared to sales of $8.9 million for the period ended December 31, 2000. The increase in sales volume is consistent with management's strategy to sell a portion of one-to-four family residential real estate originations in the secondary market and supplement its portfolio with higher yielding multi-family loans. The increase in service charges and fee income resulted from increases in transaction volume. The decrease in net gain on sale of securities reflects sales of $574,000 for the three months ended December 31, 2001, as compared to sales of $1.3 million for the period ended December 31, 2000.

     NON-INTEREST EXPENSE. Non-interest expense for the three months ended December 31, 2001 increased $2.6 million to $5.1 million compared to $2.5 million for the three months ended December 31, 2000. This increase primarily reflects $2.1 million in expenses incurred in the 2001 quarter relating to the announced merger with Atlantic Bank. Merger related expenses included increased funding of the Supplemental Executive Retirement Plan (SERP) of $1.6 million, $311,000 in investment banker fees, and $264,000 in legal fees. The increased funding of the SERP was required due to an increase in the chief executive officer's average income resulting from the exercise of his stock options in December 2001 after the Company's stock price had climbed following the announcement of the merger with Atlantic in the previous month. Compensation and benefits expense amounted to $1.8 million for the three months ended December 31, 2001, representing an increase of $325,000 from the prior year quarter. The increase in compensation and benefits expense primarily reflects merit and performance-based increases for management and staff members as well as an $85,000 increase in ESOP related expenses resulting primarily from the appreciation in the Company's stock price. Other non-interest expense amounted to $601,000 for the three months ended December 31, 2001, representing an increase of $128,000 from the 2000 quarter. This increase in other non-interest expense primarily reflects temporary help fees and the costs attributable to expansion of the Company's business activities when compared to the prior year period.

     INCOME TAX EXPENSE. Income tax (benefit) expense was ($245,000) for the three months ended December 31, 2001 and $496,000 for the comparable 2000 period, reflecting effective tax rates of 43.4% and 36.6 %, respectively. The increase in the effective tax rate is primarily due to an increase in non-taxable income related to bank owned life insurance and municipal bonds.

ASSET QUALITY

     Non-performing loans totaled $372,000 at December 31, 2001, compared to $552,000 at September 30, 2001 and $275,000 at December 31, 2000. The ratio of non-performing loans to total loans receivable was 0.09% at December 31, 2001, compared to 0.14% at September 30, 2001 and 0.07% at December 31, 2000. The allowance for loan losses was $2.1 million or 0.51% of total loans receivable at December 31, 2001, compared to $2.0 million or 0.51% of total loans receivable at September 30, 2001 and $1.8 million or 0.48% at December 31, 2000. The ratio of the allowance for loan losses to non-performing loans was 556.18% at December 31, 2001, compared to 362.68% at September 30, 2001 and 643.27% at December 31, 2000.

     The following table sets forth, certain asset quality ratios and other data at the dates indicated:


                                                                  DECEMBER 31,      SEPTEMBER 30,     DECEMBER 31,
                                                                      2001              2001              2000
                                                                      ----              ----              ----
                                                                                (DOLLARS IN THOUSANDS)
    Non-accrual loans past due ninety days or more:
      Real estate mortgage loans:
           One- to four-family                                     $     306         $     540         $     271
           Commercial                                                     --                --                --
           Land                                                           --                --                --
           Construction                                                   --                --                --
      Consumer loans                                                      66                12                 4
                                                                   ---------         ---------         ---------
    Total non-performing assets                                    $     372         $     552         $     275
                                                                   =========         =========         =========
     Allowance for loan losses                                     $   2,069         $   2,002         $   1,769
                                                                   =========         =========         =========

    Ratios:
      Non-performing loans to total loans receivable                    0.09%             0.14%             0.07%
      Non-performing assets to total assets                             0.06              0.10              0.05
      Allowance for loan losses to:
          Non-performing loans                                        556.18            362.68            643.27
          Total loans receivable                                        0.51              0.51              0.48


LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits and borrowings; principal and interest payments on loans and securities; and proceeds from sales of loans and securities. While maturities and scheduled payments on loans and securities provide an indication of the timing of the receipt of funds, other sources of funds such as loan prepayments and deposit inflows are less predictable due to the effects of changes in interest rates, economic conditions and competition.

     The main sources of liquidity for the Holding Company are net proceeds from the sale of stock and dividends received from the Association, if any. The main cash flows are payments of dividends to shareholders and repurchases of the Holding Company's common stock.

    The primary investing activities of the Company are the origination of real estate mortgage and other loans, and the purchase of mortgage-backed and other securities. At December 31, 2001, the Company had outstanding loan origination commitments of $33.2 million, unadvanced home equity lines of credit of $2.6 million and undisbursed construction loans in process of $7.4 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination and other commitments. At December 31, 2001, the Company had the ability based on available collateral to obtain additional FHLB advances of approximately $81.4 million. Certificates of deposit scheduled to mature in one year or less from December 31, 2001 totaled $139.6 million. Based on the Company's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

     The Company's borrowings at December 31, 2001 consisted of $66.5 million in borrowings under securities repurchase agreements and FHLB advances of $63.0 million. In the case of its securities repurchase agreements, the Company borrows funds through the transfer of debt securities to the FHLB of New York, as counterparty, and concurrently agrees to repurchase the identical securities at a fixed price on a specified date. The Company accounts for these agreements as secured financing transactions since it maintains effective control over the transferred securities. Accordingly, the transaction proceeds are recorded as borrowings and the underlying securities continue to be carried in the Company's debt securities portfolio. Repurchase agreements are collateralized by the securities sold and, in certain cases, by additional margin securities. During the three months ended December 31, 2001, the average borrowings under these agreements amounted to $66.5 million and the maximum month-end balance outstanding was $66.5 million.

     Additional information concerning outstanding repurchase agreements with the FHLB of New York as of December 31, 2001 is summarized as follows:

                                                       Accrued Interest     Weighted             Fair Value of
Remaining Term to Final Maturity (1)        Amount        Payable (2)     Average Rate     Collateral Securities (3)
------------------------------------        ------        -----------     ------------     -------------------------
                                                                (Dollars in thousands)
Within 30 days                           $      --          $   --             0.00%             $      --
After 30 days but within one year            1,000              10              6.8                  2,041
After one but within three years            10,000              23             5.91                  9,519
After three but within five years           10,100              29             6.18                  9,042
After five years                            45,412             424             5.69                 44,173
                                         ---------          ------                               ---------
     Total                               $  66,512          $  486             5.81%             $  64,775
                                         =========          ======                               =========

(1) The weighted average remaining term to final maturity was approximately 6.1 years at December 31, 2001. Certain securities repurchase agreements are callable by the FHLB of New York, prior to the maturity date. The weighted average remaining term to maturity, giving effect to earlier call dates, was approximately 1.7 years at December 31, 2001.
(2) Included in other liabilities in the consolidated balance sheet.
(3) Represents the fair value of the mortgage-backed securities ($60.5 million) and other debt securities ($4.3 million) which were transferred to the counterparty, including accrued interest receivable of $401,000. These securities consist of available-for-sale securities and held-to-maturity securities with fair values of $58.3 million and $6.5 million, respectively.

     Information concerning FHLB advances outstanding and weighted average interest rates with the FHLB of New York are summarized as follows by remaining period to maturity:

                                                                  2001                         2000
                                                        --------------------------   -------------------------
                                                             AMOUNT        RATE           AMOUNT       RATE
                                                        --------------------------   -------------------------
                                                        (Dollars in thousands)
     FHLB advances maturing:
     Within 30 days                                        $     --         --%          $  8,000      6.69%
     30 days to 1 year                                           --         --             10,000      6.78
     1 year to 3 years                                       10,000       6.22             10,000      6.54
     3 years to 5 years                                      33,852       6.85             30,200      7.14
     Over 5 years                                            19,120       6.63             19,120      6.81
                                                           --------                      --------
              Total                                        $ 62,972       6.68%          $ 77,320      6.89%
                                                           ========                      ========

     The weighted average period to maturity date for the FHLB advances outstanding at December 31, 2001 was 3.9 years, with a weighted average period to call date of 3.7 years. During the three months ended December 31, 2001, the Company's average FHLB advances outstanding were $63.0 million, and the maximum month end balance outstanding was $63.1 million.

     At December 31, 2001, the Association exceeded all of its regulatory capital requirements with a tangible capital level of 6.7% of total adjusted assets, which is above the required level of 1.5%; core capital of 6.7% of total adjusted assets, which is above the required level of 4.0%; and total risk-based capital of 13.8%, which is above the required level of 8.0%. These regulatory capital requirements, which are applicable to the Association only, do not consider additional capital held at the Holding Company level, and require certain adjustments to stockholder's equity to arrive at the various capital amounts.


Part I. Item 3.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The Company's most significant form of market risk is interest rate risk, as the majority of the Company's assets and liabilities are sensitive to changes in interest rates. Other types of market risk, such as foreign exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities.

         Management is responsible for monitoring and limiting the Company's exposure to interest rate risk within established guidelines while maximizing net interest income. The Company will continue to monitor its interest rate sensitivity with the primary objective to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates. Further discussion on market risk is in the Company's Form 10-K for the year ended September 30, 2001.

During the quarter ended December 31, 2001, there were no significant changes in the Company's assessment of market risk.

PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     The Company is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Company's financial position, results of operations or liquidity.

ITEM 2.  CHANGES IN SECURITIES

     None

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      None

ITEM 5.  OTHER INFORMATION

      None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K
      (a)  Exhibits


      (b)  Reports on Form 8-K

     During the quarter ended December 31, 2001, the Company filed three reports on Form 8-K. On November 7, 2001, the Company filed a form 8-K containing a press release announcing the Company's earnings for the quarter and fiscal year ended September 30, 2001. On November 16, 2001 the Company filed a form 8-K containing a press release announcing the definitive merger agreement with Atlantic Bank of New York. On November 29, 2001 the Company filed a form 8-K containing a press release announcing that the Company entered into a limited waiver agreement with Gould Investors LP.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       YONKERS FINANCIAL CORPORATION
                                       -----------------------------
                                       (Registrant)


Date:  February 14, 2002               /s/  RICHARD F. KOMOSINSKI
                                       --------------------------
                                       Richard F. Komosinski,
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)


Date:  February 14, 2002               /s/ JOSEPH D. ROBERTO
                                       ----------------------
                                       Joseph D. Roberto
                                       Senior Vice President, Treasurer and
                                       Chief Financial Officer
                                       (Principal Financial Officer)

                                 REVOCABLE PROXY

                          YONKERS FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 19, 2002

         The undersigned hereby appoints the Board of Directors of Yonkers Financial Corporation (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held on March 19, 2002 at a branch office of The Yonkers Savings and Loan Association, FA, located at 2320 Central Park Avenue, Yonkers, New York, at 6:00 p.m. New York time, as follows:

         1. The approval and adoption of the Agreement and Plan of Merger dated as of November 13, 2001, by and between Atlantic Bank of New York and the Company, a copy of which is attached to the accompanying proxy statement as Appendix A.


              | | FOR                   | | AGAINST          | | ABSTAIN

         2. The election of the following directors for a three year term to expire in 2005, or until completion of the merger.


              | | FOR                   | | WITHHOLD         | | FOR All EXCEPT


         RICHARD F. KOMOSINSKI        MICHAEL J. MARTIN      FREDRIC H. GOULD

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
     -----------------------------------------------------------------------

         3 Ratification of the appointment of KPMG LLP as the independent auditor for the fiscal year ending September 30, 2002 or until completion of the merger:


              | | FOR                   | | AGAINST          | | ABSTAIN

         4. To grant to the Board of Directors, as proxy, the authority to adjourn the meeting if necessary to provide additional time to solicit proxies to approve the Agreement and Plan of Merger.


              | | FOR                   | | AGAINST         | | ABSTAIN

         In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR THE ELECTION OF THE BOARD NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR AND FOR THE GRANT OF AUTHORITY TO THE BOARD OF DIRECTORS, AS PROXY, TO ADJOURN THE MEETING IF NECESSARY TO PROVIDE ADDITIONAL TIME TO SOLICIT PROXIES TO APPROVE THE AGREEMENT AND PLAN OF MERGER. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSITIONS.
                          YONKERS FINANCIAL CORPORATION


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         This proxy may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of Yonkers Financial at or before the meeting a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Yonkers Financial at or before the meeting, or
(iii) attending the meeting in person and voting by written ballot (although attendance at the meeting will not in and of itself constitute revocation of a proxy).

         The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of the Annual Meeting, a Proxy Statement dated February 15, 2002, the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, the Company's Annual Report to Stockholders for the fiscal year ended September 30, 2001 and the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

         Please sign exactly as your name(s) appear(s) on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.



                                  Date:
                                         ----------------------------------




                                  -----------------------------------------
                                            Stockholder sign above



                                  -----------------------------------------
                                           Co-holder (if any) sign above


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